+Exhibit 15.1: Integrated Annual Report for the 20-F 2024 dated October 31, 2024

INTEGRATED ANNUAL REPORT FOR THE 20-F 2024

ABOUT HARMONY

Harmony is a gold mining specialist with a growing international copper footprint. We have embedded sustainable mining practices throughout our operations to ensure we produce safe, profitable ounces and improve our margins through operational excellence and value-accretive acquisitions. Our higher-quality ounces, Eva Copper Project and Tier 1 Wafi-Golpu Project position us well to become a significant gold-copper producer. Through our secondary mining operations, we are the largest producer of gold globally through the retreatment of old tailings dams across South Africa.

Headquartered in Randfontein, South Africa, Harmony has a primary listing on Johannesburg’s stock exchange, the JSE Limited (HAR) and an American depositary receipt programme listed on the New York Stock Exchange (HMY). Our shareholder base is geographically diverse and includes some of the largest fund managers globally. The largest shareholder base is in South Africa (45%), followed by the United States (38%).

What we do

Exploration and acquisitions Exploring for and evaluating economically viable gold-bearing orebodies and/or value-accretive acquisitions in gold and copper.

Development
Evaluating development options to de-risk projects before major capital outlays, the design of efficient and sustainable operations and then the building of the necessary infrastructure, facilities and systems to enable mining operations.

Mining and processing
Establishing, developing and operating mines, reclamation sites and related processing infrastructure. Ore mined is milled and processed by our gold plants to produce gold doré bar.

Sales and financial management Generating revenue through the sale of gold, silver and uranium produced and optimising efficiencies to maximise financial returns.

Stewardship and responsible mine closure
Empowering communities and employees throughout and beyond the life of our mines. Being responsible to our environment during operations. Restoring mining-impacted land for alternative economic use post-mining and approving mine closure commitments.

How we do it
Mining with purpose
Our purpose is to be a global, sustainable gold and copper producer, creating shared value for all stakeholders while leaving a lasting positive legacy through:
»Committing to safe, ethical, social and ecologically responsible mining
»Creating longevity, profitability and sustainability
»Positioning our business to contribute to a low-carbon future.

Our mission To create value by operating safely and sustainably, and to grow our margins.

Our values
No matter the circumstances, safety is our main priority	Achievement is core to our success
We are all accountable for delivering on our commitments	We are all connected as one team
We uphold honesty in all our business dealings and communicate openly with stakeholders

70+ years’ gold mining experience in South Africa and almost two decades operating in Papua New Guinea.	1.56Moz produced (2023: 1.47Moz) with 12.2% (190,233oz) being from reclamation activities.	Market capitalisation of R106.3 billion (US$5.8 billion) at 30 June 2024 (2023: R49.0 billion (US$2.6 billion)).	40.26Moz gold and gold equivalent Mineral Reserves (2023: 39.34Moz).
Delivering impact
We recognise that our activities negatively and positively impact the natural resources on which we rely. Guided by our sustainable development framework, we aim to reduce risk, maximise opportunities and leave a lasting positive impact while creating and protecting value.

What differentiates us
What sets us apart from our peers is our ability to create a sustainable, profitable business enabled by the collective skills, resources and experience we have harnessed over the past seven decades.

Lower risk profile	Improving operational metrics	Long, diversified production profile	Strong and flexible balance sheet	Clear capital allocation framework

»Safety – a core value that always precedes production
»Embedded ESG through a clear and sustainable development strategy
»Governance – a leadership team with the right skills, knowledge and wealth of mining experience for strategic decision making
»Decarbonisation – greener energy mix, focusing on renewables.

»Quality ounces and cost reduction aimed at lowering all-in sustaining costs (AISC)
»Operational excellence and good momentum at each mine
»Better efficiencies through various business improvement initiatives
»Project execution discipline
»Geared exposure to the rand/kg gold price.

»Significant copper exposure through two international projects
»Excellent Resource to Reserve conversion potential
»Identifying growth opportunities that lower risk and increase margins
»Near-term copper production
»Tier 1 copper-gold porphyry.

»Strengthened balance sheet supports future growth alongside shareholder capital returns
»Net cash position with excellent liquidity
»Able to fund capital and approved projects internally (cash and available facilities) at current gold prices
»Clear hedging strategy.

»Balancing growth aspirations with shareholder returns »Consistent dividends in line with policy.

Icons used in this report

The capitals we use and affect

Human capital
Financial capital
Manufactured capital
Intellectual capital
Natural capital
Social and relationship capital

Our strategic pillars

Responsible stewardship
Operational excellence
Cash certainty
Effective capital allocation

OUR STRATEGY

Producing safe, profitable ounces and improving margins through operational excellence and value-accretive acquisitions is Harmony’s strategy, translating our purpose into action. To create a sustainable, profitable business, our strategy remains responsive and adaptive to the risks we face, our complex operating environment and the material matters we impact, or that impact our business.

Our strategic pillars and four business areas	A solid investment case and compelling gold-copper story

	Lower risk profile	»Prioritising safety »Embedding ESG through a sustainable development framework »Continuous skills development »Experienced management »Strong succession pipeline.

	Improving operational metrics	»Operational excellence and good momentum at each mine »Better efficiencies through various business improvement initiatives »Project execution discipline »Geared exposure to the rand/kg gold price.

Long, diversified production profile
»Significant gold-copper Resource base
»Excellent Resource and Reserve conversion potential
»Identifying growth opportunities that lower risk and increase margins
»Near-term copper production
»Tier 1 copper-gold porphyry.

	Strong and flexible balance sheet	»Net cash position with excellent liquidity »Ability to fund capital and approved projects internally (cash and available facilities) at current gold price »Clear hedging strategy.

	Clear capital allocation framework	»Balancing growth aspirations with shareholder returns »Paying consistent dividends in line with our policy.

Unpacking our strategy
Strategic pillars that enable the consistent and effective execution of our strategy

Responsible stewardship	Operational excellence	Cash certainty	Effective capital allocation

Embedding ESG in our business to deliver sustainable business practices – protecting and preserving the environment and creating shared value for our stakeholders.	Improving the safety, productivity and efficiency of our operations while ensuring we meet annual production guidance and achieve operational plans.	Maintaining a strong and flexible balance sheet and a net cash position with excellent liquidity.	Evaluating and prioritising safe, organic growth opportunities and value-accretive acquisitions to deliver positive stakeholder returns and increase margins.

Through effective capital allocation, we leverage the substantial opportunities presented by our existing asset portfolio. We are investing major capital in organic and value-accretive growth and portfolio diversification while derisking the business and generating cash to fund our growth aspirations.

Effective capital allocation also enables and enhances the achievement of responsible stewardship, operational excellence and cash certainty. In this way, each mine or project contributes to the shared value we create for our business and stakeholders.

Four business areas that enable our ability to create value in the long term

South African underground optimised assets	South African underground high-grade assets	South African surface assets	International assets

»Doornkop »Kusasalethu »Joel »Target 1 »Tshepong North »Tshepong South »Masimong.	»Moab Khotsong »Mponeng.	»Kalgold »Mine Waste Solutions (MWS) »Phoenix »Savuka Tailings »Central Plant Reclamation (CPR) »Rock dumps.	Papua New Guinea »Hidden Valley »Wafi-Golpu. Australia »Eva Copper.

These assets:
»Generate roughly 39% of group production
»Can be highly profitable due to their operating leverage
»Play a critical role in funding our growth aspirations and securing our social licence to operate, particularly in Welkom where we contribute significantly to the socio-economic development of local communities.

»These assets produce over 30% of group production
»Mponeng extension was approved
»Moab Khotsong’s LoM is 20 years
»Mponeng is the world’s deepest gold mine, and the quality of ounces present significant upside potential with a LoM of 20 years from the extension project.

»The legacy streaming agreement with Franco-Nevada at MWS ends in FY25 which will result in more than R900 million increase in cash flow going forward
»The Kareerand TSF extension will allow us to extend the LoM of MWS by over 14 years
»Feasibility studies are being conducted to determine if we can extract 5.7Moz in Mineral Resources from old Free State tailings dams.

»Future-facing metals such as copper offer counter-cyclical diversification to our existing gold portfolio
»Opportunities exist to further extend Hidden Valley’s LoM beyond FY28
»Eva Copper will add over 50Kt to 60Kt of copper and approximately 14koz of gold annually, over a 15-year LoM*.

Each of the four business areas generates multiple benefits for our business and enhances the overall advantages realised across all business areas:

Organic growth: Optimising existing operations and increasing efficiency to enhance productivity and reduce operational costs.	»	Value-accretive growth: Improving the quality of our assets, driving long-term profitability and shareholder value.	+	Securing free cash flow to fund future growth aspirations.	+	Derisking the business, expanding margins and diversifying our portfolio base.

Operational excellence underpins our success: a safe mine is a profitable mine.
* Figures subject to feasibility study update.

How we allocate capital
To effectively allocate capital, our investment decisions are informed by a capital allocation framework that outlines how we prioritise capital allocation in a sequenced manner and according to investment criteria. The framework also creates synergy between the benefits realised through our four strategic businesses areas. Our growth pipeline ensures that we integrate investment and resource allocation decisions with strategic growth aspirations, enabling us to deliver sustainable long-term value creation.

CAPITAL ALLOCATION FRAMEWORK

Safety and production optimisation Aiming for zero loss of life

Organic growth and investment Focus on increasing grade and margins

Debt repayment <1x net debt/earnings before interest, tax, depreciation and amortisation (EBITDA)

Inorganic growth Value-accretive mergers and acquisitions

Shareholder returns Paying a dividend consistent with our policy and overall growth strategy

INVESTMENT CRITERIA

Lower-risk profile »All ESG factors considered especially safety and impact of climate change.	Affordability »Capital intensity versus cash flows to be manageable.

Improving margins »Preference for larger, higher-margin assets to improve quality of the portfolio »All-in sustaining cost (AISC) of less than US$1 500/oz.	Generating returns »Acquisitions and projects that deliver a return exceeding our cost of capital, while compensating for risk.

Improve production profile
»Permitted, near-term production preferred, if not already operational
»10-year LoM or longer at >100 000oz per annum in regions where we operate
»10-year LoM or longer at >150 000oz per annum in new areas outside of operating hubs.

To enhance our ability to deliver shareholder value in the long term, we are allocating capital to our transformational assets and projects in the short- and medium-term split as follows:

Higher-grade, higher-quality and lower-risk assets (securing short- and long-term cash flow):

Projects in execution	Value realised

Moab Khotsong extension	»The LoM has been extended to at least 20 years »The asset adds 2.70Moz to Mineral Reserves »Recovered grade is sustained at ~9g/t »We can maintain an annual steady state production of >200 000oz.

Mponeng extension	»The LoM has been extended to at least 20 years »The asset adds 2.34Moz to Mineral Reserves »Recovered grade is sustained at ~9g/t »We can maintain an annual steady state production of ~250 000oz.

Mine Waste Solutions expansion	»The LoM has been extended to over 14 years »Once streaming contract ends, we expect a ~20% increase in gold price received »We can maintain an annual production of 100 000oz+ over the LoM.

International gold and copper assets (diversifying our portfolio and derisking Harmony):

Projects	Value to be realised

Eva Copper feasibility update*
»We have received conditional grant funding of A$20.7 million from the Queensland government
»We expect to produce 50Kt to 60Kt of copper and ~14koz of gold annually
»AISC will be in the middle of the global cost curve
»We have targeted first copper production in FY28.

Wafi-Golpu permitting
»We expect to convert the signed framework memorandum of understanding into a mining development contract, followed by supporting agreements for a special mining lease
»The feasibility study update will start once the special mining lease has been granted
»We expect an average annual production of 180Kt** copper and 250 000oz** gold
»Gold grade: 0.86g/t
»Copper: 1.2%.

* Figures subject to feasibility study update. ** Based on the 2018 feasibility study update and 100% attributable.

Resource allocation, key trade-offs and future focus

Actions to achieve Harmony’s strategic pillars	Key trade-offs	Future focus

Responsible stewardship

»Embedding a proactive safety culture and risk management in everything we do
»Executing our decarbonisation strategy to reduce our GHG emissions, consumption and reliance on grid-supplied electricity while diversifying our energy mix and improving our resilience and adaptation to the impacts of climate change
»Adhering to sound corporate governance principles while prioritising environmental and social stewardship guided by our sustainable development framework
»Contributing to the SDGs, directly or indirectly
»Proactively and meaningfully engaging with our stakeholders.

»Prioritising the safety and wellbeing of employees, contractors and host communities above the profitability and productivity of operations
»Balancing:
–Short-term financial returns with investments in long-term responsible and sustainable business practices
–Business requirements with regulatory compliance and stakeholders’ legitimate needs and expectations
–The long-term protection and preservation of the natural resources on which we rely with short-term operational requirements.

»Shifting our safety focus to organisational sustainability, accountability and integration to ensure risk management is embedded as part of our company culture. Our Thibakotsi journey remains on track, with 80% completion to date
»Progressing against meeting targets to reduce absolute scope 1 and 2 emissions by 63% by FY36 through commencing the construction of phase 2 of our renewable energy and efficiency rollout plan
»Launching the Harmony employee value proposition to help achieve our diversity and inclusivity target of 30% women in leadership by 2027
»Continue progressing against our board representation transitional plan to strengthen Harmony’s commitment to the four key pillars of King IV for good corporate governance
»Continue meaningful engagement, partnering and collaborating with key stakeholders.

Operational excellence

»Proactively identifying, monitoring and addressing safety incidents through real-time monitoring, critical control management, culture transformation and stakeholder engagement
»Implementing project execution discipline and effective project management to deliver consistent, predictable production
»Conducting disciplined, proactive engineering and mining practices
»Digitalising our operations and improving infrastructure reliability through technology and innovation
»Implementing strict cost-control measures to maintain a stable and predictable cost structure, including predictable labour cost escalations for five years as part of the wage agreement and investments in renewable energy sources to mitigate tariff increases
»Managing mined grades and reducing group AISC by focusing on quality ounces
»Maintaining a significant gold-copper resource base with excellent reserve conversion potential by prioritising higher-quality reserves and resources
»Replacing ounces through greenfield and brownfield expansion projects
»Remaining a partner of choice for our stakeholders.

»Prioritising safe and responsible mining practices while improving productivity
»Balancing the investments in maintaining and upgrading physical infrastructure and technology while reducing operational costs.

»Maintaining our track record of operational excellence – we have met our production guidance for nine consecutive years
»Further integrating risk management across the business and continue business improvement initiatives focused on safety and productivity
»Remaining conservative in our planning assumptions with production guidance for FY25 largely unchanged from FY24
»Mining through high-grade areas on both the eastern and western blocks on the 123 and 126 levels at Mponeng
»The Mponeng LoM extension project commenced in the first quarter of FY25
»Continuing the Moab Khotsong LoM extension and Kareerand TSF expansion projects
»Completing the Eva Copper feasibility study and design phase
»Continue negotiations to secure the special mining lease for Wafi-Golpu.

Actions to achieve Harmony’s strategic pillars	Key trade-offs	Future focus

Cash certainty

»Executing our hedging strategy to protect the group against adverse commodity and currency market fluctuations, reducing our market risk and supporting our capital and growth commitments
»Implementing our derivative programme to secure pricing at favourable rates
»Maintaining a net debt:EBITDA ratio at less than 1x
»Consistently achieving operational excellence.

»Balancing:
–Profitability with the investments needed to achieve responsible stewardship, operational excellence and effective capital allocation
–Funding of organic and value-accretive growth with short-term shareholder returns.

»Continue to deliver a return on investment from Mponeng and Moab, our higher-grade asset portfolio and related underground assets
»Driving higher returns by developing high-margin low-cost surface assets
»Maintaining a flexible balance sheet to support our growth pipeline.

Effective capital allocation

»Directing significant capital towards high-quality assets and surface retreatment opportunities
»Adhering to investment criteria as outlined in our capital allocation framework
»Delivering shareholder returns in line with our dividend policy.

»Balancing our long-term growth aspirations with short- and medium-term shareholder returns while derisking the business
»Allocating capital to projects that yield immediate returns while investing in projects that will secure future profitability.

»Allocating major capital to Mine Waste Solutions in FY25 to complete the Kareerand TSF expansion project (phase 2)
»Capital expenditure is expected to increase given our investment in major high-grade and surface retreatment projects which have improved the longevity of LoMs.

For information on the risks associated with each strategic pillar, refer to Risks and opportunities section.

The resources we plan to allocate towards consistently executing on our strategy

Human capital	Financial capital	Manufactured capital	Intellectual capital	Natural capital	Social and relationship capital

»A proactive safety culture supported by effective risk and critical controls management »A diversified, inclusive and equitable workforce »Ongoing employee skills development, training and education.
Investing in:
»High-grade, high-quality and low-risk assets
»Innovation and technology
»Maintenance and infrastructure upgrades
»Renewable energy sources, conservation and other environmental stewardship initiatives
»Employee and community development
»Paying royalties, benefits and taxes.
»Future retreatment of TSFs »Eva Copper and Wafi-Golpu project realisation »Optimisation and exploration of current asset portfolio.
»Continuously improving and implementing innovative systems and processes across multiple business functions
»Ongoing research and development
»Compliance with regulatory requirements
»Implementing strategies to reduce our consumption and negative impacts on natural resources
»Implementing sound corporate governance principles.
				»Ore Resources and Reserves »Renewable energy and other sources of electricity »Potable and recycled water »Vegetation and other nature-based solutions.	»Building strong relationships with key stakeholders.

Measuring sustained value creation
We measure sustained value creation through our KPIs and remuneration-linked business scorecard.
Remuneration-linked performance drivers
Harmony’s reward strategy is designed to enhance the achievement of our business strategy, which guides us in creating value for our business and our stakeholders. Our total incentive plan is linked to a balanced scorecard result, which includes key short- and long-term performance measures, rewarding our leadership team for value creation.
More details about our approach and how we measure performance drivers can be found under the Remuneration report.
ESG-related KPIs
We have set five-year targets for all our material sustainability-related KPIs. These KPIs address four of the six material environmental sustainability issues in the metals and mining industry (GHG emissions, air quality, energy management, water and wastewater management, waste and hazardous materials management, and ecological impacts), according to the Sustainability Accounting Standards Board materiality map.
Our material KPIs are independently assured every year, subject to reasonable or limited assurance. Three targets were approved by the Science Based Targets initiative (SBTi). These targets are also aligned with our sustainability-linked bonds to fund projects as part of our decarbonisation strategy.

BUSINESS MODEL

Underpinned by mining with purpose, our business model is the process through which we aim to create and preserve value, or prevent its erosion, over time. By effectively managing our capital inputs, we deliver on our strategy, manage risks and leverage opportunities while navigating a complex operating environment and delivering sustainable business practices.
Capital inputs

Human capital	Financial capital	Manufactured capital	Intellectual capital	Natural capital	Social and relationship capital
Our employees and contractors who enable the delivery of our business activities through their collective knowledge, capabilities and experience.	Funds from investors, financing or internally generated, and invested in higher-quality assets and projects that enable Harmony’s continued growth.	The physical, material and technological equipment or infrastructure we own, lease or manage that enable us to conduct our business activities and produce gold, silver, uranium and copper.
The intangible value of our collective knowledge, skills, relationships and innovations that not only results in operational excellence, but also drives our competitive advantage as a specialist gold mining company.
				The natural resources we need to conduct our business activities, including water, land, minerals and energy.	The relationships and partnerships essential for creating shared value and support our licence to operate.

»Our employees’ safety, health and wellbeing remain a top priority and requires a significant investment of social, relationship and financial capital into manufactured and intellectual capital
»Sound employee relations are critical for us to succeed as a business
»General and specialised skills in the mining sector need to be developed continuously to adapt to changing business requirements
»Diversifying our employee profile remains challenging due to the mining industry being male dominated with under-representation of women at some levels.

»We invest a significant amount of financial capital into human, manufactured, intellectual, natural, social and relationship capital to secure the long-term success of our business
»Gold and copper remain attractive commodities for investors
»Our financial capital is impacted by factors beyond our control, including gold price fluctuations, inflation and rising electricity tariffs.

»The availability and quality of manufactured capital depends on a significant investment of financial, intellectual and natural capital
»Maintaining and modernising our operations is necessary for us to operate safely, efficiently and profitably.

»Culture transformation to achieve zero harm takes time, and requires human, financial, manufactured, social and relationship capital
»Securing mining rights and leases can be challenging in the face of an ever-changing political, social and environmental landscape
»Leveraging technology and innovation to improve our systems and processes can be costly, and difficult to manage in a hybrid working environment.

»Preserving and protecting the natural resources on which we rely depends on the availability of financial capital and the quality of manufactured capital, and could affect our human, social and relationship capital
»Mining is an inherently dangerous industry and has significant potential to impact the biophysical environment
»Our operations heavily rely on water, which is a scarce natural resource
»Limited LoMs and depleting ore reserves could jeopardise our ability to create and preserve value
»We rely on fossil fuel-based electricity, which negatively impacts our environmental footprint and increases operational costs.

»Protecting our reputation as a responsible miner is inextricably linked to how we manage the resources on which we rely, requiring significant financial, intellectual and human capital investments
»Building trust and credibility in the multi-cultural and diverse regions where we operate is critical to maintain our social licence to operate
»Collaborating and partnering with our key stakeholders is a business and moral imperative.

Business activities
Business activities include:
»Exploration and acquisitions
»Development
»Mining and ore processing
»Sales and financial management
»Stewardship and mine closure

Guided by our strategy, our business activities are underpinned by an operational competency developed over the previous 74 years. Ongoing improvement of our key operational metrics translates into better efficiencies and good momentum at all our mines.
Business activities also include the consideration of value-accretive acquisitions, evaluation of economically viable gold-bearing orebodies and the development, via effective project execution of those opportunities that meet our investment criteria. For optimal shareholder returns, we evaluate projects considering where we operate, how we manage risk and what skills we can leverage. This discipline is critical considering our significant pipeline.
Significant factors, both internally and externally, inclusive of the legitimate needs and interests of key stakeholders, influence our strategy and business model. For further details refer to our Material matter, Our operating context and stakeholder engagement that contextualise our approach to creating shared value.
These business activities translate into our outputs and outcomes.
Outputs and outcomes
Our primary product is the gold we produce and sell to the market. Our activities also result in by-products and waste, that we aim to reduce and mitigate. These outputs contribute to our outcomes: the creation, preservation or erosion of capitals, highlighted on the previous page.

¢ Products Gold produced 1.56Moz (FY23: 1.47Moz) Silver produced 3.67Moz (FY23: 2.64Moz) Uranium produced 590.10Klb (FY23: 523.46Klb)	¢ Products Renewable energy generated 65.4GWh	¢ By-products Waste rock milled 51.32Mt (FY23: 52.14Mt)	¢ Waste Hazardous waste to landfill 1,261t (FY23: 1,501t)	¢ Waste Total CO2 emissions 5,255,534t (FY23: 5,455,621t)

OUR LEADERSHIP

BOARD OF DIRECTORS

Board leadership

Non-executive chairman

BA, LLB, Doctor of Commerce (Honoris Causa), Doctor of Management and Commerce (Honoris Causa)

Appointed non-independent non-executive chairman on 23 September 2003

Member: ■

Dr Patrice Motsepe (62)

Independent non-executive deputy chairperson

BAcc, HDip (ACC), CA(SA)

Appointed 3 May 2013

Chairperson: ■

Member: ■■■

Karabo Nondumo (46)

Lead independent non-executive director

MBA (Project Management), BSc

Appointed 26 March 2011

Chairperson: ■

Member: ■

Dr Mavuso Msimang (83)

Executive directors

Chief executive officer

BEng (Mining), Mine Manager's Certificates Metal Mines, Mine Manager's Certificates Fiery Mines, CPIR, MDP, BLDP)

Appointed chief executive officer on 1 January 2016

Peter Steenkamp (64)

Financial director

BCom (Hons), CA(SA)

Joined Harmony in June 2017 and appointed financial director on 3 March 2020

Boipelo Lekubo (41)

Executive director

BA (Education), BA (Hons) (Human Resources Management), Joint Management Development Programme, Global Executive Development Programme

Joined Harmony in 2005 and appointed executive director on 24 February 2010

Dr Mashego Mashego (60)

OUR DIRECTORS **AT A GLANCE**

Racial
diversity

Gender
diversity

8	HDSA
4	Other
9	Male
3	Female

Board
tenure

4	Between one and five years
2	Between six and 10 years
6	More than 10 years

Committee

■ Audit and risk	■ Remuneration	■ Investment
■ Social and ethics	■ Nomination	■ Technical

Detailed résumés of Harmony's board members are available at www.harmony.co.za/who-we-are/board.

Our leadership continued

Independent non-executive directors

BAcc (Hons), FCA, MBA
Appointed 18 May 2022
Chairperson: ■ (Investment)
Member: ■■ (Remuneration, Audit and risk)

Bongani Nqwababa (58)

BSc (Hons), MSc
Appointed 8 May 2013
Chairperson: ■ (Remuneration)
Member: ■■■ (Technical, Investment, Nomination)

Vishnu Pillay (67)

CA(SA)
Appointed 18 May 2022
Member: ■■■ (Technical, Investment, Audit and risk)

Martin Prinsloo (55)

BCom, BAcc, CA(SA)
Appointed 13 May 2019
Member: ■■ (Social and ethics, Audit and risk)

Given Sibiya (56)

NHD Mechanical Engineering, Mine Manager's Certificates Metalliferous Mines, Mechanical Engineers Certificate Metalliferous Mines, CPIR, MDP, EDP
Appointed 19 February 2021
Chairperson: ■ (Technical)
Member: ■ (Investment)

Peter Turner (67)

CA(SA), FCA
Appointed 1 July 2011
Chairperson: ■ (Audit and risk)
Member: ■■■ (Social and ethics, Remuneration, Investment)

John Wetton (75)

Independence

67%	Independent non-executives
8%	Non-executives
25%	Executives

Committee

■ Audit and risk	■ Remuneration	■ Investment
■ Social and ethics	■ Nomination	■ Technical

EXECUTIVE MANAGEMENT

Harmony's executive management team comprises the chief executive officer, financial director and an executive director (see **page 52**). Together with five prescribed officers, they serve as the group executive committee. This committee is supported by six corporate executives, who make up the group chief executive's office and report to either the chief executive officer or financial director.

There are also regional executive committees for South Africa and South-east Asia (Papua New Guinea and Australia).

Detailed résumés of members of Harmony's executive management are available at **www.harmony.co.za/who-we-are/executive**.

Senior group executives

Group chief operating officer

BEng (Mining Engineering), MBA (cum Laude), DPMM, BLDP, CPBPM, Pr.Eng, Mine Manager's Certificate of Competency

Beyers Nel (47)

Chief development officer

BCompt (Hons), CA(SA)

Johannes van Heerden (52)

Chief corporate officer

MBA (Oxford) (cum Laude), BCom (Law), LLB, Higher Diploma in Tax, Diplomas in Corporate Governance and Insolvency Law, Certificate in Business Leadership and Investor Relations (UK)

Marian van der Walt (51)

Chief people officer

National Diploma (Human Resource Management), Btech (Labour Relations Management), Advanced Diploma in Labour Law, Certificate in Business Leadership

Anton Buthelezi (60)

Acting Chief sustainability officer (acting November 2023 - 30 September 2024)

BSc (Hons), M Med Sc, Diploma in Management Development

Jozua Ellis (54)

Chief sustainability officer (appointed 1 October 2024)

PhD Business Leadership, Master's in Business Leadership (cum Laude) and Chemistry

Dr Urishanie Govender (54)

Corporate executives: Reporting to the group chief executive's office

Chief audit executive

BCompt (Hons), CTA, CIA, CCSA

Besky Maluleka-Ngunjiri (48)

Executive operating officer: South Africa operations

BEng (Mining Engineering), MBA, Post Graduate Diploma in Management Practice, MDP, Mine Manager's Certificate of Competency

Floyd Masemula (44)

Executive: Chief financial officer

BCom (Hons), CA(SA)

Herman Perry (52)

Executive: Chief technology and information officer

MBA, BCom Commercial Computer Science

Hendrik Kotze (59)

Executive operating officer: Australasia operations

BSc (Hons), MSc, MBA, Certification in Business Leadership, Pr.Sci.Nat

Jaco Boshoff (55)

Executive: Group company secretary

MBA, FCG (CGISA), BAdmin IR, PGDip Corporate Law, PMD, Cert.Dir®

Shela Mohatla (39)

CHAIRMAN’S REVIEW

Dear shareholders and stakeholders
Harmony continues to build on its legacy of excellence with a diverse portfolio of high-quality assets located in South Africa, Papua New Guinea, and Australia.
Our company’s strong balance sheet and commitment to operational efficiencies have led to outstanding results in both financial and operational performance this year.
FY24 has been a year of remarkable achievement for Harmony with record-high gold prices, which averaged R1 201 653/kg (US$1 999/oz). We have managed to effectively implement our strategies and to benefit from the opportunities that we have pursued. This has resulted in exceptional profitability and growth, despite a challenging global economic landscape.
While the gold price received continues to provide sustained tailwinds, the real value driver has been Harmony’s investment in operational excellence and quality ounces alongside its demonstrated capabilities in the countries in which we operate.
Sustainability and good governance are the cornerstones of our business principles. These principles are fundamental to our long-term vision and integral to every decision we make. We believe that the actions we take today will shape a lasting legacy for future generations, which is why sustainability and good governance are deeply woven into our strategy.
Performance and progress
This year, our teams worked diligently to ensure that our operations are efficient and robust. Our focus on each aspect of our strategic pillars has allowed us to deliver solid results, meeting the expectations of our shareholders and fulfilling our commitment to the long-term sustainability of Harmony.
Our operational achievements for FY24 are discussed in detail by our CEO in the Chief executive officer’s review.
Following a strong financial performance, the board declared an interim dividend of 147 SA cents (7.61 US cents) per share and a final dividend of 94 SA cents (5.27 US cents) per share for the 2024 financial year. This represents an increase from the final dividend declared for FY23 of 75 SA cents (4.03 US cents), underscoring our continued commitment of delivering value to our shareholders.
Harmony is embarking on an exciting expansion into copper through our key projects in Australia and Papua New Guinea. We were pleased to note the Queensland Government’s declaration of the Eva Copper Project in late March 2024 as a prescribed project in recognition of its social and economic significance. As we continue updating the feasibility study, we have significantly de-risked this project and enhanced the confidence levels of the resource estimates.
Regarding the Wafi-Golpu Project, negotiations continue with our joint venture partner, Newmont Corporation and the Papua New Guinean government, to secure a special mining lease and agree the terms of a Mining Development Contract. Harmony remains committed to permitting this Tier 1 copper-gold asset. We believe that it will significantly reduce the overall all-in sustaining cost of the company and result in increased cash flows.

Safety
Ensuring the safety of our workforce, preventing illness, and promoting mental wellbeing are fundamental to our long-term success, sustainability, and competitiveness. We recognise that a safe, healthy, and supportive environment is not only vital for achieving operational excellence but also for sustaining our future growth and upholding our responsibilities to our employees, communities, and stakeholders.
We are committed to zero loss of life, while pursuing accountability, visible felt leadership, effective risk management, as well as continuous operational safety improvement. However, each significant unwanted event recorded during the year is a stark reminder that we must do more to maintain a safe and healthy work environment, as well as reinforce personal ownership of safety.
We are deeply saddened that seven of our colleagues lost their lives in mine-related incidents during the financial year. Our heartfelt condolences to their families and loved ones.
A dedicated team is actively leading business improvement initiatives across the group and are focusing on research and development of new technologies and processes. These efforts are aimed at enhancing both safety and production efficiency and also to ensure that we not only meet but exceed industry standards. By continuously investing in innovation, we are reinforcing our commitment to a safer working environment and sustainable operational excellence across all our mining operations.
Our board and management remain fully committed to achieving zero harm through the implementation of safe production programmes.
Decarbonisation plans
Harmony has made steady progress against our decarbonisation plans by shifting a portion of our energy requirements to cleaner and renewable sources, such as solar and wind, in a rapidly evolving energy landscape. We are aiming to be net carbon zero by 2045. We have expanded our renewable energy programme to 583 Megawatt (MW) from 363MW due to various life-of-mine extensions and the Climate Change Bill promulgated after 30 June 2024.
As part of phase 1 of our renewable energy and efficiency rollout plan, three 10MW solar photovoltaic plants generated 64GWh of energy for the Free State's Tshepong North and Tshepong South operations.
We expect to break ground on phase 2a during FY25. This phase includes the construction of a 100MW solar PV plant at Moab Khotsong.
Read more about Harmony’s decarbonisation journey and environmental stewardship in the Climate change, energy and GHG emissions management section.

Responsible stewardship
Our continued success is based on the good relationships that we have built over the years with our key stakeholders. We contribute meaningfully to the socio-economic development of the countries in which we operate and to improving the living conditions of the communities neighbouring our mining operations.
Some of the economic value we have created includes:
»R3.6 billion (US$191 million) paid in taxes and royalties to the South African government, R235 million (US$12.5 million) paid in taxes and royalties in the State of Papua New Guinea
»R18.6 billion (US$994 million) paid in salaries in South Africa and Australasia
»R14.7 billion (US$786 million) spent on local and preferential procurement in South Africa, with R2.7 billion (US$145 million) in Papua New Guinea.
Through our corporate social investment initiatives in South Africa and Papua New Guinea, we have positively impacted the lives of more than 730,000 community members. We have also invested R197 million (US$11 million) in community development projects in South Africa and Papua New Guinea, including refurbishing schools, constructing sports facilities, and upskilling local business owners and youth.
Our unions are part of the Harmony family. Their pro-active involvement and support of the company’s plans, has enabled us to conclude a landmark five-year wage agreement. This agreement enables stability and continued certainty of our fixed labour costs for the next five years. It is the first in Harmony’s 74-year history and a testament to the strength of our labour relations.
In addition, at Harmony’s extraordinary general meeting of shareholders held on 31 January 2024, two BBBEE transactions were approved: the issuance of ESOP Trust and Harmony Community Trust shares. These transactions are part of our commitment to generate long-term value for our stakeholders and exercising responsible stewardship.
Refer to our social stewardship section.
Governance and global best practice
Harmony’s business is rooted in a strong ethical foundation, supported by core values that define our organisational culture.
We remain committed to upholding the highest standards of corporate governance. Our overarching governance framework has been central to guiding our decisions and ensuring that we continue to preserve and enhance the value we create for all our stakeholders.
The board, in collaboration with its various sub-committees, has fulfilled its legal, regulatory, and other responsibilities throughout the past financial year. We have diligently overseen compliance with all applicable laws and regulations, ensuring our operations meet the rigorous standards expected in the mining industry.
We continue to evaluate the composition of our board to ensure that it comprises the requisite skills and experience and that its activities adequately support a robust and effective decision-making process.

Looking ahead
I am confident that Harmony is well-positioned to continue creating value for its shareholders and stakeholders. The global mining landscape is ever-changing, and we will continue to adapt and evolve to ensure that we remain at the forefront of the industry.
Our commitment to responsible and sustainable mining, along with our focus on innovation and operational efficiency, will continue to drive our success.
We have delivered solid financial and operational results and will continue to drive efficiencies through various business improvement initiatives.
Harmony remains conservative in its planning assumptions, focusing on consistency through operational excellence.
The extended, diversified production profile sets us apart from many of our peers. Our significant gold-copper Resource base presents excellent Reserve conversion potential for years to come.
We are positive about delivering near-term copper through our Eva Copper Project in Australia as we permit the Tier 1 Wafi-Golpu Project in Papua New Guinea.
I am optimistic that by diligently managing costs, strategically allocating capital, and capitalising on favourable gold prices, we will successfully pursue our growth aspirations while delivering continued positive shareholder returns and creating long-term financial and social value for our stakeholders.
Acknowledgments
I would like to extend my heartfelt gratitude to Harmony’s CEO, Peter Steenkamp, our executives, management teams and all employees for their relentless dedication and commitment towards achieving our goals. Peter’s outstanding leadership has been instrumental in the growth and success of Harmony.
I would also like to thank our unions for their continued support and constructive engagement, which has enabled us to maintain productive and harmonious relationships across our operations.
I remain deeply grateful to our board of directors for their counsel and advice in formulating Harmony’s strategy and future.
I thank our shareholders and stakeholders for their confidence in Harmony’s future. Your trust has empowered us to continue positioning the company as a leader in gold production while expanding our copper portfolio, which promises new growth opportunities in the years to come.
Dr Patrice Motsepe
Chairman
25 October 2024

CHIEF EXECUTIVE OFFICER’S REVIEW

Operational excellence, combined with well‑established sustainable mining and ESG practices, have resulted in an overall lowered risk profile and increased margins.
Safety is our first priority, and we are encouraged that the group’s LTIFR remained below 6 per million hours worked for the third consecutive year – a significant achievement for the business.
Harmony’s exemplary performance was driven by our demonstrated capabilities to operate in our host countries and our investments in higher-quality gold ounces.
We have grouped our operations into four clear business areas, namely:
»South African underground optimised
»South African underground high-grade
»South African surface
»International gold and copper.
Each of these business areas has a vital role in our future success, and we have a clear capital allocation strategy to ensure we deliver the best possible returns from these assets.
Good mining discipline and excellent cost controls allowed us to exceed our operational targets for the year.
Total underground recovered grades increased by 6% to 6.11g/t while total production increased by 6% to 48 578kg (1.56Moz) for FY24. This was mainly due to the outperformance at Mponeng, Hidden Valley and Mine Waste Solutions.
Costs remained under control, with our AISC being well below guidance at R901 550/kg (US$1 500/oz) for the financial year.
Total capital expenditure was R8.3 billion (US$ 445 million), marginally below the guided R8.6 billion (US$473 million), as we allocate capital towards growing our South African high-grade underground and high-margin surface retreatment operations and taking our copper projects up the value curve.
Higher grades combined with a 16% increase in the average gold price to R1 201 653/kg (US$1 999/oz) resulted in a 23% increase in gold revenue and a 132% increase in headline earnings per share.

We maintain our control over costs despite a challenging inflationary environment. This disciplined approach, combined with higher production and improved grades, led to a 111% increase in operating free cash flow – the highest operating free cash flow ever generated at Harmony.
Harmony’s capital allocation framework ensured that we maintained a healthy balance sheet. We ended the year with a net cash position, providing us the flexibility to pursue future growth opportunities while continuing to reward our shareholders.
Basic earnings per share increased by 78% to 1 386 SA cents (FY23: 780 SA cents), and headline earnings per share surged by 132% to 1 852 SA cents per share (FY23: 800 SA cents).
To achieve our growth objectives and ensure each mine or project delivers safe, profitable ounces and increased margins, our strategic decision making is guided and informed by four interlinked pillars:

Responsible stewardship	Cash certainty

Operational excellence	Effective capital allocation

Responsible stewardship
Our sustainable development framework outlines how we aim to reduce risk, maximise opportunities, and leave a lasting positive impact while creating shared value. Our strategic direction and decision making are guided by clear, measurable goals while keeping our stakeholders’ needs and interests in mind. As such, responsible stewardship is embedded in our operating model.
In recognition of our ESG practices, we were included in the FTSE4Good Index for the seventh consecutive year, ranking in the top 5% of the sub-sector. We were also included in the Bloomberg Gender-Equality Index for five consecutive years, demonstrating our commitment to embracing gender diversity and inclusivity and treating our employees fairly, without bias or prejudice.
Safety is more than a strategic priority; it is a core value that underpins every aspect of what we do.
Having all our stakeholders involved in every aspect of safety demonstrates a unified commitment to preventing accidents through our ongoing humanistic culture transformation journey, now in its eighth year and 80% complete.
As a company, we have embraced a learning culture and strive for continuous improvement. We focus on effective risk management, strong leadership and employee engagement, comprehensive safety training programmes, and adopting new technologies to improve the monitoring and management of safety risks.
While we have implemented comprehensive systems and controls, our responsibility as Harmonites ultimately remains to work safely at all times. We take personal ownership of our own safety and that of our fellow Harmonites.
We have adopted a proactive approach to safety using leading indicators. We have a centralised operational risk management team supporting all our operations in using leading indicators to help drive further safety improvements. Through digitisation and modernisation, we have real-time dashboards to monitor and continuously improve these leading indicators. We are currently tracking over nine million golden control data points. This ensures we prevent significant unwanted events before they occur. We conduct regular visible felt leadership engagements and other safety awareness initiatives across our operations.
Our teams are equipped through ongoing leadership development and training programmes.
Our employees’ unwavering commitment to safety has resulted in noteworthy milestones:
»Joel (2 287 days), Moab Khotsong (687 days) and Masimong (2 416 days) each achieved over three million loss-of-life free shifts
»Target 1 (1 243 days) achieved over one million loss-of-life free shifts
»23 million loss-of-life free shifts achieved at our South African surface operations, and eight consecutive years without a loss of life achieved at our Hidden Valley operation in Papua New Guinea.
Despite these achievements and our continued efforts to improve, we are deeply saddened by the loss of seven of our colleagues during FY24. We extend our sincerest and heartfelt condolences to the families, friends and colleagues of the Harmonites who lost their lives.
These incidents are a stark reminder that more needs to be done to ensure zero harm, and we remain dedicated to continuous improvement in our safety practices. Reinforcing our proactive safety culture and driving personal accountability across the business remain critical focus areas.I am confident we have the correct safety strategy and firmly believe that zero loss of life is possible.

In memoriam
Amahle Nodangala	Kusasalethu Mine – contractor
Luvuyo Sangeni	Kusasalethu Mine – contractor
Mlandelwa Zide	Tshepong Mine – scraper winch operator
Santos Ernesto Uenzane	Mponeng Mine – mine overseer
Thabiso Gladwin Makunye	Mponeng Mine – development team member
Sekono Jonase Moeketsi	Doornkop Mine – rock drill operator
Kaya Ernest Nkala	Phakisa Mine – miners’ assistant
Harmony effectively navigates the challenges and opportunities presented by the global shift to a low-carbon economy by decarbonising the business.
We are systematically reducing our energy consumption and reliance on grid-supplied electricity, diversifying our energy mix, and enhancing our resilience and adaptation to climate change.
Since 2016, we have reduced our energy consumption by a cumulative 1.9TWh, translating into energy savings of R2.2 billion (US$143 million) or 2.1MtCO2e.

We are expanding our renewable energy programme in response to various LoM extensions. We are aiming for 583MW of capacity by 2028, with the potential for an additional 200MW through short-term power purchase agreements. The next phase of this programme will commence in FY25 with the construction of a 100MW solar photovoltaic (PV) plant at Moab Khotsong.
We remain committed to reducing our absolute scope 1 and 2 emissions by 63% by FY36, and I am pleased with our progress as we ramp up our renewable energy programme.
We contribute to the resilience and prosperity of our host communities, making us a partner of choice in the regions where we operate.
Our firm commitment to our communities is evident in this year's investment of R381 million (US$20 million) in community development projects. Through our corporate social investment (CSI) initiatives, we have positively impacted the lives of over 731 000 community members.
Operational excellence
Through our ongoing investment and commitment to operational excellence and improved operational flexibility, we met our production, cost and grade guidance as we continued to manage factors within our control.
At Harmony, everything begins with safety, with a strong safety and operational culture. A safe mine is a profitable mine. We have worked hard to transform our safety culture, which has helped deliver consistent and predictable production as we maintain momentum at our mines. We have a track record of delivery, achieving adjusted guidance for the ninth consecutive year.
Planning is essential, and our investments in operational flexibility and good mining discipline paid off. Part of the turnaround plan implemented in 2016 was to improve infrastructure reliability and avoid unnecessary stoppages. Our business improvement initiatives also help with further safety and productivity enhancements.
Our portfolio quality has improved significantly, as evidenced by our higher recovered grades. Quality Mineral Reserves deliver improved free cash flows. Through good grade controls, we will continue to maximise value and reduce risk across our operations.
Maintaining strong cost controls remains a core focus for Harmony, particularly in the face of rising labour costs and electricity tariffs. Our costs remain predictable and stable, with over 90% of our operating costs in South African rand.
This has provided further benefits due to the rand's depreciation against the US dollar.
Additionally, labour costs, representing 50% of our operating expenses, remain predictable due to the five-year wage agreement concluded in April 2024. Renewable energy is further mitigating escalating electricity tariffs in South Africa.
Against this backdrop, we managed to achieve a standout cost performance.
South African underground high-grade operations
Mponeng and Moab Khotsong delivered a combined 15% improvement in underground recovered grades to 9.02g/t (FY23: 7.83g/t), and production increased by 9% to 15 350kg (493 512oz) (FY23: 14 117kg (453 871oz)).
Although AISC remained essentially flat year on year, increasing by 1%, operating free cash flow increased by 73% to R6.0 billion (US$320 million) (FY23: R3.4 billion (US$194 million)), mainly due to the higher recovered grades and the higher average gold price received.
The Mponeng life-of-mine (LoM) extension commenced in the first quarter of FY25. The extension to 20 years will access high-grade orebodies while avoiding lower-grade areas, adding 2.34Moz to our Mineral Reserves and securing a steady stream of high-quality ounces at a competitive cost.
Similarly, Moab Khotsong continued to perform exceptionally well, further validating our strategy of investing in high-grade, high-margin assets. Notably, uranium production at Moab Khotsong increased by 13%, reflecting our ability to maximise the value of by-products and further diversify our revenue streams.
South African underground optimised operations
These assets generate meaningful returns at current gold prices and deliver significant socio‑economic benefits.
Average underground recovered grades remained largely flat at 4.86g/t from 4.87g/t in FY23. Production decreased by 3% year on year at 19 061kg (612 826oz) (FY23: 19 641kg (631 474oz)).
Despite higher AISC, which was driven by inflation and lower production, operating free cash flow from these operations increased by 78% to R2.0 billion (US$106 million) (FY23: R1.1 billion (US$63 million)).
South African surface operations
Surface operations delivered vastly improved operational metrics overall. Harmony continues to explore and capitalise on opportunities in tailings retreatment. This business area presents significant potential due to its lower‑risk profile and high margins. With extensive resources in old gold tailings dams across the South African gold belt, we are conducting feasibility studies to convert 5.7Moz of Mineral Resources to Mineral Reserves in the Free State region. This initiative exemplifies our ability to allocate capital effectively, delivering commercial and ESG benefits.
AISC decreased by 8% due to a 17% increase in recovered grades to 0.21g/t (FY23: 0.18g/t).
Operating free cash flows generated by these operations increased by 210% to R2.6 billion (US$138 million) (FY23: R835 million (US$47 million)).
International
Our Hidden Valley operation in Papua New Guinea had a standout year, with significant gold and silver production gains. Gold production increased by 17% to 5 101kg (164 000oz), while silver production rose by 41% to 110 195kg (3 542 852oz).
This strong performance was underpinned by a 33% increase in recovered grades that resulted from mining the higher grade areas of Kaveroi and Big Red, targeted investments in mining equipment and enhanced mining discipline. In Australia, the Eva Copper feasibility study update is well underway.
On 25 March 2024, the Queensland government declared the Eva Copper Project a prescribed project due to its strategic importance to the region. This designation underscores the project’s significance, and we have received conditional grant funding of AU$20.7 million to accelerate its development. This grant is contingent upon Harmony reaching a favourable final investment decision by January 2026 and is earmarked for preparatory works at the project site. Since acquiring the project, we have drilled over 90 000 metres to grow the resource base, significantly derisking the project and enhancing confidence in resource estimates.
Negotiations are ongoing to secure the necessary mining lease for Wafi-Golpu. Securing the mining development contract and moving forward with this project will be a significant milestone in our strategy to expand our international footprint and transform into a global gold-copper producer.

Cash certainty
Harmony maintained a meaningful net cash position with excellent liquidity, positioning the company well to fund our growth pipeline.
We ended the year with R12.6 billion (US$695 million) in available headroom through cash and undrawn facilities and repaid US$200 million (R3.7 billion) on a US$400 million facility during the financial year. Our balance sheet remains robust and flexible, with a net cash position of R2.9 billion (US$159 million). We aim to keep our net debt:EBITDA below 1x.
This financial strength will enable us to transform into a global gold-copper producer and pursue strategic investments that meet our strict investment criteria.
Harmony generated the highest operating free cash flow in the company’s history in FY24. Operating free cash flow increased by 111% to R12.7 billion (US$681 million) as operating free cash flow margins rose to 22% from 13% in FY23. We believe these improved margins are sustainable due to higher recovered grades and the increased contribution from our high-margin surface source operations (under current gold price assumptions). We expect margins to increase further once our international copper-gold projects are in production.
As of 30 June 2024, Harmony hedged 638 000oz (19 844kg) at an average forward price of R1.37 million/kg. Our hedging strategy, which protects the group against adverse commodity and currency market fluctuations, reduces our market risk, and supports our capital and growth commitments, was expanded during FY24 to include gold collar hedging.
Effective capital allocation
Group capital expenditure for FY24 increased by 10% to R8.3 billion (US$445 million), driven primarily by the Mine Waste Solutions expansion project and major capital investments in Moab Khotsong, Mponeng and Eva Copper.
Harmony’s capital allocation framework is designed to balance growth aspirations with shareholder returns and is carefully sequenced to balance the extension of mine lives, optimisation of assets to maximise cash generation over the LoM and development of our international assets. We are allocating our capital strategically across our four business areas:
»Our South African underground high-grade assets are highly profitable and have a LoM of 20 years due to the approved extension projects. These mines have transformed the portfolio due to their high-quality ounces and resulting positive free cash flow generation
»Investing in our South African optimised operations plays an important role in maintaining our social licence to operate and in generating the internal capital needed to fund our high-grade projects
»Our surface operations present substantial opportunities to maximise our contribution to the circular economy. By reprocessing old tailings facilities we are able to not only move the tailings to an area that better accommodates our local communities but also build a much more secure structure. Creating a new asset with a finite mine life, we make use of processed and underground fissure water
»Lastly, international assets reduce our overall risk profile and secure funding for future growth initiatives while providing us with the diversification and scale needed to thrive in an increasingly competitive market and transform Harmony into a global gold-copper producer.
This disciplined approach to capital allocation ensures that we continue to enhance the quality of our assets while maintaining operational reliability and financial flexibility.
A final dividend of 94 SA cents (5 US cents) per share was declared, bringing the total cash returned to shareholders for this financial year to R1.4 billion (US$77 million).
Looking ahead
Our focus remains on creating sustainable value for our shareholders and stakeholders while maintaining the highest standards of safety, environmental stewardship and community engagement.
Although this year was marked by an excellent operational and financial performance, we remain conservative in our planning assumptions.
The group's year-on-year production guidance remains between 1.4Moz and 1.5Moz at an AISC of between R1 020 000/kg and R1 100 000/kg. Underground recovered grade for FY25 is guided at above 5.8g/t.
We anticipate capital expenditure to increase to R10.8 billion (US$592 million) in FY25, driven by investments in major high-grade and surface retreatment projects and an increase in sustaining capital across our operations.
Our strategic priorities for 2025 and beyond include expanding our production in gold and copper, with a clear focus on delivering safe, profitable ounces.
As we look to the future, Harmony is well positioned to build on the past year's successes by focusing on critical projects and strategic initiatives that will drive long-term growth and value creation.
In appreciation
Over the past nine years, we have navigated numerous challenges and achieved remarkable successes, transforming Harmony into a leading gold mining company with a growing copper footprint.
I am immensely proud of our progress in safety, sustainability and operational performance. These achievements result from the hard work and dedication of every member of the Harmony team. As I reflect on the past year, I am filled with pride and gratitude, and I am confident that we will continue to build on our strong foundation.
I sincerely thank our board, employees, unions, shareholders and stakeholders for their unwavering support and trust. A special thanks must go to our chairman for his direction and guidance throughout the year. It is an honour to lead Harmony, and I am excited to see the company continue to thrive in the years to come.

Peter Steenkamp
CEO
25 October 2024

OUR OPERATING CONTEXT

Globally and locally, significant economic, technological, political and ESG factors directly and indirectly affect our dynamic operating context. While many of these factors pose challenges to our business, they also present a multitude of opportunities for us to leverage as we continue to pursue the sustainable development of our business and shared value creation.

ESG factors and sustainable business practices

Social impact

Globally, many companies recognise that maintaining a social licence to operate is a moral and business imperative. Society continues to place increased pressure on mining companies to go beyond legal and regulatory compliance to positively contribute to societies and conduct their business activities in a sustainable, responsible and transparent manner.
Additionally, businesses must navigate complex social, economic and political dynamics over time while maintaining healthy relationships with stakeholders.

Issues such as poor service delivery, poverty and inequality, high unemployment, and unprecedented political corruption necessitates private and public organisations to play their part in contributing to South Africa’s social upliftment.
Poverty in the country leads to an unskilled and unemployed population, and in turn, a shrinking talent pool.

Although endowed with abundant natural resources, the county has experienced sporadic growth and development since its independence in 1975. A large proportion of the population faces poverty, high unemployment, limited access to services, and social issues like crime, gender-based violence and inequality. Inspired by similar resource-rich nations, PNG aspires to become a prosperous, middle-income country.

Australia has high levels of literacy, numeracy, employment, income and wealth in global terms. Key socio-economic challenges for the country include rising inequality, cost of living including housing, discrimination, and domestic and gender-based violence.
Societal expectations are to see the gaps closed on these challenges.

Impact on Harmony	Our response	Refer to Stakeholder engagement and Social stewardship

Addressing systemic issues requires a collaborative effort between Harmony and government, along with civil society and other stakeholders. A profitable business can positively contribute to the lives of employees and host communities by understanding their needs and concerns, and responding appropriately by implementing initiatives that contribute to a thriving society.
Failing to meaningfully contribute to society could lead to, among others, financial, reputational and operational challenges, including legal and strike action, decreased investment in our business, and a disengaged and disempowered workforce.

Our social stewardship initiatives are critical to the success and sustainability of our business.
The community development initiatives we implement are guided by regulations, allowing us to partner and collaborate with government departments in delivering shared benefits and value to our host communities, suppliers and landowners. This is supported by CSI initiatives, enterprise and supplier development, and procurement practices that enable us to create job opportunities, contribute to social development and economic empowerment with the SDGs in mind.
As part of ERM, multiple organisational strategies enable us to care for, protect and empower our employees, fostering a conducive, safe and inclusive workplace while contributing to improved livelihoods.

Environmental impact

Urgent action to combat climate change and its impacts

The prevailing and increasing effects of climate change, including extreme weather events, continue to impact businesses, people and the natural world.
Additionally, balancing the need for green energy solutions while reducing carbon footprints remains a significant challenge for mining companies globally.

South Africa frequently experiences drought and floods, with the most significant impact on its environment, economy, infrastructure and people.
In FY24, severe storms in KwaZulu-Natal, Free State and Western Cape caused significant damage, leaving many people homeless.

Papua New Guinea is vulnerable to floods, droughts, earthquakes, volcanic activity, tsunamis, and sea-level rise, among others. Some of these are expected to increase in frequency, magnitude, and intensity due to climate change. The El Nino Southern Oscillation phenomenon has already been observed to have an increasingly negative effect on PNG’s climate, triggering more intense drought and flood events.
In May 2024, many lives were lost after heavy rainfall caused massive landslides in the highlands.

Climate change is an increasing risk in Australia and is impacting communities, ecosystems and industry. It is resulting in hotter temperatures, increased bushfires, more droughts and floods, higher sea levels and drier winter and spring months.

Responsible tailings management

TSF failure could cause significant economic, environmental and societal damage, which heightens the importance of effectively managing risks associated with TSFs. Mining companies are also exploring innovative solutions to better manage these facilities.
Mining is a key economic sector in the country. As such, the high number of tailings dams pose a significant safety risk.
After a tailings dam failure in 2023, which caused significant damage to the environment and Free State local community, the government has bolstered efforts to enforce stricter regulations.

The risk of dam failure remains high due to the country’s heavy rainfall and seismic activity, which can compromise the integrity of tailings dams. Our TSF in PNG are designed and operated in accordance with the Australian National Committee of Large Dams (ANCOLD) guidelines.
The Mineral Resources Authority monitors compliance with environmental and safety standards for tailings dams.
Australia has a high number of tailings dams, since mining is a key economic sector in the country. The ANCOLD guidelines play a key role in setting standards for effective TSF design and management.

Natural resource crisis (including biodiversity loss and ecosystem collapse)

The mismanagement and overexploitation of critical natural resources such as food, minerals and water lead to severe commodity and natural resource supply shortages globally.	Overwhelming development needs, and society’s dependence on natural resources and ecosystems to survive exacerbates South Africa’s water scarcity and natural resource depletion.
Expansion of agriculture including cash crops, authorised and unauthorised logging, artisanal mining and expansion of settlements, cause deforestation and forest degradation in PNG’s forests, which pose a threat to the country’s significant natural resources and heritage.

Australia’s natural resources are increasingly impacted by climate change, agriculture and industrial and urban development. These impacts are resulting in the decline of biodiversity of terrestrial and aquatic ecosystems.

Impact on Harmony	Our response	Refer to Environmental stewardship

Harmony is susceptible to the physical and transitional impacts of climate change. Extreme weather events such as flooding could damage equipment and infrastructure, while water shortages and heatwaves pose a significant safety and health risk to our employees. Additionally, regulatory changes, market and technology shifts are influencing the way we conduct our business. While climate change poses significant risks to our business, it also presents significant opportunities for us to leverage, such as diversifying our energy mix.
TSF failure has the potential to impact the environment and communities surrounding our operations. Some of the challenges we could face include environmental fines due to non-compliance, rehabilitation and operational costs, decreased market value and reputational damage.
Resource depletion could increase operational costs, affect our stakeholder relationships and investor sentiment. Conversely, the protection of natural resources drives sustainable mining practices across the business.

Leaving a lasting positive legacy is the fundamental principle supporting our environmental stewardship initiatives. We manage, mitigate and offset environmental risks associated with our activities by:
»Incorporating environmental risks, including TSF management, as part of our ERM process
»Decarbonising Harmony’s energy profile through an orderly yet urgent transition to a low‑carbon future (or economy)
»Efficiently and effectively using natural resources while managing and protecting the quality and quantity of water resources, and the health of the watershed ecosystem
»Minimising our impacted footprint by consolidating our mining footprints, especially minerals waste, to manage the physical and chemical stability of our landforms
»Protecting and restoring biodiversity and ecosystems wherever we operate to deliver associated services.

Governance impact

Growing regulatory and stakeholder scrutiny

Increasingly complex regulatory requirements and dynamic stakeholder expectations around ESG and sustainable business practices continue to put pressure on companies to reposition or accelerate their business strategies, take action to address a multitude of ESG issues, and report transparently on their progress against commitments. Additionally, ethical business practices, regulatory compliance and best practice alignment continue to drive sound corporate governance practices, with increased scrutiny being placed on respecting and upholding human rights, preventing fraud and corruption, and maintaining data integrity through robust assurance processes.

Impact on Harmony	Our response	Refer to Governance

Non-compliance with regulatory and reporting requirements, failing to meet targets or address material stakeholder concerns, could impact our market capitalisation, reputation and credibility.
Delivering responsible and sustainable business practices is fundamental to our ability to protect the shared value we create, and prevent value erosion. Critical to this is partnering and collaborating meaningfully with our key stakeholders, maintaining their trust and preserving our social licence to operate.

Our sustainable development framework enables us to respond strategically to the ESG issues facing our business and host communities. The framework outlines the actions we take to further embed responsible stewardship (a strategic pillar) in our business.
We measure and track our progress against group-wide KPIs, and adopt regulatory and voluntary reporting frameworks and guidelines. To facilitate the integrity of our reporting, we conduct internal and external assurance on our reporting suite.
All our employees, contractors and suppliers must adhere to our human rights policy and code of conduct. Our formal corporate governance and compliance policy and framework outlines the principles of good corporate governance for the board and employees at all operational levels.

Cyber criminality

The digitalisation of critical national and mining infrastructure increases the risk of cyberattacks. A successful cyberattack can have severe consequences, including safety and economic consequences. Cyberattacks are becoming more frequent and severe, with the human and financial impact of attacks rising in line with increasing infrastructure digitalisation.

Impact on Harmony	Our response	Refer to Risks and opportunities

Cybersecurity is a top strategic risk to our business. Digitalisation of technology exposes our systems and processes to information security compromises, which could lead to the accidental or unlawful use, destruction, loss, alteration or disclosure of data.

We continue enhancing our cybersecurity abilities by implementing state-of-the-art technologies and processes to identify threats, protect our environment and respond to cyber incidents. We have also introduced cybersecurity training interventions and regular communications to raise cybersecurity awareness across Harmony.

Third-party risks

Many organisations do business with third parties, such as suppliers, to enable the successful delivery of products and services. This increases the potential for supply disruptions, safety incidents, cyberattacks, non-compliance with regulations and project delays. Additionally, third parties contribute to an organisation’s scope 3 emissions, which could hamper progress against decarbonisation goals.

Impact on Harmony	Our response	Refer to Stakeholder engagement and Risks and opportunities

Financial difficulties faced by third-party contractors or suppliers can affect their ability to fulfil contracts, leading to project delays and increased costs. Further, should a supplier or contractor fail to adhere to safety and health protocols while on site at our operations, this could lead to serious injuries and hamper our goal to achieve zero harm.
Additionally, our value chain accounts for 19% of our emissions profile, which we aim to address as part of our transition pathway focus areas.

All Harmony’s suppliers must adhere to our code of conduct, human rights policy, environmental management policies and standards, and observe laws and regulations of the countries in which we operate.
Supplier days help us understand our suppliers’ needs and how we can improve our transactions for mutual benefit.

Macro-economic environment

Economic and geo-political factors

Geo-political uncertainty and trade tensions cause disruptions to supply chains, affecting economic growth and the availability and affordability of materials and equipment.
South Africa faces multiple economic and geo-political challenges, including high interest rates, policy uncertainty, infrastructural constraints, and high borrowing costs that limit investment and economic growth.
Political instability, regulatory uncertainty, access to foreign exchange and rising inflation continue to impact the region’s macro-environment.
Australia’s economy is resilient, and the political environment remains stable. However, the country is impacted by the volatile international context – including increased inflation and the slowdown in China.

Impact on Harmony	Our response	Refer to Our strategy

Commodity price volatility is one of our top strategic risks due to the significant impact on our revenue. This could affect our profitability, the sustainability of our operations. Borrowing costs and economic growth were also affected by increased interest rates.

Our derivative and hedging strategies, and capital allocation framework, remain responsive to persistent macro-economic instability, enabling us to analyse and manage potential positive and negative impacts on our business proactively and appropriately. Our derisked and diversified portfolio continues to perform well.

Sovereign credit ratings

South Africa’s credit rating outlook was affirmed as stable with long-term foreign and local currency sovereign credit ratings of BB-.	Papua New Guinea’s credit rating outlook remains stable with long-term foreign (B-) and local currency (B) sovereign credit ratings.	Australia’s credit rating outlook was affirmed as stable with long-term foreign and local currency sovereign credit ratings of AAA.

Impact on Harmony	Our response	Refer to Stakeholder engagement

Adverse credit ratings deter some investors, threatening our ability to create and protect value in the long term, and affecting our market capitalisation.
By regularly engaging with investors and financiers (a key stakeholder), we provide a realistic understanding of our potential operating and financial performance. We also invest our funds in financial institutions that meet the group’s policy requirements for credit quality.

Market volatility

Global inflationary pressure and a volatile macro-environment lead to currency volatility and commodity price fluctuations. Despite these negative outcomes, gold remains a valuable commodity in a diversified asset portfolio, while copper is a key commodity in creating green energy solutions. These factors drive the continued demand for and investment in gold and copper.
The gold price achieved record highs during the second half of FY24. Prices peaked at US$2 425/oz on 20 May 2024, significantly higher than the US$1 921/oz at the beginning of FY24, decreasing to US$2 326⁄oz at year end.
Supply disruptions and an ever-increasing demand contributed to a surge in the copper price. Prices peaked at US$10 959/t on 20 May 2024, significantly higher than the US$8 380/t at the beginning of FY24, and decreasing to US$9 685/t at year end. Based on trends in the market, our internal planning processes have determined a future copper price of US$8 826/t, which is in line with long-term market consensus.

Impact on Harmony	Our response	Refer to Risks and opportunities

Gold price and forex fluctuations (varying from planned levels) can positively or negatively impact our business. The increase in commodity prices enables us to generate additional revenue, however, this is offset by increasing operational costs due to inflation.
The average level of the rand depreciated against the US dollar in FY24, with an average exchange rate of R18.70/US$1 (FY23: R17.76/US$1). The depreciation of the rand, combined with the increase in the US$ gold price, positively impacted on revenue for the year as sales are US dollar-denominated and the weaker exchange rate positively impacts on the translation of sales.
A foreign exchange translation gain of R97 million (US$5.2 million) was reported for the year compared to a loss of R634 million (US$35.7 million) in FY23. This was predominantly as a result of the strengthening of the rand to a closing rate of R18.19/US$1 at 30 June 2024 compared to R18.83/US$1 in the previous reporting period. This had a positive impact on the rand equivalent of US dollar loan balances.
Additionally, supply chain disruptions (including supply of goods, increasing costs and availability) can impact our ability to maintain and procure equipment and execute capital projects.

In our business planning processes we use conservative price assumptions to maintain a reasonable margin and strong cash flows. Even at the relatively lower exchange rate, our South African operations are generating a positive margin and cash flows. Guided by our derivative and hedging strategies, we aim to achieve a minimum margin of 25% above AISC and inflation. An additional minimum margin of 30% above AISC and inflation was introduced for the last third of the volume hedged.
Our derivative strategy is to only lock in pricing at favourable rates. We are monitoring the market for further opportunities to cover up to 25% of our foreign exchange revenue exposure.
In response to high gold prices during the year, we increased the size and duration of our gold hedging programme to lock in more of the higher gold prices supporting our future cash flows and ability to fund projects.

Energy and electricity challenges

Electricity supply, reliability and costs

The country mainly relies on coal-based electricity, and due to ageing infrastructure and increased demand during peak seasons, load shedding and curtailments are implemented, which results in intermittent and unreliable supply. The country’s power supply company, Eskom, implements above-inflation tariff increases which contribute to increasing operating costs, and the rising cost of living.

Three main electricity grids deliver power to the country. Grid power for Hidden Valley Mine is sourced from the Ramu grid (approximately 60% hydroelectricity), which supplies Morobe Province. Given the country’s complex topography, access to electricity and reliability of supply remain a challenge, hampering social and economic development.

In Queensland, most of the electricity generated is fed into the interconnected grid servicing most of eastern and southern Australia, managed through the National Electricity Market (NEM) by the Australian Energy Market Operator (AEMO). Some areas in Queensland, including the North West, rely on generators within isolated networks that are not connected to the NEM. The Queensland government backed CopperString 2032 project proposes to link the North West minerals province to the NEM, on the east coast of Australia and increased sources of renewable power.

Impact on Harmony	Our response	Refer to Climate change, energy and GHG emissions management

Our South African assets are predominantly deep underground mining operations, which are more energy intensive than surface mines, and accounted for 75% of the group’s total electricity consumption.
Therefore, we incur additional operating costs due to rising electricity prices and having to use diesel to prevent operational interruptions. The use of fossil fuel-based electricity negatively impacts our goal to achieve net zero by 2045.

Our decarbonisation includes a renewable energy and energy efficiency rollout plan, enabling us to systematically reduce our reliance on grid-supplied electricity while improving energy efficiency and diversifying our energy mix. From 2023 to 2026, planned energy reduction of 43GWh and estimated savings of R83 million per annum are anticipated.
We continue lobbying regulators to contain electricity tariff increases. We also help electricity suppliers secure power through load curtailment and provide available land for renewable energy plants.
We are pursuing opportunities to isolate Hidden Valley from the Ramu grid and receive power directly from the nearby PNG Forest Products hydropower stations on account of broader provincial and community energy needs.
We are revisiting our power source and energy mix as part of our detailed review and optimisation study for the Eva Copper Project.

Energy security

As an increasing concern across the world, energy security is driven largely by regulatory changes, climate change, cybersecurity threats on digitised infrastructure and regional conflict. The availability, accessibility and affordability of energy resources affect the economic development of many countries.
Additionally, the global race to secure minerals for clean energy is causing governments to offer incentives and impose restrictions. While this creates new opportunities for mining companies, it also means dealing with increased government control, higher taxes and stricter regulations.

Impact on Harmony	Our response	Refer to Risks and opportunities

Regulatory changes have financial implications for our business. We estimate the impact of the carbon tax to our South African operations to be between R500 million (US$27.5 million) and R800 million (US$44.0 million) by 2030 based on government’s intent to increase the price of carbon and reduce allowances.
Although we have acquired two copper assets, securing future capital to invest in alternative energy solutions could potentially increase our debt.

The recent acceleration of our decarbonisation is in direct response to regulatory changes in South Africa. Harmony will also need to set budgets for scope 1 GHG emissions to comply with the South African Climate Change Bill.
Having secured funding for alternative energy sources as part of our renewable energy rollout plan in South Africa, we are also assessing alternative energy sources to secure green energy or alternative sources for all our operations.

RISKS AND OPPORTUNITIES

Our ERM process enables us to analyse, identify and understand the material risks and opportunities, and their interrelated dynamics, which impact the successful delivery of our strategy, growth prospects and ultimately sustained value creation.
Our risk management systems and processes, supported by effective governance and active management teams, facilitate the proactive evaluation, management and mitigation of risks. The expertise we have built over seven decades operating in emerging environments has further enabled us to effectively manage socio-political challenges and navigate stakeholder challenges, especially at our deep-level, labour-intensive and unionised gold mines in South Africa.

We implement and maintain an integrated risk and resilience management framework, methodology and system. These enable us to apply an integrated risk-based approach to our strategy, business planning and management, ensuring sustainability and resilience.
Our ERM process aligns with the ISO 31000:2018 risk management guidelines. The following visual depicts the group’s strategic process for risk-based decision making based on these guidelines.

Summary of the ERM process

Oversight of risk governance process	Executive management	Implementation and daily management

The board
»Is ultimately responsible for risk management as required by King IV
»Oversees the ERM process and our top strategic, operational and safety risks
»Monitors risk treatment actions and the effectiveness of the actions in addressing significant risks, guided by our risk appetite and tolerance framework.
The audit and risk committee
»Oversees the risk governance process, and a quarterly report is sent to the technical risk committee as well as the board.

Executive management conducts quarterly reviews of Harmony’s strategic risk profile to:
»Assess its completeness
»Consider external and internal factors that could lead to new/emerging risks and opportunities
»Review the likelihood and impact/consequence of risks and assess any new or emerging risks and opportunities to determine residual ratings
»Review the completeness, effectiveness and/or relevance of mitigating actions and evaluate the resulting residual risk ranking.

Executive committee
Executive managers are accountable for effective risk management in their areas of responsibility, including functional and operational risk management, emergency response structures, incident command systems and situational awareness capabilities.
Governance, risk and compliance committee
The governance, risk and compliance committee oversees governance, risk and regulatory compliance, including the responsibility for executing business principles, policies, procedures and priorities.
ERM team
This team is responsible for shaping, safeguarding and providing specialised servicing of risk management across Harmony by implementing and maintaining an integrated risk and resilience management framework, methodology and system that supports Harmony’s strategic pillars.
Safety and Harmony risk management teams
We have a four-layered, risk-based approach to manage safety in South Africa and Australasia, led by our safety and risk management teams.
Refer to the Safety section.
Operations
Each operation maintains, updates and regularly reviews its risk register, which is formally reviewed weekly by regional general managers, country-based executives and management teams.

Our journey to becoming a risk-intelligent organisation
Harmony remains steadfast in its commitment to evolving into a risk-intelligent organisation. Our journey began in 2020 with a comprehensive maturity project, guided by the Institute of Risk Management South Africa (IRMSA). Over the course of four years, this project focused on enhancing our risk management capabilities, culminating in its successful completion at the end of 2023.

In recognition of our efforts, Harmony was honoured by IRMSA as the leading risk management programme in the mining industry for the second consecutive year in November 2023. This accolade indicates our dedication to excellence in risk management and reinforces our position as a leader in the industry.
Our ERM journey focuses on safety and creating risk awareness throughout the group.

Risk management strategy
The risk management strategy, informed by Harmony’s strategy, outlines the actions needed to achieve safe, profitable production at all our operations. The strategy is realised through active leadership and a proactive culture to prevent significant unwanted events. We focus on instilling a culture of risk awareness and risk treatment – from operators to executive management – to ensure we operate safely and productively. Technology and innovation across the group is vital to rolling out this strategy effectively.
Our risk management strategy is supported by a four-layered risk management approach that identifies, assesses and controls all hazards and risks that could impact our ability to achieve safe and profitable production.

Layers

Layer 1 Baseline risk assessment	Identify risks that lead to significant unwanted events.

Layer 2 Bowtie analysis	Analyse circumstances surrounding potential significant unwanted events to identify the golden controls with associated monitoring actions that prevent the event.

Layer 3 Task-based assessment	Assess the risk associated with a task and identify the mitigating controls.

Layer 4 Continuous risk assessment	Continuously monitor the effectiveness of controls and escalate inefficiencies for action.

Continuous improvement	Identify and define improvements to our risk management initiatives by regularly analysing events and control efficiencies and reporting these to management.
Determining our most significant risks and opportunities
The board, executive steering committee, senior management and ERM team assessed global and in‑country risks to which Harmony is exposed. We confirm that the risks in Harmony’s risk landscape are valid, accurate and complete, and were evaluated. Risks should not be viewed in isolation. Designing and implementing risk response strategies to address these interacting risks will require trade-offs that address some risks and exacerbate other, while at the same time identifying opportunities.
Group risk exposure
»Our business is gold, with a copper footprint – an often high-risk/high-reward business
»We operate across the gold mining value chain – from exploration to feasibility studies, building and buying mines, operating mines and closing mines, followed by rehabilitation
»We are exposed to gold price and exchange rate volatility – we mitigate some of this exposure through derivative programmes
»We operate well in emerging economies and manage associated socio-political impacts
»We continue investing in exploration – one of the most effective ways to grow an orebody and create value
»We have an appetite for change and continuous improvement – we continuously look for innovative ways to improve our existing mines and acquire assets that we can improve operationally.

Risk appetite and tolerance
The risk appetite and tolerance framework (RATF) aims to define the boundaries of risk that Harmony accepts when setting targets and making business decisions. It ensures that we meet strategic objectives and that the company remains resilient and sustainable. We revised the RATF in FY23 and it was approved in August 2023.
The RATF aligns with Harmony’s strategic pillars to allow risk-based decision making to achieve Harmony’s strategic objectives. Each strategic pillar is supported by:
»An overarching risk statement
»Supporting risk categories, appetite and tolerance levels
»Targets (measures to track company performance aligned with our strategy, risk appetite and tolerance levels).
Risk statements in support of each strategic pillar

Responsible stewardship	Operational excellence	Cash certainty	Effective capital allocation
▼	▼	▼	▼

Zero harm to employees and partnering with all stakeholders to create sustainable value.	Meeting approved operational, project and infrastructure plans in a safe and timely manner.	Operational and services budgets based on approved annual planning parameters to be met.
Invest in projects and new investments aimed at improving the quality of Harmony's asset portfolio and meeting Harmony's minimum requirements of safety, sustainability, and AISC below the annual plan and delivering a return exceeding our weighted average cost of capital, while compensating for risk; balance sheet to remain robust with a net debt:EBITDA ratio of below 1x, after funding of growth and considering Harmony's dividend policy.

Our top strategic risks and opportunities
At Harmony, we are committed to thoroughly assess and report on both risks and opportunities. Our approach to risk management involves carefully evaluating the potential impact and urgency of each risk within our defined risk appetite. Based on this assessment, we determine the most appropriate risk treatment options, which may include mitigating the risk, transferring it, tolerating it, terminating it, or even increasing our exposure where strategically beneficial.
Furthermore, we ensure that all strategic risks are managed with the necessary controls in place, aligning our actions with our overall strategic objectives.
Harmony will continue to monitor the risk landscape and ensure that appropriate response strategies and risk control measures are in place to modify the risk. The ERM team is supported by the governance and risk committee, which includes most department heads, and serves as a platform to self-assess controls for key strategic risks.
Our strategic risks and opportunities are based on our assessment of the residual rankings in order of priority.
Golden controls are the main controls identified to mitigate or treat a specific risk.

Risk response options

Terminate
We terminate a risk when exposure is outside our appetite and tolerance and risk response strategies cannot reduce the impact to within these parameters.
Harmony makes an informed decision to withdraw from or not to be involved in an activity to avoid exposure to these risks.

Treat
We treat risks to modify and remedy them. Treating a risk involves selecting and executing actions and making decisions to reduce the risk exposure and align the risk with appetite and tolerance levels.

Tolerate
We tolerate a level of risk when we are willing to accept the potential benefit of gain or burden of loss from the risk.
Note: We often need to tolerate certain risks outside of our appetite and tolerance parameters, as implementing the risk response strategies to align the risk with appetite and tolerance levels is time consuming.

Transfer
Risk transfer and sharing are forms of risk treatment involving the agreed-upon distribution of risk with other parties. This involves either a complete transfer, such as insurance, or an agreement to share the risk exposure, such as partnerships, cooperative agreements, and mergers and acquisitions.

Take	Harmony makes an informed decision to take on certain risks, primarily those associated with upside risk or benefit.

MATERIAL MATTERS

Material matters influence Harmony’s ability to create value for itself and others in the short, medium and long term. We embed integrated thinking into our approach to identifying our material matters. We apply judgement from different perspectives, considering our strategy, external operating environment, risks, opportunities, and internal and external stakeholders.
The tables below outline each material theme, matters and relevant SDGs. We reference our material matters in the environment, social and governance sections that follow, including the relevant SDGs.

Theme	Material matter			Relevant SDG

Social
Employee health and safety	Employee safety	⇾
Mining and extractive processes pose significant health and safety risks to our people and could negatively impact their wellbeing. With zero harm top of mind, safety, health and wellbeing are a core value and key focus areas for Harmony.
SDG 3, 4, 8
	Employee health and mental wellbeing	⇾	Safety and health go hand-in-hand. Wellness programmes in Harmony include initiatives aimed at both physical and mental health.
Supporting our people	Sound labour relations	⇾
We acknowledge our employees’ right to freedom of association and fair labour practices. Our employee relations are based on mutual respect and trust, reflecting our firm belief that each person is critical to our business strategy.
SDG 1, 4, 5, 8, 9, 10, 11
	Diversity, equity and inclusion	⇾	Harmony is committed to gender inclusion, maintaining a steadfast commitment to gender inclusivity in the workplace as a moral and strategic imperative.
	Attract and retain key skills and experience	⇾
We invest in and care for our people. We attract and retain key skills and experience by promoting strong leadership and an enabling culture, maintaining sound labour relations, and providing fair and responsible remuneration and workforce training and education.

Social licence to operate	Sustainable community partnerships	⇾	Harmony’s social initiatives positively impact employees and communities by enabling them to improve their living conditions and have better access to social services, healthcare, education and training. We do this through collaborative funding efforts on transformative projects that address the needs of communities.	SDG 1, 2, 5, 8, 10, 11, 12, 16, 17
	Supply chain transformation	⇾
Our aim is to accelerate the transformation of our business while facilitating meaningful transformation in our host communities and the broader economy. Harmony’s supply chain model ensures preferential procurement is embedded in our sourcing processes.

	Cultural heritage	⇾
Harmony is mindful of and respects different cultures and their cultural heritage in the regions where we operate. Local and indigenous people have a deep understanding of the social and environmental challenges facing their communities. Acknowledging and respecting traditions, norms and values are key to building deep and meaningful relationships. Meaningful engagements and partnerships with our communities build trust and earn our social licence to operate.

1In South Africa we refer to ‘preferential procurement’. In Australasia, the term used is ‘local procurement’, reflecting both landowner company and host community sourcing.

Theme	Material matter			Relevant SDG
Environment
Environment	Climate change and extreme weather susceptibility	⇾	We proactively integrate climate change adaptation measures into our operations to increase the resilience of our business and communities in the face of climate change impacts.	SDG 6, 7, 9, 12, 13, 15
	Water management	⇾
Potable water is crucial for our mining and processing activities. In collaboration with industry peers, we conserve this natural resource by improving our water efficiencies through reuse and recycling.

	Energy transition and security of supply	⇾
Our decarbonisation strategy is moving us towards a sustainable future by reducing our fossil fuel-based energy consumption and related costs. Electricity supply in South Africa and Papua New Guinea remains a material risk.

	Renewable alternatives for net zero carbon emissions	⇾	We remain focused on renewable energy sources needed for renewable electrification and transportation, ensuring we are well positioned to support the transition to a clean energy future.
	Circular economy	⇾
Harmony supports the circular economy through tailings retreatment and water recycling. Waste is an opportunity in waiting. Our surface reclamation business is the largest gold tailings reclamation programme globally, and focuses on extracting gold more safely, economically and responsibly from our tailings dams.

	TSF management	⇾
Our goal is to ensure that our dams are safe, stable and compliant. We acknowledge the potential harm of tailings and waste and understand the imperative to proactively mitigate associated risks to communities and the environment within our sphere of influence.

	Biodiversity and post-closure sustainability	⇾
Our approach focuses on protecting, restoring and promoting sustainable use of terrestrial ecosystems while arresting and reversing land degradation. We develop and implement biodiversity management and action plans, eradicate invasive alien plants and identify and implement conservation programmes and offset opportunities.

	Pollution management	⇾	Environmental management is essential to our business and we aim to identify, understand, offset and minimise our negative impact by reusing, recycling and preventing pollution.

Theme	Material matter		Relevant SDG
Governance
	Operational resilience	⇾
To ensure continued operational resilience, employees’ safety and the security of our assets, it is imperative for Harmony to be able to quickly and effectively manage the impacts and risks of a crisis or business disruption. This relies on our ability to prevent, detect and respond to shocks. This is proactively managed through Harmony’s emergency response and business continuity management (BCM) structures and maturing processes.
SDG 1, 3, 4, 5, 8, 9, 10, 11, 12, 16, 17
	Fair and responsible remuneration	⇾
We aim to enhance the lives of our employees by enabling them to improve their living conditions, and to have better access to social services, healthcare, education and training through fair and responsible remuneration. This enables us to attract and retain key talent.

	Responsible procurement that safeguards human rights	⇾
As a responsible employer, we adhere to corporate policies, comply with applicable laws and regulations, engage with our stakeholders regularly and contribute, directly or indirectly, to the general wellbeing of communities where we operate. We leverage our procurement power to drive positive human rights outcomes, protect vulnerable workers and communities.
Refer to Harmony’s website for our human rights policy.

	Legal and regulatory compliance	⇾
Changing regulatory landscapes in our operating territories create uncertainty, delay key decisions, and have the potential to affect investor sentiment towards Harmony and our sustainability and licence to operate. We therefore aim to operate beyond compliance, ensuring we deliver on our commitments and retain our licence to operate.

	Cybersecurity	⇾
An information security compromise or data breach could lead to the accidental or unlawful use, destruction, loss, alteration or disclosure of data. Harmony continues enhancing its cybersecurity abilities by implementing state-of-the-art technologies and processes to identify threats, protect our environment and respond to cyber incidents. We introduced cybersecurity training interventions and regular communications to raise cybersecurity awareness across Harmony.

	Ethics and governance	⇾
Good governance is the core of our performance and reporting. Guided by our policies and codes, we adhere to sound corporate governance principles to enable strong, experienced management teams and promote a culture of shared value for all stakeholders. Risk management is also a significant component of governance, integrated into our daily operations and corporate culture.

Theme	Material matter		Relevant SDG
Business and operational excellence
Business growth and resilience	Capital access and allocation	⇾
Capital allocation is aimed at producing safe, profitable ounces and increasing margins through meeting approved capital allocation parameters. Consistent and disciplined capital allocation decisions provide a stable investment case for our investors.
SDG 8, 9, 11, 16, 17
	Diversified portfolio growth (geographical and commodity)	⇾
Diversifying commodities and jurisdictions contributes significantly to derisking the business. Copper offers counter-cyclical diversification to our portfolio while acquisitions in Australia and Papua New Guinea mitigate the impact of South African risks, including political instability, regulatory changes and economic downturns.

	Higher-quality asset investment (organic and acquisitive)	⇾
Capital investment in higher-quality assets and projects are transforming Harmony into a higher-quality, international gold and copper producer. Our mix of ultra-deep and surface sources ensures a future production pipeline of quality reserves that will enable us to operate sustainably and profitably.

	Innovation, technology and digitalisation	⇾
We pursue opportunities to improve safety and enhance our ability to improve cost and productivity efficiencies, as well as overall financial management. Failure to adopt digital technologies may influence the upskilling or reskilling of existing employees and retaining talent.

	Execution of multiple, significant projects (new matter this year)	⇾
With the right people, processes and tools in place, our goal is to successfully execute multiple complex projects in parallel.
Project management practices include a standardised project management system, clear plans and responsibilities, balanced workloads, transparent communications and continuous monitoring of progress to make the necessary adjustments when required.

Managing a changing context (new theme this year)	Commodity price and exchange rate fluctuations	⇾
Mining is a cyclical business while geopolitical uncertainty affects the commodity market and gold price. As commodity prices fluctuate, guided by our derivative and hedging strategies, we analyse potential outcomes to ensure we respond proactively and appropriately to these fluctuations.
SDG 17
	Impact of socio-economic challenges (new matter this year)	⇾
Socio-economic challenges including high unemployment and related social unrest, corruption challenges, unreliable power supply and service delivery failures have a compounding negative impact on quality of life, economic performance, and social cohesion. Addressing these challenges requires coordinated efforts across government, business, and communities to drive inclusive growth and development.

MATERIAL MATTERS ANALYSIS

Material matters influence Harmony’s ability to create value for itself and others in the short, medium and long term. We embed integrated thinking into our approach to identifying our material matters. We apply judgement from different perspectives, considering our strategy, external operating environment, internal and external stakeholders, and risks and opportunities.
We conduct a formal review of our material matters annually. Our robust materiality determination process employs a double materiality lens, which considers how our actions impact people and the planet (impact materiality), and how sustainability issues affect our development, performance and financial position (financial materiality). Our strategy and its execution inform our materiality assessment process. This process accounts for the impact of our external operating environment, the management of key risks and opportunities and how this impacts our ability to create value for our stakeholders.

Materiality determination process

Strategy	Our strategy incorporates matters that could influence our ability to create value in the short, medium and long term. Refer to Our strategy for more details.

Our operating context
We are committed to building a resilient and sustainable business, even when faced by a challenging external operating environment. We plan for and respond to an ever-changing context. With sustainability in mind we monitor, evaluate and respond to our external environment.
Refer to Our operating context for more details.

Stakeholder relationships
Stakeholders provide important insights, including economic, environmental and social issues that also affect our ability to create value. Our feedback and communication channels enable us to identify further risks and opportunities.
Refer to Stakeholder engagement for more details.

Risks and opportunities
Our enterprise risk management (ERM) process evaluates the external environment and our stakeholders' expectations. Using this, we determine risks and opportunities with the potential to considerably influence our ability to create value.
Refer to Risks and opportunities for more details.

Annual review	After conducting a business and environmental scan, we updated our material matters for FY24. Group and regional executives as well as senior managers were surveyed, rating each item on the double materiality definition, with the option to add further material matters for consideration.
We reviewed and interrogated the survey results across senior management and executive forums, considering completeness and ranking. We grouped confirmed items into relevant themes for the social and ethic committee to consider and approve.

Different perspectives when considering material matters
Strategy	External operating environment
Annual review
Risks and opportunities	Stakeholder relationships

Materiality matrix
Materiality is dynamic. Our annual survey provides the opportunity to formally review our material matters to ensure we continue to disclose information about matters that substantively affect our ability to create value for all stakeholders. Our materiality determination process ranks our material matters using quantitative and qualitative information.
The survey confirmed that prior year themes were still relevant with an additional theme – managing a changing context. Our themes are reflected in the matrix, indicating the impact on the economy, society and environment as well as financial impact on our business. Note that in all instances our themes are rated high to very high on both axes.
Our top 10 material matters are as follows:

Material matter		Theme
1	Employee safety	Employee health and safety
2	Sound labour relations	Supporting our people
3	Commodity price and exchange rate fluctuations	Managing a changing context
4	Energy transition and security of supply	Environment
5	Ethics and governance	Governance
6	Tailings storage facility (TSF) management	Environment
7	Water management	Environment
8	Legal and regulatory compliance	Governance
9	Operational resilience	Governance
10	Employee health and mental wellbeing	Employee health and safety
Five of our seven themes are represented in the top 10, while all seven themes are represented in the top 15. There were no significant year-on-year movements in the theme scores, apart from the new theme, managing a changing context.

Our material themes and matters
Harmony’s material matters did not change from the prior year except for two additional matters:
»Execution of multiple, significant projects
»Impact of socio-economic challenges.
Our 29 material matters are highlighted below, grouped into seven themes. Each matter is linked to our strategic risks and opportunities, the six capitals and our strategic pillars. By linking material matters to strategic risks and opportunities, we ensure that our strategic objectives are aligned with the issues that matter most to our stakeholders.

Material matters	Strategic risks and opportunities	Capitals	Strategic pillars

Employee health and safety

»Employee safety »Employee health and mental wellbeing.	»Safety and health »Illegal mining, attacks on plants, theft and possible legalisation of artisanal mining.

Managing a changing context

»Commodity price and exchange rate fluctuations »Impact of socio-economic challenges (new).
»Gold price and forex fluctuations (varying from planned levels)
»Copper exposures reflected in our share price
»Political tensions (geo-political and local)
»Illegal mining, attacks on plants, theft and possible legalisation of artisanal mining
»Systemic failure of public infrastructure (water)
»Exploring value-accretive merger and acquisition and divestment opportunities
»Reducing our reliability on Eskom and the potential impact of carbon taxes by exploring alternative ways to generate power
»Lock in additional revenue from the sharp increase in the gold price.

Supporting our people

»Sound labour relations »Diversity, equity and inclusion »Attract and retain key skills and experience.	»Not achieving operational objectives at critical operations »Retaining key skills and experience »Political tensions (geo-political and local).

Environment

»Energy transition and security of supply
»Climate change and extreme weather susceptibility
»Water management
»Circular economy
»TSF management
»Biodiversity and post-closure sustainability
»Renewable alternatives for net zero carbon emissions
»Pollution management.

»Safety and health
»Security of electricity/power supply and the impact of higher electricity costs
»Impact of climate change
»Supply chain disruptions (including supply of goods, increasing costs and availability)
»Systemic failure of public infrastructure (water)
»Reducing our reliance on Eskom and the potential impact of carbon taxes by exploring alternative ways to generate power
»Exploring Harmony’s water resources and supply to surrounding communities.

Material matters	Strategic risks and opportunities	Capitals	Strategic pillars

Governance

»Operational resilience »Fair and responsible remuneration »Responsible procurement that safeguards human rights »Legal and regulatory compliance »Cybersecurity »Ethics and governance.
»Cyber attacks/cyber criminality
»Regulatory changes and/or compliance with regulatory requirements
»Retaining skills and experience
»Illegal mining, attacks on plants, theft and possible legalisation of artisanal mining.

Business growth and resilience

»Capital access and allocation
»Higher-quality asset investment (organic and acquisitive)
»Diversified portfolio growth (geographical and commodity)
»Innovation, technology and digitalisation
»Execution of multiple, significant projects (new).

»Gold price and forex fluctuations (varying from planned levels)
»Depleting the ore reserve base
»Not achieving operational objectives at critical operations
»Unsuccessful project execution and funding ability
»Supply chain disruptions (including supply of goods and increasing costs and availability)
»Cyber attacks/cyber criminality
»Retaining skills and experience
»Illegal mining, attacks on plants, theft and possible legalisation of artisanal mining (IT, drones)
»Security of electricity/power supply and the impact of higher electricity costs
»Organic growth opportunities to increase the quality of our ounces and drive down costs
»Productivity improvement projects
»Explore the installation of dynaCERT’s HydraGEN technology at the Hidden Valley Mine
»Copper exposure reflected in our share price
»Exploring value-accretive mergers, acquisitions and divestment opportunities
»Lock in additional revenue from the sharp increase in the gold price.

Social licence to operate

»Sustainable community partnerships »Supply chain transformation and preferential procurement[1] »Cultural heritage.
»Supply chain disruptions (including supply of goods and increasing costs and availability)
»Systemic failure of public infrastructure (water)
»Illegal mining, attacks on plants, theft and possible legalisation of artisanal mining
»Political tensions (geo-political and local)
»Exploring Harmony’s water resources and supply to surrounding communities.

1 In South Africa we refer to ”preferential procurement” while in Australasia it is termed ”local procurement”.
Refer to the Risks and opportunities section for more details on our strategic risks and opportunities.

STAKEHOLDER ENGAGEMENT

Our proactive stakeholder engagement approach affirms our commitment to responsible stewardship, a key strategic pillar, with the aim to build and maintain trust through sustainable and mutually beneficial relationships and partnerships with our stakeholders. Through this approach, we manage potential risks and opportunities to enhance our social purpose and create shared value.
Coupled with different geopolitical and socio-economic landscapes, each country in which we operate has a unique operating environment and a broad network of stakeholders with varying needs, interests and expectations. We therefore continuously strive to stay connected to our stakeholders to understand their varying needs, expectations and perceptions of Harmony.

Our approach
Our stakeholder management approach guides proactive, collaborative engagement with internal and external stakeholders, including a process for addressing their concerns, complaints and grievances. We have regional and jurisdictional stakeholder engagement plans, which are supported by the group’s communication strategy and its implementation at regional and asset level.
We apply a three-tiered stakeholder engagement model that enables the company to stay connected and attuned to and have broad-based engagements with stakeholders who form part of our key stakeholder groupings.
»Tier 1 includes engagements with host governments around permitting, licensing and regulatory matters, and alignment with and contribution to local, state/provincial and national developmental agendas
»Tier 2 constitutes engagements with landowners and traditional leaders, including but not limited to socio-economic development and investment initiatives in host areas
»Tier 3 includes broad-based engagements with all other stakeholders affected by our exploration and mining activities, including non-governmental organisations (NGOs) and other community groups, to discuss and manage concerns, interests and expectations.
The model is steered by a cross-functional stakeholder relations committee, providing oversight and guidance on key stakeholder relations matters.
Engagements with our key stakeholders are structured, robust and frequent, and guided by our values and strategic intent to:
»Develop and maintain relationships founded on integrity, transparency and trust
»Co-create with government and communities through collaborative partnerships
»Balance and align our goals and stakeholders’ interests and expectations
»Establish accountability
»Manage stakeholders’ concerns, complaints and grievances
»Support shared value creation and meaningful contribution towards broader socio-economic development economic and ESG issues.

SDGs impacted

SDG16	SDG17
We work closely with our local governments through various structures to ensure that we jointly identify opportunities to support our communities.
Through ethical and responsible mining, we aim to drive ethical business practices, meet or exceed regulatory requirements and continue partnering with key stakeholders.
Through structured, proactive stakeholder engagements, we better understand our stakeholders’ needs and expectations; and timeously address a wide range of issues while building trust, creating shared value and fostering sustainable partnerships.

Our key stakeholders
We identify our key stakeholders based on their impact on Harmony’s ability to deliver on its strategy.

Investors and financiers	Employees, contractors and unions	Communities, traditional leaders and NGOs	Governments and regulators	Suppliers
We unpack engagement with these stakeholders in the section that follows.

Investors and financiers
Investors and financiers are providers of financial capital, enabling the growth of our business by investing capital in projects that will generate a meaningful return. This stakeholder group includes current and future shareholders and, indirectly, investment analysts and financial media.

Why we engage	How we engage
We have meaningful engagements to maintain the confidence of existing investors and financiers, attract investments in our business and manage expectations of financial, operating and ESG performance.
Engagements aim to inform these stakeholders about our progress on ESG commitments and delivering on our strategic objectives.
Engaging with investors and financiers enables us to sustain our business and growth as we can continue generating positive earnings and share price growth, while delivering shareholder returns.

»Results presentations
»Annual reporting
»Website
»One-on-one calls and industry conferences with banks and brokers (sell-side) and investors and asset managers (buy-side)
»Meetings and AGM
»Regulatory announcements
»Responding to emails sent to our database
»Site visits.

Stakeholder needs and interests	Our response
»Responsible business practices, including safety performance »Positive margins and cash flow »Improved ESG disclosure »Power security in South Africa »Renewable energy strategy »Water recycling and usage.
»Embedded risk management and humanistic safety culture to improve our safety performance
»Engaged with investors and ratings agencies to identify ways to improve our ESG ratings
»Hosted Sustainalytics in a two-session visit (a consultative session followed by an underground visit) to see safety in action and experience safe mining at Harmony
»Started investing in alternative energy, including ESG-linked loans and built three 10MW solar PV plants
»Progressed against SBTi-aligned targets
»Progressed the review of the feasibility studies at Eva Copper.

Related material matters
Social	»Employee safety »Sustainable community partnerships.	Environment	»Climate change and extreme weather susceptibility »Water management »Energy transition and security of supply »Renewable alternatives for net zero carbon emissions.	Governance	»Operational resilience »Cybersecurity »Legal and regulatory compliance.	Business
»Capital access and allocation
»Diversified portfolio growth (geographical and commodity)
»Higher-quality asset investment (organic and acquisitive)
»Innovation, technology and digitalisation
»Commodity price and exchange rate fluctuations
»Impact of socio-economic challenges
»Execution of multiple, significant projects.

Employees, contractors and unions
Across South Africa, Papua New Guinea and Australia, we have a total of 34,715 permanent employees and 11,363 contractors who are directly and indirectly involved in mining operations and support functions.
In South Africa, Harmony recognises five unions (NUM, AMCU, NUMSA, Solidarity and UASA), and by virtue of their representativity, unions participate in all company-wide collective bargaining for wages and conditions of employment.

Why we engage	How we engage	Their needs and interests
We strive to maintain constructive relationships through regular and proactive engagements with unions, employees and contractors at operational and managerial level, thereby mitigating the risk of labour disputes.
Harmony believes in being a fair and responsible employer, investing in and developing our workforce, and addressing employees’ needs and concerns through focused engagements.

»Frequent engagement via mass meetings, briefs, intranet, newsletters, emails, internal broadcasts and social media
»Structured, formal and regular meetings with unions
»Structured regular meetings with employee representative committee in Papua New Guinea.
»Job security »Fair remuneration »Safe and healthy work environments »Skills development and training opportunities »Responsible business practices »Diversity, equity and inclusion.
Our response
»Safety:
–Improved safety initiatives, including golden controls monitoring, ongoing communication to raise awareness and encourage a more engaged and proactive safety culture, and visible felt safety leadership
»Health and mental wellbeing:
–Continued rollout of healthcare programmes, including award-winning lifestyle disease management programme in Papua New Guinea
–Continued providing access to health and mental wellbeing programmes
»Ongoing initiatives to improve transformation included:
–A gender inclusion survey (covering, among others, inclusion, diversity and gender-based violence), which feedback we are working towards implementing
–Progress in meeting Mining Charter III targets for historically disadvantaged persons (HDPs) in South Africa
»Employment, development and labour relations:
–Signed off the training matrices for core disciplines and the mining graduate programme
–Ongoing employee recruitment and development efforts in line with MoA commitments in Papua New Guinea
–Signed groundbreaking five-year wage agreements with all five representative unions in South Africa
–Conducted annual human rights training to reinforce the Voluntary Principles on Security and Human Rights and prevailing legislation.
Go to Safety, Health and wellness, and Caring for our employees for more details.

Related material matters
Social	»Employee safety »Employee health and mental wellbeing »Sound labour relations »Diversity, equity and inclusion »Attract and retain key skills and experience »Sustainable community partnerships.	Governance	»Fair and equitable remuneration »Legal and regulatory compliance »Ethics and governance.

Communities, traditional leaders and NGOs	We operate in eight local municipalities in South Africa, the Morobe Province in Papua New Guinea and Queensland in Australia. This stakeholder group also Includes landowners.

Why we engage	How we engage
Our overarching objective is to appropriately inform, consult, involve, collaborate with, and empower communities on relevant matters and projects at the right time. This assists to:
»Gain perspective of issues valued by communities
»Identify, understand and manage our impacts and communities’ expectations
»Seek input and support for future projects and initiatives
»Establish and maintain collaborative partnerships for shared value creation
»Proactively identify and resolve stakeholders concerns, complaints and grievances
»Keep host communities informed of the company’s activities and performance, including progress on commitments made to our stakeholders
»Co-create solutions to support lasting socio-economic development and growth in host communities
»Build an understanding of the risks associated with mining and the efforts to promote public health and wellbeing
»Identify areas where business interests intersect community needs.

Our measures to ensure proactive engagements with communities include:
»Planned structured engagements through an annual stakeholder engagement plan
»Targeted and issue-based meetings
»Facilitated community dialogues
»Regular updates to the community through variable communication mediums, including social media
»Defined processes to raise concerns, complaints and grievances
»Benchmarking, alignment, collaboration and partnership on community engagements and development with industry peers through resource sector peak bodies
»Sessions to build the capacity of NGOs to address social needs that are not catered for by government services
»Outreach to local schools to rollout campaigns, eg environmental education/awareness campaigns
»Social cohesion-related CSI initiatives.

Stakeholder needs and interests	Our response
»Respectful, transparent engagement »Access to employment and business opportunities »Health and safety »Socio-economic development.
»Implementing our stakeholder management strategy and engagement plans, and revising them annually to ensure continued relevance
»Delivering on our regulatory and agreement-related commitments to communities and our CSI programme in support of our commitment to socio-economic investment, and contributing to addressing our host communities’ key socio-economic challenges, creating shared value.

Related material matters
Social	»Sustainable community partnerships »Supply chain transformation and preferential procurement »Responsible procurement that safeguards human rights »Cultural heritage.	Environment	»Circular economy.	Business	»Impact of socio-economic challenges.	Governance	»Legal and regulatory compliance.

Governments and regulators
Government stakeholders include local, provincial and national departments, and regulators. Our priority is to maintain government stakeholders’ confidence and positive relations at all government levels to promote a conducive environment for investing in Harmony’s long-term growth.

Why we engage	How we engage
Our approach to engagement with government recognises and respects government protocol at political and administrative levels. We engage about legislation, regulations, policies and guidelines that influence how we conduct business. Through these engagements, we maintain our government and regulatory stakeholders’ confidence and build a competitive advantage as a partner of choice for government.
Our objectives are to:
»Meet or exceed regulatory requirements and report on operations/projects performance
»Proactively understand and manage risks and issues
»Understand and provide feedback on proposed regulatory changes and their potential impact
»Support governments by contributing to national revenue
»Collaborate and partner on strategic socio-economic development initiatives
»Align our socio-economic development interventions to government’s growth and development plans
»Policy reform.

»Planned, structured and targeted engagements facilitated through an annual engagement plan
»Issue-specific interventions
»Annual reports to our regulators and participation in regulatory audits
»Through peak bodies in each jurisdiction on industry-wide issues and policy or regulatory changes
»Engage largely at government administration leadership to mitigate changes in political office bearers.

Stakeholder needs and interests	Our response
»Responsible, compliant and transparent business practices »Job creation and socio-economic development. Contribution to gross domestic product.
»Aligning with leading practices and proactively monitoring regulatory changes
»Contributing royalties, taxes, charges and fees as prescribed under law in each jurisdiction
»Implementing robust safety strategies (refer to the employees stakeholder category of this report for more details on safety)
»Delivering on our regulatory and agreement-related commitments to communities and our voluntary CSI programme to support our host communities to address key socio-economic challenges.

Related material matters
Social	»Employee safety »Sustainable community partnerships »Supply chain transformation and preferential procurement	Business	»Impact of socio-economic challenges.	Governance	»Legal and regulatory compliance.

Suppliers	We support the broader economy by procuring goods and services to operate our business from our upstream value chain. Suppliers include small, medium and micro enterprises (SMMEs) and vendors.

Why we engage	How we engage
Strategic supplier engagement is crucial for meeting our procurement targets, fulfilling commitments tied to our mining rights and agreements, managing costs, achieving our strategic objectives, and ensuring long-term viability.
»Annual supplier days »One-on-one, issue-based meetings »Email and website »Industry meetings, exhibitions and conferences »Contracts and service agreements.
Stakeholder needs and interests	Our response
»Tender opportunities
»Increased economic participation
»Increase spend on black women-owned and youth-owned companies
»Community involvement and ownership
»Business development
»Local supplier and landowner focus.

»Creating direct and indirect employment through our ongoing operations and growth projects
»Continued connecting with potential suppliers to encourage participation in tender processes
»Fostered partnerships between original equipment manufacturers (OEMs) and local SMMEs for downstream opportunities to enhance participation of local SMMEs in supply chain
»Continued progress towards our targets and advancing interventions for women-owned and youth-owned companies
»Continued effort to source locally and afford contract opportunities to landowner and local businesses in Papua New Guinea
»Engagement campaign across north-west region of Queensland to introduce Harmony, the Eva Copper Project, and related supply opportunities.

Related material matters
Social	»Sustainable community partnerships »Diversity, equity and inclusion »Supply chain transformation and preferential procurement »Responsible procurement that safeguards human rights.	Environment	»Circular economy.	Governance	»Ethics and governance.

OPERATIONAL PERFORMANCE

Operational excellence is one of Harmony’s four strategic pillars and is vital to delivering on our strategy – producing safe, profitable ounces and improving margins through operational excellence and value-accretive acquisitions. In striving to maintain operational excellence, we prioritise safety, ensure strict cost control and management of grades mined and encourage disciplined mining to improve productivity and efficiencies.
Our approach
Our approach to improved operational performance is driven by our commitment to operational excellence and ensuring safe, consistent, predictable and profitable production. We aim to create an enabling and safe environment to achieve our operational plans, reduce unit costs and improve productivity. This will maximise the generation of free cash flow, which is centred on operational excellence.
Key focus areas of our operational excellence programme:

Safety and operational risk management
Managing safety risks: Safety is a material risk for Harmony. As such, it is imperative to ensure safe production, prevent loss-of-life incidents and embed a proactive safety culture across all our operations. We have adopted global best practice safety standards via a four-layered approach. The approach is based on risk management, implemented modernised safety systems, an intensified focus on leadership development and training to address behaviour to achieve our goal of ensuring that each employee safely returns home every day.
See the Safety section for details on our safety performance and management.
Managing operational risks: Operational risk management is an integral part of our business and operating strategy. It entails managing risks effectively while working productively. Our risk-based approach helps ensure that all supporting systems are functioning efficiently. Safety hazards and operational business risks are identified and dealt with continuously at each of our operations.
Harmony’s top operational risks are:
»Loss of life/safety
»Security of electricity power supply and the impact of higher electricity costs
»Not achieving operational objectives at our critical operations
»Unsuccessful project execution
»Supply chain disruptions (including supply of goods and increasing costs).
Scope
This document was prepared as part of Harmony’s integrated annual reporting suite. For additional information on areas disclosed in this report, refer to the following individual reports:
»Mineral Resources and Mineral Reserves report 2024
»ESG report 2024
»Financial report 2024.
Our performance
The safety and health of our employees and their families remain our top priority. In FY24, we continued our safety journey to embed a proactive safety culture throughout the company and remain committed to improving all safety aspects. Group lost-time injury frequency rate (per million hours worked) (LTIFR) for FY24 remained almost flat, with a marginal increase to 5.53 per million hours worked (FY23: 5.49 per million hours worked).
FY24 was an excellent year for Harmony. We recorded an increase in gold production, contained unit costs to below inflation and, supported by higher gold prices, achieved record operational free cash flows. Group production for FY24 increased by 6% to 48 578kg (1.56Moz) from 45 651kg (1.47Moz) in FY23. This performance was on the back of higher grades from Mponeng, Moab Khotsong, Mine Waste Solutions and Hidden Valley and exceeding the guidance of 1.55Moz. The average underground recovered grade increased by 6% to 6.11g/t from 5.78g/t in FY23.
Gold revenue increased 23% for FY24 to R58 269 million (FY23: R47 519 million), driven by higher gold prices and production. The average gold price received increased 16% to R1 201 653/kg (FY23: R1 032 646/kg) for the financial year, mainly due to an 11% increase in the US dollar price to US$1 999/oz (FY23: US$1 808/oz). Group all-in sustaining cost remained almost flat, increasing by only 1% to R901 550/kg in FY24 (FY23: R889
766/kg). The increase in gold production and a stable cost base ensured all-in sustaining cost came in below the guided R920 000/kg. Production profit increased by 57% to R21 880 million from R13 977 million in FY23.
Our continued commitment to organic growth was a main contributor to the increase in group capital expenditure for FY24, which increased by 10% to R8 327 million from R7 598 million in FY23. Major capital expenditure rose by R926 million to R2 994 million in FY24, a 45% increase from the R2 068 million spent in FY23, mainly on the Zaaiplaats and Kareerand projects.

Group operating free cash flow increased by 111% to a record high of R12 743 million in FY24 from R6 031 million in FY23. Operating cash flows were driven by a higher gold price and higher production due to improved recovered grades at Mponeng, Moab Khotsong, Mine Waste Solutions and Hidden Valley. Mponeng and Moab Khotsong contributed 47% towards group operating free cash flow.
* Operating free cash flow = revenue – cash operating cost - capital expenditure – Franco-Nevada non-cash adjustment +/- impact of run-of-mine (ROM) costs as per operating results.

FY24 focus areas and actions		How we performed

Continue embedding a proactive safety culture.	▶	Following improvements in recent years, the South African LTIFR deteriorated marginally to 5.53 per million hours from 5.49 in FY23.

Ensure we meet our operational plans and generate free cash flow.	▶	We exceeded all revised guidance metrics and achieved record high operational free cash flow generated for FY24 at R12.7 billion.

Pursue organic brownfields growth strategy.	▶	We pursued brownfield exploration at Hidden Valley and Kalgold to optimise existing open-pit operations, with brownfield exploration at our underground operations in South Africa.

Ensure major project execution and capital spend align to plan.	▶	Zaaiplaats and Kareerand are progressing well, with a total spend marginally above guidance at R2.8 billion.

Continue to drive down unit costs by improving our safety performance, delivering on our production plans and increasing the productivity of our mining teams.	▶	Group all-in sustaining cost remains well managed and increased by only 1% year on year to R901 550/kg.

Key operational metrics FY24 – year-on-year (YoY) comparison

	Unit	YoY move	YoY %	FY24	FY23
Gold price	(R/kg)	é	16.4	1,201,653	1,032,646	Higher average gold price received YoY reflected in higher gold revenue
Underground yield	(g/t)	é	5.7	6.11	5.78	Mainly driven by significantly higher grades at Mponeng, Target 1 and Moab Khotsong
Margin	(%)	é	69.2	22	13	Margin increased YoY mainly due to the higher gold price and production with exceptional performances from Mponeng, Hidden Valley and Moab Khotsong
Gold produced	(kg)	é	6.4	48,578	45,651	Higher recovered grades resulted in increased production as tonnes were marginally lower
– SA high-grade underground operations	(kg)	é	8.7	15,350	14,117	Mainly due to higher recovered grades at Mponeng, up 18% to 9.94g/t
– SA optimised underground operations	(kg)	ê	-3.0	19,061	19,641	Steady performance, lower production mainly at Doornkop and Tshepong South
– SA surface operations	(kg)	é	20.5	9,066	7,523	Excellent all-round performance, mainly driven by higher grades, with Mine Waste Solutions standing out
– Papua New Guinea	(kg)	é	16.7	5,101	4,370	Grade increased 33% YoY mainly driven by higher grades from Kaveroi and Big Red areas
All-in sustaining cost	(R/kg)	é	1.3	901,550	889,766	Well controlled as higher production partially offset annual salary and electricity tariff increases

PERFORMANCE BY OPERATION

South Africa – underground operations
Our underground mines are grouped by “high-grade” operations consisting of Mponeng and Moab Khotsong and our “optimised” operations consisting of the remainder of our underground operations,
Our high-grade mines, especially Mponeng, recorded excellent recovered grades for FY24 that formed the basis of another excellent year for these operations. The recovered grade for these operations increased by 15% from 7.83g/t in FY23 to 9.02g/t for the current year, Mponeng’s grade improved 18% to 9.94g/t from 8.43g/t in FY23 while Moab Khotsong recorded an 11% increase to 8.03g/t (FY23: 7.25g/t) for FY24. Mponeng is currently mining through high-grade areas on both the eastern and western blocks on 123 and 126 levels, and therefore expect good grades to be sustained well into the 2025 financial year. The higher grades resulted in a 9% increase in gold production for both operations to 15 350kg (493 512oz) (FY23: 14 117kg (453 871oz)). Total volumes of ore milled for FY24 decreased by 6% compared to the previous financial year, mainly at Moab Khotsong being 11% lower, while Mponeng remained flat year on year. These operations contributed 47% or R6.0 billion (US$320 million) towards the group operating free cash for FY24 (FY23: R3.4 billion, US$194 million).
Our optimised operations delivered a steady performance with gold production ending 3% lower for FY24 at 19 061kg (612 826oz) compared to 19 641kg (631 474oz) in FY23 (lower production was mainly at Doornkop and Tshepong South). Post completion of the infrastructure project Target 1 recorded a 46% increase in gold production for FY24 to 1 859kg (59 769oz) (FY23: 1 275kg (40 992oz)) The optimised operations delivered operating free cash flows of R2.0 billion (US$106 million) in FY24, 78% higher than the R1.1 billion (US$63 million) recorded for FY23.
South Africa – surface operations
These operations delivered a stellar performance with increases in production recorded at all of our operations. Gold production increased 21% to 9 066kg (291 477oz) in FY24 from 7 523kg (241 872oz) in FY23. Mine Waste Solutions and Kalgold delivered excellent performances for the year under review recording a 34% and 21% increase in gold production respectively. As a result operating free cash for the South African surface operations surged 210% to R2.6 billion (US$138 million) in FY24 from R835 million (US$47 million) in FY23.
Papua New Guinea – opencast operations
In FY24, Hidden Valley mined through the higher grade areas in Kaveroi and Big Red boosting recovered grade to 1.52g/t, a 33% improvement over the 1.14g/t achieved in FY23. As a result gold production improved 17% to 5 101kg (164 000oz) from 4 370kg (140 498oz) in FY23 (the improvement in grade was partially offset by lower tonnes milled). Silver production increased 41% to 110 195kg (3 542 852oz) from 78 386kg (2 520 163oz) in FY23. Operating free cash flow rose 256% from R615 million (US$35 million) to R2.2 billion (US$117 million) in FY24, an outstanding achievement.

South Africa – underground operations
Moab Khotsong

		FY24	FY23	FY22
Number of employees
– Permanent		5,438	5,739	5,562
– Contractors		1,061	974	956
Total		6,499	6,713	6,518
Operational
Volumes milled	(000t) (metric)	822	920	959
	(000t) (imperial)	906	1,015	1,059
Gold produced	(kg)	6,599	6,668	6,508
	(oz)	212,162	214,381	209,237
Gold sold	(kg)	6,650	6,715	6,393
	(oz)	213,803	215,892	205,539
Grade	(g/t)	8.03	7.25	6.79
	(oz/t)	0.234	0.211	0.198
Productivity	(g/TEC)	101.44	101.54	97.26
Development results
– Total metres (excluding capital metres)		4,663	6,738	7,755
– Reef metres		1,328	1,026	1,424
– Capital metres		2,960	3,510	2,668
Financial
Revenue	(Rm)	8,108	7,036	5,779
	(US$m)	434	396	380
Average gold price received	(R/kg)	1,219,199	1,047,845	903,905
	(US$/oz)	2,028	1,835	1,848
Cash operating cost	(Rm)	4,615	4,561	4,134
	(US$m)	247	257	272
Production profit	(Rm)	3,470	2,522	1,740
	(US$m)	186	142	114
Capital expenditure	(Rm)	1,330	1,167	894
	(US$m)	71	66	59
Operating free cash flow[1]	(Rm)	2,163	1,309	752
	(US$m)	116	74	49
Cash operating cost	(R/kg)	699,300	683,995	635,146
	(US$/oz)	1,163	1,198	1,299
All-in sustaining cost	(R/kg)	798,866	782,441	739,870
	(US$/oz)	1,329	1,370	1,513
Average exchange rate	(R/US$)	18.70	17.76	15.21
Safety
Loss of life		–	1	1
Lost-time injury frequency rate	per million hours worked	5.36	6.03	5.65
Environment[2]
Electricity consumption	(GWh)	774	749	745
Water consumption – primary activities	(Ml)	7,982	5,932	6,406
Greenhouse gas emissions	(000tCO2e)	776	780	804
Intensity data per tonne treated
– Energy		0.94	0.81	0.78
– Water		9.71	6.45	6.69
– Greenhouse gas emissions		0.94	0.85	0.84
Number of reportable environmental incidents[3]		–	–	1
Community
Local economic development	(Rm)	30	49	23
Training and development	(Rm)	115	124	85
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.
2    Figures include Nufcor.
3    Figures include reportable incidents in Zaaiplaats.

Other salient features
Status of operation	Steady-state operation, with balanced mining between top and middle mine. Great Noligwa pillar project closed out and continue mining as an ongoing concern.
Life-of-mine	20 years (including Zaaiplaats)
Nameplate hoisting capacity (per month)	160 000 tonnes (176 000 tons)
Compliance and certification	»New order mining right »ISO 14001.
Mineral Reserve estimates at 30 June 2024

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	3.4	7.69	26	10.3	8.14	84	13.6	8.03	110
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	3.7	0.224	831	11.3	0.237	2,690	15.0	0.234	3,521
Overview of operations
Moab Khotsong is a deep-level mine near the towns of Orkney and Klerksdorp, some 180km south-west of Johannesburg. The mine, which began producing in 2003, was acquired from AngloGold Ashanti Limited in March 2018.
Mining is based on a scattered-mining method, together with an integrated backfill support system that incorporates bracket pillars. The geology at Moab Khotsong is structurally complex, with large fault-loss areas between the three mining areas (top mine (Great Noligwa), middle mine and lower mine (growth project and Zaaiplaats project in execution phase). The mine exploits the Vaal Reef as its primary orebody. The economic reef horizons are mined between 1 791m and 3 052m below surface. Ore mined is processed at the Noligwa gold plant. The plant uses the reverse gold leach method, with gold and uranium being recovered through gold cyanide and acid uranium leaching.
Operating performance FY24
Moab Khotsong achieved 3 000 000 loss-of-life free shifts during the year under review. The lost-time injury frequency rate improved by 11% to 5.36 per million hours worked in FY24 (FY23: 6.03).
Refer to the Safety section for more information on the causes of injury and management’s safety approach.
Gold production for FY24 remained relatively flat decreasing by 1% to 6 599kg (212 162oz) from 6 668kg (214 381oz) in FY23. The recovered grade for FY24 increased 11% to 8.03g/t compared to 7.25g/t in FY23 but was, however, offset by lower tonnes milled. Total volumes of ore milled for FY24 at 822 000 tonnes was 11% lower than the 920 000 tonnes recorded in FY23, affected by a seismic event in February 2024 and geological challenges resulting in the unplanned moving of crews.

The mine is the group’s second largest gold operation, contributing 14% of total production. Revenue increased 15% to R8 108 million (FY23: R7 036 million), mainly due to a higher gold price received. The average gold price received increased by 16% to R1 219 199/kg (FY23: R1 047 845/kg). Cash operating costs increased by only 1% for FY24 to R4 615 million (FY23: R4 561 million), benefiting from higher uranium sales credits partially offsetting annual wage and electricity tariff increases. Uranium sales increased year on year by 79% to 612 000lb (FY23: 342 000lb) resulting in total revenue of R866 million for FY24 (FY23: R304 million). MPRDA royalties increased by 61% to R228 million in FY24 (FY23: R142 million) on the back of higher revenue and profitability. Capital expenditure rose 14% to R1 330 million (FY23: R1 167 million), mainly as a result of capital expenditure for the Zaaiplaats project as well as the Great Noligwa pillar extraction accounting for 63% of the total spent. A total of R285 million was spent in respect of ongoing development.
Moab Khotsong was the third largest contributor to operating free cash flow at R2 163 million in FY24, a 65% increase over the R1 309 million recorded in FY23.

South Africa – underground operations
Mponeng

		FY24	FY23	FY22
Number of employees
– Permanent		4,710	4,598	4,692
– Contractors		780	558	595
Total		5,490	5,156	5,287
Operational
Volumes milled	(000t) (metric)	880	884	840
	(000t) (imperial)	971	975	926
Gold produced	(kg)	8,751	7,449	6,086
	(oz)	281,350	239,490	195,669
Gold sold	(kg)	8,648	7,480	6,041
	(oz)	278,039	240,487	194,222
Grade	(g/t)	9.94	8.43	7.25
	(oz/t)	0.290	0.246	0.211
Productivity	(g/TEC)	151.59	136.73	105.62
Development results
– Total metres (excluding capital metres)		7,142	8,000	8,331
– Reef metres		1,379	1,500	1,249
– Capital metres		–	–	–
Financial
Revenue	(Rm)	10,577	7,845	5,620
	(US$m)	566	442	369
Average gold price received	(R/kg)	1,223,096	1,048,824	930,257
	(US$/oz)	2,035	1,836	1,902
Cash operating cost	(Rm)	5,870	5,002	4,498
	(US$m)	314	282	296
Production profit	(Rm)	4,782	2,848	1,133
	(US$m)	256	160	74
Capital expenditure	(Rm)	890	704	605
	(US$m)	48	40	40
Operating free cash flow[1]	(Rm)	3,817	2,139	517
	(US$m)	204	120	34
Cash operating cost	(R/kg)	670,811	671,474	739,026
	(US$/oz)	1,116	1,176	1,511
All-in sustaining cost	(R/kg)	785,108	784,093	865,976
	(US$/oz)	1,306	1,373	1,771
Average exchange rate	(R/US$)	18.70	17.76	15.21
Safety
Loss of life		2	–	1
Lost-time injury frequency rate	per million hours worked	8.37	8.57	8.71
Environment
Electricity consumption	(GWh)	932	938	908
Water consumption – primary activities	(Ml)	5,977	2,858	2,798
Greenhouse gas emissions	(000tCO2e)	933	976	980
Intensity data per tonne treated
– Energy		1.06	1.06	1.08
– Water		6.79	3.23	3.33
– Greenhouse gas emissions		1.06	1.10	1.17
Number of reportable environmental incidents		–	–	–
Community
Local economic development	(Rm)	24	39	31
Training and development	(Rm)	78	78	65
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results

Other salient features
Status of operation	Steady-state operation. Life-of-mine extension approved, project commences.
Life-of-mine	20 years
Nameplate hoisting capacity (per month)	165 000 tonnes (182 000 tons)
Compliance and certification	»New order mining right »ISO 14001.
Mineral Reserve estimates at 30 June 2024

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	4.5	9.67	43	10.9	8.86	97	15.4	9.09	140
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	4.9	0.282	1,389	12.1	0.258	3,115	17.0	0.265	4,503
Overview of operations
Mponeng is a deep-level mine near the town of Carletonville, some 90km south-west of Johannesburg. The mine, which began producing in 1986, was acquired from AngloGold Ashanti Limited in October 2020.
The orebody is extracted mostly by breast-mining methods with associated waste mining in addition to the reef being extracted. The dilution from these waste sources is captured and incorporated in the tonnage calculation, with historical performance being the benchmark. The mine exploits the Ventersdorp Contact Reef as its primary orebody.
The economic reef horizons are mined between 3 160m and 3 740m below surface. Ore mined is processed at the Mponeng gold plant. The plant uses the conventional gold-leach method, with gold recovered through carbon-in-pulp technology.
Operating performance FY24
Regrettably, two lives were lost at Mponeng Mine during FY24. The operation recorded a 2% improvement in the lost-time injury frequency rate at 8.37 per million hours worked for FY24 (FY23: 8.57). The management team remains committed to improving the safety performance of the operation.
Refer to the Safety section for more information on the causes of injury and management’s safety approach.
Mponeng was the group’s largest gold producer, contributing 18% of total production. The operation has been mining through high-grade areas on both the eastern and western blocks on 123 and 126 levels and as a result saw an 18% increase in the recovered grade to 9.94g/t for FY24 (FY23: 8.43g/t). Gold production increased to 8 751kg (281 350oz) in FY24, 17% higher than the 7 449kg (239 490oz) recorded in FY23. Volumes of ore milled remained flat year on year.

Revenue increased 35% to R10 577 million (FY23: R7 845 million), mainly due to the increase in gold production supported by a higher gold price. The average gold price received increased 17% to R1 223 096/kg (FY23: R1 048 824⁄kg). Cash operating costs increased by 17% to R5 870 million (FY23: R5 002 million) on the back of annual wage and electricity tariff increases as well as significantly higher MPRDA royalties. Royalties increased by 152% to R386 million (FY23: R153 million) as revenue and profits rose significantly. Capital expenditure increased by 26% to R890 million (FY23: R704 million), mainly on major and shaft capital. A total of R464 million was spent in respect of ongoing development.
Mponeng was the largest contributor to operating free cash flow at R3 817 million in FY24, significantly higher than the R2 139 million in FY23.

South Africa – underground operations
Tshepong North

		FY24	FY23	FY22
Number of employees
– Permanent		3,457	3,398	4,920
– Contractors		317	308	533
Total		3,774	3,706	5,453
Operational
Volumes milled	(000t) (metric)	726	795	988
	(000t) (imperial)	800	876	1,090
Gold produced	(kg)	3,248	3,354	3,793
	(oz)	104,426	107,834	121,949
Gold sold	(kg)	3,196	3,391	3,799
	(oz)	102,754	109,022	122,141
Grade	(g/t)	4.47	4.22	3.84
	(oz/t)	0.131	0.123	0.112
Productivity	(g/TEC)	79.05	76.95	66.00
Development results
– Total metres (excluding capital metres)		8,085	8,835	14,374
– Reef metres		1,124	1,654	1,567
– Capital metres		–	–	1,126
Financial
Revenue	(Rm)	3,877	3,530	3,429
	(US$m)	207	199	226
Average gold price received	(R/kg)	1,213,187	1,041,078	902,645
	(US$/oz)	2,018	1,823	1,846
Cash operating cost	(Rm)	2,873	2,673	2,894
	(US$m)	154	150	190
Production profit	(Rm)	1,050	829	535
	(US$m)	56	47	36
Capital expenditure	(Rm)	559	553	1,038
	(US$m)	30	31	68
Operating free cash flow[1]	(Rm)	446	303	(503)
	(US$m)	24	17	(33)
Cash operating cost	(R/kg)	884,464	797,069	763,163
	(US$/oz)	1,471	1,396	1,561
All-in sustaining cost	(R/kg)	1,078,897	975,498	994,235
	(US$/oz)	1,795	1,708	2,033
Average exchange rate	(R/US$)	18.70	17.76	15.21
Safety
Loss of life		1	2	–
Lost-time injury frequency rate	per million hours worked	4.13	4.63	5.10
Environment
Electricity consumption	(GWh)	247	269	301
Water consumption – primary activities	(Ml)	1,039	894	1,106
Greenhouse gas emissions	(000tCO2e)	248	280	326
Intensity data per tonne treated
– Energy		0.34	0.34	0.30
– Water		1.43	1.12	1.12
– Greenhouse gas emissions		0.34	0.35	0.33
Number of reportable environmental incidents		–	–	–
Community
Local economic development	(Rm)	20	16	15
Training and development	(Rm)	71	79	77
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Other salient features
Status of operation	Steady-state operation, development continues. Sub-75 risk capital approved and review of feasibility study underway.
Life-of-mine	7 years
Nameplate hoisting capacity (per month)	192 000 tonnes (212 000 tons)
Compliance and certification	»New order mining right – December 2007 »ISO 14001 »ISO 9001.
Mineral Reserve estimates at 30 June 2024

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	3.0	4.77	14	2.0	5.57	11	5.0	5.09	25
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	3.3	0.139	461	2.2	0.162	356	5.5	0.148	818
Overview of operations
Tshepong North is a deep-level underground mining operation in the Free State, near the town of Welkom, some 250km from Johannesburg. Tshepong North is a mature underground operation that uses conventional undercut mining in the Basal Reef while the B Reef is exploited as a high-grade secondary reef. Ore mined is processed at the Harmony One plant, with gold recovered using the gold cyanide leaching process.
Operating performance FY24
Regrettably, Tshepong North had one loss-of-life incident in FY24. The lost-time injury frequency rate improved 11% to 4.13 per million hours worked (FY23: 4.63). The management team remains committed to improving the safety performance of the operation.
Refer to the Safety section for more information on the causes of injury and management’s safety approach.
Tshepong North recorded a steady performance in FY24 with gold production decreasing by 3% to 3 248kg (104 426oz) when compared to the 3 354kg (107 834oz) in the previous year. The recovered grade improved year on year to 4.47g/t (FY23: 4.22g/t) for FY24, a 6% improvement, this was however offset by a 9% decrease in the volumes of ore milled to 726 000 tonnes (FY23: 795 000 tonnes).

Revenue rose 10% to R3 877 million (FY23: R3 530 million) due to a 17% increase in the average gold price received to R1 213 187/kg (FY23: R1 041 078/kg). Cash operating costs was up 7% in FY24 to R2 873 million (FY23: R2 673 million) mainly due to annual wage and electricity tariff increases as well as significantly higher MPRDA royalties. Royalties increased 164% to R66 million (FY23: R25 million) as revenue and profits increased.
Capital expenditure for FY24 was in line with the previous year at R559 million (FY23: R553 million). A total of R386 million was spent in respect of ongoing development. Operational free cash increased to R446 million in FY24, a 47% increase over the R303 million recorded in FY23.

South Africa – underground operations
Tshepong South

		FY24	FY23	FY22
Number of employees
– Permanent		3,137	3,052	3,266
– Contractors		353	334	355
Total		3,490	3,386	3,621
Operational
Volumes milled	(000t) (metric)	465	506	573
	(000t) (imperial)	512	557	631
Gold produced	(kg)	3,129	3,431	3,229
	(oz)	100,599	110,310	103,814
Gold sold	(kg)	3,082	3,458	3,231
	(oz)	99,088	111,177	103,878
Grade	(g/t)	6.73	6.78	5.64
	(oz/t)	0.196	0.198	0.165
Productivity	(g/TEC)	84.04	93.84	79.93
Development results
– Total metres (excluding capital metres)		5,965	6,655	7,331
– Reef metres		1,055	1,198	996
– Capital metres		2,116	1,119	–
Financial
Revenue	(Rm)	3,734	3,607	2,922
	(US$m)	200	203	192
Average gold price received	(R/kg)	1,211,447	1,043,180	904,303
	(US$/oz)	2,015	1,826	1,849
Cash operating cost	(Rm)	2,607	2,374	2,190
	(US$m)	139	134	144
Production profit	(Rm)	1,169	1,212	732
	(US$m)	63	68	48
Capital expenditure	(Rm)	527	514	476
	(US$m)	28	29	32
Operating free cash flow[1]	(Rm)	599	719	253
	(US$m)	32	40	17
Cash operating cost	(R/kg)	833,307	691,925	679,169
	(US$/oz)	1,386	1,211	1,389
All-in sustaining cost	(R/kg)	1,002,141	841,983	843,688
	(US$/oz)	1,667	1,474	1,725
Average exchange rate	(R/US$)	18.70	17.76	15.21
Safety
Loss of life		1	–	1
Lost-time injury frequency rate	per million hours worked	5.57	5.24	7.15
Environment
Electricity consumption	(GWh)	251	279	292
Water consumption – primary activities	(Ml)	1,316	1,669	1,850
Greenhouse gas emissions	(000tCO2e)	251	290	316
Intensity data per tonne treated
– Energy		0.54	0.55	0.51
– Water		2.83	3.29	3.23
– Greenhouse gas emissions		0.54	0.57	0.55
Number of reportable environmental incidents		–	–	–
Community
Local economic development	(Rm)	16	10	11
Training and development	(Rm)	62	64	51
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Other salient features
Status of operation	Steady-state operation, development continues. B Reef development in the Northern section and chairlift development in the Southern section continues in FY25.
Life-of-mine	6 years
Nameplate hoisting capacity (per month)	91 000 tonnes (101 000 tons)
Compliance and certification	»New order mining right – December 2007 »ISO 14001 »ISO 9001.
Mineral Reserve estimates at 30 June 2024

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	2.4	8.02	19	0.2	7.08	2	2.6	7.94	21
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	2.6	0.234	608	0.3	0.207	52	2.8	0.232	660
Overview of operations
Tshepong South is located in the Free State, near the town of Welkom, some 250km from Johannesburg. Tshepong South exploits the Basal reef with the B Reef mined as a high-grade secondary reef and uses the conventional undercut and opencut mining method. Rock from Tshepong South is transported via a railveyor system to Nyala shaft, from where it is hoisted to surface. Mining is conducted at depths of 1 500m to 2 300m. Ore mined is processed at the Harmony One plant, with gold recovered using the gold cyanide leaching process.
Operating performance FY24
Regrettably, Tshepong South had one loss-of-life incident in FY24. The lost-time injury frequency rate deteriorated by 6% to 5.57 per million hours worked (FY23: 5.24). The management team remains committed to improving the safety performance of the operation.
Refer to the Safety section for more information on the causes of injury and management’s safety approach.
During the second half of FY24 Tshepong South was affected by geological and mining-related challenges resulting in lower square metres and as a result ore milled for the year was 8% lower at 465 000 tonnes (FY23: 506 000 tonnes). The recovered grade at 6.73g/t for FY24 was marginally lower than the 6.78g/t recorded for FY23. The operation produced a total of 3 129kg (100 599oz) for FY24, 9% lower than the 3 431kg (110 310oz) produced for FY23.

Despite lower production, revenue increased 4% to R3 734 million (FY23: R3 607 million) due to a 16% increase in the average gold price received to R1 211 447/kg (FY23: R1 043 180/kg). Cash operating costs increased by 10% to R2 607 million (FY23: R2 374 million), mainly due to annual wage and electricity tariff increases as well as higher MPRDA royalties. Total royalties paid was R64 million (FY23: R26 million) on higher revenue and profits. Capital expenditure increased 3% to R527 million (FY23: R514 million), mainly for ongoing development.
The operation recorded operating free cash flow of R599 million for the year under review, 17% lower than the R719 million for FY23 mainly due to lower production and higher costs.

South Africa – underground operations
Doornkop

		FY24	FY23	FY22
Number of employees
– Permanent		3,474	3,612	3,322
– Contractors		678	746	771
Total		4,152	4,358	4,093
Operational
Volumes milled	(000t) (metric)	815	898	874
	(000t) (imperial)	900	990	963
Gold produced	(kg)	3,470	4,213	3,444
	(oz)	111,562	135,451	110,726
Gold sold	(kg)	3,469	4,233	3,464
	(oz)	111,531	136,094	111,370
Grade	(g/t)	4.26	4.69	3.94
	(oz/t)	0.124	0.137	0.115
Productivity	(g/TEC)	79.63	97.50	81.17
Development results
– Total metres (excluding capital metres)		8,836	7,455	6,500
– Reef metres		1,798	1,435	1,449
– Capital metres		2,894	2,737	2,708
Financial
Revenue	(Rm)	4,198	4,384	3,106
	(US$m)	225	247	204
Average gold price received	(R/kg)	1,210,252	1,035,665	896,779
	(US$/oz)	2,013	1,813	1,834
Cash operating cost	(Rm)	3,054	2,987	2,514
	(US$m)	163	168	165
Production profit	(Rm)	1,158	1,375	654
	(US$m)	62	77	43
Capital expenditure	(Rm)	687	716	491
	(US$m)	37	40	32
Operating free cash flow[1]	(Rm)	457	682	102
	(US$m)	24	38	7
Cash operating cost	(R/kg)	880,229	708,908	729,965
	(US$/oz)	1,464	1,241	1,493
All-in sustaining cost	(R/kg)	1,031,845	831,553	823,966
	(US$/oz)	1,716	1,456	1,685
Average exchange rate	(R/US$)	18.70	17.76	15.21
Safety
Loss of life		1	–	2
Lost-time injury frequency rate	per million hours worked	7.58	5.94	5.59
Environment
Electricity consumption	(GWh)	249	223	214
Water consumption – primary activities	(Ml)	864	1,840	1,011
Greenhouse gas emissions	(000tCO2e)	253	240	231
Intensity data per tonne treated
– Energy		0.31	0.25	0.25
– Water		1.06	2.05	1.16
– Greenhouse gas emissions		0.31	0.27	0.27
Number of reportable environmental incidents		–	1	–
Community
Local economic development	(Rm)	5	7	10
Training and development	(Rm)	84	73	75
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Other salient features
Status of operation	Steady-state operations with development of 207/212 level continuing.
Life-of-mine	18 years
Nameplate hoisting capacity (per month)	103 000 tonnes (113 000 tons)
Compliance and certification	»New order mining right – October 2008 »ISO 14001 »ISO 9001 »OHSAS 18001 »Cyanide code certified.
Mineral Reserve estimates at 30 June 2024

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	4.8	4.01	19	8.7	4.51	39	13.6	4.33	59
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	5.3	0.117	621	9.6	0.132	1,266	14.9	0.126	1,887
Overview of operations
Doornkop is a deep-level single-shaft operation in Gauteng, some 30km west of Johannesburg, on the northern rim of the Witwatersrand Basin. While a mature operation, it still has 18 years life-of-mine remaining.
The operation focuses on narrow-reef conventional mining of the South Reef gold-bearing conglomerate. Mining is undertaken to a depth of 2 219m below surface. Ore is processed at the Doornkop plant, which uses the carbon-in-pulp process to extract gold.
Operating performance FY24
Regrettably, Doornkop had one loss-of-life incident in FY24. The lost-time injury frequency rate deteriorated 28% to 7.58 per million hours worked in FY24 (FY23: 5.94). The management team remains committed to improving safety performance.
Refer to the Safety section for more information on the causes of injury and management’s safety approach.
Gold production for FY24 at 3 470kg (111 562oz) was 18% lower than the 4 213kg (135 451oz) for the previous year, this was, however, in line with planning. Doornkop experienced face-length challenges during the June 2024 quarter affecting production, ore milled for the year was 9% lower at 815 000 tonnes for FY24 (FY23: 898 000 tonnes). During FY23 Doornkop embarked on mill clean-up operations that boosted the recovered grade, which was not repeated in FY24, this was a contributor to the 9% decrease in grade to 4.26g/t (FY23: 4.69g/t).

The lower gold production reflected in revenue, down 4% to R4 198 million (FY23: R4 384 million) despite a 17% increase in the gold price. The gold price received increased to R1 210 252/kg for FY24 from R1 035 665/kg in the previous year. Cash operating costs increased by only 2% to R3 054 million (FY23: R2 987 million) mainly due to annual wage and electricity tariff increases. Capital expenditure decreased 4% to R687 million from R716 million in FY23, mainly on major project capital. A total of R336 million was spent for ongoing development.
Operating free cash flow of R457 million was recorded in FY24, 33% lower than the R682 million in FY23, a direct result of the lower production.

South Africa – underground operations
Joel

		FY24	FY23	FY22
Number of employees
– Permanent		1,729	1,871	1,839
– Contractors		198	191	224
Total		1,927	2,062	2,063
Operational
Volumes milled	(000t) (metric)	401	435	434
	(000t) (imperial)	442	481	478
Gold produced	(kg)	1,733	1,947	1,556
	(oz)	55,718	62,598	50,026
Gold sold	(kg)	1,708	1,964	1,555
	(oz)	54,914	63,144	49,994
Grade	(g/t)	4.32	4.48	3.59
	(oz/t)	0.126	0.130	0.105
Productivity	(g/TEC)	79.45	86.49	71.05
Development results
– Total metres (excluding capital metres)		3,194	3,221	3,364
– Reef metres		935	847	1,104
– Capital metres		–	–	–
Financial
Revenue	(Rm)	2,079	2,044	1,411
	(US$m)	111	115	93
Average gold price received	(R/kg)	1,216,923	1,040,581	907,660
	(US$/oz)	2,024	1,822	1,856
Cash operating cost	(Rm)	1,690	1,603	1,316
	(US$m)	90	90	87
Production profit	(Rm)	416	427	103
	(US$m)	22	24	7
Capital expenditure	(Rm)	236	231	225
	(US$m)	13	13	15
Operating free cash flow[1]	(Rm)	153	210	(129)
	(US$m)	8	12	(9)
Cash operating cost	(R/kg)	975,319	823,291	845,931
	(US$/oz)	1,622	1,441	1,730
All-in sustaining cost	(R/kg)	1,145,064	950,713	983,593
	(US$/oz)	1,905	1,665	2,011
Average exchange rate	(R/US$)	18.70	17.76	15.21
Safety
Loss of life		–	–	–
Lost-time injury frequency rate	per million hours worked	4.70	1.27	4.62
Environment
Electricity consumption	(GWh)	101	99	94
Water consumption – primary activities	(Ml)	982	897	979
Greenhouse gas emissions	(000tCO2e)	101	103	101
Intensity data per tonne treated
– Energy		0.25	0.23	0.22
– Water		2.45	2.06	2.25
– Greenhouse gas emissions		0.25	0.24	0.23
Number of reportable environmental incidents		–	–	–
Community
Local economic development	(Rm)	7	7	6
Training and development	(Rm)	28	29	24
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Other salient features
Status of operation	Steady-state operation, development continues, converting all stoping crews to hydropower in FY25.
Life-of-mine	6 years
Nameplate hoisting capacity (per month)	60 000 tonnes (83 000 tons)
Compliance and certification	»New order mining right – December 2007 »ISO 14001 »ISO 9001 »SAS 18001.
Mineral Reserve estimates at 30 June 2024

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	2.1	4.70	10	0.8	4.36	3	2.9	4.61	14
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	2.4	0.137	323	0.9	0.127	112	3.2	0.134	436
Overview of operations
Joel is a twin-shaft mining operation in the Free State, some 290km south-west of Johannesburg, on the southern edge of the Witwatersrand Basin.
A pre-developed scattered-mining system is used. This enables unpay and geologically complex areas to be left unmined, while considering the overall panel configuration and stability of footwall development. This allows for mining to be selective, based on the proven Mineral Reserve during the development phase. The primary economic reef mined is the narrow tabular Beatrix Reef deposit, accessed via conventional grid development. Mining is currently being conducted to a depth of 1 379m below collar. As the Joel plant was decommissioned in FY19, ore mined is now processed at the Harmony One plant.
Operating performance FY24
Joel achieved 3 000 000 loss-of-life free shifts during the year under review. The lost-time injury frequency rate for FY24, however, regressed to 4.70 per million hours worked (FY23: 1.27).
Refer to the Safety section for more information on the causes of injury and management’s safety approach.
Joel mine had a challenging FY24, experiencing a sheave wheel breakdown in the December 2023 quarter with production further hampered by numerous mining-related challenges. These challenges are reflected in the volumes of ore milled that decreased 8% to 401 000 tonnes in FY24 (FY23: 435 000 tonnes). As a result gold production for the year under review was down 11% from 1 947kg (62 598oz) in FY23 to 1 733kg (55 718oz) also impacted by a lower recovery grade at 4.32g/t, 4% lower than the 4.48g/t recorded for FY23.
A marginal increase in revenue for FY24 to R2 079 million (FY23:R2 044 million) was mainly due to an increase in the gold price received. The average gold price received increased 17% to R1 216 923/kg from R1 040 581/kg in FY23. Cash operating costs increased by only 5% despite above inflation annual increases on electricity tariffs to R1 690 million (FY23: R1 603 million). Capital expenditure was 2% higher at R236 million (FY23: R231 million), mainly for ongoing development.
Operating free cash flow reflected the lower production decreasing 27% to R153 million for FY24 compared to the R210 million recorded in the previous year.

South Africa – underground operations
Target 1

		FY24	FY23	FY22
Number of employees
– Permanent		1,569	1,571	1,516
– Contractors		436	430	343
Total		2,005	2,001	1,859
Operational
Volumes milled	(000t) (metric)	462	365	455
	(000t) (imperial)	510	402	501
Gold produced	(kg)	1,859	1,275	1,800
	(oz)	59,769	40,992	57,872
Gold sold	(kg)	1,854	1,256	1,821
	(oz)	59,608	40,381	58,547
Grade	(g/t)	4.02	3.49	3.96
	(oz/t)	0.117	0.102	0.116
Productivity	(g/TEC)	88.65	60.67	90.42
Development results
– Total metres (excluding capital metres)		1,915	1,387	1,544
– Reef metres		13	47	55
– Capital metres		–	–	194
Financial
Revenue	(Rm)	2,262	1,308	1,648
	(US$m)	121	74	108
Average gold price received	(R/kg)	1,219,817	1,041,564	904,992
	(US$/oz)	2,029	1,824	1,851
Cash operating cost	(Rm)	2,354	2,033	1,794
	(US$m)	126	114	118
Production profit	(Rm)	(90)	(701)	(164)
	(US$m)	(5)	(39)	(11)
Capital expenditure	(Rm)	488	428	384
	(US$m)	26	24	25
Operating free cash flow[1]	(Rm)	(580)	(1,153)	(530)
	(US$m)	(31)	(65)	(35)
Cash operating cost	(R/kg)	1,266,487	1,594,661	996,938
	(US$/oz)	2,107	2,792	2,039
All-in sustaining cost	(R/kg)	1,558,946	1,903,111	1,210,404
	(US$/oz)	2,593	3,332	2,475
Average exchange rate	(R/US$)	18.70	17.76	15.21
Safety
Loss of life		–	–	–
Lost-time injury frequency rate	per million hours worked	6.24	9.54	10.08
Environment
Electricity consumption	(GWh)	233	212	206
Water consumption – primary activities	(Ml)	590	804	871
Greenhouse gas emissions	(000tCO2e)	236	223	222
Intensity data per tonne treated
– Energy		0.50	0.58	0.45
– Water		1.28	2.20	1.92
– Greenhouse gas emissions		0.51	0.61	0.50
Number of reportable environmental incidents		–	1	–
Community
Local economic development	(Rm)	11	8	5
Training and development	(Rm)	63	53	43
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Other salient features
Status of operation	Optimisation project complete. Infrastructure maintenance, an improvement in trackless mobile machinery (TMM) availability and creating flexibility is essential to enable the production build-up.
Life-of-mine	5 years
Nameplate hoisting capacity (per month)	97 000 tonnes (107 000 tons)
Compliance and certification	»New order mining right – December 2007 »ISO 14001 »ISO 9001 »OHSAS 18001 »Cyanide code certified.
Mineral Reserve estimates at 30 June 2024

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	2.5	4.27	11	1.1	4.87	6	3.6	4.46	16
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	2.7	0.125	338	1.3	0.142	179	4.0	0.130	517
Overview of operations
Target 1 is an advanced, single-shaft, deep-level mine in the Free State, some 270km south-west of Johannesburg. It has a planned life-of-mine of five years.
While most of the ore extracted comes from mechanised mining (massive mining techniques), conventional stoping is still employed primarily to destress areas ahead of mechanised mining. The gold mineralisation currently exploited is contained in a succession of Elsburg and Dreyerskuil quartz pebble conglomerate reefs. These reefs are mined to a depth of around 2 300m below surface. Ore mined is milled and processed at the Target plant, with gold recovered by means of gold cyanide leaching.
Operating performance FY24
Target 1 achieved 1 600 000 loss-of-life free shifts during the year under review. The lost-time injury frequency rate showed significant improvement at 6.24 per million hours worked in FY24, 35% lower than the 9.54 per million hours worked in FY23.
Refer to the Safety section for more information on the causes of injury and management’s safety approach.
Target 1 recorded a much improved year post completion of the optimisation project with a significant improvement in gold production. Volumes of ore milled increased 27% to 462 000 tonnes in FY24 from 365 000 tonnes in the previous year. The recovered grade at 4.02g/t was 15% higher than the 3.49g/t recorded for FY23. As a result, gold production rose 46% to 1 859kg (59 769oz) from 1 275kg (40 992oz) in FY23.

Gold revenue was significantly higher at R2 262 million (FY23:R1 308 million), a 73% increase, boosted by higher production as well as benefiting from a higher gold price. The average gold price received increased by 17% year on year to R1 219 817/kg in FY24 from R1 041 564/kg for the prior year. On the back of higher production cash operating costs rose 16% to R2 354 million (FY23: R2 033 million) also impacted by annual wage and electricity tariff increases as well as an increase in maintenance and drilling contractors cost.
Capital expenditure increased 14% to R488 million (FY23: R428 million) impacted by a trackless machinery replacement strategy and regulatory compliance to level 9, collision avoidance systems. A total of R202 million was spent for ongoing development.

South Africa – underground operations
Kusasalethu

		FY24	FY23	FY22
Number of employees
– Permanent		3,502	3,502	3,648
– Contractors		466	468	479
Total		3,968	3,970	4,127
Operational
Volumes milled	(000t) (metric)	584	567	607
	(000t) (imperial)	644	626	669
Gold produced	(kg)	3,842	3,460	4,567
	(oz)	123,523	111,242	146,833
Gold sold	(kg)	3,795	3,481	4,586
	(oz)	122,011	111,917	147,444
Grade	(g/t)	6.58	6.10	7.52
	(oz/t)	0.192	0.178	0.219
Productivity	(g/TEC)	88.27	78.76	98.93
Development results
– Total metres (excluding capital metres)		2,724	2,822	2,817
– Reef metres		472	992	1,025
– Capital metres		–	–	–
Financial
Revenue	(Rm)	4,638	3,621	4,139
	(US$m)	248	204	272
Average gold price received	(R/kg)	1,222,101	1,040,274	902,634
	(US$/oz)	2,033	1,821	1,846
Cash operating cost	(Rm)	3,709	3,311	3,098
	(US$m)	198	186	204
Production profit	(Rm)	968	278	1,053
	(US$m)	52	16	69
Capital expenditure	(Rm)	226	253	210
	(US$m)	12	14	14
Operating free cash flow[1]	(Rm)	704	57	831
	(US$m)	38	3	55
Cash operating cost	(R/kg)	965,284	956,938	678,403
	(US$/oz)	1,606	1,675	1,387
All-in sustaining cost	(R/kg)	1,058,639	1,068,851	739,681
	(US$/oz)	1,761	1,871	1,513
Average exchange rate	(R/US$)	18.70	17.76	15.21
Safety
Loss of life		2	3	8
Lost-time injury frequency rate	per million hours worked	9.89	7.71	8.11
Environment
Electricity consumption	(GWh)	542	591	612
Water consumption – primary activities	(Ml)	3,020	2,734	2,877
Greenhouse gas emissions	(000tCO2e)	542	616	661
Intensity data per tonne treated
– Energy		0.93	1.04	1.01
– Water		5.17	4.82	4.74
– Greenhouse gas emissions		0.93	1.09	1.09
Number of reportable environmental incidents		–	2	2
Community
Local economic development	(Rm)	12	25	8
Training and development	(Rm)	16	18	16
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Other salient features
Status of operation	Mature, steady-state operation, development continues.
Life-of-mine	3 years
Nameplate hoisting capacity (per month)	172 000 tonnes (190 000 tons)
Compliance and certification	»New order mining right – December 2007 »ISO 14001 »ISO 9001 »Cyanide code certified.
Mineral Reserve estimates at 30 June 2024

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	2.0	6.33	13	–	3.82	–	2.0	6.33	13
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	2.2	0.185	407	–	0.112	–	2.2	0.185	407
Overview of operations
Kusasalethu is a mature, deep-level mine 90km west of Johannesburg, near the border of Gauteng and North West provinces. Mining is at a depth of 3 388m with three years’ life-of-mine remaining.
The mine comprises twin vertical and twin sub-vertical shaft systems and uses conventional mining methods in a sequential grid layout. It exploits the Ventersdorp Contact Reef as its primary orebody. Ore mined is treated at the Mponeng plant.
Operating performance FY24
Regrettably, two lives were lost at Kusasalethu during FY24. The lost-time injury frequency rate deteriorated to 9.89 per million hours worked in FY24 (FY23:7.71). The management team remains committed to improving safety performance.
Refer to the Safety section for more information on the causes of injury and management’s safety approach.
Kusasalethu ended FY24 with a strong performance increasing gold production by 11% to 3 842kg (123 523oz) from 3 460kg (111 242oz) in FY23. The increase in production was mainly due to an improvement in the recovered grade to 6.58g/t for FY24 (FY23: 6.10g/t) supported by a consistent delivery of ore milled. Volumes of ore milled increased to 584 000 tonnes in the year under review, 3.0% higher than the 567 000 tonnes for FY23.

Gold revenue increased 28% for FY24 to R4 638 million (FY23: R3 621 million) owing to the increase in production but also a higher gold price. The average gold price received rose 17% to R1 222 101/kg in FY24 from R1 040 274/kg for the previous year.
Cash operating costs were 12% higher at R3 709 million (FY23: R3 311 million), mainly due to annual wage and electricity tariff increases as well as MPRDA royalties. Royalties increased 140% to R72 million (FY23: R30 million). Capital expenditure decreased 11% to R226 million (FY23: R253 million), mainly for ongoing development. Operating free cash flow for FY24 rose to R704 million, reflecting the improved production results.

South Africa – underground operations
Masimong

		FY24	FY23	FY22
Number of employees
– Permanent		1,945	1,938	1,907
– Contractors		148	126	126
Total		2,093	2,064	2,033
Operational
Volumes milled	(000t) (metric)	473	470	486
	(000t) (imperial)	523	519	536
Gold produced	(kg)	1,780	1,961	1,910
	(oz)	57,229	63,047	61,407
Gold sold	(kg)	1,756	1,980	1,911
	(oz)	56,457	63,659	61,440
Grade	(g/t)	3.76	4.17	3.93
	(oz/t)	0.109	0.121	0.115
Productivity	(g/TEC)	77.75	88.77	83.86
Development results
– Total metres (excluding capital metres)		2,474	2,921	3,321
– Reef metres		640	1,129	723
– Capital metres		–	–	–
Financial
Revenue	(Rm)	2,137	2,053	1,733
	(US$m)	114	116	114
Average gold price received	(R/kg)	1,216,723	1,036,670	906,822
	(US$/oz)	2,024	1,815	1,854
Cash operating cost	(Rm)	1,882	1,709	1,509
	(US$m)	101	96	99
Production profit	(Rm)	284	329	229
	(US$m)	15	19	15
Capital expenditure	(Rm)	44	47	49
	(US$m)	2	3	3
Operating free cash flow[1]	(Rm)	211	297	176
	(US$m)	11	17	12
Cash operating cost	(R/kg)	1,057,287	871,508	789,912
	(US$/oz)	1,759	1,526	1,615
All-in sustaining cost	(R/kg)	1,121,951	925,703	845,299
	(US$/oz)	1,866	1,621	1,729
Average exchange rate	(R/US$)	18.70	17.76	15.21
Safety
Loss of life		–	–	–
Lost-time injury frequency rate	per million hours worked	3.20	3.89	4.18
Environment
Electricity consumption	(GWh)	140	134	132
Water consumption – primary activities	(Ml)	647	1,217	805
Greenhouse gas emissions	(000tCO2e)	140	139	142
Intensity data per tonne treated
– Energy		0.30	0.28	0.27
– Water		1.37	2.59	1.66
– Greenhouse gas emissions		0.30	0.30	0.29
Number of reportable environmental incidents		–	–	1
Community
Local economic development	(Rm)	11	9	8
Training and development	(Rm)	34	32	25
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Other salient features
Status of operation	Mature, single-shaft operation nearing the end of its life.
Life-of-mine	2 years
Nameplate hoisting capacity (per month)	112 000 tonnes (124 000 tons)
Compliance and certification	»New order mining right – December 2007 »ISO 14001 »ISO 9001 »OHSAS 18001.
Mineral Reserve estimates at 30 June 2024

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	0.8	4.36	3	0.2	4.59	1	0.9	4.40	4
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	0.8	0.127	106	0.2	0.134	23	1.0	0.128	130
Overview of operations
Masimong is a deep-level mine in the Free State, near Welkom, some 260km from Johannesburg. The operation is close to the end of its mine life, with two years of mining left. Masimong is a mine that reflects the effectiveness of Harmony’s business model.
The Masimong complex comprises two shafts with 5 shaft used as the operating shaft and 4 shaft for ventilation, pumping and a second escape outlet. Masimong exploits the Basal Reef and B Reef, using a conventional tabular narrow-reef stoping method. Mining is conducted at a depth of 1 650m to 2 010m below collar. Ore mined is processed at the nearby Harmony One plant.
Operating performance FY24
Masimong reached 3.7 million loss-of-life free shifts during FY24. The lost-time injury frequency rate improved 18% to 3.20 per million hours worked in FY24 (FY23: 3.89) and was the lowest rate achieved among the underground operations.
Refer to the Safety section for more information on the causes of injury and management’s safety approach.

Throughout FY24 Masimong recorded a low shaft call factor and this is reflected in the recovered grade of 3.76g/t, 10% lower than the 4.17g/t recorded in FY23. The low shaft call factor is actively being addressed through various clean mining initiatives and expected to improve for the coming financial year. Gold production decreased by 9% to 1 780kg (57 229oz) (FY23: 1 961kg, 63 047oz) due to the lower recovered grade. Volumes of ore milled was in line with the previous year at 473 000 tonnes (FY23: 470 000 tonnes).
Gold revenue increased 4% to R2 137 million (FY23: R2 053 million) with the lower production offset by a rise in the gold price to R1 216 723/kg, 17% higher than the R1 036 670/kg recorded in FY23.
Cash operating costs increased by 10% to R1 882 million (FY23: R1 709 million), mainly due to annual wage and electricity tariff increases. Capital expenditure decreased 6% to R44 million (FY23: R47 million).

South Africa – underground operations
Bambanani

		FY24	FY23	FY22
Number of employees
– Permanent		–	1	1,070
– Contractors		–	–	50
Total		–	1	1,120
Operational
Volumes milled	(000t) (metric)	–	–	176
	(000t) (imperial)	–	–	194
Gold produced	(kg)	–	–	1,433
	(oz)	–	–	46,072
Gold sold	(kg)	–	19	1,437
	(oz)	–	611	46,201
Grade	(g/t)	–	–	8.14
	(oz/t)	–	–	0.237
Productivity	(g/TEC)	–	–	86.53
Development results
– Total metres (excluding capital metres)		–	–	911
– Reef metres		–	–	–
– Capital metres		–	–	–
Financial
Revenue	(Rm)	–	18	1,286
	(US$m)	–	1	85
Average gold price received	(R/kg)	–	962,579	895,101
	(US$/oz)	–	1,686	1,830
Cash operating cost	(Rm)	–	–	1,157
	(US$m)	–	–	76
Production profit	(Rm)	–	3	123
	(US$m)	–	–	8
Capital expenditure	(Rm)	–	–	25
	(US$m)	–	–	2
Operating free cash flow[1]	(Rm)	–	18	103
	(US$m)	–	1	7
Cash operating cost	(R/kg)	–	–	807,652
	(US$/oz)	–	–	1,652
All-in sustaining cost	(R/kg)	–	827,789	851,977
	(US$/oz)	–	1,448	1,742
Average exchange rate	(R/US$)	18.70	17.76	15.21
Safety
Loss of life		–	–	–
Lost-time injury frequency rate	per million hours worked	–	–	2.97
Environment
Electricity consumption	(GWh)	10	14	134
Water consumption – primary activities	(Ml)	72	148	811
Greenhouse gas emissions	(000tCO2e)	10	14	144
Intensity data per tonne treated
– Energy		–	–	0.76
– Water		–	–	4.59
– Greenhouse gas emissions		–	–	0.82
Number of reportable environmental incidents		–	–	–
Community
Local economic development	(Rm)	–	–	6
Training and development	(Rm)	–	–	18
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.
The operation closed during June 2022. The transactions for FY23 relate to the inventory at June 2022.

Other salient features
Status of operation	Mature operation closed in FY22 (June 2022).
Life-of-mine	Closed
Nameplate hoisting capacity (per month)	32 000 tonnes (35 000 tons)
Compliance and certification	»New order mining right – December 2007 »ISO 14001 – not certified but operates according to standard’s requirements »ISO 9001.
Mineral Reserve estimates at 30 June 2024

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	–	–	–	–	–	–	–	–	–
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	–	–	–	–	–	–	–	–	–
Overview of operations
Bambanani is a deep-level mine in the Free State, near Welkom and some 260km south of Johannesburg. It comprises two surface shafts, with the East shaft used to convey employees and West shaft used to hoist ore to the surface. Bambanani has been one of Harmony’s most successful and profitable mines.
Bambanani has reached the end of its life, and was closed at the end of FY22. This segment has been included for comparative purposes only.

South Africa – surface operations
Mine Waste Solutions (tailings retreatment)

		FY24	FY23	FY22
Number of employees
– Permanent		516	493	487
– Contractors		1,880	1,692	938
Total		2,396	2,185	1,425
Operational
Volumes milled	(000t) (metric)	22,655	23,067	23,443
	(000t) (imperial)	24,982	25,437	25,851
Gold produced	(kg)	3,770	2,804	2,899
	(oz)	121,207	90,150	93,205
Gold sold	(kg)	3,742	2,781	2,879
	(oz)	120,309	89,412	92,563
Grade	(g/t)	0.166	0.122	0.124
	(oz/t)	0.005	0.004	0.004
Productivity	(g/TEC)	481.06	362.96	350.68
Financial
Revenue[1]	(Rm)	4,016	2,689	2,642
	(US$m)	215	151	174
Average gold price received	(R/kg)	986,777	845,341	753,912
	(US$/oz)	1,641	1,480	1,542
Cash operating cost	(Rm)	2,056	1,821	1,593
	(US$m)	110	102	105
Production profit	(Rm)	1,969	879	1,054
	(US$m)	105	50	69
Capital expenditure	(Rm)	1,463	932	264
	(US$m)	78	52	17
Operating free cash flow[2]	(Rm)	174	(402)	314
	(US$m)	9	(23)	21
Cash operating cost	(R/kg)	545,310	649,264	549,621
	(US$/oz)	907	1,137	1,124
All-in sustaining cost	(R/kg)	605,710	721,034	608,952
	(US$/oz)	1,008	1,262	1,245
Average exchange rate	(R/US$)	18.70	17.76	15.21
Safety
Loss of life		–	–	–
Lost-time injury frequency rate	per million hours worked	4.04	4.55	3.21
Environment
Electricity consumption	(GWh)	212	205	205
Water consumption – primary activities	(Ml)	5,744	5,714	6,704
Greenhouse gas emissions	(000tCO2e)	222	222	222
Intensity data per tonne treated
– Energy		0.01	0.01	0.01
– Water		0.25	0.25	0.29
– Greenhouse gas emissions		0.01	0.01	0.01
Number of reportable environmental incidents		–	–	1
Community
Local economic development	(Rm)	–	–	–
Training and development	(Rm)	11	11	7
1    Includes a non-cash consideration for the streaming arrangement with Franco-Nevada.
2    Operating free cash flow = revenue – Franco-Nevada non-cash consideration – cash operating cost – capital expenditure as per operating results.

Other salient features
Status of operation	Hydro-mining, tailings retreatment.
Life-of-mine	15 years
Mineral Reserve estimates at 30 June 2024

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	7.5	0.28	2	161.4	0.25	40	168.9	0.25	42
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	8.3	0.008	67	177.9	0.007	1,285	186.2	0.007	1,352
Overview of operations
Mine Waste Solutions is a tailings retreatment operation near Klerksdorp in the North West province. It reprocesses low-grade material from tailings storage facilities scattered across the Vaal River and Stilfontein area to reduce the tailings footprint.
The operation was acquired from AngloGold Ashanti Limited in October 2020.
Harmony's subsidiary, Chemwes Proprietary Limited, the owner of Mine Waste Solutions, has a contract with Franco-Nevada Barbados (Franco-Nevada) where Franco-Nevada is entitled to receive 25% of all the gold produced through Mine Waste Solutions.
As at 30 June 2023, the balance of gold ounces to be delivered to Franco-Nevada amounted to 38 888oz. For the year ended 30 June 2024, 29 724oz has been delivered to Franco-Nevada, bringing the remaining balance of gold ounces to be delivered as at year end to 9 164oz. The remaining balance is expected to be delivered by end of October 2024.
Operating performance FY24
The lost-time injury frequency rate at Mine Waste Solutions improved 11% to 4.04 per million hours worked in FY24 (FY23: 4.55).
Refer to the Safety section for more information on the causes of injury and management’s safety approach.

Mine Waste Solutions had a stellar year with higher than expected recovered grades and improved recovery efficiencies resulting in a 34% increase in gold production to 3 770kg (121 207oz) compared to 2 804kg (90 150oz) for the previous year. The recovered grade at 0.166g/t improved 36% over the 0.122g/t recorded for FY23. Total volumes of ore processed was marginally lower at 22.66 million tonnes (FY23: 23.07 million tonnes).
The significant increase in gold production combined with a 17% increase in the average gold price received to R986 777/kg (FY23: R845 341/kg) resulted in a sharp rise in gold revenue to R4 016 million, a 49% increase over the R2 689 million for the previous year. Cash operating costs increased 13% to R2 056 million (FY23: R1 821 million) mainly due to annual wage and electricity tariff increases as well as an increase in contractors cost, most notably security.
Capital expenditure of R1 463 million was incurred in FY24, 57% higher than the R932 million during FY23. Capital was mainly for the Kareerand expansion project as well as the 4 and 5 pump stations.

South Africa – surface operations
Kalgold

		FY24	FY23	FY22
Number of employees
– Permanent		266	255	257
– Contractors		475	470	427
Total		741	725	684
Operational
Volumes milled	(000t) (metric)	1,492	1,377	1,432
	(000t) (imperial)	1,645	1,519	1,579
Gold produced	(kg)	1,425	1,175	1,137
	(oz)	45,815	37,778	36,555
Gold sold	(kg)	1,423	1,163	1,142
	(oz)	45,750	37,392	36,717
Grade	(g/t)	0.96	0.85	0.79
	(oz/t)	0.028	0.025	0.023
Productivity	(g/TEC)	186.71	106.90	102.32
Financial
Revenue	(Rm)	1,730	1,212	1,029
	(US$m)	93	68	68
Average gold price received	(R/kg)	1,216,047	1,041,891	900,713
	(US$/oz)	2,023	1,824	1,842
Cash operating cost	(Rm)	1,057	915	867
	(US$m)	57	52	57
Production profit	(Rm)	677	313	159
	(US$m)	36	18	10
Capital expenditure	(Rm)	263	219	203
	(US$m)	14	12	13
Operating free cash flow[1]	(Rm)	409	68	(41)
	(US$m)	22	4	(3)
Cash operating cost	(R/kg)	741,469	778,997	762,547
	(US$/oz)	1,233	1,364	1,559
All-in sustaining cost	(R/kg)	949,112	986,677	964,678
	(US$/oz)	1,579	1,728	1,973
Average exchange rate	(R/US$)	18.70	17.76	15.21
Safety
Loss of life		–	–	–
Lost-time injury frequency rate	per million hours worked	1.46	6.59	8.47
Environment
Electricity consumption	(GWh)	54	53	54
Water consumption – primary activities	(Ml)	285	267	376
Greenhouse gas emissions	(000tCO2e)	73	72	58
Intensity data per tonne treated
– Energy		0.04	0.04	0.04
– Water		0.19	0.19	0.26
– Greenhouse gas emissions		0.05	0.05	0.05
Number of reportable environmental incidents		–	1	–
Community
Local economic development	(Rm)	2	3	3
Training and development	(Rm)	10	9	7
1    Operating free cash flow = revenue – cash operating cost – capital expenditure ± impact of run-of-mine costs as per operating results.

Other salient features
Status of operation	Steady-state production from Watertank, Windmill, A-zone and Henry’s pit.
Life-of-mine	12 years
Nameplate hoisting capacity (per month)	130 000 tonnes (143 000 tons)
Compliance and certification	»New order mining right – August 2008 »ISO 14001 »ISO 9001.
Mineral Reserve estimates at 30 June 2024

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	10.3	0.99	10	8.4	1.18	10	18.7	1.07	20
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	11.4	0.029	328	9.2	0.034	317	20.6	0.031	645
Overview of operations
Kalgold is a long-life, open-pit gold mine on the Kraaipan Greenstone Belt, 55km south-west of Mahikeng in North West province.
Mining takes place from the A-zone pit, Watertank pit, Henry’s pit as well as Windmill pit. Mined ore is processed at the carbon-in-leach Kalgold plant.
Operating performance FY24
Kalgold maintained its loss-of-life free record in FY24. The lost-time injury frequency rate drastically improved to 1.46 per million hours worked in FY24 (FY23: 6.59).
Refer to the Safety section for more information on the causes of injury and management’s safety approach.
In FY24, Kalgold showed significant improvement in production with both volumes and grade higher than in FY23. The recovered grade improved 13% to 0.96g/t for FY24 (FY23: 0.85g/t) while volumes of ore milled increased to 1.49 million tonnes (FY23: 1.38 million tonnes), an 8% improvement over FY23. As a result, gold production increased 21% to 1 425kg (45 815oz) in the year under review compared to 1 175kg (37 778oz) for FY23.

Gold revenue rose 43% to R1 730 million in FY24 from R1 212 million mainly due to the increase in production, supported by an increase in the gold price received to R1 216 047/kg (FY23: R1 041 891/kg), a 17% increase year on year. Cash operating costs increased 16% to R1 057 million (FY23: R915 million), mainly due to a significant increase in production contractors cost as well as annual wage and electricity tariff increases.
Capital expenditure increased by 20% to R263 million (FY23: R219 million), mainly for capitalised stripping costs.

South Africa – surface operations
Phoenix (tailings retreatment)

		FY24	FY23	FY22
Number of employees
– Permanent		86	85	85
– Contractors		261	265	274
Total		347	350	359
Operational
Volumes milled	(000t) (metric)	6,067	6,218	6,229
	(000t) (imperial)	6,691	6,857	6,868
Gold produced	(kg)	923	833	767
	(oz)	29,674	26,782	24,659
Gold sold	(kg)	905	843	766
	(oz)	29,096	27,102	24,627
Grade	(g/t)	0.152	0.134	0.123
	(oz/t)	0.004	0.004	0.004
Productivity	(g/TEC)	449.21	416.17	378.21
Financial
Revenue	(Rm)	1,140	889	689
	(US$m)	61	50	45
Average gold price received	(R/kg)	1,259,294	1,054,262	899,012
	(US$/oz)	2,095	1,846	1,838
Cash operating cost	(Rm)	546	504	441
	(US$m)	29	28	29
Production profit	(Rm)	603	379	249
	(US$m)	32	21	16
Capital expenditure	(Rm)	14	37	28
	(US$m)	1	2	2
Operating free cash flow[1]	(Rm)	580	347	220
	(US$m)	31	20	14
Cash operating cost	(R/kg)	591,742	605,167	574,438
	(US$/oz)	984	1,060	1,175
All-in sustaining cost	(R/kg)	617,051	653,241	611,580
	(US$/oz)	1,026	1,144	1,251
Average exchange rate	(R/US$)	18.70	17.76	15.21
Safety
Loss of life		–	–	–
Lost-time injury frequency rate	per million hours worked	–	–	1.64
Environment
Electricity consumption	(GWh)	40	40	40
Water consumption – primary activities	(Ml)	98	34	102
Greenhouse gas emissions	(000tCO2e)	40	41	43
Intensity data per tonne treated
– Energy		0.01	0.01	0.01
– Water		0.02	0.01	0.02
– Greenhouse gas emissions		0.01	0.01	0.01
Number of reportable environmental incidents		–	–	1
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Other salient features
Status of operation	Hydro-mining, tailings retreatment.
Life-of-mine	4 years
Mineral Reserve estimates at 30 June 2024

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	24.3	0.29	7	–	–	–	24.3	0.29	7
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	26.8	0.008	224	–	–	–	26.8	0.008	224
Overview of operations
Phoenix is a tailings retreatment operation in Virginia, Free State. It retreats tailings from Harmony’s tailings storage facilities in the Free State region to extract any residual gold, using the Saaiplaas plant. It is 100% owned by the black economic empowerment company, Tswelopele Beneficiation Operation Proprietary Limited, of which Harmony is a 77% shareholder.
Operating performance FY24
Phoenix maintained its good safety performance.
Refer to the Safety section for more information on the causes of injury and management’s safety approach.
Gold production increased 11% to 923kg (29 674oz) from 833kg (26 782oz) in FY23. This was due to a 13% increase in the recovered grade to 0.152g/t (FY23: 0.134g/t) partially offset by lower volumes of ore processed, 2% lower at 6.07 million tonnes (FY23: 6.22 million tonnes). The higher gold production combined with a 19% rise in the average gold price received to R1 259 294/kg (FY23: R1 054 262/kg) led to a 28% increase in revenue to R1 140 million (FY23: R889 million).

All-in sustaining cost decreased by 6% to R617 051/kg (FY23: R653 241/kg), mainly as a result of the increase in production. Cash operating costs increased by 8% from R504 million in FY23 to R546 million mainly due to an increase in the cost of chemicals as well as annual labour and electricity tariff increases. Capital expenditure for FY24 decreased to R14 million (FY23: R37 million), mainly spent on the St Helena tailings storage facility (TSF) remediation and carbon regeneration kiln.

South Africa – surface operations
Central Plant Reclamation (tailings retreatment)

		FY24	FY23	FY22
Number of employees
– Permanent		96	95	97
– Contractors		154	170	151
Total		250	265	248
Operational
Volumes milled	(000t) (metric)	3,936	3,972	4,033
	(000t) (imperial)	4,340	4,380	4,447
Gold produced	(kg)	615	577	586
	(oz)	19,773	18,552	18,840
Gold sold	(kg)	609	572	591
	(oz)	19,580	18,391	19,001
Grade	(g/t)	0.156	0.145	0.145
	(oz/t)	0.005	0.004	0.004
Productivity	(g/TEC)	306.51	289.99	299.58
Financial
Revenue	(Rm)	741	599	538
	(US$m)	40	34	35
Average gold price received	(R/kg)	1,216,856	1,046,428	911,134
	(US$/oz)	2,024	1,832	1,863
Cash operating cost	(Rm)	359	330	290
	(US$m)	19	19	19
Production profit	(Rm)	386	272	246
	(US$m)	21	15	16
Capital expenditure	(Rm)	36	31	18
	(US$m)	2	2	1
Operating free cash flow[1]	(Rm)	346	238	231
	(US$m)	19	13	15
Cash operating cost	(R/kg)	583,657	572,213	494,060
	(US$/oz)	971	1,002	1,010
All-in sustaining cost	(R/kg)	646,522	633,098	529,591
	(US$/oz)	1,075	1,108	1,083
Average exchange rate	(R/US$)	18.70	17.76	15.21
Safety
Loss of life		–	–	–
Lost-time injury frequency rate	per million hours worked	–	2.21	–
Environment
Electricity consumption	(GWh)	24	24	23
Water consumption – primary activities	(Ml)	178	171	220
Greenhouse gas emissions	(000tCO2e)	27	27	25
Intensity data per tonne treated
– Energy		0.01	0.01	0.01
– Water		0.05	0.04	0.05
– Greenhouse gas emissions		0.01	0.01	0.01
Number of reportable environmental incidents		–	–	–
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Other salient features
Status of operation	Hydro-mining, tailings retreatment.
Life-of-mine	11 years
Mineral Reserve estimates at 30 June 2024

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	–	–	–	41.2	0.28	11	41.2	0.28	11
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	–	–	–	45.5	0.008	366	45.5	0.008	366
Overview of operations
Central Plant Reclamation is a tailings retreatment operation near Welkom in the Free State. Originally built to process waste rock dumps, it was converted into a tailings retreatment facility in FY17.
Operating performance FY24
Central plant maintained its good safety performance in FY24.
Central plant reclamation performed well during FY24 and recorded a 7% increase in gold production to 615kg (19 773oz) from 577kg (18 552oz) in FY23. The recovered grade improved to 0.156g/t, an 8% increase over the 0.145g/t recorded for FY23. Volumes of ore processed was marginally lower at 3.94 million tonnes (FY23: 3.97 million tonnes).

All-in sustaining cost increased by only 2% to R646 522/kg (FY23: R633 098/kg), mainly driven by a 9% increase in cash operating costs. Cash costs increased due to higher cost of chemicals as well as annual wage and electricity tariff increases. Capital expenditure for FY24 rose 16% to R36 million (FY23: R31 million) mainly for buttressing.

South Africa – surface operations
Savuka (tailings retreatment)

		FY24	FY23	FY22
Number of employees
– Permanent		100	96	107
– Contractors		140	107	136
Total		240	203	243
Operational
Volumes milled	(000t) (metric)	4,019	3,880	3,230
	(000t) (imperial)	4,431	4,278	3,563
Gold produced	(kg)	609	593	495
	(oz)	19,579	19,066	15,914
Gold sold	(kg)	615	591	509
	(oz)	19,773	19,001	16,365
Grade	(g/t)	0.152	0.153	0.153
	(oz/t)	0.004	0.004	0.004
Productivity	(g/TEC)	199.25	199.25	220.65
Financial
Revenue	(Rm)	753	614	475
	(US$m)	40	35	31
Average gold price received	(R/kg)	1,223,769	1,038,531	932,619
	(US$/oz)	2,036	1,818	1,907
Cash operating cost	(Rm)	355	319	275
	(US$m)	19	18	18
Production profit	(Rm)	393	296	189
	(US$m)	21	17	12
Capital expenditure	(Rm)	21	16	28
	(US$m)	1	1	2
Operating free cash flow[1]	(Rm)	377	278	173
	(US$m)	20	16	11
Cash operating cost	(R/kg)	583,233	538,202	554,669
	(US$/oz)	970	942	1,134
All-in sustaining cost	(R/kg)	617,621	564,738	615,137
	(US$/oz)	1,027	989	1,258
Average exchange rate	(R/US$)	18.70	17.76	15.21
Safety
Loss of life		–	–	–
Lost-time injury frequency rate	per million hours worked	–	–	–
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.

Other salient features
Status of operation	Tailings retreatment.
Life-of-mine	3 years
Mineral Reserve estimates at 30 June 2024

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	–	–	–	12.3	0.32	4	12.3	0.32	4
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	–	–	–	13.5	0.009	126	13.5	0.009	126
Overview of operations
Savuka plant is situated near the town of Carletonville and was acquired from AngloGold Ashanti Limited in October 2020. The plant originally treated both waste rock and tailings but was converted to a tailings treatment facility in October 2021 when the milling section of the plant was decommissioned.
Operating performance FY24
The operation had a fairly consistent performance year on year with a 3% increase in gold production to 609kg (19 579oz) from 593kg (19 066oz) in the previous year. Volumes of ore processed rose by 4% to 4.02 million tonnes in FY24 from 3.88 million tonnes in FY23. The recovered grade was marginally lower at 0.152g/t (FY23: 0.153g/t).
Gold revenue was higher mainly due to an increase in the average gold price received from R1 038 531/kg to R1 223 769/kg, an 18% rise. Combined with the higher production, revenue was 23% higher at R753 million (FY23: R614 million) for FY24.

The all-in sustaining cost increased by 9% in FY24 to R617 621/kg (FY23: R564 738/kg) mainly due to an 11% increase in cash operating costs. Cash costs increased mainly due to higher cost of chemicals, an increase in MPRDA royalties as well as annual wage and electricity tariff increases. Capital expenditure for FY24 at R21 million was 31% higher than the previous year (FY23: R16 million), mainly for plant maintenance.

South Africa – surface operations
Waste rock dumps

		FY24	FY23	FY22
Operational
Volumes milled	(000t) (metric)	4,162	3,935	5,813
	(000t) (imperial)	4,590	4,339	6,409
Gold produced	(kg)	1,724	1,541	2,319
	(oz)	55,429	49,544	74,557
Gold sold	(kg)	1,718	1,549	2,366
	(oz)	55,235	49,801	76,068
Grade	(g/t)	0.414	0.392	0.399
	(oz/t)	0.012	0.011	0.012
Financial
Revenue	(Rm)	2,100	1,631	2,138
	(US$m)	112	92	141
Average gold price received	(R/kg)	1,222,494	1,052,903	903,464
	(US$/oz)	2,034	1,844	1,847
Cash operating cost	(Rm)	1,395	1,313	1,647
	(US$m)	75	74	108
Production profit	(Rm)	712	311	474
	(US$m)	38	18	31
Capital expenditure	(Rm)	4	12	7
	(US$m)	–	1	–
Operating free cash flow[1]	(Rm)	700	306	484
	(US$m)	37	17	32
Cash operating cost	(R/kg)	809,415	852,146	710,022
	(US$/oz)	1,346	1,492	1,452
All-in sustaining cost	(R/kg)	810,746	859,974	705,642
	(US$/oz)	1,349	1,506	1,443
Average exchange rate	(R/US$)	18.70	17.76	15.21
Safety
Loss of life		–	–	–
Lost-time injury frequency rate	per million hours worked	–	–	–
Environment
Electricity consumption	(GWh)	*	*	*
Water consumption – primary activities	(Ml)	*	*	*
Greenhouse gas emissions	(000tCO2e)	*	*	*
Intensity data per tonne treated
– Energy		*	*	*
– Water		*	*	*
– Greenhouse gas emissions		*	*	*
Number of reportable environmental incidents		–	–	–
*    Electricity and water consumption and related emission and intensity data for the respective plants at which the waste rock dumps are processed are accounted for as part of the primary operation’s environmental results.
1    Operating free cash flow = revenue – cash operating cost – capital expenditure as per operating results.
Figures for FY22 have been adjusted to exclude Savuka tailings which has been included as a separate operation.

Other salient features
Status of operation	Processing waste rock dumps depends on the availability of spare plant capacity and plant requirements for grinding material.
Life-of-mine	±1 year
Mineral Reserve estimates at 30 June 2024

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	–	–	–	–	–	–	–	–	–
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	–	–	–	–	–	–	–	–	–
Overview of operations
Production from processing surface rock dumps, situated across Harmony’s operations, depends entirely on the availability of spare mill capacity at the various operational plants. Waste and waste rock dump deliveries to Kusasalethu plant (near the border of Gauteng and North West provinces) supplement mining volumes to secure sufficient backfill to use as support in stoping areas. Waste rock dumps near Orkney (acquired with Moab Khotsong operations) are treated at the Noligwa and Mispah plants. Milling of waste rock dumps at the Doornkop plant in Gauteng began in FY18. Waste rock dumps and tailings facilities acquired with Mponeng are treated at Mponeng and Kusasalethu plants. Surface ore treated at Kopanang plant was unprofitable and closed during the first quarter of FY22. The plant is currently on care and maintenance.

Operating performance FY24
Production for the waste rock dumps increased in FY24 to 4.16 million tonnes being processed, 6% more than the 3.94 million tonnes in FY23. The recovered grade also improved year on year to 0.414g/t from 0.392g/t in FY23, a 6% improvement. As a result gold production increased by 12% to 1 724kg (55 429oz) from 1 541kg (49 544oz) in the previous year. A higher gold price received supported by the increase in production resulted in a rise in gold revenue to R2 100 million (FY23: R1 631 million). The average gold price received for FY24 increased by 16% to R1 222 494/kg from R1 052 903/kg in FY23.
All-in sustaining cost decreased 6% to R810 746/kg (FY23: R859 974/kg) due to the increase in gold production. Cash operating costs increased 6% mainly due to inflationary as well as annual electricity tariff increases. A total of R4 million was spent on capital in FY24 (FY23: 12 million).

Papua New Guinea
Hidden Valley

		FY24	FY23	FY22
Number of employees
– Permanent		1,387	1,422	1,478
– Contractors		696	767	713
Total		2,083	2,189	2,191
Operational
Volumes milled	(000t) (metric)	3,360	3,846	3,229
	(000t) (imperial)	3,705	4,240	3,561
Gold produced	(kg)	5,101	4,370	3,707
	(oz)	164,000	140,498	119,182
Gold sold	(kg)	5,052	4,214	3,662
	(oz)	162,425	135,483	117,736
Grade	(g/t)	1.52	1.14	1.15
	(oz/t)	0.044	0.033	0.033
Financial
Revenue	(Rm)	6,181	4,440	3,158
	(US$m)	331	250	208
Average gold price received	(R/kg)	1,223,409	1,053,611	862,505
	(US$/oz)	2,035	1,845	1,764
Cash operating cost	(Rm)	2,435	2,127	2,193
	(US$m)	130	120	144
Production profit	(Rm)	3,933	2,404	1,036
	(US$m)	210	135	68
Capital expenditure	(Rm)	1,541	1,737	1,249
	(US$m)	82	98	82
Operating free cash flow[1]	(Rm)	2,188	615	(46)
	(US$m)	117	35	(3)
Cash operating cost	(R/kg)	477,360	486,754	591,551
	(US$/oz)	794	852	1,210
All-in sustaining cost	(R/kg)	814,375	1,014,228	1,007,986
	(US$/oz)	1,352	1,785	2,067
Average exchange rate	(R/US$)	18.70	17.76	15.21
Safety
Loss of life		–	–	–
Lost-time injury frequency rate	per million hours worked	0.34	0.34	0.21
Environment
Electricity consumption[2,3]	(GWh)	129	138	121
Water consumption – primary activities	(Ml)	2,112	2,186	1,930
Greenhouse gas emissions	(000tCO2e)	179	186	171
Intensity data per tonne treated
– Energy[2,4]		0.04	0.04	0.04
– Water		0.63	0.57	0.60
– Greenhouse gas emissions		0.05	0.05	0.05
Number of reportable environmental incidents		–	–	–
1    Operating free cash flow = revenue – cash operating cost – capital expenditure ± impact of run-of-mine costs as per operating results.
2    FY23 and FY22 figures restated.
3    Electricity consumption includes both self-generated and grid purchased.
4    Represents Electricity only.

Other salient features
Status of operation	Open-pit mining operation producing gold and silver (by-product).
Life-of-mine	5 years
Mineral Reserve estimates at 30 June 2024

	Proved			Probable			Total
Reserves (metric)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)	Tonnes (Mt)	Grade (g/t)	Gold (000kg)
	1.0	0.92	1	15.5	1.68	26	16.5	1.63	27
Reserves (imperial)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)	Tons (Mt)	Grade (oz/t)	Gold (000oz)
	1.1	0.027	30	17.1	0.049	839	18.2	0.048	869
Overview of operations
The Hidden Valley Mine is an open-pit gold and silver operation in Morobe Province, Papua New Guinea, some 210km north-west of Port Moresby. The mine is located at elevations of 1 700m to 2 800m above sea level in steep mountainous and forested terrain that receives around 3 000mm of rainfall per year. The major gold and silver deposits of Hidden Valley are in the Morobe Granodiorite of the Wau Graben.
Crushed ore is conveyed from the pit via a 5.5km overland pipe conveyor and treated at the Hidden Valley processing plant, using a two-stage crushing circuit followed by a semi-autogenous grinding mill, gravity, counter current decantation/ Merrill Crowe circuit for silver and a carbon-in-leach circuit for gold.
Operating performance FY24
Hidden Valley’s safety performance is among the best in the industry, with an eighth consecutive year of zero loss-of-life incidents and, as of FY24, has achieved over 4 million loss-of-life free shifts. This is testament to the culture of zero harm, safety coaching and leadership, as well as the use of critical control management that has been embedded operationally to drive safety.
Hidden Valley benefited greatly from mining through higher grade areas of Kaveroi and Big Red during the first six months of the financial year and subsequently recorded a 33% increase in the recovered grade to 1.52g/t (FY23: 1.14g/t). Total volumes of ore milled, however, decreased 13% to 3.36 million tonnes (FY23: 3.85 million tonnes) partially offsetting the improvement in grade. This was mainly as a result of the overland conveyor failure early in January resulting in approximately 22 milling days lost during this period. As a result, gold production increased 17% to 5 101kg (164 000oz) from 4 370kg (140 498oz) in FY23.
Revenue increased 39% to R6 181 million (FY23: R4 440 million) mainly due to the higher gold production as well as an increase in the gold price received. The average gold price received increased 16% to R1 223 409/kg (FY23: R1 053 611/kg). All-in sustaining cost for FY24 improved significantly to R814 375/kg (FY23: R1 014 228/kg), a 20% improvement that was mainly due to the increase in gold production.
Hidden Valley was the second largest individual mine contributor to operating free cash flow at R2 188 million in FY24, a marked improvement over the R615 million recorded for FY23.
Capital expenditure decreased by 11% to R1 541 million from R1 737 million in FY23, mainly for capitalised stripping and replacing of equipment.

EXPLORATION AND PROJECTS

Optimal long term value creation

EXPLORATION

Regional Eva Copper portfolio drilling

Target North – Greenfields

Kalgold drilling – Brownfields

STUDIES

Kerimenge heap leach

TauTona CLR[1] pillar

Free State surface re-mining

West Wits surface re-mining

Eva Copper

PERMITTING

Wafi-Golpu copper-gold »Gold: 0.86g/t »Copper: 1.1% »Framework memorandum of Understanding signed »Mining Development Contract negotiation in progress »Special Mining Lease to follow

MAJOR PROJECTS

Moab Khotsong – Zaaiplaats

Mponeng extension (including TauTona VCR[2] Pillar)

MWS – Kareerand extension

Doornkop 207L & 212L

Eva Copper Project

Renewable energy

Hidden Valley extension
1 Carbon Leader Reef.
2 Ventersdorp Contact Reef.

EXPLORATION
Our exploration strategy is to predominantly pursue brownfields exploration targets close to existing infrastructure. This will drive short- to medium-term organic Mineral Reserve replacement and growth to support our current strategy of increasing quality ounces and to mitigate the risk of a depleting Mineral Reserve base.
Key work streams underpinning the FY24 exploration programme include:
»Exploration at Eva Copper
»Brownfield exploration at Hidden Valley, Kerimenge and Kalgold to optimise existing open-pit operations and extend mine life
»Brownfield exploration at our underground operations in South Africa
»Greenfield exploration at Target North
»Reviewing exploration opportunities as part of our new business strategy.

Eva Copper drilling
Since acquiring the project in December 2022, drilling has comprised 227 holes for 82 000m. The work programme forms part of a major drill programme designed to validate or test various study elements including Resource definition, infrastructure sterilisation, metallurgical, geotechnical aspects, construction material characterisation, water borefield exploration and high-grade satellite ore feed targets for prospect development/drill testing continues.

Target North
»The exploration drilling programme from surface advanced with a total of 304.38 metres drilled
»MAL23 third long directional deflection drill hole was completed and produced three additional reef intersections
»All drilling at Target North was completed in September 2023
»A resource estimate for the Target North project commenced in FY24 and should be completed in the first half of FY25.

Kalgold drilling
Exploration is aimed at improving understanding of the potential to develop the Kraaipan Greenstone Belt into a new mineralised province with multiple mining centres.

MAJOR PROJECTS
We have identified substantial opportunities in our existing portfolio through exploration and brownfield projects which will extend the life of some of our larger and higher-grade assets, adding lower-risk, higher-margin ounces to Harmony’s portfolio. Each project brings multiple benefits to Harmony and exceeds all our minimum criteria for allocating capital. We will continue to focus on ensuring all our mines operate safely and optimally and will continue to invest across all our operations to ensure optimal production.
The salient features of our key projects are:

Moab Khotsong – Zaaiplaats project
The Zaaiplaats project was approved by the board for implementation in October 2021. The project scope is to mine the Zaaiplaats orebody situated below the current Moab Khotsong middle mine area from 101 level to 114 level. Three new declines and associated infrastructure must be developed, equipped and commissioned below 101 level to allow the safe and economic mining of the Zaaiplaats orebody.

Mponeng extension (including TauTona VCR Pillar)
The project will extend the Mponeng LoM by exploiting the VCR and the CLR orebodies below current infrastructure. Mining of the VCR reef below infrastructure requires the extension of existing infrastructure from 126 level, both on the Eastern and on the Western side of the orebody. Mining of the CLR reef requires the extension of the existing infrastructure from 120 level.

MWS – Kareerand expansion
Mine Waste Solutions (MWS) is a reclamation operation in the Stilfontein/Orkney area treating 2.2 million tonnes per month from historical tailings facilities through the MWS plant. The residue is deposited on the existing Kareerand tailings storage facility (TSF) by cycloning. The Kareerand TSF has a 560ha footprint and was sized to receive the reprocessed tailings from the MWS sources. The inclusion of additional sources into the MWS business in 2012 required additional deposition facilities. The authorisation of the Kareerand extension project increases the current footprint by 340ha and allows the combined complex to be operated to a height of 100 metres.

Doornkop 207L & 212L
The project extends the mining of the orebody at depth on 207 and 212 level. Both levels need to be developed, while the shaft infrastructure needs to be completed in order for each level to be able to handle the planned production. An ore handling system below the 212 level infrastructure needs to be developed. In order to provide adequate ventilation and cooling over the LoM, the DK1a Shaft will be converted into an intake shaft in conjunction with setting up a refrigeration plant.

Renewable energy
In order to achieve the renewable energy targets as set out in the Harmony Energy Efficiency and Climate Change Strategy document, it became necessary to implement a number of renewable energy technologies, including self-built PV plants, wheeling of wind and solar renewable energy, as well as small scale solar photovoltaic (PV) plants. Phase 2 construction, with a capacity of 137MW has begun in FY25.

Hidden Valley brownfield exploration
Kerimenge prospect – The Kerimenge prospect is located approximately 8km to the east of the Hidden Valley Mine. Drilling to support a prefeasibility study was completed during the year. Review of existing drill data commenced with the aim of developing a new Mineral Resource estimate. Kerimenge is a historic gold deposit outlined by previous explorers that contains components of refractory and free milling oxide gold mineralisation.

Hidden Valley life-of-mine extension
The Hidden Valley life-of-mine (LoM) extension project concept study/prefeasibility study considers the potential to convert both the 0.6Moz Au Kerimenge Mineral Resource and the 1.6Moz Au remaining in the Hidden Valley Mineral Resource outside the current LoM convert to a viable, low risk, high-margin mining operation. The project will assess the application of conventional carbon-in-leach and heap leach technologies for the Mineral Resources and investigate technologies to increase the tailings storage capacity, which is the current mine life constraint at Hidden Valley.
An extension of the mining lease and the amendment to the environmental permit will be required to continue operations beyond 2030.

Eva Copper Project
The Eva Copper Project is in a feasibility update phase. The project is located 75km north east of Cloncurry in the highly prospective Mt Isa inlier region and will involve mining native copper and copper sulphide ore from six open pits and processing it through a copper concentrator. The projected mine life is predicted to extend beyond 15 years, providing a stable platform for continued growth.

ENVIRONMENT STEWARDSHIP

Environmental stewardship is critical to our long-term business sustainability. Mining is an industrial sector with significant potential to impact the biophysical environment. We are committed to continuously improving our business practices and delivering our products responsibly, while addressing the challenges of decarbonisation, pollution, resource management and land use. Our goal is to maximise our positive impact and create a lasting legacy, while proactively and effectively managing potential challenges.

We have identified matters that are material to Harmony and how they correspond to international SDGs and reporting requirements. In this chapter, we provide our approach to and performance against delivering on our environmental commitments, material matters and contribution to the SDGs to achieve a lasting positive legacy:

Theme	Material matters	Related SDGs	GRI indicator guiding content
Environmental stewardship	»Legal and regulatory compliance*	12*, 17*	3-3 – Management of material topics* 308 – Supplier environmental assessment
Land rehabilitation and management	»Biodiversity and post-closure sustainability	15	304 – Biodiversity
Climate change, energy and GHG emissions management	»Energy transition and security of supply »Renewable alternatives for net zero carbon emissions »Climate change and extreme weather susceptibility	3, 7, 8, 13, 15	302 – Energy 305 – Emissions
Water use	»Water management	3, 6	303 – Water and effluents
Tailings and waste management	»TSF management »Circular economy	3, 8, 15	301 – Materials 306 – Waste
Air quality	»Pollution management	3, 15	305 – Emissions
Biodiversity and conservation	»Biodiversity and post-closure sustainability	15	304 – Biodiversity
*    Applicable to all sections in this chapter.

How we achieve impact
Underpinned by regulatory compliance and industry best practice, we are enforcing sustainable practices to mitigate the negative impacts of our mining activities. Our environmental strategy informs our decisions for the present and future sustainability of our business.
Our policies, plans, programmes and initiatives encompass the following environmental stewardship commitments and priorities:

Commitments	Priorities
Protect the natural resources on which we rely
»Efficiently and effectively use natural resources while managing and protecting the quality and quantity of water resources, the health of the watershed ecosystem and community needs and requirements
»Minimise our impacted footprint by consolidating our mining footprints where feasible, especially mineral waste, recycling such waste and managing the physical and chemical stability of our landforms
»Protect biodiversity and ecosystems through project planning, design and implementation decisions
»Reduce emissions by decarbonising Harmony’s energy profile through an orderly, yet urgent, transition to a low-carbon future (or economy).

Remediate and rehabilitate land impacted by mining activities
»Plan for closure from project inception to optimise post-mining land outcomes and reduce end-of-life liabilities
»Where possible, carry out progressive rehabilitation of disturbed landforms
»Conduct trials, research and development projects to identify alternate land uses on mine-affected land.

Reduce emissions	»Decarbonise the business through energy efficiency and Harmony’s renewable energy programme.
Mitigate and adapt to climate change	»Progress climate resilience planning for Harmony’s operations to withstand and mitigate the effects of climate change.
Conserve and recycle water	»Prioritise security of supply, protecting and responsibly using resources and recycling of water resources.
Manage waste and TSFs	»Proactively mitigate associated risks to communities and the environment »Reduce our environmental impact through responsible and effective waste management and mitigate associated liabilities.
Prevent pollution
»Mitigate untreated water discharge and seepage, implement mitigation and remediation and gear operations for zero or minimal discharge where viable
»Increase dust suppression and accelerate TSF rehabilitation to prevent fugitive dust from impacting communities.

Ecological conservation and biodiversity protection
»Minimise impacts to biodiversity and work towards offsetting, including addressing regulatory requirements that govern our operations
»Consider ecological values and land use in investment, operational and closure decisions.

Implementation of our environmental strategy is supported by good governance and transparent reporting, risk management, measuring our performance, legal and regulatory compliance and environmental impact considerations in our supply chain.

Annual expenditure on our environmental portfolio	FY24		FY23		FY22
	Rm	US$m	Rm	US$m	Rm	US$m
South Africa
Environmental compliance	393	21.0	349	19.6	249	16.4
Mine rehabilitation projects	87	4.6	82	4.6	52	3.4
Total	480	25.6	431	24.2	301	19.8
Papua New Guinea
Environmental compliance and management[1]	59	3.2	60	3.4	38	2.5
Total	59	3.2	60	3.4	38	2.5
Australia
Environmental compliance and management	31	1.7	n/a	n/a	n/a	n/a
Cultural heritage management	2	0.1	n/a	n/a	n/a	n/a
Total	33	1.8	n/a	n/a	n/a	n/a
Harmony total	572	30.6	491	27.6	339	22.3
1 Expenditure has been restated to include spend related to Hidden Valley’s regulatory rehabilitation and closure plan and associated environmental studies.

Good governance and transparent reporting
Our social and ethics committee oversees Harmony’s environmental strategy and performance. The executive responsible for sustainable development motivates environmental improvements strategically at group level. General managers at each operation are accountable for environmental management plans that identify improvement opportunities and programmes and compliance with relevant licences.
Internal reporting on performance is presented and discussed at quarterly and annual general board and committee meetings. We also report to regulators as part of various licence conditions quarterly and annually and share environment-related information and data with communities and neighbouring landowners/farmers at least annually.

Risk management
We determine environment-related risks as part of our enterprise risk management process, detailed in the Risks and opportunities section. Our environmental risk matrix includes the most significant threats to our business, employees and host communities over the medium to long term, resulting in a list of identified environmental risks that could affect future operating costs, infrastructure requirements, operations and operating conditions, host communities and our supply chain. The impact of the risks has been assessed against Harmony’s risk categories as set out in the risk appetite and tolerance framework.
Our top strategic environmental risks for FY24 included water security, impacts of climate change and security of electricity/power supply. Other environmental risks identified include biodiversity loss, extreme weather events, not meeting our net zero aspirations, mine closure, carbon tax, regulatory and compliance changes/burden and tailings management.

Reportable environmental incidents
Environmental incident reporting is informed by our environmental risk matrix, which evaluates the severity of an incident against the financial, environmental, legal and reputational implications for Harmony.

Severity level	Mitigation costs	Environmental impact	Reputation impact	Legal impact
5	>R10 million	Irreversible damage to habitat or ecosystem	International condemnation	Potential director liability
4	<R10 million	Significant impact on habitat or ecosystem	National and international concern (NGO involved)	Very significant fines or prosecutions
3	<R5 million	Longer-term impacts and ecosystem compromised	Adverse media attention (locally and nationally)	Breach of legislation and likely consequences from the regulator
2	<R1 million	Moderate short-term effects but do not affect ecosystem function	Unresolved local complaints and possible local media attention	Minor breach of legislation
1	<R500 000	Localised affected area of low impact	Local complaints	No major breaches of legislation
South Africa experienced more frequent water-related incidents in FY24. All incidents were short and corrected immediately with limited impact on the receiving environments.
Five reportable (level 3) environmental incidents occurred during the year and are summarised below.

Operation	Incident and description	Environmental impact

Harmony One Plant	In September 2023 and January 2024, two level 3 incidents were reported at the surge dam, leading to a loss of containment and an uncontrolled release of process water into the surrounding environment.	The environmental impact on Witpan and the surrounding environment was minimal. Clean up ensued immediately, and appropriate water quality testing was carried out.

FSS 5 Pump Station	In April 2024, the FSS 5 pump station pipeline ruptured, which led to tailings slurry entering the surrounding environment and nearby properties.	Localised soil pollution in the vicinity of the pipeline occurred. The pump station was stopped immediately and the surrounding environment was cleaned up.

Joel	In April 2024, a spindle pump failure caused the settler dam to overflow, and as a result, process water was released into the surrounding environment.	The process was stopped, whilst the spindle pump was repaired and the surrounding environment was cleaned up accordingly.

D Dam	Overflow of D Dam was as a result of pump failure experienced, due to a leak on the potable Vaal Central Water Company line.	The incident was reported to both Department of Water and Sanitation (DWS) and Vaal Central, and Harmony promptly repaired the pump at the dam.

Environmental impact considerations in our supply chain
Harmony understands that environmental protection is essential to effectively run and continue to grow a sustainable business. From design to construction, operation, decommissioning and closure, our responsible practices extend beyond our mine boundary to our relationships with supplier partners and markets.

Suppliers (upstream supply chain)	Market (downstream supply chain)
In compliance with our contracting conditions and code of ethics, suppliers are required to adhere to our environmental management policies and standards and observe laws and regulations governing water and air quality, among others.
As our extensive supply chain indirectly contributes to scope 3 GHG emissions, we encourage all suppliers to manage their carbon and water footprints, and as such reduce emissions and associated climate change impacts.
For our South African operations, we conducted a supplier survey during the year that was similar to last year, in an attempt to determine our suppliers’ approach and response to reducing their carbon emissions. The survey was sent out to 285 suppliers in our database, and we received 58 responses back, giving us a survey response rate of 20.4%. The survey indicated the following:
»69% of respondents did not annually measure their carbon footprint
»22% of the respondents have set carbon reduction targets within the organisation
»A variety of methodologies are being used to calculate emissions data, with the GHG Protocol being the least used methodology amongst the responses received, at 12%
»29% of suppliers indicated that they have started to report on their own scope 3 emissions within their value chains
»41% of suppliers indicated that they have plans in place to reduce their scope 1 and 2 emissions, whilst only 31% of suppliers indicated that they have committed to net zero in future.
Valuable information received from suppliers this year has presented an opportunity for us, in that most suppliers indicated a willingness to reduce their carbon emissions, but need assistance from Harmony in starting their own decarbonisation journeys in future.
In FY25, we plan to extend survey activities to our largest (top 10) suppliers for Hidden Valley and Eva Copper assets.

Harmony has a 10.4% stake in Rand Refinery. The company smelts, evaluates, refines and fabricates gold for investment and retail clients. The certified gold chain of custody is independently audited as required by independent bodies and legislation.
Rand Refinery shares Harmony’s commitment to excellent environmental performance and compliance as well as internationally accepted responsible sourcing – specifically, guided by the London Bullion Market Association and the Organisation for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.
Harmony’s board has influence on Rand Refinery’s ESG strategy and performance – one of our executive directors is a non-executive director and chair of Rand Refinery’s social and ethics committee.

Creating environmental awareness in host communities
Within our host countries and regions, we conduct a range of environmental community and workforce awareness campaigns in collaboration with the Federation for a Sustainable Environment (South Africa) and other stakeholders. Audiences throughout the year constituted the Harmony workforce, local NGOs, government representatives, schools and broader communities. During the campaigns, information was shared relating to amongst others, TSF risks, waste management, arbour day, general environment-related risks around our mining operations, how such risks are being managed and, where possible, mitigated.

Legal and regulatory compliance
All our operations must operate according to approved environmental management programmes that include related strategies, plans and policies that drive responsible mining across the business. Harmony regularly reviews and updates these to ensure they remain up to date and comply with our host countries’ regulations. We monitor amendments to legislation in our operating countries as these could have implications for our business.
In FY24, we reviewed our water and energy management strategies in response to the increasing vulnerability of energy supply and water security in South Africa. Both strategies were updated to ensure we are responding to these risks appropriately.
Each operation follows technical and performance standards that form part of environmental management systems, and are implemented according to International Organization for Standardization (ISO) 14001 (2015). Assets with a remaining life-of-mine of five years or more at the beginning of FY24 are ISO-certified. Short-life assets and decommissioned assets are aligned to the ISO requirements but not certified. We record improvements annually.
TSFs are recertified every 18 months to comply with the International Cyanide Management Code.
South Africa

Regulations governing our activities	The Mineral and Petroleum Resources Development Act and related environmental laws such as the National Environmental Management Act (and its supporting suite of Acts and regulations), the National Water Act and the National Nuclear Regulatory Act.
Our response to South Africa’s carbon tax requirement
Carbon tax is levied on operations exceeding the regulated emissions threshold. These operations must also report annual emissions to the DFFE.
Harmony’s reported scope 1 GHG emissions liable for carbon tax include:
»Combustion of diesel and jet fuel by generators
»Fuel combustion by boilers
»Railway diesel combustion
»Wastewater treatment and managed waste disposal sites.
Our carbon tax considerations align with the successful implementation of our decarbonisation strategy.
We estimate the impact of the carbon tax to our South African operations will be between R500 million (US$27.5 million) and R800 million (US$44.0 million) by 2030 based on government’s intent to increase the price of carbon and reduce allowances.
We have a pipeline of renewable energy projects that we are advancing with urgency to derisk this for the company while we continue to engage with National Treasury about reviewing its carbon pricing strategy.

Certification	»All South African operations comply with ISO 14001[1] »Bambanani and Unisel are not certified as both are in closure.
Compliance
No fines or penalties (FY23: none) and no environment-related lost production days (FY23: none) were recorded. Pertinently, the two newly constructed water treatment plants at Target Mine prevented any further discharge of mine affected water to Voëlpan, in response to the directive received from the department of Water and Sanitation (DWS) in FY23.

Legislation
Financial provision regulations
»The mining industry continues to engage with the department of Forestry, Fisheries and the Environment (DFFE) on financial provisioning for mitigation and rehabilitation of environmental damage caused by reconnaissance, prospecting, exploration, mining or production operations. On 1 February 2024, the DFFE minister extended the date of compliance for holders of rights and permits obtained under the MPRDA regime, to a future date that will be published in the Government Gazette, thus leaving the date for compliance of existing mining right holders open ended. The mining industry supports the purposeful delay of implementing financial provision regulations as the proposed amendments have not been finalised to date.
»Proposed changes to the Carbon Tax Act include regulations that could substantially increase the base rate of the emission levy in phase 1 of carbon tax implementation (mentioned by the Minister of Finance in February 2022). In 2023, National Treasury gazetted the carbon tax rates up to 2030, but also expressed an intent to increase rates to US$120 by 2050. This will have a significant financial impact on our business, and we continue to engage with regulators on more relevant pricing strategies.
Climate Change Bill
The Climate Change Bill was promulgated in July 2024, and is now known as the Climate Change Act 22 of 2024, which enforces mandatory carbon budgets. Harmony will have a mandatory budget for scope 1 GHG emissions. We continue to engage with the DFFE and National Treasury in this regard. We are exploring the solar power tax incentive for businesses announced by government in February 2023.

1 Kusasalethu's certification is suspended for a period of six months.

Papua New Guinea

Regulations governing our activities
Key legislation includes the Environment Act 2000, administered by the Conservation and Environment Protection Authority.
We regularly review the regulatory framework and where policies are less stringent, we adopt Australian or international leading practice.

Certification
Hidden Valley’s environmental management system is guided by the ISO 14001 standard. The mine is not certified as it has a remaining life of mine less than five years.
Hidden Valley continues to operate in accordance with the conditions of its environmental permit, last amended in March 2021, and the supporting environmental management plan. The update of the plan is due for submission to the Conservation and Environment Protection Authority in FY25.

Compliance
No fines, penalties or environment-related lost production days (FY23: none) were recorded, and there were no formal regulatory inspections or audits undertaken by the Conservation and Environment Protection Authority at Hidden Valley this year.
Elevated manganese levels in seepage from the Hidden Valley waste rock dumps continue to result in non-compliance with the site’s environment permit water quality criteria for manganese. To reduce potential metals levels (predominately manganese) in waste rock dump seepage, a geochemical assessment was completed with an amended waste rock management strategy implemented. The amended strategy includes improved waste rock management and segregation, material identification and verification, placement protocols and monitoring. The amended waste rock management strategy will reduce our metal loads and the potential impact on the local river system over time.

Legislation
»Policy changes
While the principal environmental legislation in Papua New Guinea (the Environment Act 2000) remains applicable, the government continues to consider various national policy changes, including additional taxes and levies on resources industries.
»Mine closure
Revised mine closure policy and guidelines include provision for financial assurance as security for closure costs. Until legislation is amended, financial assurance is included as a condition of approval for new mining leases, or for mining lease term extensions.
»Climate change taxes
Fees supporting the country’s Climate Change (Management) Act include taxes on carbon in fuel products and a proposed green fee (departure tax for non-residents exiting the country).
»Protected Areas Act
In February 2024 the Papua New Guinea parliament passed the Protected Areas Act (yet to be gazetted), which aims to:
–Provide for conservation and replenishment of the environment, biodiversity, land and its sacred, scenic and historical qualities
–Regulate protected area management
–Fund national biodiversity offsets.

Australia

Regulations governing our activities	Legislation and approvals at local, state and commonwealth levels apply. Principal environmental legislation governing Eva Copper includes Queensland’s Environmental Protection Act 1994.
Compliance
Eva Copper is conducting a feasibility study, which is informed by baseline studies and predevelopment assessments. The feasibility study is supported by a suite of management plans to support project execution. This includes an environmental management plan to comply with the project’s environmental authority, and a progressive rehabilitation and closure (PRC) plan as required by Queensland regulation.

Legislation
Climate legislation
»The National Greenhouse and Energy Reporting Act 2007 (NGER Act) establishes a national framework for reporting GHG emissions, projects and energy consumption and production by corporations in Australia. Under the NGER Act, registration and reporting are mandatory for corporations whose energy production, energy use or GHG emissions meet specified thresholds. The NGER Act requires corporations that control facilities that emit 25 000t or more of GHG emissions, or production or consumption of 100 000GJ or more of energy, to register and report their GHG emissions
»The NGER Act introduces the Safeguard Mechanism, which provides a framework for Australia's largest emitters to measure, report and manage their emissions. Large facilities, whose net scope 1 emissions exceed the Safeguard threshold of more than 100 000tCO2e per year are required to maintain their emissions at or below emissions baselines to support Australia’s climate targets
»In response, Harmony completed assessments and modelling to further our understanding of Eva Copper’s projected GHG emissions, the trajectory of these emissions over the life-of-mine and improvement/abatement opportunities.
Critical minerals policy
»At state level, the Queensland Critical Minerals Strategy affirms the government’s active support for the production of critical minerals, including copper
»At Commonwealth level, the Australian Government considers copper a strategic rather than critical mineral. We continue to advocate for the inclusion of copper on the critical minerals list, which would provide for stronger government support.
Minerals exploration policy
»In a move to stimulate minerals exploration, the Queensland Government announced a waiver of exploration permit rents for five years commencing 1 September 2023, from which Harmony benefits.

LAND REHABILITATION AND MANAGEMENT

Managing and rehabilitating the land on which we operate is essential for local ecosystems and communities. We aim to minimise, mitigate and remediate the adverse effects of our operations on the environment.
Our performance

Group Undiscounted value of land rehabilitation liabilities: R8.4 billion (US$462 million) (FY23: R7.6 billion/US$404 million)
Liabilities increased for our South African operations due to inflation-based rates applied, coupled with ongoing mining activities.
We are fully funded as it relates to our environmental liabilities in terms of the Mineral and Petroleum Resources Development Act (South Africa).

South Africa We spent R87 million on rehabilitation projects throughout the regions we operate in.	PNG We invested R26 million to advance closure planning studies and regulatory engagement for safe and stable future closure landforms at Hidden Valley.
Australia
We invested R5 million delivering our regulatory Progressive Rehabilitation and Closure (PRC) plan for Eva Copper, providing confidence that we can deliver closure outcomes that meet leading practice requirements.

Material matters snapshot

Material matters	Highlights	Challenges
Biodiversity and post-closure sustainability
South Africa
»Handover of the Scott waste rock dump to the local communities of Stilfontein and Khuma
»Implementation of a revegetation project at Doornkop TSF
»Developed a rehabilitation plan for Voëlpan in the Free State
»Planted 51 875 trees this financial year on tailings, old plant and hostel footprints as part of our rehabilitation efforts.
Papua New Guinea
»Developed the rehabilitation strategy and key landform designs for closure
»Commenced revegetation trials to inform the next update of the Hidden Valley rehabilitation and mine closure plan.
Australia
»Developed a PRC plan and submitted the plan for regulatory approval.

South Africa
»Illegal grazing activities on rehabilitated land.
Papua New Guinea
»Preparing landform closure designs to minimise long-term risk, meet success criteria and regulator expectations.

Australia
»Delivery of a fit-for-purpose PRC plan, which is acceptable per regulatory processes and timelines, while we are framing and shaping the project through the feasibility study update.

Contribution to the SDGs

UN SDG	UN Target	UN Indicator	How we contribute directly
SDG 15: Life on land	Target 15.3: By 2030, combat desertification, restore degraded land and soil, including land affected by desertification, drought and floods, and strive to achieve a land degradation-neutral world.	Indicator 15.3.1: Proportion of land that is degraded over total land area.	Our efforts aim to systematically reduce Harmony’s environmental liability and contribute to the objectives of our decarbonisation strategy and biodiversity action plans.

How we achieve impact
Our rehabilitation strategy outlines the actions we take to:

Reduce our environmental liability and impacted footprint
»Implement concurrent/progressive and final rehabilitation (including final land use)
»Mitigate the risk of illegal mining by demolishing, sealing or rehabilitating decommissioned infrastructure where it is no longer needed
»Embed rehabilitation initiatives that contribute to biodiversity protection, climate change adaptation and mitigation, energy management and the circular economy.

Facilitate socio-economic benefits for host communities
»Repurpose infrastructure for alternative use by communities where feasible
»Enhance socio-economic benefits of post-mining land use through holistic closure planning
»Develop local host community entrepreneurs in rehabilitation and restoration
»Create and share value through resource inputs (human, financial, natural, manufactured, and social and relationship capitals).

Support a green economy and promote ecological value add
»Evaluate the potential for rehabilitated land to support carbon reduction efforts
»Repurpose mined land into tree plantations to sequester carbon emissions where possible
»Identify and map sensitive and protected plant species and environments through our environmental impact assessment processes
»Manage alien invasive species.

Implementation of our strategy complies with approved environmental management programmes, which incorporate land management, concurrent/progressive and final rehabilitation, closure planning, and payment of liabilities/financial provisioning.
Performance against our group KPI was as follows:

	Target	FY24 performance	On track
Reduce impacted land available for rehabilitation SA (%)	0.2	0.6 (FY23: 0.5)	✓
We successfully met our target in FY24 through the demolition of various buildings and associated infrastructure, at Kopanang plant, WAFU, Domain 3 and Deelkraal shaft areas. Hostels rehabilitated included Deelkraal, Saaiplaas 2 and Harmony 3 hostels respectively.

South Africa
Concurrent rehabilitation
By rehabilitating and revegetating disturbed land, fauna and flora naturally return to previously disturbed areas, whilst also reducing our carbon footprint and ultimately contributing to our decarbonisation strategy in the longer term. Planting vegetation on TSFs mitigates erosion, nuisance dust fallout and the risk of dam failure, while offsetting residual GHG emissions from our operations. We are assessing the viability of different species, growth rates and carbon absorption potential to increase the impact of planting vegetation. We are also exploring other mechanisms such as carbon offset projects to bolster our land management and rehabilitation profile.
We demolish, decommission and seal shafts while rehabilitating broader footprints (former plants and ancillary service infrastructure) where possible. These activities protect the environment from further degradation and safeguard our host communities from the criminal elements associated with illegal mining.

Our performance in FY24 was as follows:

Total land we manage: 88,157ha (FY23: 88,157ha) 13,583ha is impacted by our mining-related infrastructure, services and activities Total land rehabilitated: 84ha of the 100ha available for rehabilitation
The total land we manage remained unchanged. To date, we have planted 132 191 trees at the toes and top of the TSFs, and planted indigenous vegetation, which includes turf and Rhodes grass, on the surface.
This year, we planted 20 000 indigenous trees at Domain 3 Plant, Deelkraal Plant and Deelkraal hostel. However, illegal grazing led to the loss of 3 000 trees at Deelkraal.
As part of the Doornkop TSF rehabilitation project, we have rehabilitated 12.5ha (target of 14ha) of land. The revegetation also minimised dust pollution in the area, and addressed seepage and erosion issues on the walls of the TSF. We plan to complete rehabilitating the first and second bench of the TSF by the end of FY25 to eliminate the main source of dust or air pollution from the TSF.

Shafts demolished: 46 (FY23: 45)
In FY24, we backfilled the Deelkraal shaft with inert material, and we further demolished the hostel and the security barracks in Gauteng and North West respectively. Unfortunately, due to safety concerns related to methane, no shafts were sealed or backfilled in the Free State province during the year.
To date, 46 shafts have been demolished to prevent illegal access.

Creating socio-economic benefits for communities
We integrate our environmental stewardship and socio-economic development imperatives in rehabilitating and reclaiming land, TSFs and waste rock dumps by:
»Seeking opportunities for entrepreneurs to use waste rock dumps that are no longer part of Harmony’s production plans, and after relevant radiation clearances have been received
»Donating waste rock dumps (that are no longer operational) with commercial quantities of recoverable gold to local communities (as per our shared ownership principle). Harmony donated the Scott waste rock dump to the greater Stilfontein and Khuma communities near Krugersdorp
»Conducting extensive due diligence of community partners and providing protection against criminal groups involved in illegal mining
»Aiding the success of these small businesses by assisting in building their technical and financial capacity.
By integrating our rehabilitation programme into socio-economic development projects, we have created 258 jobs to date, supported numerous local small businesses and decreased illegal mining activity.
Detailed information can be found in the Empowering communities and Our approach to illegal mining sections.

Property leases
We also provide social responsibility property leasing at nominal rates for our host community establishments (church groups, schools, daycare centres, welfare organisations and recreational facilities) with measures to prevent theft and vandalism and minimise security and maintenance costs.
Repurposing infrastructure and land
Examples include:
»Selling land for sustainable human settlement and social and enterprise development purposes
»Applying to purchase land or non-residential properties from entities or organisations (not individuals) registered in South Africa
»Assessing land and non-residential properties earmarked for sale or donation for possible contamination and, where required, rehabilitation prior to the sale transaction or donation
»Donating land primarily for redistribution and critical government projects to the relevant national, provincial or local government departments.
Innovation platform
In collaboration with the Institute for Technology and Society, Harmony established the Shaping the Future Innovation Platform® to provide a roadmap and to drive strategic ESG initiatives. This innovation platform enables multi-stakeholder partnerships in support of sustainable development goals and social transitioning. Through research and development, the platform strengthens supply chains with technology to enable Circular Green Economies.
The innovation platform represents a departure from traditional (business-as-usual) efforts, recognising that novel approaches to address deep systemic issues are necessary to activate development opportunities within specific themes. The platform partners identify sustainable socio-economic development projects at scale that will unlock the full economic value of Harmony’s land, water and redundant infrastructure.
These projects aim to create shared value and address Harmony’s challenges associated with contaminated land, water offsetting, access to external funding, closure of certain liabilities, asset value increase, access to alternatives supporting sustainable livelihoods and possible carbon tax reduction. Harmony also has the option to incorporate our existing Social and Labour Plan (SLP) and Corporate Social Investments (CSI) funded projects. The Institute for Technology and Society (ITS), through its multi-stakeholder Partnership Ecosystem, African Partnership Donor-advised Fund and Future Leaders Academy give Harmony access to a unique suite of innovative solutions and possible external partnerships and funding. These enablers help to strengthen local ecosystems and reduce ESG-related risks.

Papua New Guinea
Progressive rehabilitation and closure planning
Due to the steep topography and high rainfall conditions at Hidden Valley, landslips are common within mining areas. We actively identify landslips or areas of significant erosion through routine sediment and erosion control monitoring, and rehabilitate and revegetate land where possible to minimise downstream impacts.
While most disturbed areas at the Hidden Valley Mine are actively used for mining, we progressively rehabilitate areas no longer needed for mining purposes, including slope stabilisation, revegetation and maintenance. We conduct monthly monitoring to assess performance against targets. Our approach aligns with leading practice guidelines, encompassing stakeholder engagement and detailed studies of all landforms and infrastructure to achieve a safe, stable and self-sustaining post-closure landscape.
Progress against our closure planning programme for the Hidden Valley Mine during FY24 included:
»Preparation of:
–Landform investigations, assessments and closure designs, and asset assessments to support feasibility-level biophysical closure designs, infrastructure decommissioning and mine rehabilitation and closure planning
–Closure cost estimates to decommission and rehabilitate the site
–Monitoring, maintenance and revegetation plans to address future requirements
»Expansion of nurseries at various altitudes and commenced revegetation trials to determine their effectiveness
»Advancement of socio-economic assessment for critical insights into closure risks and issues, and to understand community and government aspirations.

We plan to submit the next update to the rehabilitation and mine closure plan to the regulators in FY25, incorporating findings from our latest studies and engagements. Approval of a final plan for Hidden Valley will be required two years before the end of life-of-mine.
Promoting a smooth socio-economic transition
A key closure objective under the Papua New Guinea guidelines is the promotion of a smooth socio-economic transition for local communities after mining operations end. Many of our existing community development initiatives such as our agricultural programmes aim to support the establishment of alternative income streams for host villages.
Australia
Following mine construction, rehabilitation at Eva Copper will be guided by a comprehensive Progressive Rehabilitation and Closure (PRC) plan, a legal requirement that includes binding, time-based milestones for progressive rehabilitation and ultimately to support the transition to the mine site’s future use. The PRC plan outlines the actions we must implement to conduct our mining activities in an environmentally responsible manner, with a focus on minimising long-term impacts and rehabilitating the land to a safe and sustainable condition. Native vegetation, habitat and low-intensity grazing are proposed as post-mining land uses for the project area.
Engagement with our leaseholders on the post-mining land use is a critical component of decision making. The integration of closure planning from project inception, and submission of our PRC plan, provides regulatory agencies and communities confidence that we will deliver closure outcomes that meet leading practice and stakeholder requirements.
Annually, we report on land disturbance and infrastructure established at the site to inform liability calculations for rehabilitation consistent with the outcomes outlined in the PRC plan. In accordance with the plan, we must pay a contribution to the Queensland Scheme Fund or give a surety for the estimated rehabilitation cost under the Mineral and Energy Resources (Financial Provisioning) Act 2018.
Collaboration and partnerships
We pride ourselves on our efforts to engage with all stakeholders and in building an understanding of our intent and design for closure. This engagement leads to heightened trust and strong partnerships between ourselves, regulators and landowners, supporting our licence to operate.

CLIMATE CHANGE, ENERGY AND GHG EMISSIONS MANAGEMENT

Our transition pathway to decarbonising Harmony contributes to combatting climate change. We aim to reduce energy consumption and GHG emissions, generate/purchase renewable energy, and enhance our resilience and adaptation.
Our performance

Group
We have implemented over 200 energy efficiency initiatives at our operations since 2016, cumulatively saving over R2.2 billion (US$143 million) in energy costs, equating to around 2.18Mt of CO2 saved. We have also reduced our electricity intensity by 46% over the past 10 years by optimising energy efficiency and climate change mitigation.

FY24 performance was driven by:
»The successful generation of energy from the Phase 1 and small scale solar projects, equating to 65.3GWh.
»More stable hydropower energy supply in Papua New Guinea following drought

Material matters snapshot

Material matters	Highlights	Challenges
»Energy transition and security of supply »Renewable alternatives for net zero carbon emissions »Climate change and extreme weather susceptibility
Group
»We have updated our decarbonisation strategy to include a significant increase in the amount of installed PV plants and wheeled wind to over 500MW
»Completed the second year of our SBTi-approved, five-year group environmental performance target cycle.
South Africa

»Produced a combined capacity of 30MW of energy from solar PV plants in the Free State, reflecting the successful implementation of phase 1 of our renewable energy and efficiency rollout plan
»Received environmental approvals for the construction of solar PV plants at Joel, Central and Target operations as part of phase 2B of our renewable energy and efficiency rollout plan
»Updated our decarbonisation strategy in response to extending the anticipated life-of-mine of some operations as well as to circumvent some of the challenges experienced in FY24.
Papua New Guinea
»Reduced diesel use for power generation which improved our GHG emission profile.
Australia
»Completed studies to incorporate renewables into the power solution for Eva Copper and received the associated environmental approvals.

South Africa
»Unanticipated pricing changes to tendered projects delayed phase 2 of our rollout plan
»Access to grid capacity is becoming more difficult, slower and more expensive.
Papua New Guinea
»Consistency of grid-supplied energy at our contracted volumes remains an ongoing challenge despite the recovery from drought conditions that affected hydropower in FY23.
Australia
»Timing of the availability for grid supplied energy at Eva Copper and regulatory requirements for any on-site energy generation.

Contribution to the SDGs

UN SDG	UN Target	UN Indicator	How we contribute directly
SDG 3: Ensure good health and promote wellbeing	Target 3.9: By 2030, substantially reduce the number of deaths and illnesses from hazardous chemicals and air, water and soil pollution and contamination	Indicator 3.9.1: Mortality rate attributed to household and ambient air pollution	Through our processing plant emissions management and TSF dust management plans and activities, we maintain a zero mortality rate related to ambient air pollution.
SDG 7: Affordable and clean energy
Target 7.2: By 2030, increase substantially the share of renewable energy in the global energy mix
Target 7.3: By 2030, double the global rate of improvement in energy efficiency
Target 7.b: By 2030, expand infrastructure and upgrade technology for supplying modern and sustainable energy services for all in developing countries, in particular least developed countries, small island developing States, and land-locked developing countries, in accordance with their respective programmes of support

Indicator 7.2.1: Renewable energy share of total energy consumption
Indicator 7.3.1: Energy intensity measured in terms of primary energy and GDP
Indicator 7.b.1: Installed renewable energy generating capacity in developing countries
Through our renewable energy programme, we are investing in and generating solar and wind energy, reducing our consumption of fossil fuels for electricity.
SDG 8: Decent work and economic growth
Target 8.4: Improve progressively, through 2030, global resource efficiency in consumption and production and endeavour to decouple economic growth from environmental degradation, in accordance with the 10-Year Framework of Programmes on Sustainable Consumption and Production, with developed countries taking the lead
		Indicator 8.4.1: Material footprint Indicator 8.4.2: Domestic material consumption	Through our robust water management and decarbonisation programmes, we annually report on our material footprints and consumptions.
SDG 12: Responsible consumption and production	Target 12.2: By 2030, achieve the sustainable management and efficient use of natural resources		We monitor, track and disclose our performance against sustainability KPIs annually, to ensure sustainable consumption and production patterns.
SDG 13: Climate action
Target 13.1: Strengthen resilience and adaptive capacity to climate-related hazards and natural disasters in all countries
Target 13.2: Integrate climate change measures into national policies, strategies and planning
Target 13.3: Improve education, awareness-raising and human and institutional capacity on climate change mitigation, adaptation, impact reduction and early warning

		Indicator 13.2.2: Total greenhouse gas emissions per year Indicator 13.3.1: Extent to which global citizenship education and education for sustainable development are mainstreamed	Harmony’s decarbonisation pathway provides the framework for us to address the impacts of climate change, ensuring the long-term sustainability of our business while leaving a lasting positive legacy.
SDG 15 Life on land	Target 15.3: By 2030, combat desertification, restore degraded land and soil, including land affected by desertification, drought and floods, and strive to achieve a land degradation-neutral world	Indicator 15.3.1: Proportion of land that is degraded over total land area	Our post-closure rehabilitation supports our decarbonisation strategy. We prioritise nature-based solutions that enable carbon absorption and sequestration.
How we contribute indirectly
SDG 9: Industry, innovation and infrastructure
Target 9.4: By 2030, upgrade infrastructure and retrofit industries to make them sustainable, with increased resource-use efficiency and greater adoption of clean and environmentally sound technologies and industrial processes, with all countries taking action in accordance with their respective capabilities
		Indicator 9.4.1: CO2 emission per unit of value added	We advocate for measures that promote technological innovation, address GHG emission reduction challenges and advance the low-carbon transition of our sector.

How we achieve impact
Harmony’s climate change and energy policy statement outlines our approach and commitment to participating in the global shift towards a low-carbon economy.
Our response to the climate change agenda is driven by our future ambitions to:

Contribute to achieving:		By:
The United Nations Framework Convention on Climate Change objectives	The Paris Agreement’s goal to limit global warming to 1.5°C by the end of the century	Reducing our GHG emissions to net zero by 2045	Saving R70 million (US$4.3 million) a year by 2026 on new initiatives

To achieve these ambitions, we are committed to:	Pursuing climate change resilience
»Reducing our GHG emissions and reliance on fossil fuel-based energy sources by investing in and generating renewable energy and increasing our energy efficiency
»Prioritising capital investments in emission reduction, energy efficiency and climate adaptation projects
»Integrating risks and opportunities associated with climate change and energy management into Harmony’s business strategy to deliver on our strategic pillars of responsible stewardship and operational excellence (increasing energy efficiency and procuring cost-effective energy)
»Measuring, monitoring and reporting on our progress against SBTi-approved and KPI-linked targets
»Advocating for measures that promote technological innovation, address emission reduction challenges and advance the low-carbon transition of our sector
»Proactively integrating climate change resilience and adaptation measures into Harmony to increase the resilience of our business and communities in the face of climate change impacts.
We deliver on these commitments by executing our decarbonisation strategy, an integral part of our approach to environmental stewardship. The strategy includes a transition pathway and renewable energy and efficiency rollout plan, enabling us to systematically decarbonise our business over time.

In our pursuit of climate change resilience, Harmony is undertaking a climate resilience assessment to help us understand the impact of climate change on our business, and to then develop an operational readiness plan to assist us in combatting the effects of climate change on our business.
This includes:
»Aligning climate change risk assessment areas with ISSB recommendations for future reporting
»Undertaking a climate scenario analysis to understand physical climate and transition risks across our operations, including TSFs
»Designing, building and adapting critical infrastructure sites and operations to withstand and mitigate (de-risk) the effects of climate change.
Our reputation as a socially and environmentally responsible mining company is reinforced by working with the Federation for a Sustainable Environment in South Africa to build our host communities’ resilience to the impacts of climate change.

Content in this section is supported by detailed disclosure in our Climate action and impact report section.

Decarbonising Harmony
Harmony’s decarbonisation strategy is guiding our operations to net zero GHG emissions by 2045 with a transition pathway, and we have proactively been decarbonising our operations for over a decade. As part of our comprehensive strategy, we are dedicated to decarbonising our direct footprint (scope 1 and 2 emissions) and actively supporting the global low-carbon transition. Our approach involves providing essential minerals and metals to facilitate the growth of renewable energy technologies, while mitigating the physical and transitional risks associated with climate change. The pathway outlines five key focus areas that enable us to plan for and respond to material risks, including electricity supply security, GHG emissions, climate change and carbon tax liabilities, while leveraging opportunities presented by the global shift to a low-carbon economy.
Our adaptable decarbonisation strategy remains a living document, and is updated from time to time in response to changes in the life-of-mine of our operations, the introduction of new technologies in the renewable sphere, as well as Harmony’s ability to source economically feasible renewables as they become available.
Regulatory changes in South Africa have contributed to accelerating our decarbonisation programme. Prior to 2021, the licensing threshold for embedded generation was set at 1MW. In August 2021, this limit was increased to 100MW, and in 2023, the licence requirement was removed, encouraging the development of renewable energy. However, the wheeling of energy through the Eskom grid presented another challenge for implementing renewable energy projects. In 2023, the National Energy Regulator of South Africa granted a transmission licence to the National Transmission Company South Africa. This marked a significant milestone in the legal separation process of Eskom's Transmission Division and facilitated the wheeling of renewable energy, as reflected in Harmony’s increased procurement of power through wheeling. The recent update to our decarbonisation programme has seen a shift from 363MW of energy sourced as originally planned to over 500MW being procured.
Our transition pathway focus areas, namely energy efficiency, renewable energy sources, adaptation, portfolio re-engineering and decarbonising our transportation and supply chain, consider the varying needs and challenges of our operating regions.

Energy efficiency and improving our energy mix
Energy consumption remains a significant financial and environmental concern for Harmony because our assets are predominantly deep underground mining operations, which are more energy intensive than surface mines and mostly rely on fossil fuel-based electricity, which is subject to above-inflation tariff increases. As such, investing in and generating renewable energy allows us to reduce our GHG emissions and reliance on grid-supplied electricity while increasing cost savings – furthering our long-term ambition of net zero GHG emissions by 2045 in a sustainable manner.

Climate change adaptation
We implement nature-based solutions at TSFs that are not planned to be remined in future, and at closed mines. These solutions are a cost-effective measure that advances biodiversity protection and land rehabilitation while enabling carbon absorption and sequestration. Read the Land rehabilitation and management section for more information.
We are investigating additional nature-based solutions for carbon offsetting in the long term, which will be informed by the climate change assessment being conducted.

Re-engineering our portfolio	We allocate capital to projects that contribute to decarbonisation and address climate challenges. This includes using our gold and silver reserves at Hidden Valley and future output from Eva Copper and Wafi-Golpu to supply the metals used in renewable energy and electric vehicles.
Decarbonising our transportation and value chain
Our value chain accounts for 19% of our emissions profile. We remain focused on renewable energy sources needed for renewable electrification and transportation, ensuring we are well positioned to support the transition to a clean energy future.
In South Africa, we have investigated the possibility of using biodiesel in fleet vehicles. While biodiesel is a cost-effective alternative to traditional diesel, availability is limited and biodiesel could cause engine malfunction in colder temperatures. We are therefore conducting a battery electric vehicle study, which will compare the technical viability of potential battery electric vehicle options with existing diesel-powered options at our Target Mine, Moab Khotsong Zaaiplaats project and the Mponeng deepening project areas. The study will provide sufficient information, analyses and recommendations for the identified sites to guide decision making on the the conversion to battery electric vehicles in future.
In Papua New Guinea, in the absence of further viable renewable energy sources for Hidden Valley, we are planning technology trials to reduce diesel use and associated emissions from mine equipment and vehicles.

Funding for our decarbonisation strategy is facilitated by Rand Merchant Bank, African Clean Energy Developments, African Infrastructure Investment Managers, Mahlako Energy Fund, Absa and Nedbank. The facilities amount to R4 billion and include:
»R1.5 billion green loan for phase 2 of our renewable energy programme
»Sustainability-linked R2.5 billion and US$300 million revolving credit facilities and US$100 million term loan.
The green loan is is expected to largely fund phase 2 of our solar photovoltaic (PV) initiatives after planned restructuring and alignment. The sustainability-linked facilities are aligned with our ESG and sustainable development targets and include energy-related KPIs outlined on the next page.
Land-based carbon sequestration
The introduction of land-based carbon sequestration plan to cater for our tail end emissions from 2045 onwards was realised in 2021, when the first decarbonisation strategy was approved. This plan involved the neutralisation of unavoidable emissions, specifically sequestering carbon through phytoremediation techniques. Through the bolstering of Harmony’s tailings reclamation programme, the availability of mine-affected land and TSFs in the near term, is no longer considered a viable option. Coupled to this, rehabilitation trials more recently highlighted major challenges associated with cultivating indigenous trees sustainably, in harsh soils found on TSFs and in reclaimed footprints. With the updating of our decarbonisation strategy this year, we have identified other alternatives yet to be explored, to offset any remaining emissions and meet our net zero aspirations by 2045.
These include:
»Carbon sequestration potential of alternative biomass more suitable for TSF rehabilitation
»Extending the life of some of the current renewable energy projects beyond planned life-of-mine
»Exploring the availability of external carbon offsets
»Keeping a watching brief on new developments in the renewable space and investigating such accordingly.
Significant advancement has been made in the world around net zero and the journey to carbon neutrality. We are confident that Harmony will be able to align and benefit from technological and other advances in the near future.

Reducing GHG emissions with renewable energy initiatives
Performance against our group KPIs was as follows:

	Target	FY24 performance	On track
Renewable energy (%)	8.0	1.59 (FY23: 0.08)	✗
Phase 1 and small-scale solar PV plants successfully generated 65.3GWh of energy in FY24. The delay in the roll out of phase 2 solar PV plants was as a result of outstanding geotechnical studies, and additional procurement processes due to inflated contractor pricing.

SBTi: Absolute carbon emissions (m tonnes of CO2)	4.28	4.27 (FY23: 4.48)	✓
The steady decline of total emissions is due to the implementation of renewable energy and efficiency programmes that led to lower energy consumption, and a 3.8% reduction in South Africa’s coal-powered grid emission factor (CO2) per unit of electricity supplied.
Scope 1 emissions decreased by 10.6% due to a more stable grid supply (predominately hydropower) at Hidden Valley, resulting in less diesel being used.
Scope 2 emissions decreased by 3.9% in FY24 due to the rollout of the renewable energy and energy efficient programme at some of our operations.

Improving energy efficiency by reducing consumption
Our performance in FY24 was as follows:

Group energy consumption intensity was 0.094MWh per tonnes treated (FY23: 0.093MWh)
Due to the increased energy use required for the development of the Zaaiplaats project, our energy consumption slightly increased in the year. However, the contribution from our renewable projects and energy efficiency programme was banked, and we were able to keep our energy consumption intensity the same as last year.

Group electricity consumption was 4 229GWh (FY23: 4 194GWh)
Our deep underground mining operations accounted for 89% of the group’s total electricity consumption. Total electricity consumption due to underground mining was 1% higher when compared to last year. The increase in energy intensity was largely as a result of the development of Zaaiplaats, and the change over to electrical compressors at Doornkop.

Group energy consumption (000MWh)[1]	FY24	FY23	FY22	FY21[2]	FY20
Electricity	4,176	4,111	4,254	4,123	3,171
Diesel[3]	601	686	605	449	461
Other sources (petrol and heating oil)[4]	63	64	66	60	5
Total	4,840	4,861	4,925	4,632	3,637
Consumption intensity (MWh per tonnes treated)	0.094	0.093	0.092	0.094	0.143
1    Annual UK government Department for Environment, Food and Rural Affairs conversion factors are used in Papua New Guinea to report GHG emissions. Technical guidelines for monitoring, reporting and verification of GHG emissions by industry are used in South Africa.
2    Acquisition of Mponeng and Mine Waste Solutions operations in FY21.
3    In Papua New Guinea, self-generated electricity consumption is accounted for under diesel.
4    Heating oil reported from FY21.

Group electricity consumption (000MWh)	FY24	FY23	FY22	FY21[1]	FY20
South Africa	4,035	4,053	4,191	4,020	3,051
South Africa (self generation)[2]	65	3	–	–	–
Papua New Guinea	76	55	63	103	120
Papua New Guinea (self generation)[2]	53	83	58	29	16
Total	4,229	4,194	4,312	4,152	3,187
Consumption intensity (MWh per tonnes treated)	0.082	0.080	0.080	0.084	0.125
1    Acquisition of Mponeng and Mine Waste Solutions operations in FY21.
2    Self generation includes renewable energy generated electricity in South Africa and diesel generated electricity in PNG.

Monitoring, measuring and reporting
To assess climate change risks, we conduct comprehensive scenario analyses encompassing physical and transition risks, and considering factors such as chronic and acute weather outcomes, policy changes, technological advancements and market shifts. Our scenario analyses consider Intergovernmental Panel on Climate Change (IPCC) reports, including representative concentration pathways and shared socio-economic pathways so that our scenarios project global socio-economic changes up to 2100 and link physical risks from the representative concentration pathways to global climate policies and potential transition risks.
In line with global best practice, we publish a separate report on our carbon-related performance and associated risks, concerns and opportunities. Our climate change report aligns with South African carbon tax and related National Treasury requirements included in our financial modelling to enhance our understanding of the likely impact of climate change on our business. We also include carbon pricing in our strategic and operational plans. Harmony has historically reported on climate change through our TCFD report. In FY24, we begun transitioning towards the disclosure requirements set out by the International Sustainability Standards Board’s (ISSB) International Financial Reporting Standards (IFRS) S2 – Climate-related Disclosures Standard. The Standard requires entities to “disclose information about climate-related risk and opportunities that could reasonably be expected to affect the entity’s cash flows, its access to finance or cost of capital over the short, medium and long term. IFRS S2 fully incorporates the disclosure requirements of the TCFD framework. In some respects, IFRS S2 requires more detailed and specific information.
Harmony periodically re-evaluates forecast electricity consumption in conjunction with life-of-mine projections. We updated our energy management strategy in October 2023 after a thorough review was conducted to confirm the relevance and applicability of prior strategies. In July 2024, we revised our decarbonisation profile and its supporting strategy to ensure alignment with our goals and priorities, and we further took into account any changes we foresaw in the macro and micro-economic environments.
We report on quantitative and qualitative financial and non-financial data as we progress on our journey to a low-carbon economy. We regularly track our energy and emissions against KPIs, allowing for agile and timeous changes or increased focus as required.
SBTi targets
Harmony has set targets in accordance with the SBTi, which are independently assured by a service provider who applies the sustainability-linked loan principles issued by, among others, the Loan Market Association. When we achieve our sustainability-linked loan KPIs, we will receive meaningful interest savings. If we miss our targets, we will pay penalties.
In 2023, Harmony received approval of its 1.5°C SBTi near term target to reduce absolute scope 1 and 2 GHG emissions by 63% by FY36, from an FY21 base year. Through the update to our decarbonisation strategy this year, which considered the extended life-of-mine of some of our assets, and the challenges we faced in sourcing economically viable renewable solar and wind energy, we expect a marginal exceedence of the interim target in FY26. We are however on track to successfully overshoot our approved target by at least 15-20% by 2036, due to significant investments in renewable energy, well into the future.
South Africa
We are transforming our assets from high-energy to low-carbon consumers by:
»Advancing our surface reclamation programme to produce ounces at lower energy intensity
»Decommissioning energy-intensive and low-margin assets to avoid generating high emissions for low returns
»Driving energy efficiency programmes and enhancing our energy mix with a strong renewable and low-carbon energy pipeline. We have successfully built and commissioned renewable energy plants since May 2022 in an effort to reduce Harmony’s carbon footprint.
Our energy efficiency initiatives aim to improve operational efficiencies in mine cooling, compressed air, water management and ventilation systems. Cost savings are a key driver of these initiatives.

We implemented and maintained 43 energy optimisation initiatives this year, resulting in an estimated saving of 324GWh and a cost saving of R532 million (US$28.4 million).
These initiatives also aim to address continued erratic power supply and above-inflation tariff increases. Energy accounted for 19% of our South African operating costs. The tariff increase in FY24 was 12.74%, equating to around R0.8 billion in additional operating costs.

Operational efficiency initiatives implemented this year, generating the most significant annual savings, included the following:

	Underground turbines refurbishment and reverse running pump installations	Optimised control of main fans through VSD and Inlet Guide Vane installations	Infrastructure upgrades on refrigeration systems, water control valves, improved control of dewatering and refrigeration systems	Power factor correction and solar projects
Highlights of annual cost savings	R30 million	R14 million	R20 million	R37 million

Our cost and energy indicators and controls are reviewed by management and independently audited.
Improving our energy mix
Given the unreliability of electricity supply, combined with increasing tariffs, we are reducing our reliance on electricity suppliers through a substitution programme while we continue lobbying regulators to contain electricity tariff increases. From 2005 to 2024, Eskom increased electricity tariffs by 1974% while inflation over this period increased by 184%. We reduced reliance on Eskom by 18.2GWh and added 65.3GWh solar power, although this is not reflected in our consumption intensity as solar projects reduce carbon (not electricity) intensity.
Our renewable energy and efficiency rollout plan is detailed in our Climate action and impact report section. Phase 1, supplying 30MW of solar power through an independent power producer, was completed in FY23 with installations at Tshepong, Nyala and Eland. Phase 2 has been approved by the board and will be constructed in phases, starting with the commissioning of phase 2a in FY26. In total, phase 2 entails the construction and operation of 137MW of PV plants at various operations.
We are further exploring short-term power purchase agreements (PPA), wind energy and phases 3 and 4 PV projects simultaneously. Other small-scale rooftop solar projects are also in the pipeline for installation.
Papua New Guinea
Hidden Valley Mine’s current power supplier provides a mix of conventional and hydropower from the Ramu grid. However, receiving the contracted volumes of grid energy remains a challenge, resulting in the mine’s continued reliance on diesel to provide energy security. It is our intention to trial technology that would assist to reduce diesel use and associated emissions. Trials will target selected mine equipment and generators.

Total energy consumption (000 MWh) decreased by 61 to 546 (FY23: 607)
The decrease in total energy consumption was as a result of less reliance on diesel usage. This was on account of downtime on the SAG mill due to reclaim tunnel refurbishment, the reduction in TSF construction activities, and an improvement in the proportion of grid power versus self-generated diesel power due to a more stable Ramu grid hydropower supply.

Diesel consumption (000 litres) decreased by 8,286 to 47,394 (FY23: 55,680)	We used 59% grid power (FY23:40%) and 41% diesel-generated electricity (FY23: 60%) at Hidden Valley.
Australia
Initial power production at Eva Copper will be a combination of solar, a battery energy storage system and diesel. This will provide the mine with the flexibility to convert the diesel component to a grid connection via the CopperString 2032 project.
CopperString 2032 is a strategic project to connect the North West Minerals Province to Australia’s national electricity market. Connection to the grid via CopperString 2032 will provide further opportunities for Harmony to source lower carbon-intensive power, due to the Queensland government’s plan to transform the state’s electricity system and achieve renewables generation targets of 50% by 2030, 70% by 2032 and 80% by 2035.
To understand future power supply options, we are working with various stakeholders, including the government-owned Powerlink Queensland, which will construct and manage CopperString 2032. We expect our detailed review and optimisation study to present a life-of-mine strategy that provides reliable power supply to Eva Copper and advances our decarbonisation goals.

WATER USE

Water is a vital resource for our mining and processing activities, employees and host communities. Responsible water use through conservation initiatives, including the use of alternative water sources, contributes to our self-sufficiency, minimises water wastage, saves costs and ultimately reduces our environmental impact and reliance on municipal water systems.
Our performance

Group We recycled more than 70% of our total water use during FY24. We continued to add reverse osmosis plants into our portfolio, having installed facilities at Harmony One and Kareerand in the year.
We have outperformed on both our potable water and water recycled targets in FY24. We unfortunately did not meet our water intensity target, due to development activities at Zaaiplaats and increased usage of non-potable water at other operations.

South Africa 3.6% reduction in potable water usage during the year.	PNG 3.4% reduction in water usage.	Australia No water usage for primary activity (mining) in FY24.

Material matters snapshot

Material matter	Highlights	Challenges
Water management
Group
»Progressed against our KPI targets, with a key focus on internal optimisation of water use at our operations
»Reviewed and optimised water balances
»Increased prioritisation of water use hierarchy at all operations
»Started the installation of water meters at critical points across all operations.
South Africa
»Commissioned reverse osmosis plants to offset potable water supply from third parties
»Increased water recycling and reuse, including the use of purified sewage effluent at Moab
»Increased surface water storage capacity to improve water recycling and reduce the risk of water shortages
»Assessed potential risk of water availability to our reclamation business in the Free State.
Papua New Guinea
»On-site laboratory at Hidden Valley was accredited by the Papua New Guinea Laboratory Accreditation Services (PNGLAS).

South Africa

»Theft and vandalism of Harmony infrastructure (including pipelines, flow meters, pumps and treatment plant equipment).
Papua New Guinea
»The Hidden Valley sewage treatment plant presents ongoing non-conformances with discharge effluent water quality due to the hydraulic load on the sewage treatment plant.

Contribution to the SDGs

UN SDG	UN Target	UN Indicator	How we contribute directly
SDG 3: Good health and wellbeing	Target 3.9: By 2030, substantially reduce the number of deaths and illnesses from hazardous chemicals and air, water and soil pollution and contamination	Indicator 3.9.2: Mortality rate attributed to unsafe water, unsafe sanitation and lack of hygiene (exposure to unsafe water, sanitation and hygiene for all (WaSH) services)	Our WaSH programmes reduce the potential risks associated with poor water and sanitation within our host communities.
SDG 6: Clean water and sanitation
Target 6.1: By 2030, achieve universal and equitable access to safe and affordable drinking water for all
Target 6.2: By 2030, achieve access to adequate and equitable sanitation and hygiene for all and end open defecation, paying special attention to the needs of women and girls and those in vulnerable situations
Target 6.3: By 2030, improve water quality by reducing pollution, eliminating dumping and minimizing release of hazardous chemicals and materials, halving the proportion of untreated wastewater and substantially increasing recycling and safe reuse globally
Target 6.4: By 2030, substantially increase water-use efficiency across all sectors and ensure sustainable withdrawals and supply of freshwater to address water scarcity and substantially reduce the number of people suffering from water scarcity
Target 6.5: By 2030, implement integrated water resources management at all levels, including through transboundary cooperation as appropriate
Target 6.6: By 2020, protect and restore water-related ecosystems, including mountains, forests, wetlands, rivers, aquifers and lakes

Indicator 6.1.1: Proportion of population using safely managed drinking water services
Indicator 6.2.1: Proportion of population using (a) safely managed sanitation services and (b) a hand-washing facility with soap and water
Indicator 6.3.1: Proportion of domestic and industrial wastewater flows safely treated
Indicator 6.3.2: Proportion of bodies of water with good ambient water quality
Indicator 6.4.1: Change in water use efficiency over time
Indicator 6.4.2: Level of water stress: freshwater withdrawal as a proportion of available freshwater resources
Indicator 6.5.1: Degree of integrated water resources management
Indicator 6.5.2: Proportion of transboundary basin area with an operational arrangement for water cooperation
Indicator 6.6.1: Change in the extent of water-related ecosystems over time

We are prioritising water efficiency by commissioning reverse osmosis plants to reduce our reliance on external water sources and conserve the water resource, and wastewater treatment processes for effluent discharge.
We manage groundwater contamination around our operations through interception boreholes and the lining of new TSFs (for example at the Kareeerand extension). Ongoing water quality management measures include zero discharge in South Africa and regular water quality monitoring.
We work with multiple stakeholders to improve water governance in the regions in which we operate, for example in water catchment forums, different regulatory departments, and on WaSH programmes. Harmony also works closely with municipalities to improve the quality of WaSH in our host communities and address issues such as cholera. Partnerships have been formed to mobilise knowledge, expertise, technology and financial resources to achieve sustainable water management.

SDG 8: Decent work and economic growth
Target 8.4: Improve progressively, through 2030, global resource efficiency in consumption and production and endeavour to decouple economic growth from environmental degradation, in accordance with the 10-Year Framework of Programmes on Sustainable Consumption and Production, with developed countries taking the lead
Indicator 8.4.1: Material footprint Indicator 8.4.2: Domestic material consumption
To enable sustainable consumption of the water resource, we have developed innovative solutions designed to reduce our water consumption and footprint to allow for the regeneration of natural resources. Water impact assessments are undertaken to better understand the environmental and social impacts of our activities on the water resource. We implement interventions that have the greatest potential to improve the environmental and social impact of the water ecosystem. We monitor and track our performance to ensure responsible consumption.

How we contribute indirectly
SDG 9: Industry, innovation and infrastructure
Target 9.4: By 2030, upgrade infrastructure and retrofit industries to make them sustainable, with increased resource-use efficiency and greater adoption of clean and environmentally sound technologies and industrial processes, with all countries taking action in accordance with their respective capabilities

Harmony has invested in building resilient infrastructure and technology in water management across its operations. The continuous improvement in the operations water balances by the identification and installation of additional flow meters, as well as investment into innovative flow meter recording and data management through the use of SCADA and MTB engineering controls.
In addition, Harmony engages with a wide range of stakeholders in several forums to share the benefits of infrastructure development with communities and contributes to sustainable water management.

How we achieve impact
Our water management strategy, adopted at all operations and tailored to each region’s climatic conditions, outlines the actions we take to:

Protect water quality and the volume of potable water available to surrounding areas	⇾
To maintain our licence to operate, and acknowledging the impacts of climate change, we manage and mitigate our impact on catchments by:
»Reducing our consumption and potable water demand through reuse and recycling, which, in turn, reduces supply pressure on constrained local water utilities and improves local municipal systems’ climate change resilience
»Managing and mitigating water discharge to achieve our goal of zero discharge
»Mitigating the impact of water scarcity with improved efficiencies, substitution of potable supplies and maximising recycling
»Reducing costs and increasing revenue through the establishment of water treatment plants
»Returning treated water to source and securing the availability of potable water for host communities’ basic needs
»Beneficiating water in partnership with our peers and utilities.
Harmony’s water recycling initiatives drive social investment strategies and support our WaSH programmes.

Integrate proactive risk management	⇾
Harmony faces water scarcity in South Africa and Australia but a positive water balance in typically high-rainfall Papua New Guinea. A climate change scenario analysis indicated water security is a risk due to extreme storm and drought events and higher temperatures that could affect the underground environment and food security. We manage this risk through various initiatives and water use monitoring across our operations.
Water security and related risks are integrated into long-term strategic business objectives and financial planning, driven from an executive level. This understanding of water management and related risks is embedded across our operations.
We implement change management to prevent new developments, expansions, modifications or replacements of existing facilities from degrading the catchment quality, function, use and integrity of the surface and groundwater aquatic ecosystems and water resources.

Monitor performance and comply with regulations	⇾
Specific water management parameters align with regulations and licences of the pertinent authorities, and are consistent with internationally accepted limits, thresholds, guidelines and methodologies.
We have set site-driven water management targets to help address site-specific risks, including legacy issues, latent and residual risks. These targets are supported by appropriate management actions following a hierarchy of controls (ie avoid, minimise, reuse and recycle), including implementing integrated water and waste management plans and water balances. Absolute potable water consumption is one of the KPIs of our sustainability-linked funding agreement concluded in June 2022. This KPI is material to our core sustainability and business strategy, and addresses a relevant socio-environmental challenge in our industry.
Harmony’s operations measure volumes of water used and recycled at least monthly.

Our water management strategy was updated in October 2023 to ensure fundamental principles are integrated into our operations, and to promote sustainable water practices and a water secure future. Effective water management requires a combination of managing demand, ensuring adequate supply, and developing robust infrastructure. Seven strategic focus areas were identified to reinforce best practice water management principles at Harmony, and to ensure the optimal efficiency of this valuable resource. Ten principles were identified and agreed upon to ensure that these strategic focus areas are implemented and monitored in future. Ultimately, the benefits arising from the implementation of our water management strategy include operational efficiency, lower water operational costs being incurred, reduced potential for contamination, reduced property damage, and increased security of supply for our operations.

We assess the material risks associated with our water management practices according to these strategic focus areas, and develop and implement robust mitigation measures to safeguard our company's interests and the environment.

Performance against our group KPIs was as follows:

	Target	FY24 performance		On track
Water intensity improvement (% kl/tonne treated)	2.0	(20.6)		✗	»Water intensity decreased (21%) as more non-potable groundwater was used during the year from Covalent to Mponeng, and KOSH water at Moab for the Zaaiplaats development.
Water recycling (% of total water)	10.0		74.0	✓	»We recycled 74% of our water mainly due to the use of this water at reverse osmosis plants, as well as for internal plant processes and fridge plants.
Reduction in potable water consumption (% of total water used)	2.0	3.6		✓
»Water withdrawal from municipal sources decreased from 68% last year to 55% this year due operational reverse osmosis plants and better recycling measures being put in place. 45% of water withdrawals was from surface and groundwater sources.

1 On track to achieve sustainability-linked loan target of 19 436Ml of potable water consumption by FY25, from a baseline of 21 083Ml in FY21.

Water use categorised by water-stressed areas (000m3)[1]
		FY24	FY23	FY22	FY21	FY20
Water withdrawal
Potable water from external sources	Very low	—	—	—	—	—
	Low	—	—	—	—	—
	Medium	10,131	12,083	12,292	11,596	11,481
	High	9,174	7,946	8,898	7,872	3,095
Surface water	Very low	2,112	2,186	1,930	1,983	1,820
	Low	—	—	—	—	—
	Medium	1,713	225	551	—	5
	High	5	66	275	801	863
Groundwater	Very low	—	—	—	—	—
	Low	—	—	—	—	—
	Medium	51	64	110	98	116
	High	11,627	6,779	9,361	7,956	2,313
Water discharged[2]
Surface water	Very low	2,688	1,923	2,308	2,485	2,777
	Low	—	—	—	—	—
	Medium	2,650	2,344	2,225	813	387
	High	623	781	765	489	—
1 Harmony’s moisture-in-ore data is part of our WDP water disclosure project reports.
2 Water discharged increased by 18% due to increased production at PNG

Water-stressed areas are determined in line with the World Wide Fund and World Resources Institute’s aqueduct tool that plots water-related risks on an atlas.

Water use categorised by water quality (000m3)[1]
		FY24	FY23	FY22	FY21	FY20
Water withdrawal
Potable water from external sources[2]	Fresh water	19,305	20,029	21,190	19,467	14,576
	Other water	—	—	—	—	—
Surface water	Fresh water	2,112	2,252	2,144	2,695	2,570
	Other water	1,718	225	612	89	118
Groundwater[3]	Fresh water	228	223	304	218	191
	Other water	11,451	6,620	9,166	7,836	2,238
Water discharged[3]
Surface source	Fresh water	3,090	2,629	2,160	891	246
	Other water	2,871	2,418	3,138	2,896	2,918
1 Harmony’s moisture-in-ore data is part of our water disclosure project (WDP) reports.
2 Decrease due to the operation of reverse osmosis plants.
3 Restated FY23 freshwater discharge to include additional activities.

Fresh water use intensity (000m3/tonnes treated)
	FY24	FY23	FY22	FY21	FY20
Potable water from external sources	0.376	0.384	0.394	0.395	0.573
Surface water	0.075	0.048	0.051	0.057	0.106
Groundwater	0.228	0.131	0.176	0.164	0.096

South Africa
As a water-scarce country, the availability of water can be unpredictable in South Africa, particularly during a protracted drought. Additionally, we often depend on municipal water, exposing the group to tariff increases and supply shortages. By executing on our water management strategy, we aim to increase the security of water supply and reduce our reliance on municipal water systems. We achieve this by:
»Protecting and improving the quality of water using water treatment and reverse osmosis plants. These plants treat our process water for potable water use and safe discharge
»Reusing and recycling water through water conservation and demand management initiatives
»Identifying where potable water use can be replaced with process water
»Incorporating climate change mitigation and adaptation into our water management initiatives, including optimisation to secure supply during a protracted drought.
The activities we undertake in executing this strategy are informed by impact assessments, enabling us to better understand and mitigate the negative impacts of our activities on water resources. This is underpinned by our proactive risk management approach, which includes water balances optimisation, digitisation for real-time monitoring and agile responses, and data assurance through monthly and quarterly reviews and external audits.

Our performance for FY24 was as follows:

Water treatment and reverse osmosis plants
Margaret and Covalent water companies
Harmony’s Margaret and Covalent water companies manage dewatering from adjacent historical mine voids. Beyond compliance with DWS directives:
»Covalent pumps an average of 20Ml/day to avoid flooding at Mponeng (5Ml/day is reused by the mine and the rest is discharged into the nearby Wonderfonteinspruit)
»Margaret pumps an average of 23Ml/day, mostly recycled in the Moab Khotsong and Mine Waste Solutions reticulation circuits.
In water-scarce regions such as Gauteng and the North West, Covalent and Margaret add strategic value by derisking the climate change impact on our business and communities in future.
The West Wits (Covalent) treatment plant is scheduled to be commissioned by December 2024.

Kusasalethu	Water at Kusasalethu is treated underground before it is sent to the surface for safe discharge (an average of 1.5Ml/day).
Joel
Our Joel operation is authorised to discharge purified sewage effluent into the Theronspruit (187 610m3/annum). The discharge water quality is checked regularly to ensure that it meets the authorised quality parameters as stipulated in the relevant authorisation permits.

Kareerand
The successful completion of phase 1 and 2 of the Kareerand pump and treatment plant project has decreased sulphate levels in groundwater sources by between 80% and 92%. Additionally, we now have a unique indigenous microbial community for Harmony’s Kareerand site.
Set to begin in FY25, phase 3 will include a distribution of the site-stimulated microbes into the groundwater allowing for in situ sulphate removal, thereby improving water quality. The network of boreholes will allow a strategic movement of the microbes and their food source to form a biological wall or curtain to ensure that contaminants are not only contained but pulled back from the outer edges of the facility.
A 20m3/day reverse osmosis plant was commissioned in the North West for treatment of water from Kromdraai dam. This water is used at the construction offices at Kareerand.
Another 20m3/day plant was commissioned at Tim’s Haven, which treats Kromdraai borehole water to potable standards, giving Tim’s Haven residents access to potable water.

Doornkop	We plan to increase Doornkop’s reverse osmosis plant capacity to bolster our water recycling ratio and reduce potable water intake – feasibility is pending an investigation to improve feed quality.
Target Shaft and Harmony One Plant
Reverse osmosis plants were commissioned at Target Shaft and Harmony One Plant. The 2.1Ml/day reverse osmosis plant at Target Shaft has offset third-party potable water supply and resulted in zero discharge to Voëlpan. The Harmony One plant has been designed to supply 1.7Ml/day of potable water to the operation, and successfully came online in January 2024.

Water companies’ water use (000m3) in South Africa[1,2]
		FY24	FY23	FY22	FY21	FY20
Water sold	Covalent	—	—	—	37	n/a
	Margaret	1,482	2,055	3,259	4,020	3,231
Water pumped[3]	Covalent	8,815	7,083	5,688	6,948	n/a
	Margaret	7,299	5,900	6,411	5,447	4,339
Water discharged to surface source[3]	Covalent	5,901	5,692	5,688	6,948	n/a
	Margaret	5,649	3,638	3,245	1,072	737
1 Harmony has a 66% share in Margaret Water Company.
2 Covalent was acquired in FY21, therefore no information is available for FY20.
3 Restated FY23 water pumped from Covalent and water discharged to surface source, due to more accurate reporting.

TSF water management
Free State operations
We have started several water-orientated investigations and water balance updates needed to responsibly use mine-affected water for reclamation activities.
Water is a scarce commodity in the Free State. Therefore, we retrieve as much mine-affected water as possible from our operations. All new TSFs are being designed in accordance with applicable waste management legislation to incorporate an appropriate barrier system, which will ensure as much return water as possible can be recovered.

TSF reclamation
TSF reclamation projects allows us to recover residual gold that may remain in tailings (thereby increasing the life of our operations), rehabilitate older TSF footprints and address any potential environmental impacts. This also releases land for alternative uses in future.

Kareerand
The Kareerand TSF expansion involves the incorporation of several water management initiatives. To limit the operation’s use of clean water by increasing the use of mine-affected water, and result in as much return water being sent back to the plant and reclamation sites as possible, the entire water reticulation system at Kareerand has been upgraded.
Further, in an effort to return seepage water back to the facility for reuse, 20 interception boreholes were drilled and equipped at the TSF.

Refer to Tailings and waste management section for our TSF approach and performance.
To offset potable water consumption and reduce our reliance on municipal supply, we will continue building water treatment plants, increase our water recycling ratio and reduce potable water intake, particularly at operations with a positive water balance, to meet efficiency targets.

Collaboration and partnerships

Government and regulators	Communities

»Harmony actively participates and contributes to the Catchment Management Forums facilitated by the DWS and the Catchment Management Agency
»We will continue to support our local government on its WaSH initiatives for doorstep communities.
»Open days in conjunction with NGOs are held to improve water management awareness.
Municipalities	Upstream and downstream water users
Harmony works closely with municipalities to improve WaSH quality and address water-related health issues in our host communities.
Many of the municipalities in Harmony’s mining jurisdictions are unable to maintain and operate their wastewater treatment plants. As a result, untreated wastewater bypasses dysfunctional treatment plants and raw sewage is discharged into local streams, rivers, dams and pans – polluting natural water resources and affecting local communities. Through our SLPs, Harmony has funded the services of a wastewater management specialist to assist three local municipalities in refurbishing, operating and maintaining key wastewater treatment plants, and rebuilding the municipalities’ skills and capacity to ensure facility sustainability.

We ensure our water use positively impacts upstream and downstream users, we engage with stakeholders through regional water management agencies, including the Far West Rand Technical Working Group, KOSH (Klerksdorp, Orkney, Stilfontein and Hartbeesfontein) mine water forum and the Free State government task team. As orebodies are contiguous, many mines are in the same water-scarce catchments. This warrants a collaborative, coordinated approach, particularly in the KOSH area where underground fissure water increases as mines downscale.
Local farmers also use high-quality dolomitic water discharged by our water companies. This positively impacts the adjacent Vaal River and secures water quality for downstream users.

Papua New Guinea
Steep topography, high rainfall and low evaporation create a year-round positive water balance at Hidden Valley. This presents significant environmental challenges, particularly in managing water discharge from the mining site into the surrounding environment. We primarily extract water from Pihema Creek, a tributary of the Watut River.
By executing on our water management strategy, we aim to:
»Control rainfall run-off to prevent erosion and sediment entering the Watut River system
»Recycle site water to reduce extraction from surface water sources
»Treat wastewater before discharging to the environment to maintain environmental compliance, limit water stored in the TSF and maintain dam integrity.

3.4% decrease in water usage
Our water use decreased by 3.4% at Hidden Valley when compared to FY23.
A rainwater harvesting project will be implemented in FY25 and will include the installation of water tanks to supplement Hidden Valley’s water supply.
A work programme has been prepared to address sewage treatment plant non-conformances with strategies/upgrades/retrofits to be implemented in FY25.

Water discharge
A cyanide detoxification plant, beside our TSF, treats wastewater before discharge to Pihema Creek or the upper Watut River. We measure the quality of our discharges and the potential impact of our operations at the compliance point in Nauti village, 18km downstream of Hidden Valley, in accordance with our environmental permit.
This compliance monitoring continued to detect low-level exceedances of dissolved manganese. Manganese is not considered a significant environmental concern at the current concentrations detected in the receiving environment based on scientific literature and international ecosystem protection guidelines, which suggests that the acute and chronic toxicity of manganese to many freshwater biota is low at current concentrations.
To reduce potential metals levels (predominately manganese) in waste rock dump seepage, we completed a geochemistry assessment. We have since implemented several processes for waste rock management, dump construction, material identification and verification, placement and monitoring. This will, in turn, reduce our metal loads and the potential impacts to the local river system. Other metals remain below permitted water quality criteria.
The mine’s acid and metalliferous drainage management plan and waste rock dumping strategy have been peer reviewed by independent experts, and remain appropriate to limit acid and most soluble metals discharge from landforms to the Watut River system.
We routinely provide updates to the regulator, outlining the ongoing monitoring programme, results and potential remedial actions.

Australia
Site conditions are analogous to the water scarcity challenges experienced in South Africa, and water conservation and recycling initiatives are planned to be critical components of the water balance for developing and operating this asset.
We are evaluating multiple water supply options as part of the Eva Copper feasibility study to define a sustainable solution. Optimising water management infrastructure is a key component of the in-progress engineering design focus. We are committed to engaging with stakeholders on this matter to understand partnership and mutually beneficial opportunities for water supply within the broader region.
Ongoing groundwater pumping test programmes on site have indicated some promising water supply options. This is being carefully studied due to the critical nature of this challenge. While water deficits are a challenge in this region, the project site will also be subject to extreme rainfall events and periods of flooding, which pose challenges to water management.
Collaboration and partnerships in Australasia
We work closely with government departments and regulators to proactively manage and address risks and opportunities associated with water supply and management.

TAILINGS AND WASTE MANAGEMENT

The global spotlight on tailings management in recent years underscores the broader impact of mining activity. As an industry, we recognise the potential harm to our people, communities and the environment presented by tailings failure, waste and pollutants, and understand the imperative to proactively mitigate associated risks to communities and the environment within our sphere of influence.
The initiatives we undertake as part of our rehabilitation, water, air quality and biodiversity management approaches are integrated in the way we manage our TSFs. More information is detailed in the respective sections of this chapter.
Our performance

Group Total volume of all recycled waste 6,066kt (FY23: 6,617kt)
Our total recycled waste rock volumes at some of our South African operations decreased during the year, due to plant modifications.
At Hidden Valley, we increased our usage of waste rock for TSF construction purposes.

South Africa Hazardous waste: 1,221 tonnes (FY23: 1,500 tonnes) Recycled waste: 2,463kt (FY23: 3,527kt)	PNG Hazardous waste: 39 tonnes (FY23: 0 tonne) Recycled waste: 3,603kt (FY23: 3,090kt)
Material matters snapshot

Material matters	Highlights	Challenges
TSF management
South Africa
»Reclamation of 11 TSFs underway, with one feasibility assessment completed and one in progress
»Incorporated additional lining requirements in new TSF design plans
»Progressed construction of the Kareerand TSF expansion and phase 1 of the construction work was completed in September 2024
»Successfully implemented our rehabilitation project for Doornkop TSF.
Papua New Guinea
»Hidden Valley TSF 2 construction commenced
»Hidden Valley processing plant is in the final stages of recertification of voluntary compliance to the International Cyanide Management Code.

»Theft and vandalism of critical pipeline and pumping infrastructure used to convey water to and from tailings reclamation sites lead to spillages of slurry and mine-affected water into the environment
»The deliberate damage to water pipes to serve as a water source for cattle.

Circular economy
South Africa
»Amplified water reuse capability by incorporating additional TSF lining requirements in new TSF design plans
»Conducted a feasibility assessment on the availability of alternative water supply for future projects
»Scott waste rock dump was donated to empower Greater Stilfontein and Khuma communities.
»Approval of authorisations and licences being unduly delayed by authorities, which in turn stalls critical reclamation projects from commencing.

Contribution to the SDGs

UN SDG	UN Target	UN Indicator	How we contribute directly
SDG 3: Good health and wellbeing	Target 3.9: By 2030, substantially reduce the number of deaths and illnesses from hazardous chemicals and air, water and soil pollution and contamination	Indicator 3.9.3: Mortality rate attributed to unintentional poisoning	We recycle non-hazardous waste, responsibly manage hazardous waste, and maintain a zero mortality rate among employees and communities as a result of poisoning from soil pollution or contamination.
SDG 8: Decent work and economic growth
Target 8.4: Improve progressively, through 2030, global resource efficiency in consumption and production and endeavour to decouple economic growth from environmental degradation, in accordance with the 10-Year Framework of Programmes on Sustainable Consumption and Production, with developed countries taking the lead

Indicator 8.4.1: Material footprint, material footprint per capita, and material footprint per GDP
Indicator 8.4.2: Domestic material consumption, domestic material consumption per capita, and domestic material consumption per GDP
We ring-fence some of our waste rock generated from our underground operations for local businesses and entrepreneurs in South Africa.
SDG 12: Responsible consumption and production
Target 12.4: By 2020, achieve the environmentally sound management of chemicals and all wastes throughout their life cycle, in accordance with agreed international frameworks, and significantly reduce their release to air, water and soil in order to minimize their adverse impacts on human health and the environment
Target 12.5: By 2030, substantially reduce waste generation through prevention, reduction, recycling and reuse

Indicator 12.4.2: (a) Hazardous waste generated per capita; and (b) proportion of hazardous waste treated, by type of treatment Indicator 12.5.1: National recycling rate, tons of material recycled	We manage our chemicals and all forms of waster throughout their lifecycle, in accordance with agreed international frameworks, and significantly reduce their release to air, water and soil in order to minimise their adverse impacts on human health and the environment.

SDG 15: Life on land	Target 15.3: By 2030, combat desertification, restore degraded land and soil, including land affected by desertification, drought and floods, and strive to achieve a land degradation-neutral world	Indicator 15.3.1: Proportion of land that is degraded over total land area	Our tailings rehabilitation processes incorporate biodiversity objectives.
How we contribute indirectly
SDG 11: Sustainable cities and communities
Target 11.5: By 2030, significantly reduce the number of deaths and the number of people affected and substantially decrease the direct economic losses relative to global gross domestic product caused by disasters, including water-related disasters, with a focus on protecting the poor and people in vulnerable situations

Indicator 11.5.1: Number of deaths, missing persons and directly affected persons attributed to disasters per 100 000 population
Indicator 11.5.2: Direct economic loss attributed to disasters in relation to global domestic product (GDP)
Indicator 11.5.3: (a) Damage to critical infrastructure and (b) number of disruptions to basic services, attributed to disasters
We recognise the potential environmental and socio-economic risks associated with TSF failure, and the criticality of designing, operating and closing TSFs in accordance with recognised international standards.

How we achieve impact
Tailings management
Harmony manages 84 TSFs in South Africa and one in Papua New Guinea as part of the mining process, which includes deposition of waste material in TSFs. To maintain the integrity and stability of our TSFs, our tailings management approach encompasses:

Robust engineering and dam design	⇾
Aspects of the Global Industry Standard on Tailings Management (GISTM) augment our protocols for optimal stabilisation of TSFs. Harmony has conducted a GISTM gap analysis on all TSFs and will revisit this when the GISTM releases supporting technical guidelines. We expect the updated South African National Standard (SANS) 10286 on tailings dam design to be revised accordingly. Our final decision on GISTM implementation depends on publication of the revised SANS 10286 standard.
In the meantime, as per the GISTM’s integrated tailings management approach, published in 2020, we continue enforcing exemplary tailings dam design engineering, operation and decommissioning standards in new and expanded dams with controls dictated by the terrain. Remedial measures included the construction of buttresses around our tailings dams to improve integrity, at a cost of R292 million (US$15.6 million) in FY24, as well as surface water management, reclamation and recycling. We manage safety to ensure that we protect downstream communities and other natural ecosystems.
In South Africa, we also apply ISO 14001:2015 environmental standards to our TSF management. In Australasia, we adhere to the Australian National Committee on Large Dams (ANCOLD) guidelines.

Continuous risk management	⇾
Freeboard management (safe water levels on top of TSFs) remains critical for legal compliance at operational facilities as part of a long-term strategy. Excessive water should not accumulate on facilities except at night for controlled decant during the day. Kareerand continues to decant without ceasing as this facility holds a specific volume of water. Drone technology supports monthly freeboard surveillance. Despite extremely high rainfall in South Africa over the past two years, we maintain freeboard and stability at our TSFs.

Tailings retreatment and reclamation	⇾
Reprocessing tailings material offers substantive competitive advantages including maximised benefits for the environment. It is technically low risk, non-labour intensive, non-energy intensive, safer and a lower cost option to conventional mining. Given the abundance of resources in old gold tailings dams in the Free State, North West and Gauteng regions, we continue to invest in these low-risk, high-margin operations through facilities like the Kareerand TSF extension at Mine Waste Solutions.
We are exploring the feasibility of reclaiming older TSFs at our Free State and West Wits operations to recover gold remaining and thereby increasing the life of our operations. It will also enable us to rehabilitate older TSF footprints and address any potential environmental impacts.

Layered assurance, oversight and compliance	⇾
We conduct regular inspections, audits and meetings at various intervals with subsequent actions and reports, enabling us to deliver the desired outcomes. Areas of concern are addressed and resolved by management, the appointed experienced deposition contractor and specialist consulting engineer who assist with operation, maintenance and management of the facilities to maintain best practice.
Our good standing is verified by:
»International Mining Industry Underwriters (IMIU) annual audits of operating South African TSFs
»ICMI audits every 18 months
»Mine residue deposit updates to the DMRE every two years
»Quarterly reports by accredited consulting engineers in South Africa and Papua New Guinea
»Third-party audits and Independent Tailings Review Board oversight in Papua New Guinea.

Daily tailings management focus areas

Overtopping/Slope failure	Progressive failure	Liquefaction	Operational status
»Lack of freeboard »Penstock status »Basin shape/profile	»IMIU annual audits and monthly inspections »Seepage and sloughing »Erosion	»Seismic events »Pore water »Pressure	»Infrastructure management »Controlled/authorised deposition

Our interventions include, among others:
»Freeboard control
»Water management
»Maintaining stability and safety (as advised by the engineer of record)
»Erosion controls
»Monitoring and control measures implemented to ensure compliance
»Dust fallout management
»Emergency preparedness, response training and awareness sessions for communities near Harmony’s TSFs.

Cyanide Code
Voluntary industry programme for safe management of cyanide, and cyanidation of mill tailings and leach solutions
Our plants uphold the International Cyanide Management Code for the Manufacture, Transport and Use of Cyanide in the Production of Gold (the International Cyanide Management Code). The outcomes of audits by an independent third party are outlined in the table below.

Plant	International Cyanide Management Code status
Harmony One	✓
Target	✓
Noligwa	✓
Kusasalethu	✓
Doornkop	✓
Savuka[1,2]	✓
Mponeng	✓
Central[1,3]	✗
Saaiplaas[1,4]	☒
Kalgold [4]	☒
Mine Waste Solutions[1,4]	☒
Hidden Valley[5]	☒
✓ Compliant ✗ Non-compliant ☒ Not registered
1 TSF reclamation.
2 The only compliant reclamation site.
3 We are actively engaging with the ICMI to address Central Plant’s non-compliance with the International Cyanide Management Code due to high cyanide levels recorded during processing activities.
4 Our Kalgold, Saaiplaas and Mine Waste Solutions plants in South Africa, are not registered as these plants do not meet all International Cyanide Management Code certification requirements however still operate under the principles of responsible cyanide management as envisioned by the code and the risks are proactively managed at each site.
5 Recertification of the Hidden Valley processing plant in Papua New Guinea is reaching its final stages, with the gap analysis and audit indicating implemented practices are ”fully compliant” or ”substantially compliant” against all the International Cyanide Management Code Standards of Practice.

Waste management
Our mining and extractive processes generate mineral and non-mineral waste. Mineral waste comprises tailings and overburden, often viewed as a resource in waiting. Non-mineral waste is classified as hazardous and non-hazardous, and managed by recycling or reuse, off-site treatment or disposal to on-site landfills. Additionally, understanding the cost of waste management enables effective planning for new projects and mine closure.
Our waste management approach aims to reduce our environmental impacts and mitigate associated liabilities. We include guidelines on mineral, non-mineral and hazardous waste materials in operations’ environmental management systems. Waste management includes generation, handling, storage and transport as well as recycling, retreatment and/or disposal. Pragmatically, we maximise recycling and waste reduction during life-of-mine, and design waste minimisation and reclamation plans (including mineral waste rock used as an aggregate in construction and infrastructure development) to curtail our total mining footprint.
Meeting our five-year target to reclaim at least 10% of our total available mineral waste footprint depends on the market, provincial infrastructural needs, and capacity to support repurposing activities. Performance against our group KPI this year was as follows:

	Target	FY24 performance	On track
Non-hazardous waste recycled[1] (%)	14	74	✓	We increased our non-hazardous waste recycled by 6% when compared to last year.
1 Includes timber, plastic and steel.

Mineral waste
Effective mineral waste management reduces our aesthetic and land use challenges, particularly during mine closure, as well as potential water and air pollution while maximising recovery of ore, minerals and metals with significant cost and energy savings. It is used in South Africa as plant grinding media and backfill material for shaft rehabilitation activities. The use of waste rock as grinding media at some of our South African plants reduces the need to procure non-renewable resources and converts waste rock into a useable product. At Hidden Valley, waste rock is utilised for TSF construction where possible, with the balance being deposited in engineered waste rock dumps.
In the past year:
»Total waste rock recycled across the Harmony Group decreased by 8.3% due to plant modifications at Kusasalethu, though the utilisation of waste rock for grinding media purposes in South Africa and waste rock usage for TSF construction at Hidden Valley increased.
»Slimes recycled increased by 1.4% due to processing of additional tailings at Kusasalethu plant
»Increased mining at Hidden Valley led to an increase of 9% of waste rock deposited into dumps and waste rock usage for TSF construction increasing by 23.4% relative to FY23.

Non-mineral waste
We aim to minimise our hazardous waste impacts by directing our waste streams, mainly hydrocarbons, to accredited repurposing institutions or appropriate landfills. We also reduce, reuse and recycle effluent from our operations. This is part of our effluent management process, which monitors, measures and reports our effluent discharges to prevent pollution or minimise, mitigate and remediate its harmful impacts.
Actively promoting waste stream recycling, our reclamation programme repurposes used underground equipment and infrastructure in our salvage yards to use at our operations. We also further our economic transformation objectives by including emerging local entrepreneurs in this initiative.

Group waste generated	FY24	FY23	FY22	FY21[1]	FY20
Oils and grease
Grease used (t)	480	475	524	552	424
Lubricating and hydraulic oil used (Ml)	3.0	2.7	3.0	3.0	2.5
Recycled oil – repurposing hydrocarbons to landfill (000l)	703	742	698	527	813
Hazardous waste
Tailings (Mt)	52	51	52	47	24
Waste rock deposited (Mt)	30	28	25	24	28
Hazardous waste to landfill (t)	1,261	1,501	803	524	250
Recycled waste
Waste rock recycled (000t)	6,044	6,599	7,683	10,405	6,383
Timber (t)	6,097	3,251	2,727	3,121	1,868
Steel (t)	14,939	13,781	8,889	8,739	5,863
Plastic (t)	697	489	591	625	509
Total recycled waste (000t)	6,066	6,617	7,695	10,417	6,391

Total general waste generated from operational salvage yards	29,289	25,644	20,470	12,485	8,241
Mineral waste intensity (tonne/tonne treated)	1.60	1.52	1.43	1.44	2.05
General waste intensity (tonne/000tonne treated)	0.57	0.49	0.38	0.25	0.32
1 Includes Mponeng and related assets.

South Africa
Tailings management
Of the 84 tailings facilities under management, there are 18 operational, 11 remining, and 55 inactive facilities. All operational facilities use upstream deposition, incorporating day wall and basin or upstream cyclone depositioning.

Tailings management strategy
TSF status	Operation	Inspection	Monitoring	Periodic review
Operating (18)	✓	✓	✓	✓
Remined (11)	✓	✓
Inactive (55)		✓
Initiatives during the year included:

Reclamation
»Buffels 5 TSF and West TSF site reclamation is underway
»Construction of the reclamation stations and pumping stations at Mine Waste Solutions 4 and 5 TSF is near completion with commissioning scheduled for August 2024. The stations will be fully operational by September 2024
»Harmony is in the process of reclaiming FSS 5 and the Brand A TSFs. Harmony proposes to reconstruct the Brand A TSF by redepositing on the previously reclaimed footprint, which will limit the amount of disturbed land in our portfolio.
We have received the necessary environmental authorisations (from DWS and DMRE) for the reclamation of the Mispah 1 and FFS 6 TSFs.
The Free state reclamation project feasibility assessment was completed and included the feasibility of reclaiming 26 of 42 TSFs. A feasibility assessment for the West Wits reclamation project is underway.

Rehabilitation
We have rehabilitated 12.5ha of land at Doornkop TSF, with a target of 14ha. The plan is to rehabilitate the first and second bench of the TSF by the end of FY25 to eliminate the main source of dust or air pollution from the TSF. The project also addressed seepage and erosion issues on the walls of the TSF (outlined in our Air quality section).

Deposition
Potential deposition space for our Free State operations is being explored with multiple TSFs considered. The TSFs will be used for deposition by the Harmony One Plant, Central Plant and Saaiplaas Plant to supplement existing operational deposition space requirements and accommodate deposition as part of the Free State reclamation project being explored. These facilities are anticipated to start benefiting the operations from 2026 onwards.

Remediation
»St Helena 123 (Saaiplaas plant): A slime buttressing programme is being implemented
»Target plant: Enhanced our drainage and rock cladded for erosion control with a rock buttress planned for FY25
»Dam 23 (Central plant): Enhanced our drainage and rock cladded for erosion control with a rock buttress delayed, but rescheduled for FY25
»Brand D (Central plant): Improved drainage and built a rock buttress for overall stability.

Our TSFs comply with codes of best practice as prescribed by SANS 10286. This was evident during abnormally high rainfall in FY23 when our tailings dams remained safe and without noticeable risk. We maintained legal freeboard in FY24 as well.
Additionally, all new TSFs will meet regulatory lining requirements and include a class C or higher containment barrier. Not only does this ensure compliance to legislation but will limit/prevent impact to the surrounding environment through run-off and seepage, and further allows us to recover as much water as possible for reuse as part of processing and reclamation.
Internal compliance audits conducted confirmed our satisfactory tailings dam performance. In the prior year, independent audits by an external assurance provider concluded that 97.6% of material recommendations were closed or in the process of being closed-out. In FY24, RSM(SA) evaluated the controls put in place during the transition period to the new service provider managing our TSFs and confirmed there is continued compliance with required tailings dam management standards. Our standards meet legal requirements, and our surveillance and investigative work is comparable with international standards.
IMIU provides annual assurance on all TSFs to ensure that these facilities remain in good condition and align with global practices. IMIU’s risk ratings confirmed our commitment to proactive risk management and business continuity management. Our tailings dams are assessed against the most conservative measures to assure stability, aligned to our company strategy which includes responsible stewardship and operational excellence.

Waste management
ISO 14001 systems integrated into group environmental management standards enable the responsible storage, treatment and disposal of non-mineral waste.
Committed to inclusive mining and our social purpose, we ring-fence some of our waste rock generated from our underground operations for local businesses and entrepreneurs. This supports our relationships with legitimate licensed artisanal and small-scale operators in our host communities as follows:

Gauteng
We continue to investigate the feasibility of waste rock dumps creating employment through aggregate initiatives. This would enable local participation in economic development and make economical use of a liability. Additionally, the land is available for rehabilitation when waste rock dumps are cleared.

Free State
In a commercially sustainable venture, surplus waste rock has been processed by local aggregate producers in Welkom for over a decade.
We continue to explore opportunities to work with local community representatives from Allanridge and a BEE entrepreneur to establish additional aggregate producers.

Papua New Guinea
Tailings management
Hidden Valley tailings storage facilities
The first large facility of its kind to operate successfully in Papua New Guinea, Hidden Valley TSF 1 is designed and operated in accordance with ANCOLD guidelines. The facility comprises two cross-valley embankments (main and saddle dams) constructed in terms of the downstream build methodology. An early warning system is in place to safeguard downstream communities in the event of an emergency.
Continuous compliance in maintaining sufficient freeboard is an important element of overall TSF 1 operating conditions, as is minimising free water on the facility surface given the high annual rainfall in the area and the site’s positive water balance. Water drawn from the TSF is either recirculated to the process plant for reuse or passed through a treatment system before controlled discharge.
During June 2024, construction of Hidden Valley’s TSF 2 commenced. TSF 2 repurposes the Hamata open pit and has also been designed, and will operate in accordance with, ANCOLD guidelines once operational. The facility will have a single cross-valley embankment.
Wafi-Golpu Project deep-sea tailings placement
We remain confident that deep-sea tailings placement is the safest, and most environmentally and socially responsible tailings management solution for the project. The Wafi-Golpu environmental permit, secured in 2020, approves construction and operation of a deep-sea tailings placement system as the preferred solution after investigating on-land and submarine options.
Submarine tailings placement is used in six countries and at three operations in Papua New Guinea. Terrestrial tailings sites examined for the project present significant risks and constraints, given high seismicity, rainfall, topography and soil type. A surface tailings facility would severely impact heritage sites, communities, and productive and ecologically sensitive land. Alternatively, tailings deposition in the Huon Gulf, from an outfall at some 200m depth, would mix with natural sediments from various rivers as they flow down the submarine Markham Canyon and settle on its floor. The tailings would represent only a small percentage (less than 20%) of the total sediment flow in the area. Markham Canyon does not have clear water suitable for most fish life and lacks biodiversity due to significant volumes of natural sediment.
After mine closure, natural sediment loads will continue and eventually bury deposited tailings. Tailings placement would occur well below the productive ocean surface layers and is not predicted to affect the coastal environment, biologically productive surface waters, community health or fisheries. At the boundary of the proposed mixing zone in the Huon Gulf, tailings discharges would be diluted to levels that meet Papua New Guinea’s water quality criteria as well as Australian and New Zealand water quality guidelines for marine aquatic ecosystem protection.
Throughout FY24, we continued stakeholder engagement on the Wafi-Golpu Project, including the deep-sea tailings placement method.

Waste management
We plan, build and operate our waste management assets at Hidden Valley in a manner that maintains rigorous governance and stakeholder support. Waste rock not utilised in TSF construction is placed in engineered waste rock dumps. We isolate high-risk material in separate waste rock dumps and closely monitor the effectiveness of this strategy to minimise any water quality impacts downstream. These dumps are leading practice and represent a significant investment by Harmony to support the mine’s rehabilitation objectives.
Australia
Environment baseline studies and pre-development assessments are informing project design with the aim to minimise environmental impacts and provide better environmental outcomes with respect to tailings and waste management.
Our TSF design considerations include geotechnical investigations, ANCOLD design guidelines, Dam Safety Management Guidelines (as described by the Department of Regional Development, Manufacturing and Water, 2024) and the incorporation of closure objectives into the design from the outset.
Extensive geochemical characterisation studies have been completed on the waste rock projected to be generated over the life of Eva Copper. These studies have determined that the majority (~99%) of waste rock types are expected to be non-acid forming. Waste rock will be utilised in the construction of the TSF with surplus rock stored within engineered waste rock dumps and used to backfill pits as required by the project's environmental approvals. As with TSF planning, closure objectives have been incorporated into the proposed waste rock dumps with progressive rehabilitation opportunities of these landforms contemplated by the mine schedule.
We remain diligent in our assessment for the most appropriate non-mineral waste management strategies for Eva Copper, given the challenge that non-mineral waste disposal facilities are limited in the North West Queensland region.

AIR QUALITY

Recognising that our mining activities contribute to air pollution, we implement mitigation measures that safeguard the environment and our host communities from primary atmospheric and dust fallout emissions.
Our performance

Group Zero mortality rate among communities and employees caused by air pollution
FY24 performance was driven by:
»Improvements in dust management plans which informed additional dust mitigation measures being implemented during the year
»Installation upgrades of equipment and the introduction of better quality activated carbon at some sites.

South Africa Continued roll-out of dust mitigation measures (installed barriers such as artificial netting or trees, dust suppressants and rehabilitative vegetation)	PNG Dust/ash concentrations remained within compliance levels in FY24	Australia Implemented a monthly air quality monitoring programme to establish a baseline
Material matters snapshot

Material matters	Highlights	Challenges
Pollution management
South Africa
»Increased dust suppression and accelerated our tailings rehabilitation programme to prevent fugitive dust from creating a nuisance factor for our communities
»Minimised dust pollution at the Doornkop TSF through rehabilitation, and addressed seepage and erosion issues on the walls of the TSF
»Continued our dust monitoring programme review in the Free State and North West.

»Theft and vandalism of dust abatement and dust fallout monitoring equipment continued into FY24
»Illegal grazers allowing cattle to damage trees and grass planted in rehabilitated areas which serve as a form of dust control.

Contribution to the SDGs

UN SDG	UN Target	UN Indicator	How we contribute directly
SDG 3: Good health and wellbeing	Target 3.9: By 2030, substantially reduce the number of deaths and illnesses from hazardous chemicals and air, water and soil pollution and contamination	Indicator 3.9.1: Mortality rate attributed to household and ambient air pollution	Harmony reduces the risks associated with air pollution through its air quality management approach, and implements occupational health and safety practices for employee and host communities.
SDG 8: Decent work and Economic growth
Target 8.4: Improve progressively, through 2030, global resource efficiency in consumption and production and endeavour to decouple economic growth from environmental degradation, in accordance with the 10-Year Framework of Programmes on Sustainable Consumption and Production, with developed countries taking the lead
		Indicator 8.4.1: Material footprint Indicator 8.4.2: Domestic material consumption	We have developed innovative solutions designed to reduce PM emissions and allow for regeneration of ambient air quality within our metallurgical and mining processes.
SDG 15: Life on land	Target 15.3: By 2030, combat desertification, restore degraded land and soil, including land affected by desertification, drought and floods, and strive to achieve a land degradation-neutral world	Indicator 15.3.1: Proportion of land that is degraded over total land area	We measure, manage and mitigate our impacts and dependence on land and ecosystems by financing the reclamation of our tailings footprint, restoring degraded land and reducing dust fallout.

How we achieve impact
Our air quality management approach enables us to identify, monitor and mitigate all emissions at company and asset levels by:

Monitoring, measuring and improving pollution management processes	⇾
Our mitigation and preventive measures include water and chemical suppression, netting, planting grass, trees and other rehabilitative vegetation, irrigation and controlled maintenance in windy seasons. We continuously work to improve our mitigation and prevention measures, ensuring process controls are fit for purpose, equipment is upgraded as needed and preventive maintenance programmes are implemented.
To comply with our atmospheric emissions licences/permits, we conduct air quality monitoring and measure our primary atmospheric emissions (sulphur oxides (SO2), nitrous oxides (NOx) and particulate matter (PM)). We have a formal complaints system that enables us to address public concerns with immediate investigation and corrective action. We record exceedances as a non-compliance and we implement remedial measures when our mining activities cause exceedances. Monitoring often indicates other fugitive dust sources with tailings fallout. Other sources include algal growth in wet seasons, nearby ploughing or clearing of land, construction activities, as well as soil and other organics that may contaminate samples.
We regularly review and update our monitoring programme to ensure it remains effective in reducing dust exceedances and mitigating dust fallout at our operations.

Implementing multidisciplinary risk management	⇾
Our gold plants meet legislated thresholds with occasional PM exceedances from time to time. We address these exceedances by using high-quality carbon as part of our multidisciplinary risk management process, which includes GHG emission reduction programmes, and retrofitting dust abatement equipment where required.
Find more details in our Climate action and impact report section.
We update dust management plans occasionally to better understand the impacts of our activities on air quality and implement appropriate interventions thereafter.

Creating community awareness	⇾
The success of dust management measures depends on our communities’ cooperation in preventing theft and vandalism of equipment. We continue to create awareness in our communities about the benefits associated with dust management.

Our pollution prevention measures are integrated into our biodiversity protection initiatives, rehabilitation programme, health and wellness strategy and socio-economic development initiatives.
The group’s performance over the past five years has shown a steady decrease in PM, while NOx emissions remained relatively stable in the past two years. SO2 intensity did however increase, but emissions still remained within permitted levels, in accordance with air emission licences. Pollutant concentrations can fluctuate due to various factors, such as the type and grade of materials processed, weather conditions, and process efficiency. This variability complicates efforts to pinpoint the exact causes of deviations for each individual stack.

South Africa
Our South African operations apply the American Standard for Testing and Materials method (D1739) in dust fallout monitoring and mitigation. Our operations also comply with the National Environmental Management: Air Quality Act’s national dust control regulations in collecting and analysing dust fallout. The regulator approved all required annual national atmospheric emission inventory system reports submitted by our operations for FY24.
Our performance this year was as follows:

PM intensity decreased	SO2 intensity increased	NOx intensity remained constant
This reduction may be attributed to improved operational understanding, upgrades to abatement equipment, or enhancements in processes that have led to lower emissions of particulate matter into the atmosphere.

The increase is due to higher SO2 concentrations recorded at Mine Waste Solutions as a result of an increase in production during the first half of FY24.
Although these levels did not exceed section 21 limits, they were significantly higher compared to SO2 values from previous years for the smelters.
Cumulative NOx emissions remained relatively consistent. This stability may be due to improved understanding of operations and the implementation of more effective mitigation measures.
* Nufcor is excluded from the emission totals.

Dust fallout performance
Two dust fallout exceedances were recorded at Doornkop in the first quarter of FY24. In response, Doornkop successfully installed a dust suppression sprayer system and began work on revegetating the side slopes of the active TSF, which was considered the main source of dust from our mining activities in the area.
In the second quarter, the Merriespruit TSF dust bucket exceeded its applicable limit, mainly due to the high levels of wind recorded during the month. Harmony committed to installing wind barriers on the TSF, and revegetated a portion of the TSF to reduce dust emissions emanating from the TSF.
Whilst these buckets exceeded the applicable limits during the months in question, they were not sequential exceedances, and therefore did not require reporting to authorities.

Our performance for FY24 was as follows:

Central Plant	»A wet scrubber was installed to reduce PM emissions at the kiln.
Mine Waste Solutions (including the Kareerand TSF extension) and Moab Khotsong
»We used better quality activated carbon (for point source emissions) to address PM emissions, and to prevent dust fallout exceedances, we implemented irrigation, chemical suppression, dust netting and vegetation initiatives

Kalgold	»We installed 19 650m of dust netting on our TSF to reduce dust fallout to surrounding areas. We further procured dust suppression water carts to manage dust on the haul roads.
Kareerand TSF	»We installed additional dust suppression emitters around the TSF and sprayers next to roadways and dams to further suppress dust.
Kusasalethu	»The dust fallout from the TSF decreased, while air quality improved in the West Wits area, due to irrigation and indigenous woodland-based initiatives as part of land rehabilitation.
Doornkop TSF
»12.5ha of the TSF side slopes has been rehabilitated to reduce dust fallout
»Community unrest delayed the revegetation project and dust reduction on gravel haul roads. Work is scheduled to continue into FY25.

Free State operations	»We installed or relocated 25 000m of netting (wind barriers), strategically applied dust mitigation chemicals and planted trees and vegetation on the surface of TSFs to reduce dust emissions.
Collaboration and partnerships
We actively and regularly engage with our stakeholders on air quality issues, and as determined in our atmospheric emissions licences for processing plants. The key purpose of our environmental forum is to involve community stakeholders to identify environmental concerns and possible solutions through frequent communication regarding our projects, activities and environmental authorisations.

BIODIVERSITY AND CONSERVATION

We are committed to protecting and conserving the biodiversity-rich ecosystems impacted by our mining activities. Our efforts to prevent and mitigate biodiversity loss also address climate change impacts, prevent pollution and contribute to land rehabilitation.
Our performance

Group
»9 971ha of land cleared of invasive alien plants since FY23
»Planted 132 191 trees to date at the toes and tops of our TSFs to manage seepage and nuisance dust fallout
»In FY24, we planted 20 000 indigenous trees at Domain 3 plant, Deelkraal plant and Deelkraal hostel.

Our FY24 performance was driven by our biodiversity and rehabilitation position statement, which promotes net positive biodiversity gains in mined out areas, coupled with our goal to reduce our environmental impact footprint and associated environmental liability in future.

South Africa Land cleared of invasive alien plants: 3 315ha of the surface mining right area has been cleared at our Kalgold, Mponeng and Kusasalethu operations in FY24.	PNG Expansion of nurseries: Hidden Valley nurseries increased from two to five to facilitate revegetation trials at various altitudes.	Australia Fauna clearances to protect wildlife: Over 1 000 man-hours invested in fauna spotter catcher activities to identify, protect and/or relocate wildlife ahead of site access improvement works.
Material matters snapshot

Material matters	Highlights	Challenges
Biodiversity and post-closure sustainability
Group
»Biodiversity footprint assessment underway.
South Africa
»Joined an Endangered Wildlife Trust (EWT) working group to play our part in the protection of vulnerable species
»Continued efforts to prevent land degradation.
Papua New Guinea
»Continued annual aquatic ecology health monitoring and analysis
»Expanded nurseries at various altitudes and commenced revegetation trials to inform the next update of the Hidden Valley rehabilitation and mine closure plan.
Australia
»Conducted baseline ecology assessments and developed a species management programme.

South Africa
»Grazing activities and the cutting down of trees for firewood are hampering ongoing efforts to rehabilitate mining land and reintroduce biodiversity.

Papua New Guinea
»For areas of high elevation (2 600m above sea level) where plant growth rates are slow, species selection will be critical for successful revegetation.

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Contribution to the SDGs

UN SDG	UN Target	UN Indicator	How we contribute directly
SDG 15: Life on land
Target 15.1: By 2020, ensure the conservation, restoration and sustainable use of terrestrial and inland freshwater ecosystems and their services, in particular forests, wetlands, mountains and drylands, in line with obligations under international agreements
Target 15.3: By 2030, combat desertification, restore degraded land and soil, including land affected by desertification, drought and floods, and strive to achieve a land degradation-neutral world
Target 15.5: Take urgent and significant action to reduce the degradation of natural habitats, halt the loss of biodiversity and, by 2020, protect and prevent the extinction of threatened species
Target 15.8: By 2020, introduce measures to prevent the introduction and significantly reduce the impact of invasive alien species on land and water ecosystems and control or eradicate the priority species

Indicator 15.1.2: Proportion of important sites for terrestrial and freshwater biodiversity that are covered by protected areas, by ecosystem type
Indicator 15.3.1: Proportion of land that is degraded over total land area
Indicator 15.5.1: Red List Index
Indicator 15.8.1: Proportion of countries adopting relevant national legislation and adequately resourcing the prevention or control of invasive alien species

We commit to protecting, restoring and promoting sustainable use of terrestrial ecosystems, reversing land degradation and halting biodiversity loss in the areas in which we operate. Our biodiversity and rehabilitation position statement sets out Harmony’s measures to address and engage on potential impacts arising from our activities.

How we contribute indirectly
SDG 11: Sustainable cities and communities	Target 11.4: Strengthen efforts to protect and safeguard the world’s cultural and natural heritage
Indicator 11.4.1: Total per capita expenditure on the preservation, protection and conservation of all cultural and natural heritage, by source of funding (public, private), type of heritage (cultural, natural) and level of government (national, regional, and local/municipal)
Our work to preserve and expand biodiversity supports the conservation and preservation of natural heritage in the areas in which we operate.
SDG 17: Partnership for the goals	Target 17.17: Encourage and promote effective public, public-private and civil society partnerships, building on the experience and resourcing strategies of partnerships	Indicator 17.17.1: Amount in United States dollars committed to public-private partnerships for infrastructure	Our biodiversity management work relies on and complements work by other stakeholders, including NGOs, communities and government departments.

How we achieve impact
Harmony plays an integral part in preserving and restoring vital ecosystems and promoting the sustainable use of land in the regions we operate. We avoid conducting our mining activities on critical biodiversity and environmentally sensitive areas, where feasible, or mitigate unavoidable impacts with specialist recommendations such as continuous invasive alien plant eradication. Harmony aspires to go beyond compliance with stringent environmental authorisation conditions.
For net positive biodiversity gain in ecologically sensitive environments, as stipulated in our biodiversity and rehabilitation statement, our approach focuses on protecting, restoring and promoting sustainable use of terrestrial ecosystems while arresting and reversing land degradation. Collectively, our rehabilitation programme and biodiversity management plans support our efforts in mitigating and adapting to the impacts of climate change on our business, host communities, society at large and the environment.
As part of our environmental authorisation process, we conduct environmental impact assessments to identify and map sensitive and protected species and ecosystems. This approach includes limiting, mitigating and offsetting our impact on vulnerable ecosystems before, during and beyond mine life by:
»Implementing responsible biodiversity management and action plans that incorporate biodiversity protection initiatives such as eradicating invasive alien plants
»Redesigning project layouts, where possible, to avoid highly sensitive areas
»Developing relocation action plans, where required, for the potential presence of protected species
»Utilising in-situ indigenous woody material removed during construction to augment soil moisture and prevent erosion
»Enhancing the local habitat features to encourage herpetofauna
»Implementing progressive rehabilitation during all phases of a project
»Identifying and implementing conservation programmes and nature-based solutions
»Conducting research and development in innovation.
Performance against our group KPI was as follows:

	Target	FY24 performance	On track
Implementation of biodiversity action plans (%)	76	76 (FY23: 76)	✓	Implementation of our biodiversity action plans remained unchanged. While we continued to implement various biodiversity initiatives, we have undertaken a biodiversity footprint assessment (detailed below) that will enable us to advance our progress against this target. The assessment is progressing well, and we expect to receive recommendations in FY25.
We have engaged with EWT to conduct a biodiversity footprint assessment that will enable us to set appropriate targets and align our initiatives with the Biological Diversity Protocol (BD Protocol), and ultimately contribute to net-positive biodiversity. The assessment will determine the total impact of Harmony’s mining activities on biodiversity, both positive and negative. This is the first step in starting a journey towards setting up biodiversity accounting principles which will identify, measure, record, summarise and report on the state of Harmony’s biodiversity assets and their changes once concluded. The BD Protocol is an output of the Biodiversity Disclosure Project spearheaded by the National Biodiversity and Business Network of South Africa and managed by the EWT in collaboration with a wide range of stakeholders.
The overall objectives of the assessment will allow us to:
»Enhance our biodiversity management approach through capacity building
»Pilot the BD Protocol as an effective biodiversity benchmarking, management and reporting tool
»Understand what biodiversity targets would be appropriate at varied scales, and opportunities to meet them
»Produce and embed biodiversity action plans to manage biodiversity in line with the BD Protocol for positive biodiversity outcomes.

South Africa
Our long-life sites implement biodiversity management plans through mine closure and environmental management plans. These plans are based on assessments and align with biodiversity disclosure projects implemented across our operations. Existing and new projects with potentially negative impacts are subject to biodiversity assessments.
Our performance this year included:

20 000 indigenous trees planted at Domain 3 Plant, Deelkraal Plant and Deelkraal hostel
Our efforts in preventing land degradation support the objectives of our decarbonisation strategy and align with our rehabilitation programme, as rehabilitation, planting vegetation and trees on our tailings dam footprint reduces our carbon footprint.
We are exploring partnerships with stakeholders to advance our biodiversity efforts. We aim to develop one offset project in each region to ensure net zero impact during life-of-mine. We are also investigating carbon offsets.

3 315ha of invasive alien plants removed in FY24: »Kalgold: 1 370ha »Mponeng and Kraalkop: 715ha »Kusasalethu: 1 230ha
The removal of alien invasive plants not only allows indigenous vegetation to return, but also promotes the reintroduction of biodiversity to areas affected by mining.
We continued with maintenance of previously cleared areas from FY23 that showed regression in this financial year.
We plan to start implementing invasive alien plant eradication at Doornkop where we preserve sensitive wetlands and rocky outcrops.

Collaborated with an EWT working group on conservation of vulnerable species	Details provided in the case study below.
The ecosystems and species we aim to protect

Moab Khotsong is next to the Vaal River in the North West, the main tributary of South Africa’s largest river, the Orange River. This is a critical biodiversity area with sandy and rocky grasslands, riverine and valley bottom wetlands, and endangered, vulnerable ecosystems (including endemic vegetation such as the critically endangered Brachystelma canum and Aloe braamvanwykii).
Habitat loss in this province is due to agricultural activity in recent decades. According to the International Union for Conservation of Nature Red List of Threatened Species (Red List), the only critically endangered fauna is the white-backed vulture (Gyps africanus).

Our Free State operations are in the endangered Vaal-Vet sandy grassland conservation area and the western Free State clay grassland ecosystem, with one species of conservation concern living in these habitats.
In peri-urban Gauteng, our operations are not in critically endangered, endangered or vulnerable biodiversity areas but we protect near-threatened ecosystems and species.
Other challenges include illegal mining at Doornkop, and livestock overgrazing in local communities. This negatively impacts habitat and indigenous grasslands, and encourages invasive alien species growth. In other host communities across South Africa, untreated sewage released into the environment, including within our own mining areas, also affects biodiversity and the conservation value of properties and pans.

Papua New Guinea
Hidden Valley and Wafi-Golpu manage biodiversity through comprehensive environmental management plans and monitoring programmes. Any disturbance is undertaken in accordance with vegetation clearing procedures, and obtaining a permit for land disturbance.
At Hidden Valley, preparation and preliminary works have commenced for revegetation trials at Western Sector Dump, including the establishment of site access, transferring secondary and tertiary plant species (seedlings) to the trial area for acclimatisation, and preliminary soil testing. Results of the trials will inform future updates to the rehabilitation management plan, which will help guide successful future revegetation and rehabilitation of mine disturbance areas.
An aquatic and riparian habitat assessment is undertaken annually and investigates the waterways downstream of Hidden Valley’s water extraction point. Results of the survey indicated that there were no significant impacts on the aquatic values and riverside habitat in the areas observed. Further, a two-yearly aquatic ecosystem monitoring programme is also undertaken to assess the potential impacts of the mining operation on the downstream aquatic ecosystem. Outcomes of the programmes indicated that current metal levels do not have a significant impact on the aquatic ecosystem and there was little or no environmental impact beyond the downstream compliance point. There was evidence of ecosystem impairment in background sites most likely due to human activities (artisanal mining) and natural processes.
The Wafi-Golpu Project design includes extensive efforts to avoid potential biodiversity impacts, minimising unavoidable impacts, and considering restoration and offset opportunities. Further programmes of work will be progressed as the project advances beyond permitting stage.
The ecosystems and species we aim to protect
Papua New Guinea supports over 5% of the world's plant and animal species, with the third largest block of unbroken tropical forest and the largest tract of primary forest remaining in the Asia-Pacific region. Some two thirds of flora and fauna are endemic.
Morobe Province, where our Hidden Valley and Wafi-Golpu assets are located, hosts various habitats and flora and fauna communities. The Huon Peninsula, forming most of the province, has moderate to high species richness with various threatened mammal fauna. Of the province’s 3.3 million hectares, two-thirds is forest, and lowland forests are heavily deforested or degraded.

Hidden Valley
Over a long period, human activities have disturbed the area around Hidden Valley. The area is home to several mammal and bird species protected under Papua New Guinea’s Fauna (Protection and Control) Act 1976, the Red List and the Convention on International Trade in Endangered Species of Wild Fauna and Flora.
Vulnerable or endangered fauna includes two tree kangaroo species (Dendrolagus dorianus and Dendrolagus goodfellowi), the long-snouted or giant echidna (Zaglossus bruijni), the rare nectar bat (Syconycteris hobbit) and the New Guinea harpy eagle (Harpyopsis novaeguineae).
Hidden Valley operations remained within a confined footprint in FY24 and for many prior years.

Wafi-Golpu
As part of baseline characterisation, three ecological subdivisions have been used to assess the national conservation status of principal forest types across the project area:
»Floodplain forest vegetation is assessed as vulnerable, as it has reduced by more than 30% over the past 50 years due to ongoing commercial logging across Papua New Guinea
»Mixed hill forest is not assessed as threatened, as it has an estimated occurrence of 13.3 million hectares across Papua New Guinea, and its reduction is estimated to be less than 30% over the past 50 years
»Swamp forest is not assessed as threatened, due to its difficulty to access and because drainage and clearing of swamps for agriculture is not widespread in Papua New Guinea.
We have recorded seven fauna species of conservation significance as part of ecological studies. One is classified as critically endangered, three as vulnerable, another as near-threatened and the rest as data-deficient. Two other near-threatened species, Doria's goshawk (Megatriorchis doriae) and forest bittern (Zonerodius heliosylus), are likely or potentially located in the terrestrial ecology study area.

Australia
Eva Copper will implement an integrated management system to manage the anticipated environment, community, socio-economic and cultural heritage impacts and risks. Baseline biodiversity studies and pre-development assessments have been undertaken and are informing design including project layouts and processes to minimise environmental and social impacts.
We have developed a species management programme and completed baseline ecology assessments. These assessments included:
»Completing a comprehensive desktop review of available vegetation mapping, environmental database records and published reports
»Undertaking three flora and fauna field surveys including habitat assessments
»Ground truthing the occurrence, extent and condition of regulated vegetation
»Identifying Matters of National Environmental Significance (MNES), and Matters of State Environmental Significance (MSES)
»Assessing the ecological features and processes essential to the maintenance and conservation of local ecosystem function (e.g. habitat connectivity, wetlands and watercourses, and possible threats).
During FY24, we developed a high-risk-species management plan and invested more than 1 000 man-hours in fauna spotter catcher activities ahead of the commencement of our site access improvement works programme. In accordance with this plan, we conducted fauna pre-clearance surveys, controlled tree-felling, and species and habitat relocations prior to work commencing.
Through these activities, we continue to enhance our baseline understanding of the ecological composition at the project site. This will stand us in good stead to monitor the impacts of our activities as the project moves to construction and operation.
The ecosystems and species we aim to protect
The site is gently undulating across the entire tenement, with occasional sharp hilly outcrops of the Knapdale Range. The most prominent geological feature is the discrete north-south ridgeline rising to approximately 285m above sea level and characterised by ridges of exposed silicified rock, comprising what is known as Mount Rose Bee and Green Hills. Geological features of the Knapdale Range provide habitat for many mammal and reptile species, including the vulnerable (Queensland level) purple-necked rock wallaby.
Other mammal and bird species of Queensland conservation significance that are known or may occur at the project site and have been contemplated by the species management plan in effect include the Carpentarian Grasswren (Amytornis Dorotheae), Gouldian Finch (Eryhrura Gouldiae), Grey Falcon (Falco Hypoleucos), Plains Death Adder (Acanthophis Hawkei), Common Death Adder (Acanthophis Antarcticus), Merten's Water Monitor (Varanus Mertens), Short-beaked Echidna (Tachyglossus Aculeatus), Julia Creek Dunnart (Sminthopsis Douglasi) and Ghost Bat (Macroderma Gigas).

CLIMATE ACTION AND IMPACT REPORT
INTRODUCTION

Mining with purpose
Mining with purpose is our approach to create shared value for our stakeholders – our communities, our employees, our contractors and sub-contractors, our suppliers and shareholders, and the government in the countries where we operate. It is the golden thread that connects our purpose with our strategy and business model. Shared value drives our pursuit of operational excellence, includes stakeholders, and determines the way we manage our six capitals: natural capital, social and relationship capital, human capital, intellectual capital, manufactured capital and financial capital. Guided by sustainable development principles in delivering our strategic objectives, we preserve and increase shared value by ensuring the sustainability and profitability of our business.
We understand our role in contributing to broader sustainable development issues in our areas of influence. We have identified areas where we can improve our negative impacts and increase our positive impacts through targeted actions. These include reducing dependency on fossil-fuelled energy consumption, contributing towards reducing poverty, efficiently managing our use of scarce natural resources such as water and land, while protecting biodiversity, safeguarding human rights and integrating strategies to identify and manage our nature-related dependencies and impacts, and mitigating nature-related risks while leveraging opportunities that arise from the intersection of our business with nature.
Harmony has a meaningful impact on all 17 SDGs. Nine SDGs directly align with our business strategy and its four pillars (direct SDGs), while our business strategy aligns indirectly with a further eight SDGs, allowing us to meaningfully contribute through our sustainable development framework and by meeting our socio-economic development commitments.
Many of the SDGs are interconnected, and collaboration is a key SDG to all the others. SDG 17 calls for partnerships, and pooled efforts and resources to bring sustained beneficial change to our people.

SDG17
SDGs where we have meaningful impact
Harmony focuses on four main Sustainable Development Goals, being responsible consumption and production, climate action, life below water and life on land. As part of our comprehensive strategy, we are dedicated to decarbonising our direct footprint (scope 1 and 2 emissions) and actively supporting the global low-carbon transition. Our approach involves providing essential minerals and metals to facilitate the growth of renewable energy technologies while mitigating the physical and transitional risks associated with climate change. In South Africa, we also extend our commitment to sustainability beyond our operations by gaining an understanding of where our suppliers are in their decarbonisation efforts. Moreover, we aim to build resilient communities and contribute to the economic development of the countries in which we operate. With our ambitious climate agenda, we strive to achieve our SBTi 1.5°C target by FY36, and reach net zero by 2045, contributing to a greener and more sustainable world.

Direct

SDG3, SDG5, SDG6, SDG7, SDG8

SDG12, SDG13, SDG14, SDG15

Reporting period
The Climate Action and Impact 2024 Report covers the reporting period ending 30 June 2024 (FY24).

Scope
Harmony has historically reported on climate change through the TCFD report. In January 2024, the Financial Stability Board and IFRS confirmed that the TCFD has been disbanded with climate-related financial reporting responsibilities transferred to the International Sustainability Standards Board (ISSB). As such, Harmony is in the process of transitioning its climate-related disclosures to align with the new standards introduced by the ISSB. The alignment process will move us closer to eventual compliance.
Climate change in context at Harmony
This year has seen much evidence of climate change in the form of flooding, drought conditions increased bushfires and extreme weather events in our areas of operation – as populations across the globe struggle with record-breaking heatwaves and intense rainfall, we too at Harmony have felt its impact in recent years and it promises further disruptions in future through major supply chain interruptions and rising operational costs on the horizon. The climate crisis has urged Harmony to pause, rethink, assess our resilience and innovate for our business, our host countries’ economy, our people and our communities. While we are addressing the very real threats from climate change, our business has seen great opportunities, and we are focused on integrating decarbonisation opportunities in the core of our business.
We support the United Nations Framework Convention on Climate Change and the Paris Agreement, and we embrace the role we must play in collective action to meet our global goals to limit global temperature increases. We are focused on mitigating our impacts and have taken purposeful and decisive steps to decarbonise our operations. We recognise that the role we play as a responsible mining company in producing minerals and metals is critical for a global transition and we have re-engineered our portfolio of assets to be relevant to this shift, by expanding our asset portfolio to copper, through our investments in renewable energy and through the implementation of our energy efficiency and climate change strategy.
We further acknowledge that we have a duty of care to our communities and host country economies and will own our part in their just transition toward a low-carbon future.

Harmony is a global leader in gold production and sustainable development is embedded in our strategy and corporate commitments. This drives our integrated risk-based decision making and creates shared value for all our stakeholders. Harmony recognises and supports our important contribution towards the transition to a low-carbon economy, including the mining and minerals industry. With responsible stewardship as the first of our strategic pillars, the principles of decarbonisation are fundamental to Harmony’s business strategy, business processes and decision making. We have proactively been decarbonising our operations since 2008.
Harmony’s transition pathway is founded on five guiding themes, reflecting our comprehensive approach to navigating the challenges and opportunities presented by the global shift towards a low-carbon economy.
The guiding themes representing Harmony’s transition pathway

The guiding themes representing Harmony’s transition pathway
Our decarbonisation journey started more than a decade ago, with Harmony implementing early emission reduction initiatives during the 2010s. Our decarbonisation journey was developed in the context of our commitments to the Paris Agreement and the developing global landscape and was formalised in 2021 with the setting of a science-based target. In January 2022 we submitted a science-based target (SBT) to the Science Based Targets Initiative (SBTi) and in 2023, received validation for our target of aligning with 1.5°C by FY36. We will achieve our target by reducing our absolute scope 1 and 2 GHG emissions by 63% by FY36, from a FY21 base year. We are also a member of the Business Ambition for 1.5°C campaign.
The initial phase of our energy efficiency and climate change strategy in the 2010s rested on energy efficiency initiatives, as well as rebalancing of our portfolio. We have been changing the commodities in the asset portfolio to respond to the market and to the renewable energy sector and decided to redirect capital towards projects that will progress our objectives of decarbonising and addressing climate change. We have decommissioned several depleted deep underground operations, which, by the nature of their business were characterised by high-energy intensity. Our long-term strategy is to focus on the development of economically feasible opencast assets rather, with low-energy intensity. The first step in our decarbonisation strategy remains the reduction of GHG emissions through a combination of operational efficiency initiatives and a more recent switch to renewable energy sources. The next step in our strategy is to identify how emissions, which we are unable to feasibly abate, can be neutralised by using land under our control for carbon dioxide removals or using carbon offsets.

Harmony supports the climate change commitments of our host countries, South Africa, Papua New Guinea and Australia. We align with the Minerals Council of South Africa’s Climate Change Position Statement, which commits full support to the need for a bespoke, pragmatic and people-centred just energy transition to meet South Africa’s economic, development and energy security ambitions as described in the country’s most recent Nationally Determined Contribution (NDC) to the United Nations Framework Convention on Climate Change (UNFCCC). In both Papua New Guinea and Australia, we support the Papua New Guinea – Australia Climate Change Action Plan with the aim to be carbon neutral/net zero by 2045. We further support the position of the International Council on Mining and Metals (ICMM) and World Gold Council regarding its commitment to decarbonising the mining industry in line with the climate goals of the Paris Agreement. Under this commitment, mining operations are accelerating climate actions to reduce GHG emissions.
Part of the Harmony strategy is to re-engineer our portfolio of operations through value-accretive acquisitions. Despite the various acquisitions in the recent past, the overall trend of the GHG intensity of our operations, based on the milling of ore, has been reducing. The acquisition of the Moab Khotsong and Mponeng operations in 2018 and 2019 respectively and the high‑volume low-energy reclamation business, Mine Waste Solutions, led to an increase in the GHG intensity of the production of gold by approximately 14% in those years. However, the implementation of our energy efficiency and climate change strategy will facilitate Harmony’s net zero journey even while Harmony pursues business growth objectives. The overall GHG intensity of our operations are decreasing on a tonne CO2 per tonne of milling-of-ore basis due to energy efficiency and other improvements.
We initiated phase 1 of our renewable energy programme in 2022. Phase 1 was commissioned in 2023.

Harmony's renewable energy and efficiency rollout plan
We are prioritising operational efficiency and transitioning to renewable energy sources to achieve our decarbonisation targets as set out in our short-term SBTi 1.5ºC target.
In phase 1 of our energy efficiency and climate change strategy, we invested in renewable energy projects, including rooftop solar installations at our Randfontein office park and Nufcor facilities, which delivers a combined 999MWh of energy generated annually. We further installed three 10MW solar PV facilities at our Eland, Nyala and Tshepong operations in 2023, delivering renewable energy for use at the mines. Further small‑scale rooftop solar projects are planned at our Doornkop, Phakisa and Kalgold operations in future, which will deliver an estimated 5 068MWh of energy generated annually.
Phase 2, with a planned capacity of 137MW, began implementation in October 2023 and is expected to reach commercial operation by FY27. This approach reinforces our commitment to GHG emissions reduction, positioning Harmony as a leader in decarbonisation and increases the resilience of our business model.

OUR RENEWABLE ENERGY AND EFFICIENCY ROLLOUT PLAN

2016 – 2045	▶
Decarbonising Harmony while reducing electricity costs:
»Implementing energy mix and portfolio re-engineering initiatives to reduce GHG emissions to be net zero by 2045 (including carbon removal, agriculture, and water beneficiation)
»A phased strategy that includes solar PV, wheeling, wind energy, hydropower and energy efficiency projects.

	Phase 1	Phase 2a	Short-term PPA	Phase 2b	Phase 3	Phase 4	Wheeled wind
Commission year	Commissioned	FY26	FY26	FY27	FY27	FY28	FY28
Grid connection	Behind the meter	Behind the meter	Wheeled	Behind the meter	Behind the meter	Behind the meter	Wheeled
Installed capacity (MW)	30	100	200	37	56	100	260
Energy generated (GWh pa)	64	230	460	90	130	230	800
Carbon reduction pa (kilotonne)	49	210	1 407	273	364	1 085	924
Cost saving (R millions) pa	22	270	60	36	45	198	162

Progress to date

Phase 1: Harmony has effectively added 30MW of installed capacity solutions. As one of the first IPP projects to close under recently amended legislation, this facilitates the growth of the private power industry in South Africa. It also paves the way for companies to become more power independent, reduce emissions and procure predictably priced power. Procurement of private power helps to diversify our energy sources and addresses the energy shortage in South Africa.
▶	Phase 2: All environmental approvals for construction of the plants have been granted.	▶
Short-term PPA: The bidding process for 200MW of energy has been completed and PPA negotiations are underway. Once concluded, we expect to generate 460GWh of energy per annum for a period of five years.
			▶	Phase 3: A request for proposal to purchase 56MW of solar power for Harmony is in progress.	▶	Wheeled wind: Negotiations are underway with preferred service providers around wheeling (over the Eskom network) another 260MW of wind-generated energy to augment the phase 1 and 2 initiatives.

Our energy efficiency plan

2008 – 2024	2024	2023 – 2026
»Ventilation optimisation »Compressed air network optimisation »Time of use optimisation »Excess capacity utilisation »Closed deep-level and energy-intensive shafts »Increased portfolio of surface assets	»Reduction: 1.9TWh »Investment: R295 million (US$16.2 million) »Cumulative savings: R2.2 billion (US$143 million) and 2.1MtCO2	»Planned energy reduction: 43GWh per annum »Estimated investment: R100 million (US$6.1 million) per annum »Estimated savings: R83 million (US$5.1 million) per annum

Incentives driving the renewable energy project include cost savings (purchasing less grid electricity), GHG emissions reduction (to meet the FY36 SBTi 1.5ºC target) and positioning Harmony as a leader in decarbonisation. Capital allocation decisions prioritise projects contributing to decarbonisation and addressing climate challenges. The increasing demand for copper and silver in renewable energy and electric vehicles aligns with our commitment to a sustainable future.
In 2024, we began to incorporate the disclosure requirements set out by the International Sustainability Standards Board’s (ISSB) International Financial Reporting Standards (IFRS) S2 Climate‑related Disclosures Standard. The standard requires entities to “disclose information about climate-related risk and opportunities that could reasonably be expected to affect the entity’s cash flows, its access to finance or cost of capital over the short, medium and long term.” IFRS S2 fully incorporates the disclosure requirements of the Task Force on Climate-Related Financial Disclosures (TCFD) framework. In some respects, IFRS S2 requires more detailed and specific information.
To facilitate this transition, we conducted a gap analysis between the two standards and our current disclosures, aiming to systematically transition fully to IFRS S2. For instance, the two standards emphasise governance and the oversight of climate-related risks. However, IFRS S2 requires additional disclosures such as the specific responsibilities of governance bodies or individuals reflected in their roles or mandates, which go beyond the TCFD recommendations.
In terms of strategy, while the TCFD Recommendations focused on the impacts of climate-related risks and opportunities on business and financial planning, IFRS S2 extends this by requiring disclosures on how these risks and opportunities are considered within the industry context, detailing the specific effects on the business model and value chain.
For risk management, both standards require disclosures on processes for identifying, assessing, and managing climate-related risks. IFRS S2 expands on this by necessitating a deeper exploration of the processes used, including any changes from the previous reporting period and how these are integrated into the overall risk management framework.
Regarding metrics and targets, TCFD recommends disclosing metrics used to assess climate-related risks and opportunities aligned with strategy and risk management processes. IFRS S2 aligns with these recommendations but also requires disclosures on industry-based metrics and specific methodologies used in GHG emissions calculations, providing a more comprehensive view.

STRATEGY

Policy statement and strategy
Harmony’s Climate Change and Energy Policy (the Policy Statement) evolved in response to the physical and transition risks and impacts of climate change we identified for our business. The risk management section in this report describes physical and transition risks for our business. Our energy efficiency and climate change strategy to implement the Policy Statement focuses on the following key areas:
This Policy Statement confirms our continued commitment to be a sustainable metals producer by heeding the global call to drive down greenhouse gas emissions and adapt to the impacts of climate change. Our strategy considers climate change‑related risks and opportunities, rebalancing our asset portfolio, driving energy efficiency, improving the reliability and sustainability of our energy mix, as well as adaptation to climate change. These points outline the background to the key performance indicators, which in turn set out the targets and their implementation at an operational level, as per our strategy to implement policy on the right hand side of this page. We seek continual improvement at the meeting point of climate change and technological innovation by regularly reviewing the outcomes of business decisions, and continuously consider the interaction of climate-change risks and opportunities with our business. Our continuous improvement focus areas from 2026 to 2045 are shown in our renewable energy and efficiency rollout plan. Harmony’s climate change and energy policy is built around three pillars: strategic initiatives to remove or reduce GHG emissions within our business model, operational efficiencies to improve energy efficiency and thereby reducing GHG emissions from our operations and increasing the proportion of renewable energy in our energy supply. The table overleaf (Summary of Harmony’s climate change and energy strategy), provides a summary of Harmony’s strategy.

Strategy to implement policy

A top-down business intent to manage and address climate-related risks.

Recognition of opportunities related to operational efficiencies and GHG emission reduction.

Dedicated climate adaptation programmes including: »Biogas energy production and agricultural projects in South Africa »Solar lighting and water, sanitation and hygiene projects in Papua New Guinea.

The move towards, and continuous drive of, mining ore using methods with lower energy requirements.

Summary of Harmony’s climate change and energy strategy

Pillar	Area	Initiatives	Alignment of climate and business strategy

Strategic initiatives	Close high energy intensive operations	Merriespruit Operations	These strategic initiatives effectively address climate vulnerabilities in our business model and allows us to plan effective and responsible mine closure as well as future business growth.
Bambanani Mine
Kopanang Mine
	Develop surface and opencast operations	Mine Waste Solutions
Hidden Valley
	Diversify commodities: Copper	Acquired Eva Copper in 2022
Progress in the development of Wafi-Golpu
	Diversify commodities: Uranium	Acquisition of Nufcor in 2020
	Finance	Secured R4 billion in facilities, including a R1.5 billion green loan for the second phase of renewable energy programme, enabling further investment in energy-efficient technologies and practices	We are strategically leveraging finance to support and achieve our climate and business strategies.

Operational efficiencies	Early energy efficiency implemented 2010 – 2020	Bulk air cooler peak-load clipping	»Reduce energy demand
		Energy-saving ventilation fans	»Reduction in scope 1 and 2 GHG emissions.
Enhancement of compressed air use
Installation of energy-saving motor drives
Current energy efficiency interventions
»Optimise mine cooling systems
»Improve and/or eliminate the use compressed air as an energy carrier in underground operations
»Enhance and optimise water pumping and management systems
»Optimise ventilation systems

Energy supply	Onsite renewable energy	Phase 1: 30MW solar photovoltaic plant for the Tshepong, Nyala, and Eland operations.	Increased proportion of renewable energy in our energy supply mix. This lowers our scope 2 emissions and contributes to decoupling of economic activity from harmful impacts on society and the climate.
Phase 2: 137MW solar project for Moab Khotsong, Great Noligwa mine, Noligwa gold plant, Harmony 1 plant and Central plant authorised for construction
Phase 3: 56MW of renewable energy planned for completion in FY26
Phase 4: 100MW of renewable energy planned for Mponeng Mine in FY28
Short-term Power Purchase Agreement (PPA) for 200MW for a period of five years
	Wheeled energy	260MW wind power project
Assessing alternative power supply options and energy mix for Eva Copper

Achieving the objectives of the Paris Agreement necessitates physical changes to our societal and economic mobilisation. Harmony committed to setting a science-based target with the submission of a commitment letter to the SBTi in 2021. This target was validated by the SBTi in 2023.
The group is working towards delivering on our approved SBTi target, which is to reduce absolute scope 1 and 2 GHG emissions by 63% by FY36, from a 2021 base year. While we expect a marginal exceedance of the target level in FY26 due to delays in the commissioning of solar and wind facilities, we expect to overshoot our target by 15 – 20% by 2036 due to significant additional investments in renewable energy.
Our Policy Statement is unpacked in the 2024 ESG report and outlined below:

In South Africa we are focusing on delivering our phase 2 and 3 solar projects and we are continuing to enhance our energy efficiency initiatives. While we have experienced some delays in implementation, largely due to regulatory barriers and constraints related to escalations in technology prices, we have introduced a phase 4 100MW project at Mponeng, secured an additional 200MW in short-term Power Purchase Agreements (PPAs) and increased our wheeled wind in the mix. We are also working with our suppliers to co-create a plan for their decarbonisation journeys and we are completing studies on decarbonising our transportation pathways.
In Papua New Guinea, we are constantly working with power suppliers to address the stability of grid power (which is predominately hydropower), which enables us to reduce our dependency on diesel.
In Australia, initial power production at Eva Copper will be a combination of solar, a battery energy storage system and diesel. This will provide the mine with the flexibility to convert the diesel component to a grid connection via the CopperString 2032 project – a strategic, Queensland government-backed project to connect the North West Minerals province to lower carbon-intensive power, and benefit from the Queensland’s renewable energy generation targets of 50% by 2030, 70% by 2032 and 80% by 2035.

Our energy efficiency and climate change strategy will be reviewed periodically, to ensure alignment with our goals and priorities, and to ensure that we take into account any changes in the macro- and micro-economic environments. These may include innovative decarbonisation technologies and options.

We are committed to making responsible decisions and announcements to achieve our ambition of reaching net zero by 2045 and are working towards reaching our long-term decarbonisation commitments.

After implementing all financially feasible abatement options, the remaining emissions may be offset through the purchase of carbon credits. In considering the use of carbon credits, Harmony will carefully consider the following, in line with the requirements of IFRS S2:
1    which third-party scheme(s) will verify or certify the carbon credits
2    the type of carbon credit, including whether the underlying offset will be nature-based or based on technological carbon removals, and whether the underlying offset is achieved through carbon reduction or removal
3    any other factors necessary for users of general-purpose financial reports to understand the credibility and integrity of the carbon credits.

Any carbon credits utilised in our net-zero journey will be sourced from reputable, verified issuers. At this stage, Harmony has not determined a preference for a specific type of carbon credit, such as nature-based or carbon removals. We will endeavour to develop a comprehensive carbon credit purchasing policy in the future to guide our efforts. This policy will form part of our overall governance framework.

Harmony's climate change journey
Harmony has been proactively positioning itself to address climate change since 2008. The company has taken significant strides in lowering its GHG emissions and managing energy and water use across its various operations. Importantly we have taken a decision to redirect capital towards those projects that will further progress our objectives of decarbonising and addressing climate change. We took significant strides in the last few years in the evolution of Harmony’s policy and corporate commitments, for example by focusing our growth strategy on bolstering our copper and uranium portfolios through various acquisitions. In FY24 we took further action, by successfully generating 65.3GWh, thus reducing our reliance on Eskom by 18.2GWh through phase 1 of our renewable energy programme and small-scale solar PVs that were successfully commissioned. We bolstered the decarbonisation programme to cater for longer life-of-mines and increased procurement of energy from 363MW to over 500MW total renewable energy. We continued work on our energy efficiency programme, which has resulted in a cumulative energy saving of R2.24 billion up to end FY24, equating to 2MtCO2e. Harmony is finalising the procurement processes for phase 2a, 2b and 3 PV projects, and we are starting work on our climate-resilience assessment.
We have also made progress on our power studies for Eva Copper. Initial power production at Eva Copper will be a combination of solar, a battery energy storage system and diesel. This will provide the mine with the flexibility to convert the diesel component to a grid connection via the CopperString 2032 project, once this third-party project is completed. CopperString 2032 is a strategic project to connect the North West Minerals province to Australia’s national electricity market. Connection to the grid via CopperString 2032 will provide further opportunities for Harmony to source lower carbon-intensive power, due to the Queensland government’s plan to transform the state’s electricity system and achieve renewables generation targets of 50% by 2030, 70% by 2032 and 80% by 2035. To understand future power supply options, we are working with various stakeholders, including the government-owned Powerlink Queensland, which will construct and manage CopperString 2032. We expect our detailed review and optimisation study to present a life-of-mine strategy that provides reliable power supply to Eva Copper and advances our decarbonisation goals.
In October 2021, Harmony updated both our Policy Statement as well as our Climate Change and Energy Strategy (the Strategy). Physical changes to our environment and the societal and economic mobilisation are necessary to achieve the objectives of the Paris Agreement over the coming decades. Our ESG report details the climate change and energy policy statement and its commitments, which responds to our current context and future ambitions (2024 ESG report).
Harmony’s Policy Statement has evolved in response to the transition and physical risks and impacts of climate change. Our Strategy aims to give effect to the Policy Statement. The Strategy focuses on the following four key areas:
»Governance
»Risk management
»Integration with Harmony’s strategy
»Metrics, targets, and reporting.

Our strategy outlines the background to the key performance indicators, which in turn outline the targets and the implementation thereof at an operational level. The Policy Statement and the Strategy have been historically achieved through the following:
»A top-down business intent to manage and address climate-related risks
»Recognising opportunities related to operational efficiencies and GHG emission reduction
»Move towards, and continuous drive of, mining ore with lower energy requirements
»Dedicated climate adaptation programmes, in both South Africa and Papua New Guinea such as biogas energy production and agricultural projects in South Africa, and solar lighting and water, sanitation and hygiene projects in Papua New Guinea.
Upon review and in seeking to make continuous improvements against the backdrop of improving technology innovation, Harmony has considered the following aspects:

Accomplished to date

»Energy efficiency: Since 2016, Harmony has concentrated on using less energy and being more efficient in how it uses that energy. Through its energy efficiency programme, Harmony effected cumulative savings of 1.3 terawatt hours, translating to a 1.2-million tonne CO2 reduction and R1 billion in electricity cost savings
»Rebalancing our asset portfolio: During FY08 to FY22, we closed our energy-intensive shafts considering both the intensity of energy required to continue operating, and given the ore reserve depletion, focusing instead more on surface portfolio assets. Our recently acquired assets, Mponeng and Mine Waste Solutions, have higher energy and emission intensities than our historic portfolio. Opportunities are being explored to reduce the associated emissions intensities. The rebalancing of our portfolio is strengthened by our increased focus on copper and uranium, which can both contribute to the global transition to a low-carbon economy.

Forward outlook

»Energy mix: Our energy mix portfolio post FY22 includes grid electricity in South Africa, as well as energy from independent power producers, which includes solar energy and wind energy. These projects are either under feasibility or in the build stage
»Adaptation: Harmony is investigating climate change adaptation through carbon sinks, agriculture and water beneficiation. More specifically, Harmony focuses on water resource management as well as biodiversity management action plans and land rehabilitation.

CORPORATE STRATEGY
Climate change has presented a significant business opportunity for Harmony because we have the metal portfolio to supply the growing demand for critical minerals shown in our renewable energy and efficiency rollout plan. Our growth strategy has been focused on bolstering our copper portfolio through the acquisition of the Eva Copper Project. This adds to the resources of our existing Wafi Golpu Tier 1 copper asset. Our metal portfolio includes the following:

Gold operations

»Moab Khotsong »Mponeng »Kalgold »Tshepong Operations	»Doornkop »Joel »Target 1 »Kusasalethu	»Masimong »Phoenix »Central Plant Reclamation »Waste Rock Dumps

Copper operations	Silver operations	Uranium operations

»Wafi Golpu »Eva Copper Project	»Hidden Valley	»Nufcor

Critical materials in the transition to cleaner energy

Permanent magnets for wind turbines require rare earth metals such as neodymium and dysprosium.

Permanent magnets for electric vehicles require rare earth metals such as neodymium and dysprosium.

Batteries for electric vehicles and stationary battery systems typically use lithium.

Solar energy technologies use large amounts of copper and silver.

The transmission and distribution cables that make up the electricity grid are composed largely of copper.

Climate risk time horizons, risks and opportunities for our geographies and assets
We undertook a review of our climate scenarios in 2023. A detailed overview of the approach to scenario analysis is provided in the risk management section. The review demonstrated how climate‑related risks manifest over time and how our assets may be impacted on a regional level. The scenario analysis identified risks to infrastructure within Harmony’s broader operational context, to the cost of mining operations, for increased energy and cooling demands, increased need for health and safety measures, and potential increased cost of insurance as a result of physical and transition climate impacts.
The timelines considered in our scenario analysis are:

Short term (2021 – 2030)	Medium term (2031 – 2050)	Long term (2051 – 2100)

»This period focuses on immediate risks and opportunities, particularly those that might arise from current policies and near-future regulatory changes. The scenario analysis during this period considers the impact of existing and emerging policies on greenhouse gas emissions and energy use.

»In the medium term, Harmony examined the potential impacts of more significant regulatory shifts, technological advancements and market changes. This period includes transition risk scenarios aligned with the International Energy Agency's pathways, such as the 2°C scenario, which outlines a pathway and emissions trajectory aligned with limiting the average global temperature increase to approximately 2°C.

»The long-term horizon evaluates the broader, more extensive impacts of climate change, focusing on sustained regulatory changes and long-term climate goals. This period incorporates Shared Socioeconomic Pathways (SSPs) and Representative Concentration Pathways (RCPs) to assess various socio-economic developments and their influence on greenhouse gas emissions. Specifically, scenarios such as SSP1 (Sustainability) align with RCP2.6, aiming for substantial mitigation efforts to limit global warming to well below 2°C.

By examining a range of possible future scenarios, Harmony can develop informed strategies, set realistic targets, and adapt its operations to mitigate risks and capitalise on emerging opportunities in alignment with global climate goals.

Materiality of physical climate risks
Harmony operations are exposed to the physical risks from climatic changes present. Physical risks of climate change can be characterised as follows1:

Natural hazards	Spatial	Non-stationary	Non-linear

Chronic and acute physical climate risks are projected to escalate by 2030 and further by 2050 across all the examined cases. Socio-economic impacts are expected to rise significantly, ranging from approximately two to 20 times the current levels by 2050. While some countries may experience certain benefits, such as increased agricultural yields in Canada, Russia and parts of northern Europe, overall physical climate risks are on the rise globally.

Climate hazards manifest locally, and it is essential to understand the direct impacts within a specific geographic area. Variations exist both between countries and within countries, emphasising the need for localised assessments.

Physical climate risk is non-stationary, meaning it is continuously changing. The earth's warming trend is expected to continue due to inertia in the geophysical system and socio-technological inertia in reducing emissions. To stop further warming and risk escalation, achieving zero net greenhouse gas emissions is necessary. Managing this risk requires preparing for a world of constant change rather than a ”new normal“.

Socio-economic impacts are likely to escalate non-linearly as climate hazards surpass thresholds, leading to sub-optimal functioning or complete breakdown of physiological, human-made, or ecological systems. Adaptation measures may not keep pace with the rapid rate of warming, resulting in significant impacts even with slight breaches of system thresholds.

Systemic	Regressive	Under-prepared

While climate change’s direct impacts are local, they can have ripple effects across regions and sectors through inter-connected socio-economic and financial systems. For example, flooding can damage housing, raise insurance costs, affect property values, and impact tax revenues. Economic and financial systems optimised for efficiency may lack resilience, making them vulnerable to a changing climate.

The poorest communities and populations within the studied cases are typically the most vulnerable to climate change. Across all analysed countries, at least one of six indicators of socio-economic impact is expected to increase by 2030. These indicators of socio-economic impact include: the share of population living in areas experiencing a non-zero annual probability of lethal heat waves, the share of outdoor working hours affected by extreme heat and humidity, the annual demand of water as a share of annual supply of water, the share of time spent in drought over a decade, the annual share of capital stock at risk of riverine flood damage in climate-exposed regions, and the share of land surface changing climate classification. Emerging economies face a significant increase in potential impacts, and poorer countries have limited resources to adapt quickly, relying more on outdoor work and natural capital.

The pace and scale of adaptation efforts need to be significantly increased to manage the rising levels of physical climate risk. Adaptation will involve rising costs and difficult choices, including decisions on whether to invest in infrastructure resilience or relocate people and assets. Coordinated action among multiple stakeholders is crucial.

Overall, recognising and understanding these characteristics of physical climate risk can guide assessment and management of the challenges posed by climate change.

Short- to long-term operational impacts on Harmony due to increasing temperatures and changes in rainfall patterns is as follows:

Physical risk	Expenditure	Assets and liabilities	Revenues	Impact description

Drought and water scarcity	✓	✓	✓
Water scarcity can impose water rationing and periodic water cuts. In more severe cases, the need to truck water to mine sites may arise and incur extra costs. Interrupted water supply threatens operational continuity and subsequent profitability of the business.
Where affected by drought, Harmony’s supply chain is vulnerable to similar disruptions and price hikes. These burdens on the supply chain have the potential to impact Harmony’s operations.
Drought conditions can negatively contribute to increased dust/particulate matter exceedances. Harmony uses water to suppress dust. Water use and thus operating expenditures could increase. An increase in dusty conditions can also increase the cost of maintenance on diesel trucks, as the air filters will need to be replaced more frequently.
Longer droughts, especially in combination with higher temperatures, could affect the supply of water to the local community and support for the local community. Social unrest may arise. Also, Harmony’s reputation and its social licence to operate may be affected and fines may need to be paid if dust or particulate matter exceedances were to result.
The need for spend on once-off investments (assets) such as technology for water infrastructure to reduce water loss, increase water storage and recycling capacities or technology that enables mining to be less dependent on water for its processes will increase in the long term. Investments into more climate-resilient infrastructure may also be needed.
Harmony’s value chain is also likely to be severely impacted by water scarcity as a result of rising temperatures and changing rainfall patterns. Interruptions in the supply of goods and services will directly affect Harmony’s ability to operate and generate revenues.
Similarly, competition for water resources could increase considerably. With less water available, social, and economic needs will need to be evaluated by government. The need for access to clean water to people for domestic use would be of a higher priority than industry. This potentially exposes Harmony to limited amounts of water (primarily for processing) and threatening the sustainability of the operations. Although Harmony has increased its water recycling and water reduction initiatives, our water use is expected not to change in the future. Business interruptions and loss of revenue because of increasing water supply risk is therefore possible.

Increased temperatures	✓	✓	✓
Increased temperatures and rainfall fluctuations will likely inflict drought on our operations. This can affect Harmony financially in terms of water pricing, loss of revenue due to operational and supply chain disruptions.
Rising average temperatures increase the intensity and frequency of heat waves and wind speed. This will increase cooling demands to prevent overheating. In turn, rising costs and unstable supply of national electricity in South Africa and Papua New Guinea can render mitigation attempts moot.
Higher temperatures also result in a greater number of people at risk of heat-related medical conditions.
Heat stress, in an operational context, has been shown to directly impact on labour productivity. Thus, with the anticipated changes in temperature, labour productivity is projected to decline, under a high emissions scenario.

Changing rainfall patterns and extreme weather events	✓	✓	✓
Municipal electricity supply could be extremely impacted by climatic changes. Spending on assets related to electricity infrastructure (renewable energy) to prevent power and thus business interruptions would need to be considered. As temperatures and rainfall events become more extreme, investments into equipment that can withstand such extremes may also become necessary.
Extreme rainfall increases the water level in tailings dams, which reduces their stability. The wall height of tailings storage facilities may need to be increased to prevent the failure of dam walls.
There is a risk of interruptions to operations arising from extreme rainfall, which could arise on site or offsite affecting access and receiving critical supplies.

Sustainability-linked and green loan facilities
Facilities amount to R4 billion and include:

R1.5 billion green loan for phase 2 of our renewable energy programme.

Sustainability-linked R2.5 billion and US$300 million revolving credit facilities and US$100 million term loan.

The green loan is expected to largely fund phase 2 of our solar photovoltaic (PV) initiatives after planned restructuring and alignment. The sustainability-linked facilities are aligned with our ESG and sustainable development targets and include energy-related KPIs.
Our targets are independently assured by a service provider who applies the sustainability-linked loan principles issued by, among others, the Loan Market Association. When we achieve our KPIs, we will receive interest savings. If we miss our targets, we will pay penalties.

GOVERNANCE

Governance structure
We continued to develop our approach to the governance of our business and operations this year. Whereas the historic strategic focus was on the production of gold at a low cost, our journey for more than a decade has been to include the energy intensity of the production into our decision matrices.
This shift in focus has allowed us to achieve a 28% reduction in GHG intensity (against ore treated) over the past seven years. Our strategic focus is now developing towards low-emission gold and growing our re‑engineered portfolio to include copper and uranium. This shift in focus informs our SBTi 1.5ºC target.
The responsibility for the alignment of our business strategy with our climate change objectives lies with our unitary board of directors. Our duty to be a responsible corporate citizen is fully supported by our directors and their commitment to ethical leadership. The board recognises that the achievement of SBTi 1.5ºC target is mission-critical in our business and is committed to achieving this objective by FY36. Harmony has integrated the recommendations of the TCFD into the corporate reporting approach and is working towards undertaking the same with respect to the IFRS S2 reporting requirements. Transparent reporting on our climate change strategies and actions informed our approach to repositioning our business as a climate-resilient operation.

Governance structure and processes

The board of directors
is responsible for aligning our business strategy with our climate change objectives. The board recognises that achieving SBTi 1.5ºC target by FY36 from the FY21 base year is mission-critical.

The board's social and ethics committee has strategic oversight regarding climate change within the group. The committee is primarily guided by our overarching responsibility to mine responsibly. In developing our strategy, the committee is guided by relevant and developing environmental legislation and our host countries’ international climate change commitments. Our strategy also considers internationally peer-reviewed science.

The chief executive officer (CEO) is responsible for strategy implementation. He takes ownership of Harmony’s climate change policy and strategy. The CEO leadership role includes being responsible for all day-to-day management decisions, and for implementing the group’s long- and short-term plans.

The CEO is supported by the chief sustainability officer, who is responsible for the climate change policy and Environmental Strategy’s execution. South Africa and Papua New Guinea executives are responsible for this strategy’s engineering, operational delivery and project management.
The audit and risk committee assists in the assessment of emerging climate- change risks, their financial impacts and their mitigation.	The investment committee reviews investments in energy efficiency and capital programmes contributing to climate change mitigation.
The CFO oversees and is responsible for considering climate-related risks and opportunities in the corporate budget and for assessment of major capex investments considering climate-related factors. The CFO is also responsible to establish the financial implications of climate-change risks and opportunities, and advise Harmony on strategic financial approaches.

Governance process
The board and board committees meet quarterly to consider climate-related risks and opportunities. Board is responsible to approve climate-related corporate targets that address material climate risks and opportunities, and monitor progress in line with the company’s strategy, budgeting and planning cycles. Our group executive balanced scorecard includes a sustainability component. The chief sustainability officers’ remuneration is linked to performance against climate-related KPIs.
Corporate climate-related targets are delegated and adopted into operational mines by management, who also sets operational performance targets in support of the corporate targets. Climate-related information on performance progress is prepared by Harmony’s environmental department and presented for consideration to the social and ethics committee on a quarterly basis. Remuneration at the executive and manager levels is linked to performance against climate-related KPIs.

Board is responsible to identify, assess and manage climate-related trade-offs, such as between adaptation measures and mitigation efforts; between short-term costs and long-term sustainability benefits; between operational continuity and environmental impact, and between labour productivity and health and safety. Our approach to managing these trade-offs is outlined below:
»Short-term cost vs long-term sustainability: construction of water treatment plants to secure potable water instead of relying on municipal water supply is a cost in the short term but ensures long-term security of supply
»Timing of decarbonisation projects and initiatives: we considered the trade-off between delayed investment and the benefits of earlier decarbonisation in the design of our energy efficiency and climate change strategy
»Land-based carbon sequestration vs carbon offsets: The business imperative to ensure the availability of TSFs for remining was key in our decision to pursue carbon offsets in place of land-based carbon sequestration projects in the short and medium term.

RISK MANAGEMENT

The risk management requirements for TCFD and IFRS S2 align substantially, as illustrated below. Both reporting standards require the clear identification of risks and opportunities, disclosing how these risks and opportunities are assessed within the company, and how these risks and opportunities are managed. IFRS S2 imposes an additional requirement, where the entity shall disclose how these identified risks and opportunities are monitored.
The alignment of TCFD and IFRS S2 requirements: Risk management
Harmony Gold identifies risks through a comprehensive Enterprise Risk Management (ERM) process that aligns with ISO 31000:2018 risk management guidelines and our ERM framework. We use scenario analysis to inform the identification of climate-related risks and opportunities, as well as the nature, likelihood and magnitude of the effects of those risks and opportunities. In 2023, we updated our Climate Change Scenario Analysis, incorporating several key elements to ensure a comprehensive understanding of potential future climate conditions. These factors include:
»TCFD recommendations: These provided a framework that enabled Harmony Gold to navigate the most likely scenarios that could arise due to climate change
»Data sources: Our analysis was informed by data from the Intergovernmental Panel on Climate Change (IPCC) Sixth Assessment Report, including the Shared Socioeconomic Pathways (SSPs) and Representative Concentration Pathways (RCPs). Additionally, we considered insights from the Shell Scenarios1 and the World Gold Council report on the energy transition2
»Scope of operations: The scenario analysis encompassed both our direct operations and our value chain, ensuring a holistic approach to assessing climate-related risks and opportunities.
The approach applied in the Scenario Analysis considered four main steps to determine the materiality of the risks, as well as the possible climate-related opportunities that Harmony can capitalise on. The four steps for developing the Harmony scenario analysis are:

Select relevant scenarios	Identify risks	Determine materiality of risks	Responses to risks and opportunities

Scenarios used to assess climate risks and opportunities
Harmony’s 2023 scenario analysis considered both acute and chronic risks under the physical risk assessment, as well as transition risks. Harmony used three reference scenarios to capture different possible pathways based on the associated SSPs, RCPs, radiative forcing by 2100, average global temperature increase, shell scenarios, and others where applicable:

Scenario	Scenario 1	Scenario 2	Scenario 3
IPCC RCP	RCP8.5	RCP6.0	RCP2.6
Radiative forcing by 2100	8.5W/m2	6.0W/m²	2.6W/m²
Average global temperature increase	Over 4°C	2.7 to 3.7°C	below 2°C (B2DS)
SSP	SSP5 (Fossil-Led Development)	SSP3 (Regional Rivalry)	SSP1 (Sustainability)
Shell scenario	Island	Waves	Sky
Other	Unmitigated scenario	Nationally Determined Contributions (NDCs)	High mitigation scenario

Scenario 1: The unmitigated scenario, based on IPCC's RCP8.5, represents a future with continuous greenhouse gas emissions increases, leading to a radiative forcing of 8.5 W/m2 by the end of the century and a global temperature rise of over 4°C. This scenario aligns with SSP5 (Fossil-Led Development), where socio-economic development relies heavily on fossil fuels with limited climate-change mitigation. It features high population growth, slow technological advancements and fragmented global climate cooperation. Additionally, this scenario corresponds to Shell’s Island scenario.

Scenario 2: The Nationally Determined Contributions (NDCs) represent emission reduction targets under the UN Paris Agreement. Achieving all NDC targets would stabilise radiative forcing at 4.5 W/m² by 2100, with emissions peaking mid-century and then rapidly declining. However, the Current Policy Scenario (CPS), reflecting mid-2017 policy frameworks, falls short of the 1.5°C global warming target, leading to a projected warming of 2.7 to 3.7°C due to continued carbon dioxide increases. These scenarios are connected to SSP3 (Regional Rivalry), characterised by fragmented international cooperation and limited climate action, and align with Shell’s Waves scenario.

Scenario 3: The high mitigation scenario aims to limit global warming to below 2°C, aligning with the below 2°C scenario (B2DS) through ambitious NDCs and technological advancements. Both scenarios are associated with RCP2.6, a low emissions trajectory, and SSP1 (Sustainability), characterised by sustainable development, strong global cooperation, socio-economic equality, and environmentally friendly practices. This alignment implies a future where sustainable practices and global cooperation are crucial for achieving climate goals and transitioning to a low-carbon economy. This scenario also aligns with Shell’s Sky 1.5 scenario. The Paris Agreement’s "ratchet mechanism" will increase emission reduction ambitions in 2020 and 2025, enhancing climate commitments in Harmony's operating countries.

Implications of climate change scenarios for Harmony
Climate change poses significant physical and transition risks for Harmony, impacting various aspects of our operations. Physical risks determined by our scenario analysis include drought and water scarcity, increased temperatures, changing rainfall patterns and extreme weather events across our operations and our operating regions. These physical risks have the potential to disrupt our mining operations and affect the health and safety of our workers.
The vulnerability of Harmony's labour force to climate change is crucial to evaluate and address. Health issues and decreased productivity can stem from chronic risks such as heatwaves, rising temperatures, water scarcity and elevated dust levels. Immediate threats to workers and their safety are posed by acute risks such as wildfires and flooding, underlining the importance of resilient infrastructure, effective contingency plans, and robust water management practices. Labour vulnerability is further aggravated by insufficient global cooperation. The impacts of physical climate risks also extend to the communities where Harmony operates. Physical climate risks can have social and reputational implications, for example extreme weather events can cause damage to local infrastructure, displacement of communities, and adverse health impacts.
The impact of physical risks on Harmony’s value chain aligns with Scenario 3 (high-mitigation scenario). Although some protection is offered by this high-mitigation scenario, addressing climate-related risks remains crucial.
The scenario analysis also considered transition risks, which included risks in the labour domain. Harmony understands the importance of upskilling and reskilling its workforce to adjust to new technologies, the integration of renewable energy, and shifting market dynamics. By investing in comprehensive employee development programmes, Harmony aims to alleviate potential labour‑related risks and present itself as a desirable employer in the evolving low-carbon economy.
Other transition risks identified include regulatory change, where increasingly stringent environmental regulations and carbon pricing mechanisms could elevate operational costs and necessitate significant capital investments in emissions reduction technologies. A new transition risk considered in our scenario analysis is the impact of the European Union (EU) Carbon Border Adjustment Mechanism or “CBAM”. The CBAM aims to address carbon leakage and promotes the adoption of carbon pricing outside of Europe. In this context, carbon leakage refers to situations where EU producers move their production to regions without carbon pricing or less strict climate policies, or when customers choose cheaper imports with higher carbon emissions, leading to imbalances in competitiveness and environmental impact.

Phase 1 of the CBAM implementation, which is the transition phase, was implemented from 1 October 2023. The targeted sectors in phase 1 include: cement, aluminium, iron and steel, hydrogen, fertiliser and electricity. Upon implementing phase 2, the permanent system in 2026, these sectors are to be expanded upon and reviewed. The risk lies upon the uncertainties of whether these sectors will expand to include metals that Harmony produces.
In South Africa, the government indicated that its plans to potentially amend the carbon tax legislation to make emissions from electricity generation liable for the carbon tax. This impacts South Africa’s state-owned utility, which could well be liable to pay carbon tax from 2026 onwards. Harmony’s scenario analysis considered the possible risk to our operational costs should this tax liability result in a pass-through cost on electricity from January 2026. We are also engaging with government on this issue through the Minerals Council of South Africa.
Despite the challenges, climate change also presents opportunities for Harmony. These include proactively managing the impacts of physical risks, for example investing in energy-efficient technologies, optimal water management practices, and renewable energy integration. Harmony is seeking to enhance our resilience and contribute to climate change mitigation through these initiatives.
Accordingly, transitioning to a low-carbon economy opens avenues for diversification, such as exploring new metals and assets beyond gold. The increasing demand for climate-friendly products and services presents revenue-generating opportunities and a competitive advantage for companies that can meet these demands. By adapting to market changes driven by this transition, Harmony aims to position itself as a leader in responsible mining and capitalise on the growing demand for sustainable minerals.
Harmony uses an integrated approach to identify and manage our climate-related risks and opportunities described above. Once the climate-related risks and opportunities have been identified, they are incorporated into our ERM, as outlined overleaf. The energy and climate-change risks are reviewed considering our enterprise risks at the audit and risk committee meetings. The committee’s role in the risk management processes is multi-dimensional.

Harmony’s Enterprise Risk Management (ERM) strategic process for risk-based decision making
The board level executive committee and the audit and risk committee meet on a quarterly basis to discuss possible risks and changes in the importance and mitigation of the risks. This risk management process reflects Harmony’s integrated approach to business and strategic developments. Climate-change risk is also addressed through the social and ethics committee, which has oversight of environmental, social, and sustainable development policies, practices, and performance. In addition, the investment committee reviews investments in energy efficiency and a variety of capital programmes.

The materiality of our climate-related risks is quantified during scenario analysis and assessed through our risk management framework. Using this approach, risks are analysed by evaluating their impact on our business and then prioritised accordingly. Throughout this process, stakeholders are consulted at each step:

MATERIAL CLIMATE-RELATED RISKS

Major infrastructure incidents	Increasing capital cost	Security of energy supply	Security of water supply	Safety

such as flash flooding and potential supply chain disruptions	requirements to lessen the impact of weather/climatic changes	to the operations, which could be disrupted by extreme climate change events, such as tornados	to the operations, which could be disrupted by climate-change events such as prolonged drought periods	considering increasing ambient temperatures, excessive rainfall and flash flooding

Material climate-related risks
Our risk management in terms of climate change and energy aligns with ISO 14 001, ISO 31 000 and ISO 50 000 standards which enable the company to identify and manage risks appropriately.
Harmony recognises the importance of proactively managing risks, for example physical risks identified in our scenario analysis related to the availability and use of energy and water. We aim to bolster operational resilience, lessen environmental impacts, contribute to climate change mitigation by investing in energy-efficient technologies, optimising water management practices and embracing the integration of renewable energy. We continually endeavour to modify our business practices and engage in meaningful dialogue with stakeholders to navigate transition risks to manage energy and water effectively and capitalise on associated opportunities. By aligning our operations with evolving regulations, investing in responsible resource management and collaborating with local communities, we aim to reinforce our reputation as a socially responsible mining entity.

Through an integrated approach to risk‑based decision making, we continuously monitor our risks and opportunities. These risks include those attributed to climate change, at both a company-level and an asset-level, as part of a multi-disciplinary process.

PERFORMANCE AND TARGETS

Harmony has calculated its GHG inventory since FY14 using the GHG Protocol: Corporate Standard. The information in this section presents the results of our GHG inventory for FY24 as well as Harmony’s performance against its GHG emissions targets and water performance targets.
FY24 emissions
Harmony’s total GHG emissions for FY24 were 5.25mtCO2e, showing a 3.68% reduction against FY23. The largest portion of emissions is attributed to scope 2 emissions at 78% as shown in the pie chart below (Harmony′s GHG emissions inventory by scope). Scope 3 makes up the second largest portion at 19% with scope 1 emissions contributing the least at 3%. Scope 1 GHG emissions include diesel consumption in backup generators and mining fleet diesel. Diesel consumption in FY24 decreased by 12% as a result of a more stable supply of hydropower in PNG and the changeover to electrical compressors at Doornkop.
Harmony’s GHG emissions inventory by scope
Our South African operations contribute the most to our scope 2 emissions (98%) due to the fossil fuel-heavy grid and the Eskom Grid Emissions Factor. In line with our transition to IFRS S2, Table 1: Historical emissions for Harmony, presents Harmony’s gross historical GHG inventory, reported in million tonnes of CO2e. It is important to note that new asset acquisitions were not under Harmony’s control for the full year in FY21.
Table 1: Historical emissions for Harmony

Scope	Emissions (mtCO2e)
	FY24	FY23	FY22	FY21
Scope 1	0.179	0.200	0.180	0.136
Scope 2 – Location based	4.09	4.25	4.57	4.25
Scope 2 – Market based	0	0	0	0
Scope 3	0.99	1.00	1.06	0.87
Location-based accounting of scope 2 emissions reflects the average emissions intensity of the electrical grids from which energy is consumed. Market-based accounting reflects the emissions from electricity that a company has chosen to purchase, considering specific energy contracts and certificates, such as renewable energy credits (RECs).
These energy-specific contracts, such as PPAs, and certificates, such as RECs, are classified as contractual instruments under the GHG Protocol. These contractual instruments substantiate claims about the use of low-carbon or renewable energy sources by providing evidence that a company has purchased energy with specific environmental characteristics. For renewable energy sources such as solar and onshore wind, the environmental characteristic or “benefit” is that they produce zero-emissions electricity.
In FY24, Harmony consumed 64.3GWh of green electricity from solar PVs located on our premises, which was accounted for in our calculation for scope 2 emissions. As part of our renewable energy programme, we have secured 137MW of renewable energy, set to be supplied to Harmony from June 2026, at which stage contractual instruments will be included. Additionally, we have increased the quantity of wind energy to be delivered through wheeling, commencing in 2028. Harmony will ensure that the PPAs align with the requirements of the GHG Protocol and its scope 2 Quality Criteria, and we will report its market-based emissions accordingly

The GHG Protocol requires dual reporting of market-based and location-based emissions to enhance transparency, providing a clear picture of a company's GHG inventory and its efforts to reduce emissions.
The target set for absolute emissions is a 21% reduction by FY26 against FY21 as the base year. The electricity intensity for FY24 was 0.08tCO2e per tonne treated.

Science-based target
Harmony submitted its Commitment Letter the SBTi in 2021. In 2023, the SBTi approved Harmony's near-term target for 2021 – 2036. This target aims to decrease Harmony's cumulative emissions from its 2021 base year by 63% by 2036, or by 206ktCO2e annually, based on an annual reduction of 4.2%. This conforms to SBTi requirements for a target aligned with Business Ambition for 1.5°C. Our commitment to achieving our FY36 target is demonstrated in Figure 1: Harmony emissions profile, showing a rapid decline in emissions starting in 2026, when phases 2A, 2B, and 3 of the renewable energy programme become operational. The projected effect of our climate and energy efficiency strategy on cumulative emissions can be seen in Figure 2: Cumulative emissions reductions from 2021 – 2050.
Figure 1: Harmony emissions profile
Emissions forecast against our target by 2050. South Africa, Papua New Guinea and Australian operations emissions are shown as stacked areas. The total emissions for all Harmony operations and our 2045 target trajectory are plotted as lines.
Figure 2: Cumulative emissions reductions from 2021 – 2050
To guide our progress toward this SBTi target, we have established interim targets, as outlined in Table 2: SBTi emission target and Harmony’s interim targets. We are on track to surpass our FY36 target, largely due to the enhancement of our South African renewable energy programme. We expect a marginal exceedance of the target level in FY26 due to delays in the commissioning of solar and wind facilities. However, we expect to overshoot our SBTi target by 15 – 20% by FY36, due to significant additional investments in renewable energy.
The acceleration of our decarbonisation is a result of regulatory changes in South Africa. Prior to 2021, the licensing threshold for embedded generation was set at 1MW. In August 2021, this limit was increased to 100MW, and in 2023, the licence requirement was removed altogether, encouraging the development of renewable energy. However, the wheeling of energy through the Eskom grid presented another challenge for implementing renewable energy projects. In 2023, the National Energy Regulator of South Africa granted a transmission licence to the National Transmission Company South Africa. This marked a significant milestone in the legal separation process of Eskom's Transmission Division and facilitated the wheeling of renewable energy, as reflected in Harmony’s increased procurement of power through wheeling.
Table 2: SBTi emission target and Harmony’s interim targets

FY	Target type	Emission target MtCO2e	Projected emissions MtCO2e
26	Interim target	3.9	4.3
31	Interim target	2.8	1.1
36	SBTi target	1.8	1.2
We will review our energy efficiency and climate change strategy periodically to assess available technologies and the economics of decarbonisation opportunities.
Energy efficiency
Harmony has been optimising energy use since 2016 to help reduce emissions. Through our renewable energy and efficiency rollout plan, Harmony effected cumulative energy savings of R2.2 billion up to the end of FY24. This equates to savings of 2.1MtCO2e.
We implemented and maintained multiple energy optimisation projects throughout our operational systems in FY24. Harmony also invested R295 million in the current year on new projects and initiatives, resulting in an estimated saving of 324GWh and a cost saving of R532 million.
Our energy efficiency initiatives focus on mine cooling, refrigeration, compressed air, water management and ventilation. To date, we have implemented over 240 energy efficiency initiatives at our operations. The energy efficiency programme approach considers the following:
»Energy management teams at South Africa operations
»Infrastructure to enable energy metering and management
»Baseline electricity consumption at all operations
»Exploration, identification, and investigation of optimisation opportunities
»Implementation of optimisation strategies and capital projects
»Maintenance of implemented initiatives
»Reporting and management controls
»Awareness programmes to encourage energy conservation.

Energy mix
Our energy mix, indicated in the pie chart below, is heavily dependent on emissions related to electricity supplied by Eskom in South Africa. The outlook is to drastically reduce reliance and even start pushing electricity into the Eskom grid from FY42 to FY50. A large concern is our current and projected use of diesel. If grid electricity becomes less reliable, we need to be wary of growing dependence on diesel generators to supplement electricity needs. The same can be considered for IFO and LNG. We should be well equipped to replace these sources with solar and hydroelectricity soon, as indicated in our updated renewable energy programme indicated overleaf in Figure 3: Our low-carbon energy distribution profile for South African operations.

Energy diversification
Since our SBTi target approval, Harmony’s energy mix has been updated to include three main changes in energy sourcing. These include:
»Additional energy requirements for the Eva Copper Project acquisition in Australia
»The delayed PPA procurement for future operations at Wafi Golpu, projecting increased IFO and LNG emissions from 2033 to 2052
»Limited hydroelectricity production, which is the major contributor to the PNG Ramu grid, resulting in significant reliance on diesel power generation to supplement HV operations.
Reliance on 30% renewable energy for the Eva Copper Project and Wafi Golpu is factored in after three years of operation.

Most of Papua New Guinea’s electricity is sourced from the Ramu grid (60% hydropower). Climate change and El Niño induced drought has put significant strain on the generation of hydroelectricity, causing the Hidden Valley operation to rely on backup diesel generators to supplement electricity requirements.
Papua New Guinea has also been influenced by the La Nina cycle which tends to move too far south resulting in Papua New Guinea not receiving sufficient rainfall. This could influence the hydropower supply, as in cases of extreme water scarcity and could lead to increased use of fossil fuels.
The Hidden Valley operation is proximal to the 9.4MW Upper Bauine hydropower station, owned by PNG Forest Products Hydro, an independent power producer that supplies the Ramu grid.
In FY22, grid-operator PNG Power, PNG Forest Products Hydro and Harmony’s Hidden Valley operation made good progress with commissioning and testing the “Bauine Switch”, which will allow the Hidden Valley operation to be isolated from the Ramu grid and receive power from the Upper Bauine hydropower station. Although limited to 9MW (similar to the percentage received from the grid), supply is expected to be more stable and reliable. Implementation of this agreement has been delayed.

In South Africa, our energy mix portfolio includes Eskom grid electricity which mainly relies on coal-fired power stations, and energy from independent power producers of solar and wind energy. These projects are either under feasibility or in the build stage.
Harmony is working toward diversifying the energy-mix portfolio through small-scale and large-scale projects. We decided to invest in small-scale solar projects to expedite our renewable energy drive. Projects include rooftop solar projects at our offices and administrative buildings across Harmony’s footprint. In July 2022 the threshold for exemption from licence requirements for self-generation projects was removed. This provides an opportunity for Harmony to reduce our GHG emissions and pursue renewable energy more aggressively in South Africa.
As indicated in our renewable energy and efficiency rollout plan, our solar PV energy initiative is planned in four phases. Phase 1 is already delivering 30MW to the operations, and 137MW in phase 2 is currently being finalised. Off the back of phase 1 of the renewable energy programme, Harmony secured a R1.5 billion green loan for phase 2 rollout. Phase 2 is planned to reach commercial operation from FY27 onwards. Phase 3 PV projects will be constructed as a 56MW project, which will deliver 130GWh of energy per annum. We’ve expanded our PV initiative to include an additional 100MW of solar PV at Mponeng as part of phase 4, that is estimated to generate 230GWh per annum. The commercial operation date for phase 4 is expected to be FY28. Lastly, we are also exploring the opportunity of bringing in 200MW of short-term PPA energy into the mix, over a five year period.

As outlined in our section on Science Based Targets, we’ve increased our procurement of wind energy delivered through wheeling from 140MW to 260MW. This is expected to come online in FY28.

Harmony’s energy diversification pipeline for South African operations looks as follows:

Parameter	Phase 1 PV	Phase 2 PV	Phase 3 PV	Phase 4 PV	Wind wheeling	Short-term PPA
Size of plant (MW)	30	137	56	100	260	200
Energy generated per year (GWh)	64	320	130	230	800	460
Commission year	FY23	FY26 – FY27	FY27	FY28	FY28	FY26
Figure 3: Our low-carbon energy distribution profile for South African operations
Water
Reliable water supply is critical for developing our assets, the mining process and realising our growth prospects. We have a thorough understanding of water management and water risks across the operational spectrum. We have integrated water security management and other water-related risks into our long-term business objectives, business strategy and financial plan. Harmony’s commitment to responsible water management is driven from an executive level and has evolved from a strategy into practical and relevant actions across the group.
Harmony’s water strategy sets out objectives related to water conservation, efficient water use and the necessities surrounding water supply in the context of its host communities, including:
»Acknowledging water-related risks regarding climate change
»Recognising water as a critical resource for local communities
»Integrating efficient water management
»Planning for water management at mine closure.
Harmony can reduce its operating costs and alleviate water shortage pressures in our host communities through recycling process water. Harmony’s water strategy supports the shift towards self-generation and zero discharge of water where practical to do so. This will encourage the group’s water conservation and demand-management objectives. Harmony prioritises the conservation of potable water, especially considering the potential worsening drought conditions in the regions in which we operate. Self-generating water will ensure consumption offsets and offer water supplements to host communities.
Harmony adopted a group-wide campaign to reuse process water and reduce our dependency on potable water from water utilities. In support of this, we set long-term targets to reduce potable water consumption by 10% and increase water recycled by 50% by FY27. To achieve these targets, Harmony implemented various water conservation initiatives.
Progress against water usage targets is reported below:

FY24 total potable water usage was 19.3Gℓ, down 3.6% from FY23, which totalled 20Gℓ. This is great progress against a reduction target of 10% by FY27.

FY24 average water usage intensity of potable water used per tonne milled was 0.376kℓ/t, down 2% from FY23, which averaged 0.384kℓ/t. This is great progress against the target to reduce this metric by 10% by FY27.

The absolute volume of water recycled in FY24 has decreased by 2% since FY23.
Harmony’s three water treatment plants in South Africa assist in securing water supply to our operations while reducing water consumption and assisting with water conservation initiatives. The water treatment plants save Harmony R5.6 million in operating costs per year.
Harmony continues to pump water out of our Margaret and Covalent shafts, some of which is used in treatment processes, with the remaining being discharged. This surplus water could provide Harmony with water resources to adapt to future water-stressed conditions. With the physical impacts of climate change posing potential threats to water security in South Africa, water from Covalent and Margaret water became strategic assets for community upliftment and operational growth and development.
In 2018, the Wafi-Golpu joint venture initiated a water, sanitation and hygiene (WaSH) programme to target 19 projects in the proposed special mining lease (SML) and Demakwa access road area, which is home to over 5 000 people. Projects aim to improve sanitation and support communities’ water security. Five projects were completed before the Covid-19 pandemic. In FY22 the WaSH programme resumed, and we completed two projects in Zimake and Levilivan (Fly Camp) village, benefiting around 350 village residents.

STRATEGIC DIRECTION AND OUTLOOK

Harmony is committed to achieving net zero by 2045. Our short-term target, which has been verified by the SBTi, commits to an absolute reduction in scope 1 and 2 GHG emissions (63%) by FY36 from an FY21 baseline. We have aligned our long-term target with a 1.5˚C trajectory in order to reach our 2045 net‑zero target.
In 2024 we started the Biodiversity Footprint Project in collaboration with the Endangered Wildlife Fund (EWT). This project will allow us to enhance our biodiversity management approach through capacity building, pilot the Biological Diversity Protocol to effectively benchmark, manage and report on biodiversity, and help us understand which biodiversity targets would be appropriate at varied scales, and opportunities to meet these targets. We aim to produce and embed Biodiversity Action Plans (BAPs) to manage biodiversity in line with the BD Protocol for positive biodiversity outcomes, across our operations in South Africa, Australia and Papua New Guinea.
This project will inform our ambition to disclose against the Taskforce for Nature‑related Disclosures (TNFD), model the net impacts of various biodiversity scenarios to deliver positive biodiversity outcomes, screen priority sites for significant biodiversity features and explore opportunities for voluntary conservation measures as well as offsets.

Harmony is working towards ensuring that future reports are aligned with the IFRS S2 disclosure requirements. We remain committed our climate and environmental targets, to enable meaningful change, and we are confident in our ability to meet our targets. Our commitment to net zero drives our ambitions and enables the transition to a low-carbon economy. In addition, we are investigating climate change adaptation through carbon sinks, agriculture, and water beneficiation, in an effort to increase not only our resilience to climate change impacts but the resilience of host communities as well. Our progress to date and commitment to strategic decision making ensure that we are well-placed to continue our journey. We will continue our strategic path, and we look forward to the challenges ahead.

SOCIAL STEWARDSHIP

We embed social stewardship in the way we do business. Our goals are to foster mutually beneficial stakeholder relationships, create and maintain shared value, and socially and economically contribute to our host communities and countries.
In this chapter, we unpack our approach to and performance against delivering on social stewardship commitments across the following material matters and our contribution to the SDGs:

	Material matters	Relevant SDG	GRI indicators guiding content
Social stewardship	»Legal and regulatory compliance*	17*	2 – General Disclosure 3-3 – Management of material topics* 408 – Child labour 409 – Forced or compulsory labour 410 – Security practices
Safety	»Employee safety	8	403 – Occupational health and safety
Health and wellness	»Employee health and mental wellbeing	3	403 – Occupational health and safety
Caring for our employees	»Sound labour relations »Attract and retain key skills and experience »Diversity, equity and inclusion	5, 8
202 – Market presence
401 – Employment
402 – Labour/management relations
404 – Training and education
405 – Diversity and equal opportunity
406 – Non-discrimination
407 – Freedom of association and collective bargaining

Empowering communities	»Sustainable community partnerships »Impact of socio-economic challenges »Cultural heritage »Supply chain transformation and preferential procurement.	3, 6, 8	203 – Indirect economic impacts 204 – Procurement practices 411 – Rights of indigenous people 413 – Local communities 414 – Supplier social assessment
The impacts of illegal mining	»Impact of socio-economic challenges »Biodiversity and post-closure sustainability »Employee safety	16	410 – Security practices
* Applicable to all sections in this chapter.

How we achieve impact
We positively impact the lives of employees, suppliers and host communities, while contributing to the broader socio-economic development goals of the regions in which we operate.
Our policies, plans, programmes and initiatives encompass the following social stewardship commitments and priorities:

Commitments	Priorities
Keep employees safe
»Foster safe working environments to prevent loss of life
»Systematically embed innovative safety risk management and promote safe behaviours across the business
»Drive safety and health as non-negotiable, and employees’ and contractors’ first priority
»Embed robust risk-based systems and processes for ongoing safety and health improvements
»Institute exemplary workplace practices and critical controls to prevent fatalities, minimise injuries and eliminate occupational diseases.

Protect employee health and mental wellbeing	»Promote employee wellness and facilitate proactive healthcare with suitable facilities near the workplace.
Support our employees
»Return benefits through impactful programmes such as employee development, employee shareholder or bonus schemes and job retention programmes
»Ensure freedom of association while recognising the value that organised labour creates
»Articulate respect for human rights in our engagement contracts and human resources policies.

Drive diversity, equity and inclusion	»Maintain fairness and employment equity »Embrace our rich diversity with respect for local communities and promote inclusivity.
Partner for thriving, sustainable communities and our social licence to operate
»Deliver on our regulatory and agreement-based commitments in South Africa, Papua New Guinea and Australia
»Contribute to resilient communities through meaningful and sustainable socio-economic initiatives and development
»Foster respect for cultures, customs and practices through workforce training that respects local communities’ values and needs
»Contribute to education, skills and entrepreneurial development as well as job creation
»Build trust with our host communities through transparent dialogue and delivering on the commitments we make
»Work with communities and government to deliver or contribute to valued social investment projects.

Support supply chain transformation and preferential procurement
»Enhance broad-based local economic empowerment and enterprise development
»Identify opportunities for SMMEs to achieve sustainable socio-economic development
»Conduct human rights due diligence as part of our procurement processes.

Implementation of our social stewardship is supported by good governance and transparent reporting, risk management, measuring our performance, legal and regulatory compliance, ethical considerations, and a respect for human rights.
Good governance and transparent reporting
Our social and ethics committee oversees social aspects of our sustainability criteria, including safety, health, socio-economic development, corporate social responsibility, and public safety policy and strategies. Our management and executive teams implement sustainable development policies. The board's technical committee approves and monitors compliance with our safety and health policy and legislation.
Safety and occupational health champions attend industry meetings and disseminate information to operations and business divisions. Safety and health committees oversee employee participation in safety management.
The CEO reports safety incidents and achievements to the technical committees and board on a regular basis. Executive operating officers for South Africa and Australasia report on safety to the group executive committee weekly and quarterly, and quarterly to the technical committees.
We regularly review related procedures and policies, including remuneration and incentive schemes.
Legal and regulatory compliance

	South Africa	Papua New Guinea	Australia
Regulations we comply with	Mine Health and Safety Act, Mining Charter III, Basic Conditions of Employment Act, Mineral and Petroleum, Resources Development Act	Mining (Safety) Act	Mining and Quarrying Safety and Health Act (Queensland), Native Title Act (Commonwealth), Australian Jobs Act (Commonwealth)

Respecting and upholding human rights
Harmony’s code of conduct, outlining our core values and our human rights policy, guide employees and suppliers to act in line with the highest standards of integrity and ethics, supporting our social stewardship approach. As outlined in our human rights policy, we respect the fundamental and universal human rights and freedoms of every person.
To maintain the highest standards, we subscribe to the Minerals Council South Africa membership compact (a mandatory code of ethical business conduct with guiding principles). We also uphold International Labour Organization principles with a highly unionised workforce participating in collective bargaining and an employment policy and established practices prohibiting indirect or direct compulsory, forced or child labour. In addition, we have policies to prevent sexual harassment and workplace bullying.
Our annual training also reinforces the Voluntary Principles on Security and Human Rights as well as prevailing legislation. We regularly engage with peers, government and civil society about our policies on ethical conduct and human rights.

SAFETY

We are transforming the way we address and manage safety. Having transitioned from a reactive to a proactive approach, we continue to embed safe practices in everything we do. Through culture transformation and effective risk management, we remain dedicated to achieving zero harm and fostering a proactive safety culture.
Our performance

Our performance was driven by our proactive safety culture of knowing the risks associated with our work environment and actively managing and mitigating these through our critical control management and risk-adapted business processes. We have a dynamic verification environment which provides assurance to management about the adequacy and effectiveness of our golden controls in South Africa and critical controls in Australasia.

South Africa 23 million rail-bound equipment loss-of-life free shifts (LLFS)	PNG 8th consecutive year without a loss of life	Australia Establishment of fit-for-purpose site safety management plan
Material matters snapshot

Material matter	Highlights	Challenges
Employee safety
South Africa
»Completed several Thibakotsi project initiatives with a notable, positive impact on employee behaviour
»Increased our white flag (accident-free) days, and surface operations celebrated 3.6 million LLFS
»Engineering discipline 365 days without a loss of life.
Papua New Guinea
»Maintained our exemplary safety record at Hidden Valley.
Australia
»Successful mobilisation of personnel to Eva Copper site for our extensive drilling programme and site access improvement works.
»Regrettably, we lost seven lives »Loss of life and injuries among illegal miners or intruders »Reduce fall-of-ground and vehicle accident risk, including fatigue management.
Contribution to the SDGs

UN SDG	UN Target	UN Indicator	How we contribute directly
[SDG 8]	Target 8.8: Protect labour rights and promote safe and secure working environments for all workers, including migrant workers, in particular women migrants, and those in precarious employment	Indicator 8.8.1: Loss of life and occupational injuries per 100 000 workers, by sex and migrant status
Our goal is to achieve zero harm, which we strongly believe is attainable. The health and safety of our employees is our business imperative, and we have made significant strides to address and move toward this goal.

How we achieve impact
Our integrated safety strategy was established to improve our safety performance and rests firmly on our strategic pillars of responsible stewardship and operational excellence. The strategy outlines the actions we take to achieve our goal of zero harm and prevent significant unwanted events at our operations. These include:

Empowering our people through nurturing a culture of proactive safety and continuous improvement	⇾
»Executing culture transformation programmes, which aim to transform and embed a proactive safety culture driven by leadership maturity, leaders developing others and high levels of employee engagement. Culture transformation is a multifaceted approach that includes systems, people, wellness and asset integrity
»Communicating transparently about culture transformation through safety days, communication platforms and surveys
»Leveraging the skills and knowledge of full-time, well-trained safety and health stewards
»Implementing continuous improvement through various initiatives, including learning from incidents
»Conducting training to foster a self-disciplined and enabled workforce with a learning mindset.
Our proactive safety culture is further enabled by an organisational effectiveness improvement discipline, which provides thought leadership on culture transformation from a humanistic perspective through:
»Organisational culture improvement
»Establish an employee value proposition
»Operational improvement and effectiveness tactics.

Adopting industry leading practices and innovating through modernisation	⇾
»Complying with the Mine Health and Safety Act in South Africa, the Mining (Safety) Act in Papua New Guinea and the Mining and Quarrying Safety and Health Act in Australia
»Upholding MineSafe conference outcomes in our visible felt safety leadership approach and behavioural interventions
»Implementing critical control management consistent with the ICMM guidelines and principles
»Collaborating in leading practice development and implementation through the Mining Industry Occupational Safety and Health (MOSH) community-of-practice adoption process
»Digital critical control management and identification, action allocation and data capturing, and distribution of critical information
»Monitoring and managing mining-related seismicity through short-term hazard assessments and long-term plans.

Embedded risk management and accountability	⇾
»Conducting proactive risk assessments
»Emphasizing the importance of employee engagement driving the value of safety and accountability to sustain a safe work environment through quarterly executive visible felt leadership days and safety days
»Setting and measuring performance against strategic priorities and safety-related KPIs at an executive level.

The implementation of our strategy is underpinned by three critical themes that support Harmony’s zero harm objective:

Theme 1: Humanistic	Theme 2: Systemic	Theme 3: Health and wellness
Critical success factor
Employee engagement is critical to executing on our strategy: creating awareness and instilling personal ownership to question processes and protocols empower our workforce to embed safety practices in work routines.

An integrated approach to mature leadership, living the Harmony values and high levels of employee engagement	Supporting strategies, policies and procedures, risk management methodology and processes, human resources, group technology and procurement	Interventions that support employee and contractor physical and mental wellness

Performance against our group KPIs was as follows:

	Threshold	FY24 performance	On track
Loss of life	0	We tragically lost 7 colleagues (FY23: 6)	✗	We continuously strive towards zero harm. All Harmony initiatives are guided by this principle and all learnings are applied to eliminate loss of life.
				Challenges faced in FY24 include senior management retention, availability and cost of new technology, and amended legislation in South Africa governing vehicle intervention controls (level 9) for diesel-powered trackless mobile machinery.
LTIFR	5.13	5.53 per million hours worked (FY23: 5.49)	✗

Embedded risk management
Our integrated risk management approach, adhered to by everyone across our host regions, solidifies our strategy to identify risks and opportunities to achieve safe and sustainable outcomes. We apply several risk assessment methodologies to business processes and potential new operations and projects.
Critical controls
Our critical control management process aligns with the ICMM Critical Control Management guideline. This process includes nine steps for the effective identification and implementation of risk-based controls to prevent, minimise, mitigate or remedy a significant unwanted event. We refer to these as golden controls (and critical controls in Australasia), categorised based on where they lie in the hierarchy of controls and the survivability, availability and reliability rating of the control.
The nine steps are as follows (the first six are planning related while the last three are implementation related):
1 Planning through stakeholder engagement and defined change management
2 Baseline risk assessment to identify significant unwanted events
3 Identify mitigation controls
4 Identify golden controls
5 Golden control monitoring
6 Assign responsibility for verification of golden controls
7 Implement site-specific golden controls
8 Implement digital, transparent and systemic verification, and report on our process and the status of each golden control
9 Analyse the effectiveness of golden controls to identify areas of improvement.

Risk-adapted processes
Risk management is embedded in our operations through our risk-adapted business process model.

Risk-adapted business process model
Risk management process
»Risk assessment (four layers) to identify our risks and controls
»Training and development to ensure that employees are capable and competent
»Developing control performance monitoring tools

Planning
»Plan the work to be conducted and the outcome to be achieved
»The method of conducting work and assign skilled resources to conduct the work
»Multi-disciplinary review of planned work to ensure the adequacy of the plan
»Ensure controls are adequate for the planned work to be performed safely

Practical application
»All employees are informed of the plan and understand the method of work
»Continuous risk assessment during the practical application
»Visible felt leadership and continuous coaching

Outcome assessment
»Assess work conducted to determine whether we achieved our plan safely
»Assess control performance and implement improvements where needed
»Identify improvement opportunities to apply to our process

These processes are supported by:

Leading indicators	The leading indicators for FY24 included:
We identify leading indicators through risk-based assessments to determine which risks we may be exposed to and actions we can implement to mitigate these risks. Leading indicators inform potential future events as opposed to lagging indicators, which monitor past events.
These indicators enable frontline employees to proactively address risks, implement mitigating controls and decrease the probability of an incident, accident or injury.
Leading indicators are informed by golden controls, and are monitored and owned by management.
	Golden controls monitored cumulatively 16 million times across our operations, an average of controls monitored 44 000 times a day across Harmony	2.3 million line inspections conducted and digitally captured – CAT 4-8, all supervisory levels and middle to senior management	110 000 specialist inspections conducted and digitally captured – safety, occupational hygiene and strata control

	38 group verification audits on group and industry learnings – gauging our control performance to prevent a similar event from occurring	762 000 planned maintenance tasks performed	889 high-risk engineering tasks verified prior to conducting work

	Engineering discipline 365 days without a loss of life in FY24	34 000 employees and contractors completed refresher training on safety 2 000 employees and contractors were trained on hazard identification

Technology and digitisation	Transparency and communication
Harmony recognises the value of digitising processes and data collection.
We have several digitisation initiatives that enable data collection and analysis to provide leading indicators that inform decision making (both lagging and leading).

We share risk-related information through various communication channels to enable structured decision making from board and management level through to operator level.
Daily reports on leading indicators provide information about safety, occupational health and production-related workplace risks.

⇾	⇾
Digitising our golden control monitoring enables us to proactively respond to inadequate control performance.	We promote transparency by providing information at all organisational levels.
We have digitised multidisciplinary start-up risk assessments and pre-planning of workplaces, planned maintenance and high-risk work verification, and deficiency response.
We work continuously to identify new technology and processes that will enhance the way we monitor, measure and report on safety while enabling us to continuously learn and share these learnings across our organisation.

»Risks and opportunities to board and senior management monthly/quarterly/annually
»Middle management and supervisors meet daily/weekly/monthly to discuss and report on production-related risks
»Teams and operators meet daily/weekly/monthly to report on progress against recommendations made to perform work safely.

South Africa
Culture transformation
Thibakotsi (meaning “to prevent harm” in Sesotho) is a culture transformation journey we embarked on in 2016 to change and influence employee behaviour in effectively responding to and preventing safety and related risks. Key to Thibakotsi’s success is ensuring it is accessible, understandable and actionable by all employees. Effective collaboration and personal ownership are core to this, embedding in our workforce the understanding that achieving zero harm, zero accidents and zero loss of lives requires everyone to prioritise safety by behaving in line with safety standards and being alert to their colleagues’ safety.
Thibakotsi demonstrates our ongoing commitment to care for our people by putting a proactive safety culture in place to get them home safely every day.

The Thibakotsi journey unpacked
Proactive culture/Live longer
Leader	Initiative	Business improvement	Optimisation
Develop myself	Visible felt leadership: approach, training, coaching and feedback	Visible felt leadership established at all operations	Embed new way of work – linked to our values
	Leadership assessments and leadership development programmes	Effective, efficient and mature leadership
Develop others	Engagement and tactics for middle management and supervisors	Engaged and empowered middle management and supervisors
	Risk propensity assessments and training	Improved employee and team risk profiles
	Learning from incidents: closing the loop and organisational learning	Learning from incidents processes established
Take people along	Bottom-up interventions: safety transformation with training and impact measurement	Improved operational safety and production indicators
	Employee engagement tactics	Engaged employees at all operations
Change management, including stakeholder engagement, communication, evaluation and audit of key action items
We recognise that any culture change journey takes years to be fully embedded. For the past three years, we have monitored the success of Thibakotsi through various diagnostics (ie surveys) and have seen a steady improvement in safety incidents. Our focus has been on humanistic transformation and we have made significant progress on our culture transformation journey, with implementation at 78%. This indicates a significant, positive shift towards our intended safety culture objectives and sustainable business practices.
For the next phase of this journey, we are shifting our focus to organisational sustainability, accountability and integration to ensure risk management is embedded as part of our company culture. We continue to reinforce culture transformation by:
»Embedding our safety culture in operational work routines and multi-function integration
»Focusing on governance and quality of the culture transformation programme tactics
»Maintaining the required behavioural change of all employees and contractors.

Future progress will be mapped by operational feedback to our executive committee. Employee engagements will include robust discussions about personal ownership of the programme to enable the development of a Thibakotsi sustainability framework for the next three years.
Industry leading practice

Safety incidents are a risk that not only affects Harmony, but also the broader mining industry. As such, to help facilitate the adoption of leading practices across the industry, we participate in the MOSH leading practice adoption system and community-of-practice process.
We identify and document leading practices, including the technical expertise and behavioural actions that support safe operations.
⇾
The change management blueprint for new technology adoption at Harmony’s Central Plant was developed after the successful digitisation of metallurgic operations that led to improved reporting speed and action triggering for timely decision making by management on safety and production risks.
The blueprint provides guidance for the mining industry in implementing appropriate technology; successful change and risk management models; prevailing legislation; and practical application throughout the life-of-mine.

We also contribute to industry forums by sharing our innovations.	⇾
This includes a fall-of-ground action plan forum with our peers and advancing our proactive safety culture goal through a tripartite steering committee. Installation of permanent steel netting in stopes and development areas emanated from one of these industry forums last year.

Harmony also remains committed to implementing the eight fatality-eliminating interventions emanating from a special Minerals Council meeting of mining CEOs in 2021:

South Africa Minerals Council members’ commitments	Harmony’s interventions
1. Increase visible felt safety leadership at operations.	»Provide visible felt leadership training for senior and middle management.
2. Stop unauthorised and uncontrolled access to old mining areas (including risk assessments and controls where work continues in previously mined areas).	»Monitor mined not planned workplaces (mining without planning) »Monitor and measure multidisciplinary start-up risk assessments and the pre-planning process.
3. Implement proactive maintenance programmes.	»Monitor engineering work planning compliance.
4. Deploy competent employees in high-risk areas for adequate supervision, oversight and risk assessment.	»Monitor critical skills absenteeism.
5. Undertake scheduled critical control monitoring and assurance to prevent falls of ground, transport-related accidents and working area inundation.	»Monitor critical control reporting.
6. Ensure employee incentives and bonuses do not compromise the right to stop or refuse unsafe work.	»Recognise positive behaviour »Monitor crew withdrawals from dangerous workplaces.
7. Enable and monitor fatigue breaks.	»Monitor overtime.
8. Conduct phased onboarding after employee holidays to assess physical and mental health.	»Monitor the health aspects of our return-to-work process.

Our performance this year was as follows:

Threshold	FY24 performance	On track
Zero loss of life	7 lives lost (FY23: 6)	✗
We investigate every incident and loss of life in terms of section 11(5) of the Mine Health and Safety Act to determine the causes and contributing factors. Lessons learnt are integrated into our learning from incidents (LFI) process and communicated to prevent future incidents. In addition, we ramped up our business improvement initiatives to identify feasible best practice mitigation measures.
We will continue to sustain the Thibakotsi programme as part of our DNA. Surveys will rank leadership maturity, living our values and employee engagement in terms of lessons learnt and support as we strive to become mine safety leaders.

LTIFR of 5.37	5.79 (FY23: 5.74) per million hours worked	✗
The slight increase in the LTIFR is due to an increased number of slip-and-fall incidents. We remain committed to enforcing and improving our critical controls needed to mitigate and address these injuries. The top 10 contributors to reportable injuries were:
1.Slip-and-fall incidents
2.Gravity-induced falls of ground
3.Material handling
4.Trucks/tramming/transport
5.Tools/machinery/equipment
6.Seismic-induced falls of ground
7.Rolling rocks
8.Struck by
9.Scraper winches
10.Falling material

Contributors to the improvement in fall-of-ground LTIFR:
»Robust critical control management plan on ground control
»Proactively addressing inadequate control performance
»Best practice adoption through the MOSH process at Harmony operations
»Apply learnings from the analysis of our leading and lagging indicators
»Safety culture transformation
»Dedicated focus on seismic early warning system
»Focused campaigns, communication and engagements on fall-of-ground golden controls
»Support technical specification review and optimisation process through procurement.

Critical control management
Since the inception of our digitisation and critical control monitoring, we have gathered 181 million data points (FY19 to FY24).
Based on the outcome of our digital monitoring, we analyse control effectiveness to identify improvement opportunities on control performance. Every effort is made to improve our response to control performance to ensure a safe and profitable mine. As we steer Harmony towards our S300 (safe production of 300m2 of ore per production crew per month) objectives, set for our underground operations, we will continue to learn and improve.

Loss of life and serious injury compensation
Acknowledging the devastating impact of every loss of life and serious injury, our compensation seeks to support employees and their families.

Bereaved families receive compensation as soon as possible after the loss of an employee’s life at our operations. Compensation includes:
»Condolence letters
»Coffins, funeral services and mourner transportation
»An on-mine memorial service with accommodation while attending to the deceased person’s affairs
»R30 000 Mineworkers Provident Fund advance
»R30 000 Rand Mutual Assurance funeral policy payout
»R50 000 Harmony donation
»Unlimited enrolment of children in the Harmony Education Fund
»Offer of employment at underground entry level to a family member.
We also write letters of condolence and ensure that senior management, union and other fellow employees are represented at the funeral.

Compensation for serious injury on duty includes:
»Lump sum or monthly payments (based on the Compensation for Occupational Injuries and Diseases Act disability rating)
»Alternative employment (if available)
»Two weeks’ termination payment of R75 000 from 1 July 2023, per completed consecutive year of service (if alternative work is not available)
»Employment offer, based on available underground vacancies at entry level, to an immediate family member
»TEBA home-based care for medically incapacitated employees
»An additional termination package for paraplegic injury (including home renovation for wheelchair accessibility).

In memoriam			Cause
5 September 2023	Amahle Nodangala	Kusasalethu Mine – contractor	Seismic-induced fall of ground
5 September 2023	Luvuyo Sangeni	Kusasalethu Mine – contractor	Seismic-induced fall of ground
6 October 2023	Mlandelwa Zide	Tshepong Mine – scraper winch operator	Gravity-induced fall of ground
4 January 2024	Santos Ernesto Uenzane	Mponeng Mine – mine overseer	Heat
1 May 2024	Thabiso Gladwin Makunye	Mponeng Mine – development team member	Tools/machinery/equipment
2 May 2024	Sekono Jonase Moeketsi	Doornkop Mine – rock drill operator	Gravity-induced fall of ground
21 May 2024	Kaya Ernest Nkala	Phakisa Mine – miners’ assistant	Explosives/explosion/ignition

LLFS and injury-free days per operation and plant
	LLFS	Production LLFS	Fall-of-ground LLFS	Rail-bound Equipment LLFS	Number of White Flag Days
Operations total	3,500,000		5,000,000	23,000,000	90
Underground operations	3,000,000
Masimong Mine	3,500,000				345
Joel Mine	3,000,000		3,000,000		337
Moab Khotsong Mine	3,000,000		3,000,000	8,000,000	289
Phakisa Mine	2,500,000		4,000,000	7,000,000	316
Mponeng Mine	2,500,000		3,000,000	5,000,000	272
Doornkop Mine	2,000,000		5,000,000	2,000,000	294
Target Mine	1,000,000				324
Tshepong Mine	500,000			11,000,000	325
Kusasalethu Mine	500,000			4,000,000	287
Asset Management Forum					360
Surface operations	5,000,000
Randfontein Surface Operations	5,500,000				361
South Uranium Plant	5,500,000	35,000			361
Noligwa Gold Plant	5,000,000	35,000			361
Savuka Gold Plant	4,000,000	69,000			361
Moab Khotsong Central Services	2,500,000				357
Harmony One Plant	2,000,000	35,000			359
Kalgold Pit	2,000,000	23,000			361
Mponeng Gold Plant	1,500,000	42,000			356
Saaiplaas Plant	1,500,000	25,000			360
Free State Commercial Services and Transport	1,500,000				360
Randfontein Commercial Services and Transport	1,500,000				361
Kalgold Plant	1,500,000	23,000			358
Kusasalethu Plant	500,000	35,000			361
Target Plant	500,000	35,000			360
Free State Laboratory and Prep Plant	500,000	35,000			357
Free State Surface Operations	500,000				357
Vaal River Surface Sources	500,000				361
West Wits Surface Operations	500,000				359
Mine Waste Solutions Remining and Deposition	500,000	19,000			344
Nufcor Plant	500,000	35,000			361
Doornkop Plant		5,000			360
Central Plant		8,000			359
Vaal River Commercial Services and Transport					361
Mine Waste Solutions Gold Plant		19,000			351

Radiation protection

»12 occupational exposed persons (OEPs) exceeded 50 millisievert (mSv) and were placed on surface
»One directive issued at Moab Khotsong with resultant stoppage in one working place (the work area was not closed by the National Nuclear Regulator (NNR) and remains open)
»17 certificates of registration (CoRs) from the NNR
»Average quarterly self-inspection compliance: 99%
»Average internal audit compliance: 99% (internal audits are conducted annually)
»NNR compliance: 21 inspections and audits, with 21 non-conformances raised. They were closed out timeously with no material risk to our operations’ CoRs (timing and the number of inspections are conducted at the NNR’s discretion).

CoRs are managed by eight legally appointed radiation protection officers (RPOs) assisted by three permanently employed radiation protection monitors (RPMs).
We have seen an increase in employee doses at Moab Khotsong over the past five years. We monitor current and projected doses monthly for early intervention, which includes moving high-risk employees to low-risk areas and surface operations.

Collaboration and partnerships
Collaborating and partnering with key stakeholders is paramount in strengthening the implementation of our safety strategy. Our collaboration includes monthly alignment meetings with key stakeholders, leading the culture transformation workstream for the tripartite, benchmarking with external stakeholders and subject matter experts to continuously improve and implement best practices, eg risk propensity work.
The Harmony Gold tripartite is a multi-stakeholder task team supported by the Minerals Council South Africa and established to achieve zero harm by co-creating a proactive caring culture that will safeguard employees’ safety, health and wellbeing at work and home.
Additionally, employee feedback is incorporated into actions taken by management to support our teams in achieving safe production. We also enable contractor alignment with and understanding of our safety requirements and expectations, while building related capacity.
Papua New Guinea
Hidden Valley is an open cut operation, while Wafi-Golpu is an advanced exploration site awaiting project permitting. For both sites, vehicle accidents are the most significant safety risk, followed by fatigue. The frequency of vehicle operation makes exposure to this high-risk task significantly higher than other tasks on site. Uncontrolled energy release (hydraulic and compressed air) in workshops is also a significant risk at Hidden Valley.
Aligned with the group’s approach to risk management, we focus on evaluating and implementing consistent safety systems through critical controls monitoring and integrating effective risk management. We use the incident cause and analysis method to investigate every safety incident or high potential incident to determine root causes and other contributing factors and the success or failure of control measures. This method also informs future risk mitigation measures. Training on the incident cause and analysis method for our site leadership and safety teams is also key. To improve and sustain safety outcomes, our focus has been to improve the strength of remedial actions to at least an engineering level within the control hierarchy.
During FY24, vehicle operation was the leading cause of high potential incidents, which led to our 20 vehicle-related critical controls being tested. We recorded incidents with the potential for serious injury (the tipping over of light vehicles) but sufficient controls were present (e.g., vehicles travelling at low speed) to prevent injuries.
We continue to conduct visible felt safety leadership and field critical control check trainings to increase leadership team visibility and engagements with workforce in the field and improve quality of interactions. Our employees are continuously encouraged to take responsibility for their own safety, as well as the safety and well-being of their colleagues. They are empowered to call a halt to work to “check and challenge” work processes and situations for safety risks, and/or to propose better or smarter ways of performing tasks. By focusing on behaviour, controls and psychological factors, we seek to reduce the potential for injuries and high potential incidents.

To continuously improve safety awareness and outcomes, we implement the following interventions overseen by site management:

Fly-in, fly-out workforce safety emphasis	⇾
Like many fly-in and fly-out operations where employees are off-site for seven to 12 days for rest and relaxation, conducting alcohol testing and reminding personnel of safety protocols is paramount on their return. Given that safety may not always be a top priority during time off, employees are reminded of their duty to ”check and challenge” and also monitor and manage fatigue. Interventions include noise curfews in accommodation blocks. Coaching from line supervisors and dedicated safety department coaching teams is essential in reinforcing the importance of personal and team safety.

Supporting health and wellness	⇾
Employee health correlates with safety risk as some lifestyle diseases lead to statistically higher rates of workplace injuries and accidents. In addition to the initial entry and exit medical examinations for employees or contractors, we also conduct periodical medical examinations. The frequency of these examinations increases if a person has a high-risk condition. The Hidden Valley lifestyle diseases programme (detailed in the Health and wellness section) supports our employees to better manage their health.

Technology focus	⇾
To address vehicle safety and fatigue risk, we have invested significantly in systems fitted to our vehicles, including updating our collision avoidance system to the latest version, requiring new software and hardware. Read our technology case study in this section, for more information.

Capital project opportunities	⇾
In undertaking capital projects, we look for opportunities to eliminate or engineer out safety risk associated with our operational activities. Capital projects implemented in FY24 at Hidden Valley with safety benefits include:
»Structural remediation of the reclaim tunnel at the crusher to eliminate the risk of failure
»Replacing the inline leach reactor to improve cyanide solution management and reduce the risk of uncontrolled release
»Replacing the primary crusher which includes a remote hydraulic closed size setting adjustment mechanism that reduces exposure to stored energy
»Refurbishing tanks across the site, based on a condition assessment and 10-yearly recertification, to improve structural integrity and reduce the risk of uncontrolled process slurry release
»Upgrading the on-site laboratory sample preparation ventilation and dust extraction system
»Realigning the process plant water discharge to TSF to eliminate TSF wall and plant foundation erosion
»Upgrading mill liners to dual span megaliners to reduce the exposure of relining time by reducing liner components by 40%
»Correcting the saddle dam long-term factor of safety to achieve full Australian National Committee on Large Dams (ANCOLD) compliance
»Upgrading the liner handler/manipulator used in the mill, which will be commissioned in FY25.

Our performance for Papua New Guinea this year was as follows:

FY24 performance
Loss of life	Eight years without loss of life	Eight years without loss of life (FY23: zero)	Zero loss of life (zero since 2015), equating to 4.1 million loss of life free shifts at Hidden Valley.
LTIFR	0.46 per million hours worked[1]
We recorded three LTIs during FY24, including two at Hidden Valley and one at Wafi-Golpu. Our exploration team did not record any LTIs.
At Hidden Valley, we reduced our LTIFR due to a great deal of effort by personnel in all departments. The Hidden Valley workforce has also stabilised after coming out of a turbulent Covid-19 period, during which we experienced a high turnover of employees. Wafi-Golpu experienced its first LTI in five years. Corrective actions included eliminating the risk and leadership development training for the site team to strengthen safety leadership.

All injury	5.26 per million hours worked[1]
At Hidden Valley, our all-injury frequency increased due to an increase in hand and finger injuries. We are addressing this through our risk management processes, conducting thorough investigations, creating awareness and removing hazards that lead to these injuries. Wafi-Golpu experienced two minor first aid injuries associated with roadside vegetation maintenance, which is being addressed through improved hazard awareness and training in the proper use of equipment for local casual employees.

1 FY24 Papua New Guinea frequency rate is inclusive of Hidden Valley, Wafi-Golpu and Harmony Gold Exploration Limited. FY23 and prior years are representative of Hidden Valley.

Safety standards we apply

Harmony adopts Papua New Guinea standards, noting that where standards do not exist, or we feel that these standards or regulations are less comprehensive than other international jurisdictions, we adopt Australian or international standards.
Hidden Valley’s TSF 1 complies with the Australian National Committee on Large Dams (ANCOLD) Guidelines. TSF 2, which commenced construction in FY24, was designed and will be operated to the same standards.
⇾
There are a range of areas (electrical, mechanical, process automation, instrumentation, firefighting, etc) for which Papua New Guinea does not have specific regulations and standards. In these cases, Hidden Valley applies Australian standards and regulations. These contribute to the safety of personnel working on or in the proximity of the relevant installations.
Insurers provide further guidance regarding requirements for fire and related risks in addition to industry or mandatory standards.

Collaboration and partnerships
We collaborate with the Mineral Resources Authority to address safety risks and solve various operational issues.
Australia
During FY24, our efforts focused on the safe execution of our extensive resource drilling campaign and site access improvement works at Eva Copper, while also preparing for the future needs of the project through our feasibility study. This has involved establishing fit-for-purpose safety management plans for the current works, and online safety platform implementation. This has formed the first phase of a staged approach to the development of our health and safety management system.
To inform our feasibility studies and initial site management plans, we conducted workshops to identify health and safety risks to employees and contractors, and our critical risks and controls. With limited accommodation facilities on site, the remote location of the project is presently a critical risk factor that increases vehicle accident risk as employees and contractors travel to and from the project area. To address this, our light vehicles are fitted with fatigue management and monitoring technology, including GPS tracking for speed alerts, to effectively manage safe driving behaviours. Fatigue in drivers is monitored in real time, alerting the driver and supervisors. Construction accommodation facilities are being progressed as part of our site access improvement works, which will assist to reduce vehicle trips. A fit-for-purpose patient transport vehicle was procured to enable effective management of patient care if required.
During FY24, five injuries were recorded, including one minor injury, three medical treatment injuries, and one lost time injury (LTIFR 2.75 per million hours worked). The factors leading to each recorded injury have been reviewed and recommendations put in place to address. The importance of safety will continue to be emphasised and embedded as our Australian workforce grows and our on-site activities increase.
Collaboration and partnerships
As a new entrant to Queensland, we are building a strong working relationship with Queensland’s regulator based on honest and open communication and reporting. Similarly, we are establishing a strong working relationship with a neighbouring mine, including emergency response capability support.

HEALTH AND WELLNESS
Caring for and protecting our employees’ physical and mental health is critical to the sustainability and success of our business. We provide access to healthcare services and support our employees to proactively manage their health and wellbeing.
Our performance

Group Medical examinations conducted: 89 988 (FY23: 88 369) Investment in healthcare: R1.0 billion (US$54.8 million) (FY23: R1.0 billion/US$57.6 million)
The FY24 South African performance was driven by our concerted effort to execute a health strategy that caters to an employee’s holistic wellbeing (mental and physical health orientated). We continued to provide quality and easily accessible healthcare services that aimed at ensuring employees are fit beyond their occupational duties. Through our continuous health risk profiling, clinical interventions and dedicated awareness programmes, we were able to make strides on our HIV and mental health outcomes. We also gained traction on our lifestyle disease management programme - equipping our employees with the ability to proactively adopt healthy lifestyles.
In Papua New Guinea, our focus was on reviewing our Hidden Valley health management plan to remain compliant with, and reflect industry best practice. In Australia, we deepened our commitment to providing physical, mental, and financial health resources for our Australian workforce while planning future requirements for Eva Copper.

South Africa Medical examinations conducted: 70 529 (FY23: 68 400) Investment in healthcare: RR983 million (US$52.6 million) (FY23: R989 million/US$55.7 million) on health initiatives	Papua New Guinea Medical examinations conducted: 19,459 (FY23: 19,969) Investment in healthcare: R41 million (PGK8.2 million) (FY23: R34 million/PGK6.7 million) on medical and healthcare expenses
Material matters snapshot

Material matter	Highlights	Challenges
Employee health and mental wellbeing
Group
»Continued development of our leadership and health teams through training
»Reviewed health programmes and processes considering best practice and for further integration across the business.
South Africa
»Relaunched the Khethimpilo mental wellbeing programme
»Improved HIV programme milestones, especially for our virally suppressed population
»Increased labour availability through the reduction of health-related absenteeism and improved return-to-work efficiency
»Obtained government buy-in for our men’s forum initiative
»Care-for-carers healthcare initiative was successfully launched.
Papua New Guinea
»Received an industry award for positive outcomes delivered through the Hidden Valley reduction of lifestyle diseases programme.

South Africa
»Increasing healthcare costs
»The HIV status of a significant number of employees remains unknown.

Papua New Guinea
»High burden of communicable and non-communicable (lifestyle) diseases at country level, coupled with difficulty accessing adequate healthcare services and low awareness of improved health and hygiene practices.

Contribution to the SDGs

UN SDG	UN Target	UN Indicator	How we contribute directly
SDG 3: Good health and wellbeing	Target 3.3: By 2030, end the epidemics of AIDS, tuberculosis, malaria and neglected tropical diseases and combat hepatitis, water-borne diseases and other communicable diseases
»Indicator 3.3.1: Number of new HIV infections per 1 000 uninfected population, by sex, age and key populations
»Indicator 3.3.2: Tuberculosis incidence per 100 000 population
»Indicator 3.3.3: Malaria incidence per 1 000 population.

We contribute to good health and wellbeing through monetary investments in accessible, proactive healthcare services; conducting training and creating awareness; managing and mitigating risks; providing treatment programmes; and conducting medical surveillance as a preventive measure of chronic diseases.

UN SDG	UN Target	UN Indicator	How we contribute indirectly
SDG 9: Industry, innovation and infrastructure
Target 9.b: Support domestic technology development, research and innovation in developing countries, including by ensuring a conducive policy environment for, inter alia, industrial diversification and value addition to commodities
		»Indicator 9.b.1: Proportion of medium and high-tech industry value added in total value added.	We conduct research work with universities and share our findings with industry.
How we achieve impact
We are guided by our healthcare strategy – a proactive risk-based approach – that outlines the preventive actions we take to:

Support employees in being fit for work and fit for life: leading healthy lifestyles and retiring at a physiologically appropriate age
We aim to empower employees to proactively manage their health and wellbeing, and provide safe and healthy workplaces with accessible healthcare services. We prioritise not only our employees’ occupational health, but their holistic mental and physical wellbeing, as seen in our human immunodeficiency virus (HIV), tuberculosis (TB), mental health and nutrition programmes.
We implement country-specific healthcare programmes to address occupational and non-occupational health. Occupational health stressors include silica dust, noise, radon gas, heat, diesel particulate matter, welding fumes and vibrations. Harmony’s integrated lifestyle management programmes across our operations aim to equip employees with the knowledge and resources to manage non-occupational health, including diabetes, weight management (obesity) and hypertension.

Create a value-added, integrated healthcare service that is collaborative across multiple internal and external stakeholder groups, and promote education, awareness and healthy living
Our electronic health management system enables early detection and intervention, follow-up consultations and health profile monitoring. Continuous profiling of employee health risks through medical surveillance is a preventive measure that enables active case finding, early disease detection, treatment and continuous management.
We host regular awareness campaigns and encourage good hygiene practices to prevent contagion, and conduct targeted health promotion and prevention activities alongside government and NGO partners in the countries in which we operate.

We deliver on our strategy through the following strategic focus areas (2023 to 2026):

Valued leaders enabled to deliver value	Digitised and data-driven healthcare	High quality and standards	Resilient, fit-for-work and fit-for-life employees	Leaders in healthcare and wellness	Collaborative ways of work
Develop a health team with the right people, in the right places, who create and deliver value, and are valued in the process.	Enable transformation of healthcare systems, services and practices within Harmony through investment in fourth industrial revolution (4IR) technology and data-driven business intelligence.	Deliver high-quality healthcare services within Harmony.	Promote a holistic and proactive approach to wellbeing that supports employees to proactively drive their own health and wellbeing.	Adopt and advance best practice while maintaining cost effectiveness.	Collaborate to achieve common goals through strategic and aligned internal and sustainable external partnerships.
These strategic focus areas are achieved through the various programmes that underpin our healthcare strategy (detailed on the following pages).

Performance against our group KPIs was as follows:

	Target	FY24 performance	On track
Silicosis	After December 2014, using present diagnostic techniques, no new cases of silicosis will occur amongst previously unexposed individuals (Previously unexposed individuals are those unexposed to mining dust prior to December 2008).	2	✗	Detailed information on performance is provided under the South Africa section.
NIHL (noise-induced hearing loss)	By December 2017 no employee’s Standard Threshold Shift (STS) will exceed 25dB from the baseline when averaged at 2000, 3000 and 4000Hz in one or both years.	0	✓
Our healthcare expenditure and impact across the group was as follows:

	FY24	FY23	FY22	FY21	FY20
South Africa
Health examinations conducted	70,529	68,400	66,862	68,651	49,326
Total healthcare expenditure (Rm)[1]	983	989	1,304	1,292	786
Free healthcare benefits:
– Health benefits cost (Rm)	612	552	560	465	445
– Employees impacted	25,010	25,720	27,707	28,447	24,789
Medical aid schemes:
– Medical aid scheme cost (Rm/month)	30	28	27	26	15
– Employees impacted	9,324	9,493	9,823	9,793	8,122
Papua New Guinea
Health examinations conducted	19,459	19,969	15,539	11,489	20,452
Total health expenditure excluding Covid-19 (Rm)	41	34	19	13	20
Covid-19-related management (Rm)[2]	n/a	n/a	275	290	45
1 Total healthcare costs include Covid-19 incurred expenditure.
2 Papua New Guinea Covid-19 response programme operated between FY20-FY22. From FY23, total health expenditure includes Covid-19-related costs.

South Africa

Regulatory compliance
To maintain our licence to operate, Harmony’s medical surveillance programme is a prescript of the Mine Health and Safety Act. We continue to closely monitor pending changes to healthcare provision legislation. During the financial year:
»The National Health Insurance (NHI) Bill was enacted by the president in May 2024
»The Occupational Diseases in Mines and Works Act (ODIMWA) legislation is being reviewed
»The Compensation for Occupational Injuries and Diseases Act (COIDA) was amended.

Access to healthcare
»Medical scheme memberships are compulsory for officials and management, and voluntary for category 4 to 8 employees, who also receive free, comprehensive and on-site healthcare services, and secondary and tertiary medical care
»Full-time occupational and general medical practitioners, nurses and support staff provide comprehensive health surveillance and 24-hour primary healthcare services at all our operations, and give referrals to external specialist service providers and private hospitals for specialised care.

To close identified gaps and ensure the sustainability of our health services, we focused on strengthening healthcare leadership and our governance and compliance frameworks. We achieved this through training initiatives that included:
»Enrolling healthcare workers in the Harmony leadership development programme
»Enrolling some of the facility managers in the supervisor development programme
»Developing customised middle management health training modules
»Involving health facility management in the development and implementation of our healthcare strategy
»Training health managers on systems thinking tools to enhance team culture and management of health-related risks.
Innovation to enhance our goals
We recognise the benefits of advancing our health processes using digital solutions and tools for medical surveillance and risk profiling. Our integrated health management system provides a holistic view of our employees’ health-related data, creating the following benefits and efficiencies:

Medical teams can:
»Proactively deliver healthcare based on employees’ risk profiles and annual medical examinations
»Timeously produce accurate and verifiable reports
»Effectively address specific occupational conditions and health risks.
Management teams can make informed decisions for safe production by monitoring employee health-related data available on our digital integrated health management system.
Employees can fulfil the responsibility to manage their health and wellbeing by scheduling medical examinations, reducing waiting time and eliminating the risk of fraud and personal information errors with biometric verification.

Enhancing our electronic integrated health management system with data-driven business intelligence also improves communication between health, hygiene and human resource teams across the business. We expect the results of our fully digitised, risk-based medical surveillance programme to be available in the next two years.
Our digitised return-to-work process enables the efficient screening of employees to ensure that they are physically and mentally fit and safe to work (after the December break). This is among other initiatives honouring our commitment to implement the eight fatality-eliminating interventions emanating from a special Minerals Council meeting of mining CEOs forum in 2021.
We enhanced our administration of patient records by introducing a picture archiving and communication system (PACS) for X-rays. This also improved our ability to collaborate with other healthcare professionals, and laid the foundation for the introduction of AI-assisted screening to be piloted in the next financial year. We are also digitising paper-based files for security, continuity of care and to comply with the requirements for a 40-year history.
Occupational health (hygiene and medicine)
We manage occupational health by conducting health risk assessments, medical surveillance and employee risk profiling. Although we have seen a significant decline in occupational diseases over the years, occupational lung diseases (particularly silicosis and TB), NIHL and heat-related illnesses remain our major risks.
Silicosis and TB
Our integrated HIV/Aids, silicosis and TB (HAST) programme aims to prevent, treat or manage comorbid HIV/Aids and occupational lung diseases, including silicosis and TB, by:
»Addressing the interlinked biological, physical and socio-economic risk factors of HAST in our operations and peri-mining communities through strategic collaborations, enhancing dust control measures, ventilation controls and migrant labour recruitment policies
»Providing access to and information about treatment, which includes counselling and voluntary testing at our healthcare hubs.
This is supported by engineering dust controls. Informed by the Minerals Council’s Mining Industry Occupational Safety and Health (MOSH) leading practice process, these controls enable consistent improvements and aim to reduce occupational lung diseases in the mining industry. Harmony supports the process fully with the adoption of these leading practices of which interventions include reducing exposure to rock breaking at source, in-stoping, development and trackless mining. Extraction units in laboratories and water sprays at the metallurgical plants, deposition and re-mining sites form part of surface area controls.

Silicosis

Industry milestone	Target	FY24 performance	On track
95% of personal silica dust samples below 0.05mg/m3 by 2024 with annual dust load reduction targets	95% (FY23: 94%)	89% (FY23: 92%)	✗
Most metallurgical plants and one-third of our mines exceeded our 95% target. Workplace exposure to silica dust remains a risk, and long-term workplace dust control projects are progressing well at all operations.
In FY24, our engineered controls’ compliance to the planned units was as follows:
»Foggers (98%), tip covers (100%) and filters (96%) at main tips
»Airway sprays (99%), spray cars (100%), and footwall and sidewall treatment (69%) at main intake haulages
»Winch covers (99%) and in-stope atomizers (95%)
»Continuous real-time monitoring (92%).

No new cases of silicosis should occur among previously unexposed individuals (those who entered the mining industry in 2009)	Zero (FY23: zero)	Two among previously unexposed employees (FY23: zero)	✗
One certified case at Doornkop and one at Joel were noted. These cases are attributable to silica dust exposures experienced at Bambanani.
Prior to FY24, Target Mine had two certified cases in 2013 and 2015.

We submitted 103 (FY23: 115) silicosis cases for certification and possible compensation by the Medical Bureau for Occupational Diseases (MBOD). The MBOD certified 45 (FY23: 62) silicosis and silico-TB cases.

Claims settled
The Tshiamiso Trust manages claims for mineworkers who are eligible for compensation due to contracting TB or silicosis from working in certain gold mines during 12 March 1965 and 10 December 2019. Tshiamiso Trust paid out R187 million in total (FY23: R304 million) to 1 996 (FY23: 3 343) current and former Harmony mineworkers, of which R3 million (FY23: R34 million) was paid out to current mineworkers.
Since 2020, the trust has paid out R1.7 billion to 17 866 mineworkers, 7 891 of whom have service years at a historic Harmony operation.

In total, 1 262 Compensation Commissioner for Occupational Diseases (CCOD) related occupational lung disease claims to the value of R83 million were paid to current (235) and former Harmony mineworkers.
Harmony’s medical hubs submitted 579 new benefit medical examinations to the MBOD during the year, of which 31% represent former Harmony mineworkers.

TB

Industry milestone	Target	FY24 performance	On track
TB incidence rate should be at or below the national TB incident rate.	468/100 000	TB cases diagnosed totalled 219 (FY23: 262) contributing to a TB incidence rate of 507/100 000 (FY23: 604/100 000) – a 16% reduction year on year.	✗
With each medical examination, employees are screened for TB, enabling the early diagnosis and treatment of TB. In addition to the medical examinations, 7 865 employees were screened during TB Day campaigns. This has resulted in an improvement in the year-on-year TB incident rate.

NIHL

Industry milestone	Target	FY24 performance	On track
Any equipment’s total operational or process noise does not exceed a sound pressure level of 107dB(A) by December 2024.
Every employee’s standard threshold shift (a sensitivity marker that identifies early hearing deterioration) does not to exceed 25dB(A).
As per industry milestone
No equipment is above 107dB(A) at any of our operations except compressors at two operations. The overall noise clipper usage is above 95% across all operations in South Africa.
The number of employees with early NIHL decreased to 88 (FY23: 158) and those compensated for NIHL to 77 (FY23: 98).
The total number of STS cases exceeding 25 dB(A) from baseline that have been reported since January 2018 is 14. No new cases have been reported since the first quarter of the 2023 financial year.
✗
Harmony’s mitigation measures include:
»To buy and maintain quiet equipment as per the MOSH recommendations to reduce vibration noise
»Controls, such as silencers, screens and enclosures, that ensure employees are not exposed to high noise levels.
Where the risk exceeds the legislated 85dB(A) occupational exposure limit, employees are issued with personalised hearing protection devices, with the adherence to wearing these devices closely monitored.

Thermal stress and heat-related illness prevention and treatment
We use suitable ventilation and cooling infrastructure to lower underground temperatures in alignment with company standards and legal limits. Heat tolerance screening and acclimatisation processes ensure that employees can tolerate the conditions underground. Continuous temperature monitoring on surface with warning signals prevent employees from being exposed to adverse thermal conditions.

Non-occupational healthcare
Non-communicable chronic lifestyle diseases
Non-communicable chronic lifestyle diseases such as hypertension, heart disease and diabetes remain significant challenges for our employees. Harmony aims to prevent and manage these diseases by providing exercise and nutrition guidelines that aim to elevate employees’ fitness levels and promote a positive relationship with food. We reviewed the integrated lifestyle management programme in 2024 to ensure it is comprehensive and effectively integrated with our exercise and nutrition programmes.
Pleasingly, 3 188 employees participated in our integrated lifestyle management programme (FY23: 2 355), demonstrating that our employees are embracing the benefits provided by the programme. The programme includes exposing employees to the management of stress, finances, fatigue, fitness and weight.
Managing health-related absenteeism
We address health-related absenteeism with early identification and management of chronic illness or debilitating diseases that may render employees medically incapacitated. Our at-work management programme continues to identify employees on extended sick leave, monitors their medical conditions, and ensures appropriate treatment and early (productive and healthy) return to work. The main contributing factors are injuries, respiratory, musculoskeletal and psychological conditions.
Due to health assessment efficiencies, we achieved 85% labour availability in two days post Christmas break, in contrast to prior years when 81% was achieved in three days during return-to-work assessments after the Christmas break. This achievement was also made possible through increased collaboration between internal departments.
Mental health and substance abuse
Our mental health programme, the Khethimpilo (Zulu for “choose life”) campaign, focused on mental health awareness, suicide prevention, substance abuse and zero tolerance towards violence. This programme is crucial to mitigate stress induced by, among others, emerging risks, such as disease outbreaks, the economic climate and increased gender-based violence in society. We encourage employees and their families to use the counselling services available at Harmony, which include hybrid, on-site and telephonic counselling provided by resident social workers and an independent service provider.
In FY24, we upskilled our psychosocial team on substance abuse disorders and worked to enhance awareness. Addiction, mostly substance abuse (including off-site abuse), has significant implications for our employees’ fitness for work and ability to operate safely and effectively. Effectively addressing the issue of substance abuse requires an integrated, multi-stakeholder approach that includes human resources, safety, security and health functions.
Communicable conditions
Communicable conditions are managed as part of our integrated HAST programme.
HIV/Aids
Our HIV/Aids programme not only educates employees about the condition, but also ensures they receive counselling and testing annually, and that all eligible employees are linked to care. We also participate in the annual commemoration of World Aids Day with build-up campaigns starting in November in collaboration with government and our Minerals Council peers.

The prevalence rate in Harmony is higher than the national average due to the Harmony environment being closed and controlled in comparison to the rest of the country. Secondly, the programme is limited to a working group age, and lastly, the adverse effects of the migrant labour system.

HIV-positive employees: 9,588 (FY23: 9,762)	Employee confirmation of status: 61 716 times (FY23: 59 372)	Employees receiving antiretroviral therapy (ART) participated in our HIV/Aids programme: 8,704 (FY23: 8,934)	Number of occasions employees received voluntary counselling and testing: 74 608 (FY23: 71 563)
88% (FY23: 82%) of employees receiving treatment were on a Dolutegravir regimen alongside other “smart drugs”, which accelerate viral suppression with fewer side effects. This supported the improvement in our “controlled” target. Tshepong was the first of our operations to reach and surpass the new 95% target with Doornkop also reaching the 95% target in this financial year.
There remains a significant proportion of employees (slightly over 4 000, or 10% of the workforce), whose HIV status remains unknown, and thus our WHO-informed and UNAids target of 95/95/95 is still a work in progress.

	Harmony’s HIV status (%)	On track	FY24	FY23	FY22	FY21
UN Aids targets: 95%	of people living with HIV will know their status	✗	91	89	85	76
	of people with diagnosed HIV infection to receive sustained ART	✗	88	90	89	86
	of people receiving ART to have viral suppression	✗	88	82	78	78
	Employees on voluntary counselling and testing uptake	n/a	83	83	92	*
* Figures were not monitored.
Preventing and responding to disease outbreaks
We continue to adopt leading health and safety practices, and inform employees of various disease developments, along with the necessary mitigating interventions. We are also monitoring national measles, mumps and waterborne cholera outbreaks. With symptoms similar to Covid-19, measles and mumps are highly contagious airborne diseases common in children and unvaccinated adults. No Harmony employees have been diagnosed with measles, mumps or cholera to date.
Collaboration and partnerships
We partner with internal and external stakeholders to increase access to health services and support healthcare delivery while strengthening the implementation of our healthcare strategy. We also collaborate with our peers and the Department of Health to address challenges in administering occupational lung disease compensation through our ReConnect initiative. ReConnect is used to trace former employees and assist with addressing the backlog of claims. This year, we focused on strengthening the post-employment health programme to provide former employees with access to healthcare, minimise the risk of loss (due to no follow up) and legal compliance (ODIMWA).
We adopted a collaborative approach with key internal stakeholders to enhance processes and procedures for proactive management of medical incapacity. We also shared this approach with industry stakeholders.
Harmony expanded the collaboration with research centres at South African universities this year, conducting a study into the determinants of performance in production teams within Harmony and the relationship between high performance and health.
Papua New Guinea

Regulatory compliance
The Hidden Valley health management plan is under review to ensure it is designed within compliance of the respective required government and regulatory body requirements. This plan underpins the medical review, injury management and occupational hygiene programmes. All programmes are audited by independent third parties who are subject matter experts in the required field on an annual basis. For FY24, the health programmes were audited by Aspen Medical and the hygiene programme by Green Consultancy Group.
The Hidden Valley processing plant is also in the final stages of recertification of voluntary compliance to the International Cyanide Management Code.

Access to healthcare
»Harmony runs the Hidden Valley medical clinic that provides 24/7 access to clinicians, led by a doctor, in the case of an emergency on site. Additionally, acute patient care and occupational health services are provided through this team
»Harmony funds medical insurance for employees and their families, which provides in-patient and out-patient services via external providers
»Through our community health outreach programme, our Health and Community Affairs staff also partner with provincial and local health officers to deliver much needed outreach services to surrounding communities.

As part of interventions to remain compliant and align with industry best practice:
»The clinical team formalised a patient-centred care approach, which included clear pathways of clinical governance and applying evidence-based practices. This included:
–Recertification of all clinicians in American Heart Association advanced cardiovascular life support training
–Regaining National Department of Health certification
–Reviewing internal programmes with independent subject matter experts
»Specific and tailored training programmes were rolled out including: injury management for line leaders, occupational contaminant exposure education and awareness and other health promotional activities.
This targeted approach continues to aid employees’ health and wellbeing by fostering a safer work environment and deepening their knowledge and awareness.
Occupational health
Our occupational health and hygiene programmes are being reviewed internally and externally to assure that:
»Medical review processes are aligned with industry best practice, are task- and risk-based, and contextualised to site environmental conditions
»We provide comprehensive patient care.
This will allow for a prescriptive assurance programme of employees’ fitness for work and early detection of life-threatening conditions. Once our programme reviews are complete, we will respond to recommendations raised.
Our health and hygiene programmes are designed to manage the following health and hygiene stressors:
»Occupational contaminant exposure
»Lifestyle diseases
»Infectious and communicable diseases.
As part of our health management programme, we conduct medical surveillance, which includes pre-employment, periodic and exit medicals. All employees and contractors whose health conditions pose a risk to their fitness for work are monitored through a return-to-work plan. The programme also focuses on engaging injured and ill employees and contractors in proactive health management factors, like returning to meaningful work, maintaining contact and receiving medical clearance prior to returning to full duties.
The hygiene management programme works closely with the overarching plan to monitor occupational contaminants as discussed below.
Contaminants and noise exposure
We monitor employees for possible exposure to airborne contaminants and noise. Focus areas this year included:
»A comprehensive review of the occupational hygiene programme
»Collection of 60 noise samples taken as part of noise monitoring
»Development and implementation of a lead exposure management plan.
Our FY25 plan will include vibration, cyanide, lighting and ergonomic contaminants.
Non-communicable lifestyle diseases
Lifestyle diseases, including hypertension and obesity, are one of the leading causes for off-site referral and failed pre-employment medical examinations. We are prioritising worker health and safety by adopting a “fitness for life” approach, which supports their fitness for work and long-term wellbeing. Our integrated health management programme promotes awareness and adherence to fatigue management, substance use guidelines, and physical fitness recommendations to improve participants’ fitness levels and overall physical wellbeing.
Additionally, our lifestyle disease reduction programme focuses on monitoring, preventing and addressing non-communicable diseases to lower the workforce risk profile and improve quality of life.

Communicable conditions
Infectious diseases, notably upper respiratory tract infections, are often a cause of health-related absenteeism at Hidden Valley due to environmental conditions and lifestyle factors.
Comorbid HIV/Aids, TB and typhoid remain a priority for monitoring and active management through their respective management plans and a vaccination programme where applicable. Our efforts to address these include:
»Voluntary HIV/Aids counselling and testing, which is facilitated by on-site personnel who have completed National Department of Health training to ensure standardisation of HIV/Aids management
»Annual HIV/Aids screening campaigns during HIV/Aids awareness month. These campaigns focus on raising awareness and educating employees about active management and the importance of knowing their HIV status
»Our immunisation programme, which aligns with industry best practice, and our policy and process go beyond occupational requirements. The programme is voluntary and delivered on site, and was recently extended to include employees and contractors who live in at-risk locations. The programme educates participants and creates awareness about the benefits of safe and effective vaccination.
Our infectious disease management plan focuses on outbreak mitigation. This includes:
»Routine screening for tropical diseases, with vulnerable employees are sent off site for active disease management, including for malaria and other endemic tropical diseases such as typhoid and diphtheria
»Education and awareness for prevention, treatment and management.
The malaria risk at Hidden Valley is very low due to the mine’s high altitude. However, malaria is common throughout Papua New Guinea and our workforce has a high risk of exposure when returning home to lower altitudes. Malaria cases at Hidden Valley increased by 62% to 146 (FY23: 90). Outbreaks of dengue, filariasis and Japanese encephalitis did not affect our employees.
Collaboration and partnerships
Our clinical governance contracting partner performs regular compliance reviews, and we collaborate with the National Department of Health on a range of topics, from clinic registration requirements to staff training and other initiatives.
Australia
Our Australian workforce consists mainly of an office-based workforce and a small number of employees at Eva Copper project site, working remotely. Our site-based employees undergo health screening and industrial health checks prior to and during their employment to support the maintenance of health and wellness at all times. Further, we have recently partnered with a corporate medical benefits scheme providing discounted medical insurance to all employees and their families, as well as access to wellness tools and programs. Employees are immunised against influenza, Covid-19 and other communicable diseases as appropriate to their role and exposure. In 2023, we signed up to a corporate platform that offers fitness, wellness programmes for free to all employees and their families as well as access to over 50 suppliers of health and wellness services and products at discounted rates.

CARING FOR OUR EMPLOYEES

Harmony`s duty of care for our employees entails, amongst other elements, fostering a workplace environment where all voices are heard, talents are nurtured, and opportunities are equal. We tap into a diverse array of perspectives and talents, driving innovation, and ultimately, sustainable success.
Our performance

Group Spent on wages and benefits: R18.6 billion (US$993 million) (FY23: R17.5 billion/US$986 million) Spent on training: R840 million (US$44.9 million) (FY23: R817 million/US$46.0 million)			We have invested significant financial resources in training and developing our workforce, as demonstrated by the increase in training spend this year.
South Africa Spent on wages and benefits: R17.3 billion (US$926 million) (FY23: R16.6 billion/US$885 million) Expenditure on training: R808 million (US$43.2 million) (FY23: R783 million/US$41.9 million)	Papua New Guinea Spent on wages and benefits: R876 million (US$46.8 million) (FY23: R729 million/US$39.0 million) Expenditure on training: R31 million (US$1.7 million) (FY23: R33 million/US$1.8 million)	Australia Spent on wages and benefits: R368 million (US$19.7 million) (FY23: R229 million/US$12.2 million) Expenditure on training: R1 million (US$0.1 million) (FY23: R1 million/US$0.1 million)

Material matters snapshot

Material matters	Highlights	Challenges
Sound labour relations
South Africa
»Zero work stoppages or labour-related interruptions
»Established routines and structures to enhance union engagements
»Trained nominated trade union leaders on the Harmony Leadership Development Programme.

Attract and retain key skills and experience
South Africa
»Developed a health-discipline framework
»Retained critical skills and attracted high-level skills - implemented measures to retain critical skills such as salary adjustments for both identified critical skills and high retention risk individuals
»Conducted annual salary benchmarks
»Signed a five-year wage agreement with all five trade unions
»Revised the retention policy and positive recognition policy
»Conducted a culture survey.

Papua New Guinea
»Reduction in employee turnover
»Increased investment in leadership training and development, and localisation of management roles
»Introduced additional employee benefits and incentives
»Expanded our tertiary scholarships programme, supporting nine university students this year.
Australia
»Rolled out leadership and development programmes for senior employees.
Papua New Guinea »Further our in-house graduate programme.
Diversity, equity and inclusion
South Africa
»Met our employment equity and HDP targets
»Significantly increased female representation at management levels and in learning interventions
»Conducted anti-sexual harassment and unconscious bias training
»Established forums to advance the voices of women in the workplace
»Partnered with the Minerals Council on Thuthuzela centres to support anti-gender-based violence initiatives.

Papua New Guinea
»Continue to meet our MOA agreement obligations in respect of local employment and training
»Increased female small truck operator numbers at Hidden Valley to 46% (FY23: 32%).
Australia
»Recorded no disparities in similar roles by gender in our remuneration report.

South Africa
»Although improved by 3%, we have not achieved our junior management target of 30% female representation.
Papua New Guinea
»Continued attraction of highly skilled national workforce in a sparse market.
Australia
»Increase female representation in senior leadership roles to minimise our gender pay gap in Australia.

Contribution to the SDGs

UN SDG	UN Target	UN Indicator	How we contribute directly
SDG 5: Gender equality
Target 5.1: End all forms of discrimination against all women and girls everywhere
Target 5.5: Ensure women’s full and effective participation and equal opportunities for leadership at all levels of decision-making in political, economic and public life

Indicator 5.1.1: Whether or not legal frameworks are in place to promote, enforce and monitor equality and non-discrimination on the basis of sex
Indicator 5.5.2: Proportion of women in managerial positions.
We aim to eliminate discrimination, harassment and ensure women’s equitable and effective participation through the application of relevant policies and our code of conduct.
SDG 8: Decent work and economic growth
Target 8.6: By 2020, substantially reduce the proportion of youth not in employment, education or training
Target 8.7: Take immediate and effective measures to eradicate forced labour, end modern slavery and human trafficking and secure the prohibition and elimination of the worst forms of child labour, including recruitment and use of child soldiers, and by 2025 end child labour in all its forms
Target 8.8: Protect labour rights and promote safe and secure working environments for all workers, including migrant workers, in particular women migrants, and those in precarious employment

Indicator 8.6.1: Proportion of youth (aged 15 to 24 years) not in education, employment or training
Indicator 8.7.1: Proportion and number of children (aged 5 to 17 years) engaged in child labour, by sex and age
Indicator 8.8.2: Level of national compliance with labour rights (freedom of association and collective bargaining) based on International Labour Organization textual sources and national legislation, by sex and migrant status.
We maintain supportive working conditions and the development of our employees and communities through our bursary schemes, human resource development initiatives including 4IR projects, maintaining effective labour relations, and applying relevant policies.
SDG 1: No poverty
Target 1.4: By 2030, ensure that all men and women, in particular the poor and the vulnerable, have equal rights to economic resources, as well as access to basic services, ownership and control over land and other forms of property, inheritance, natural resources, appropriate new technology and financial services, including microfinance.

Indicator 1.4.2: Proportion of total adult population with secure tenure rights to land, (a) with legally recognised documentation, and (b) who perceive their rights to land as secure, by sex and by type of tenure.
In South Africa, we provide employees with housing, decent living conditions and effective financial services. We also provide a home ownership allowance to employees who quality.
SDG 4: Quality education
Target 4.3: By 2030, ensure equal access for all women and men to affordable and quality technical, vocational and tertiary education, including university
Target 4.4: By 2030, substantially increase the number of youth and adults who have relevant skills, including technical and vocational skills, for employment, decent jobs and entrepreneurship
Target 4.5: By 2030, eliminate gender disparities in education and ensure equal access to all levels of education and vocational training for the vulnerable, including persons with disabilities, indigenous peoples and children in vulnerable situations.

Indicator 4.3.1: Participation rate of youth and adults in formal and non-formal education and training in the previous 12 months, by sex
Indicator 4.4.1: Proportion of youth and adults with information and communications technology (ICT) skills, by type of skill
Indicator 4.5.1: Parity indices (female/male, rural/urban, bottom/top wealth quintile and others such as disability status, indigenous peoples and conflict-affected, as data become available) for all education indicators on this list that can be disaggregated.

We support quality education and promote a culture of lifelong learning for our employees through the provision of internship programmes, learnerships, graduate development programmes, bursary schemes, study assistance, career progression programmes and entrepreneurial skills development initiatives. For example, in South Africa this includes the Leadership Development Programme and Middle Management Supervisory Empowerment Programme. Our female employees and community youth members have equal access to these development programmes.

UN SDG	UN Target	UN Indicator	How we contribute indirectly
SDG 9: Industry, innovation and infrastructure
Target 9.b: Support domestic technology development, research and innovation in developing countries, including by ensuring a conducive policy environment for, inter alia, industrial diversification and value addition to commodities.
		Indicator 9.b.1: Proportion of medium and high-tech industry value added in total value added.	We contribute to innovation and the sustainable development of the industry through our partnerships with research institutions and industry bodies, such as Mandela Precinct, Mining Qualification Authority, Minerals Council South Africa, Australasian Institute of Mining and Metallurgy, Papua New Guinea National Training Council, and institutions of higher learning.
SDG 10: Reduced inequalities
Target 10.3: Ensure equal opportunity and reduce inequalities of outcome, including by eliminating discriminatory laws, policies and practices and promoting appropriate legislation, policies and action in this regard
Target 10.4: Adopt policies, especially fiscal, wage and social protection policies, and progressively achieve greater equality.

Indicator 10.3.1: Proportion of population reporting having personally felt discriminated against or harassed within the previous 12 months on the basis of a ground of discrimination prohibited under international human rights law
Indicator 10.4.1: Labour share of GDP
Indicator 10.4.2: Redistributive impact of fiscal policy.

We promote equal opportunities and enable equal outcomes through our training and development initiatives, and remuneration and other applicable policies. In South Africa, we established Adult Education Training programmes which are available to all employees with below functional literacy levels. We also make available a suite of training courses for our workforce in Papua New Guinea. Income distribution (income quantile ratio) or wage gaps by gender, race, etc
»Literacy rates of the total workforce
»Representation of diversity in training and development interventions across different demographics including women
»Access to higher education and training for all employees through study assistance.

How we achieve impact
Harmony, our surrounding communities and broader society benefit from having an experienced, engaged and diversified workforce. We invest in their wellbeing, development and empowerment, and have meaningful engagements – all of which lead to a safe, healthy and productive working environment.
Based on mutual respect and trust, our employee relations are supported by living our values and culture, and understanding and addressing our employees’ needs and expectations through meaningful engagements and collaboration.
To maintain positive employee relations, we create an enabling environment, supported by a human resource team and a suite of policies that guide our actions to:

Embrace our rich diversity and uphold equity with respect for local communities
Harmony is committed to creating a more conducive working environment, free from discrimination, prejudice and/or any form of inequalities, in which all employees have equal opportunities for development. Our senior leadership is committed to gender inclusion and recognise that they set the tone for our values and expectations regarding diversity, equity and inclusion.
We encourage women in our workplaces and communities to voice their challenges and concerns. Harmony’s Women in Mining forums in South Africa address gender equity issues. We also conduct gender-based bias, bullying and sexual/general harassment surveys, with the outcomes used to inform communication and awareness, culture and leadership, targeted interventions and training, policies and practices, facilities and the work environment.
We support the global 16 days of activism against gender-based violence campaign from 25 November to 10 December every year.

Encourage employees to invest in their development
Developing our people supports our commitment to equal employment opportunities for all employees, while redressing the historic disadvantages in employment, education and training experienced by designated groups. Our skills development, training and talent management initiatives support our employees to achieve their full potential. Harmony has various accredited training centres providing learning for technical and non-technical skills. Employees have further opportunities to enrol for formal education at preferred institutions of higher learning through our study assistance programme. These formal education opportunities include first degrees and post graduate qualifications such as MBA and Executive MBA qualifications.

Ensure freedom of association through organised labour structures that promote business improvements
Aligned with the International Labour Organization guidelines, our employment policies and practices comply with labour legislation in South Africa, Papua New Guinea and Australia.
In South Africa, we have five recognised trade unions that are part of our bargaining structures.

The actions we take to enable employee safety and contribute to their health and mental wellbeing support our approach to maintaining positive employee relations.
Performance against our group KPIs was as follows:

South Africa	Target	FY24 performance	On track
Diversity and inclusivity	30% women in leadership by 2027	22	→	We have an approved People Development Strategy which aims to encourage and promote continuous development of capacity and capability with specific focus on improving representation of gender diversity and ensuring future organisational skills capacity. The Employment Equity Plans go beyond compliance levels and describes interventions that aims to achieve our transformation goals. In addition, the HRD interventions are targeted at increasing representation of women and people from designated groups. The monitoring and evaluation forums and processes are in place to realise our commitments.
	60% of management by designated groups	70	✓

Workforce profile

South Africa
Permanent employees
33,123 (FY23: 33,341)
Employees from local communities (%)
84% (FY23: 83%)
Age profile
56% (FY23: 57%) younger than 45 years We attribute this to recruiting youths who graduate from our South African community training programme.

Papua New Guinea
Permanent employees
1,465 (FY23: 1,472)
Host community (local) employees[1]
40% of employees (FY23: 41%) 6% in management (FY23: 6%)
National employees[2]
97% of employees (FY23: 97%) 60% in management (FY23: 66%)

Australia
Permanent employees
127 (FY23: 100)
First Nations Australians[3]
1% of employees
1 Host community employees includes employees from landowner villages and host districts.
2 Persons who are nationals of Papua New Guinea.
3 Persons of Aboriginal or Torres Strait Islander descent as voluntarily disclosed.

	Permanent employees		Contractors		Total employee complement
Region	FY24	FY23	FY24	FY23	FY24	FY23
South Africa[1]	33,123	33,341	10,544	9,834	43,667	43,175
Papua New Guinea	1,465	1,472	799	795	2,264	2,267
Australia	127	100	2	4	129	104
Harmony total	34,715	34,913	11,345	10,633	46,078	45,546
1 Includes South African underground and surface operations.

Diversity, equity and inclusion
We conducted a gender survey in South Africa, Australia and Papua New Guinea. The Harmony CEO communicated the findings of the survey and recommendations made across the group. Action plans and a rollout plan were developed, covering communication and awareness, cultural leadership and behaviours, targeted interventions and training, policies and practices, facilities and the work environment.
Our commitment to gender equality is recognised globally with our fifth consecutive inclusion in the Bloomberg Gender-Equality Index.

Female vs male employees[1] (%)	FY24		FY23
Country	Female	Male	Female	Male
South Africa	20	80	20	80
Papua New Guinea	14	86	15	85
Australia	31	69	33	67
1    Excludes contractors.

South Africa

Diversity, equity and inclusion
We are guided by our transformation strategy and employment equity plans to comply with regulations, and achieve our long-term goal to create a workforce that equitably represents the diversity of our population in South Africa. Our employment equity plans aim to meet Mining Charter III targets.
Attracting and retaining key skills and experience
As part of attracting and retaining talent, we offer:
»A leadership development programme, which has gained traction since 2018 and continues to improve organisational efficiency and innovation with additional courses for emerging and junior managers, team leaders and supervisors. The leadership development programme has modules for all levels of leadership from team leader up to executive level
»Study assistance to all employees, enabling them to pursue formal education at tertiary institutions to develop their professional skills, and enable high performance in their current and future roles. The programme augments our people development strategy, which gives employees access to formal education and training
»A bursary programme for students from our communities and labour-sending areas as part of our SLPs with a focus on continuous investment in the creation of a talent pipeline of young people to fill core and critical roles within the business. After completing their studies, students can apply for inclusion in Harmony’s graduate development programme and other career opportunities within various disciplines
»A financial literacy programme that empowers semi-skilled and skilled employees to address over-indebtedness, the stress of which impacts, among others, mental health and productivity
»Various benefits as part of our wage agreement
»Continuous salary benchmarking surveys to ensure we offer market related salaries and focus on critical skills as per our retention policy.

Harmony has embarked on a global employee value proposition (EVP) project which will clearly define the unique benefits and values that employees gain in return for their skills, capabilities and experiences. The Harmony global EVP aims to serve as one of the vehicles to attract and retain talent, and enhance the culture and performance of the organisation. The EVP will be hosted on the Harmony website and will consist of a range of video clips showcasing how Harmony cares for its employees and what Harmony is all about.
Our succession plan includes identifying potential employees for our career developmental panel forums, supported by our graduate development programme, which aligns current talent development plans with future leadership needs.
Harmony’s newly developed discipline health framework aims to strengthen our talent pipeline and retain critical skills in support of our transformation goals. The framework is a structured approach to retain and motivate human resources talent with the goal of enhancing performance to the benefit of the business and employees. Training hours for all employees and contractors include all training types such as initial and refresher training, skills programmes and short courses.
In our journey of exploring the use of modern technology to motivate continuous learning among employees, and create an enjoyable learning experience, we have embarked on a project to implement a learner management system. The system will allow small learning packages to be hosted internally and on external platforms in partnership with the learning and development function. This will bolster our current conventional practice of learning and enhance employee skills development by providing access to multiple learning interventions including those relevant to career aspirations.
Sound labour relations
We acknowledge our employees' right to freedom of association and fair labour practices. Our approach to employee relations is based on transparent, honest engagement with our bargaining partners. This has allowed us to consistently manage a multi-union environment in which business and labour representative groups with a variety of ideological approaches can meet, engage and find common ground. Operating in a multi-union environment requires effective engagement processes and labour relations infrastructure to support operational stability.
Our labour relations policy guides how we engage with organised labour and formalises union recognition rights at each operation. Harmony recognises five unions (NUM, AMCU, NUMSA, Solidarity and UASA). Our approach to employee relations extends well beyond the bargaining table. We have endeavoured to expand our model of fair, equitable and productive negotiations through the wider industry, particularly through our participation in external forums such as the Minerals Council.
During the reporting period:
»No work stoppages, protest action or strike action occurred as a result of collective bargaining
»Organised labour participated in various important processes such as tripartite forums, critical safety and health mandates and the implementation of the outcomes of the 2021/2024 wage review outcomes
»Our previous three-year wage agreement, from 1 July 2021 to 30 June 2024, was successfully replaced by a five-year wage agreement concluding on 30 June 2029. This was a landmark agreement in the gold sector and the first of its kind within Harmony.
The new agreement aims to address various employee working conditions, including (but not limited to):
»Increased wages for economic benefit
»Medical aid benefits
»Maternity, parental and family responsibility leave

»Living-out allowances, house ownership, accommodation and housing financial support.
Several revisions to obligations emanated from the 2021/2024 wage review, one of which, a critical intervention, is the implementation of the 14-shift system. This intervention seeks to investigate and address various shift systems, including a five-day work week, and enhance Harmony’s compliance with the Basic Conditions of Employment Act 75 of 1997, and standards as prescribed by the International Labour Organization. The implementation was stalled due to an impasse with unions, which was addressed in the five-year wage agreement signed in April 2024, when the parties agreed to a change management intervention to support implementation of the 14-shift system.
We continue to implement wage review obligations related to shift systems, employee empowerment, housing and accommodation. For the next five years, Harmony will have greater certainty and predictability pertaining to labour and associated costs.
Collaboration and partnerships
We also collaborate with internal and external stakeholders as per our Stakeholder engagement section to advance our proactive safety culture and health goals.
Papua New Guinea
Maximising national content benefits and opportunities related to resource projects is a key focus of the State of Papua New Guinea, with high rates of poverty and unemployment experienced across the country.
We are committed to ensuring that local employees have first preference for employment where they meet the requirements of our exploration, operational and project roles.
As part of our creation of shared value with host communities, employment targets form part of our Hidden Valley Memorandum of Agreement (MoA). Our rates of local employment exceed these targets, and the Hidden Valley operation has the lowest rate of non-citizen employees in Papua New Guinea resources organisations.
Australia
Our Australian workforce consists mainly of an office-based workforce in our Brisbane and Cloncurry offices, and a small, but growing, number of employees at our Eva Copper project site working remotely. Our Australian workforce provides support services for our activities in Papua New Guinea and, since the acquisition of Eva Copper and Queensland exploration tenements, our more recent exploration and project activities in Queensland.

EMPOWERING COMMUNITIES
Supporting the upliftment and socio-economic development of our host communities is a critical enabler of social performance, sustainability and success of our business. By partnering to address socio-economic challenges facing the countries in which we operate, we create more resilient and empowered communities and achieve broader impact with our contributions to the United Nations Sustainable Development Goals (SDGs).
Our performance

Group spend: R19.9 billion (US$1.1 billion) (FY23: R16.3 billion/US$0.9 billion)			Our FY24 performance was driven by collaboration with strategic partners, proactive risk management and stakeholder engagement during project planning and implementation.
South Africa	Papua New Guinea	Australia
R14.8 billion (US$792 million) (FY23: R14.1 billion/US$794 million)	R2.8 billion (US$150 million) (FY23: R2.2 billion/US$124 million)	R2.3 billion (US$123 million) (FY23: R2.9 billion /US$163 million)

	South Africa	Papua New Guinea	Australia
Delivering on our socio-economic development commitments	R80 million (US$4.3 million) (FY23: R114 million/US$6.4 million)	R95 million (US$5.1 million) (FY23: R63 million/US$3.5 million)	–

CSI (beyond compliance)	R20 million (US$1.1 million) (FY23: R15 million/US$0.8 million)	R19 million (US$1.0 million) (FY23: R12 million/US$0.7 million)	–

Preferential/local procurement and enterprise and supplier development	R14.7 billion (US$786 million) (FY23: R14.0 billion/US$788 million)	R2.7 billion (US$144 million) (FY23: R2.1 billion/US$118 million)	R2.3 billion (US$123 million) R2.9 billion (FY23: US$163 million)

Material matters snapshot

Material matters	Highlights	Challenges
»Sustainable community partnerships »Impact of socio-economic challenges »Cultural heritage »Supply chain transformation and preferential procurement.
Group
»Continued upliftment of host communities to address socio-economic challenges
»Introduced a modern slavery policy for our Australasian operations.
South Africa
»Successfully delivered local economic development projects in host and labour-sending areas as per the FY24 plan
»Achieved preferential procurement compliance requirements, except for the youth category under services, which has a 1% deviation
»Closed the gap in the services category for black women-owned suppliers
»Awarded long-term contracts to the local host community black women-owned suppliers within the Lejweleputswa District Municipality in the Free State
»Strengthened the collaborative partnerships with government, non-profit organisations (NPOs), and mining industry peers, and civil society in contributing towards impactful socio-economic development initiatives.
Papua New Guinea
»Received an industry outstanding humanitarian award for Hidden Valley’s community health and Pinktober campaigns
»Ongoing delivery of Hidden Valley MoA programmes, including agricultural, gender and infrastructure programmes
»Despite supply chain challenges related to the country’s low manufacturing base, our local procurement for ongoing sourcing exceeded 50%.
Australia
»Developed an interim social investment framework for Eva Copper (applicable to feasibility study phase)
»Established local procurement processes and reporting (First Nations, North West Region Queensland and Australia)
»Conducted extensive pre-clearance cultural heritage surveys across the project site.

South Africa
»A gap on services under the black youth-owned category in South Africa will be addressed and closed.
»Continued high rate of youth unemployment in mine host communities
Papua New Guinea
»MoA performance review delay (pending third parties’ court proceedings and completion of landowner association election scheduled for March 2025).

Contribution to the SDGs

UN SDG	UN Target	UN Indicator	How we contribute directly
SDG 3: Good health and wellbeing
Target 3.8: Achieve universal health coverage, including financial risk protection, access to quality essential health-care services and access to safe, effective, quality and affordable essential medicines and vaccines for all
		»Indicator 3.8.1 Coverage of essential health services	We support community health initiatives and access to primary healthcare services.
SDG 6: Clean water and sanitation
Target 6.2: By 2030, achieve access to adequate and equitable sanitation and hygiene for all and end open defecation, paying special attention to the needs of women and girls and those in vulnerable situations
Target 6.6: By 2020, protect and restore water-related ecosystems, including mountains, forests, wetlands, rivers, aquifers and lakes

»Indicator 6.6.1: Proportion of population using safely managed drinking water services
»Indicator 6.2.1: Proportion of population using (a) safely managed sanitation services and (b) a hand-washing facility with soap and water
We work closely with municipalities to improve the quality of water, sanitation and hygiene in our host communities, and to improve water infrastructure.
SDG 8: Decent work and economic growth
Target 8.3: Promote development-oriented policies that support productive activities, decent job creation, entrepreneurship, creativity and innovation, and encourage the formalization and growth of micro-, small- and medium-sized enterprises, including through access to financial services
»Indicator 8.3.1: Proportion of informal employment in total employment, by sector and sex
We support local business development and economic growth through a range of social programmes and projects, including training, development and incubation initiatives. Our enterprise and supplier support activities support SMME growth and development, decent job creation, entrepreneurship, creativity and innovation.

SDG 1: No poverty
Target 1.4: By 2030, ensure that all men and women, in particular the poor and the vulnerable, have equal rights to economic resources, as well as access to basic services, ownership and control over land and other forms of property, inheritance, natural resources, appropriate new technology and financial services, including microfinance
		»Indicator 1.4.1: Proportion of population living in households with access to basic services	We work to support the income generation and entrepreneurial potential of communities, as well as their education and financial inclusion.
SDG 2: Zero hunger
Target 2.3: By 2030, double the agricultural productivity and incomes of small-scale food producers, in particular women, indigenous peoples, family farmers, pastoralists and fishers, including through secure and equal access to land, other productive resources and inputs, knowledge, financial services, markets and opportunities for value addition and non-farm employment
Target 2.4: By 2030, ensure sustainable food production systems and implement resilient agricultural practices that increase productivity and production, that help maintain ecosystems, that strengthen capacity for adaptation to climate change, extreme weather, drought, flooding and other disasters and that progressively improve land and soil quality

»Indicator 2.3.1: Volume of production per labour unit by classes of farming/pastoral/forestry enterprise size
»Indicator 2.4.1: Proportion of agricultural area under productive and sustainable agriculture
We help to make food production systems more robust, and contribute to childhood nutrition.
SDG 4: Quality education	Target 4.a: Build and upgrade education facilities that are child, disability and gender sensitive and provide safe, non-violent, inclusive and effective learning environments for all	»Indicator 4.a.1: Proportion of schools offering basic services, by type of service	We support a host of educational initiatives, from building and renovating classrooms to school fees assistance, and providing scholarships and direct training programmes.
SDG 9: Industry, innovation and infrastructure
Target 9.b: Support domestic technology development, research and innovation in developing countries, including by ensuring a conducive policy environment for, inter alia, industrial diversification and value addition to commodities
»Indicator 9.b.1: Proportion of medium and high-tech industry value added in total value added
We build, renovate and maintain vital infrastructure, from roads and bridges to classrooms, renewable energy and water supply systems. Our incubation programme in South Africa helps bolster innovation and entrepreneurial activity and build the capacity of SMMEs.

SDG 11: Sustainable cities and communities	Target 11.4: Strengthen efforts to protect and safeguard the world’s cultural and natural heritage.
»Indicator 11.4.1: Total per capita expenditure on the preservation, protection and conservation of all cultural and natural heritage, by source of funding (public, private), type of heritage (cultural, natural) and level of government (national, regional, and local/municipal)

Our social policies and practices consider the different cultures of our host communities, which we respect and protect through heritage surveys, impact assessments and community development initiatives (within and beyond compliance).

SDG 17: Partnership for the goals	Target 17.17: Encourage and promote effective public, public-private and civil society partnerships, building on the experience and resourcing strategies of partnerships	»Indicator 17.17.1: Amount in United States dollars committed to public-private partnerships for infrastructure	We partner with funding institutions, government departments and agencies, and business-development partners to support local economies and leverage additional funding sources.

How we achieve impact
Our commitments to community development arise from voluntary corporate social investment across all regions, regulation in our host countries and region-specific formal agreements in Papua New Guinea and Australia. Implementation of our socio-economic development initiatives are underpinned by stakeholder partnerships and collaboration, and a deep respect for the culture and heritage of the communities in our host countries.

	South Africa	Papua New Guinea	Australia
	⇓	⇓	⇓
Community development initiatives

Regulatory or agreement-based commitments
We implement socio-economic development initiatives aligned with national job creation and poverty alleviation imperatives. Our projects promote and support community empowerment, sustainable development and human dignity.
Harmony’s approach aims to:
»Enhance broad-based economic empowerment and enterprise development through wages, taxes and royalties, contributing to the growth of local economies and country GDPs
»Build relationships of trust through transparent dialogue and delivering on our commitments.
»SLPs in compliance with the MPRDA »Mining Charter III.
»Hidden Valley MoA commitment to funding a range of social programmes and physical infrastructure on an annual basis
»Hidden Valley benefit sharing agreement commitment to fund community initiated and endorsed projects through payments to the Hidden Valley Mine Trust.
»Kalkadoon native title agreements »Employment, training and business opportunities »Cultural heritage protection in compliance with Native Title Act and Queensland Aboriginal Cultural Heritage Act.

Corporate Social Investment (CSI) (beyond compliance)
CSI is a voluntary programme designed to support mine host communities’ over and above regulatory and agreement-based requirements. It reflects our company’s commitment to responsible stewardship and our social licence to operate. Our CSI programme targets key challenges such as poverty, unemployment and inequality in the communities where we operate.
We implement CSI initiatives through established partnerships with government, Non-Profit Organisations (NPOs), civil society, and Harmony community engagement structures.
	»Harmony Community Trust »Strategic collaborations and partnerships »Community empowerment social leases.	»Wafi-Golpu Project community investment »Hidden Valley employee dependants’ school fees programme »Community donations.	»Community events sponsorships »Community giving programme.

Preferential procurement, local procurement and enterprise and supplier development

Regulatory or agreement-based commitments
In each of our host countries, we have regulatory or agreement-based commitments designed to encourage and create opportunities for local industries and communities to benefit from our presence through the provision of goods and services.

	»SLPs in compliance with the MPRDA »Mining Charter III.	»Hidden Valley MoA – opportunities for landowner, provincial and Papua New Guinea businesses to supply goods and services.	»Kalkadoon Native Title Agreement procurement clauses »Australian Industry Participation Plan requirements »Queensland North West Region procurement initiatives.

Collaboration and partnerships
We maintain trust and constructive engagement between our host communities and other stakeholders, including government. We assess needs and expectations, share information on project implementation progress, and work to effectively address mutual concerns.

Suppliers	Governments and regulators
»Supporting and nurturing SMMEs leading to full participation as Harmony suppliers; also used as a lever to promote local community development and upliftment
»Transferring skills transfer for preferential procurement, enterprise and supplier development
»Hosting supplier days in South Africa, and participating in supplier events in Australasia, to introduce our procurement strategies, our enterprise and supplier development frameworks, and expose SMMEs to procurement opportunities and tendering processes
»Facilitating discussions about partnerships, contracting opportunities and women and youth-owned business participation.

»Supporting small and landowner businesses to meet regulatory compliance requirements
»Developing, designing and implementing initiatives
»Aligning with and supporting community and supplier initiatives
»Designing and implementing community projects and agricultural initiatives.

Communities, traditional authorities and non-governmental organisations (NGOs)	Local and provincial/state forums	Research and tertiary education institution
»Training, education and enterprise development support
»Feasibility studies/scoping, design, construction, and delivery of community projects
»Creating opportunities, building business capacity, ongoing contract opportunities and delivery.

»Capacitation of small businesses and entrepreneurs
»Facilitating direct engagements with Harmony, municipalities, traditional authorities and local business forum representatives on SLPs and other initiatives.
»Knowledge sharing and programme design support.

South Africa
Community development – regulatory and agreement-based commitments
The implementation of our socio-economic development initiatives is driven by:
»Legislation: As a mining right holder, Harmony is required by the MPRDA to develop and implement SLPs, which outline our commitment to sharing the value we create with host communities. Annual SLP and Mining Charter III reports for the period ended 31 December 2023 were submitted to the DMRE. When reading the Mining Charter III compliance scorecard, there will be a difference in the expenditure compliance amount due to the charter report’s year end being December 2023
»Our host communities’ legitimate needs and expectations: To better understand and address these, we undertook broad-based stakeholder engagement during the development of our fourth generation SLPs (1 January 2023 to 31 December 2027). Planned investments focus on agriculture, water infrastructure, SMME and skills development for meaningful social impact.
Investing in community skills is integral in our socio-economic development approach to leaving a positive and lasting legacy for our host communities. We identify youth in our host communities who could benefit from bursaries, work experience, internships and learnerships. Our skills development, education and training programmes for unemployed youth prepare and equip them for the world of work and other income-generating opportunities.Over the past five years, we have provided core mining skills training to 747 youths (87% absorbed into permanent positions at our operations). This initiative began in the Free State as a partnership between Harmony, Matjhabeng municipality and the Unemployment Youth Forum of South Africa. Supported by MQA grants, it expanded to North West and Gauteng.
Our socio-economic development planning includes mitigating the impact of mine closures on our communities, particularly in the Free State where operations are nearing the end of mine life. We are considering alternative income-generating activities that would be sustainable post-mining. This includes SMME development and portable skills training to empower employees and broader communities.
We plan to expand these pilot projects to a scale that could significantly offset the financial impact of Harmony’s expensive fissure water pumping costs with socio-economic benefits for our host communities, especially emerging farmers.
This year, we spent R80 million (US$4.3 million) (FY23: R114 million/US$6.4 million) on various mine community development programmes.

CSI – beyond compliance
CSI is a “beyond compliance” programme implemented to augment the company’s social licence to operate based on a moral obligation, in line with the company’s strategic pillar of “Responsible Stewardship”. Most of our CSI initiatives aim to empower the youth through education, skills development and sport, delivered through the Harmony Community Trust, social leases or strategic collaborations.
We invested R26 million (US$1.4 million) (FY23: R26 million/US$1.5 million) in CSI projects with positive impacts on the lives of over 700 000 people in our host communities. This spend includes ad hoc donations from the Harmony Community Trust and R5 million on strategic collaborations with NPOs:
»Enactus South Africa that addresses unemployment, poverty and inequality with entrepreneurial skills development at tertiary education level
»Harmony has been the main sponsor of the South African Agency for Science and Technology Advancement (SAASTA) secondary school National Science Olympiad for the past 14 years
»The National Prosecuting Authority (NPA) fight against gender-based violence (GBV) through capacitation of the Thuthuzela Care Centres to effectively support victims of GBV and facilitate the justice process, in collaboration with the Minerals Council South Africa.
Harmony leases property, such as schools, recreation facilities, technical workshops, student accommodation facilities, etc to the government and SMMEs at rental values that are significantly lower than the market value. This initiative is referred to as “social leases” because they are intended to contribute towards community development.

Beyond compliance spend
	Harmony Community Trust	CSI[1]	Social leases[2]	Total
Spend (Rm)	6	20	9	35
Lives positively impacted	256,698	456,353	36	713,087
1 Initiatives implemented include empowerment and development of the youth through education, sport and skills development; supporting communities with health and welfare initiatives, the fight against crime, gender-based violence and inequality; and reduction of poverty.

[2] Qualifying community development entities rent Harmony-owned commercial properties in host communities at nominal rates. In FY24, 36 properties were leased to such organisations, mostly for education (early childhood development centres, schools and libraries, among others). The social lease rates were R9 million lower than market-related rentals.

Impacted SDGs (excluding social leases)	Spend (Rm)	Estimated lives impacted
SDG4 – Quality education	13	13,820
SDG16 – Peace, justice and strong institutions	4	63,973
SDG3 – Good health and wellbeing	3	684
SDG6 – Clean water and sanitation	3	*633 349
SDG17 – Partnerships for the goals	1	245
SDG2 – Zero hunger	1	480
SDG8 – Decent work and economic growth	1	500
TOTAL	26	713,051
*includes assistance to provide emergency supply of potable water to 633 000 residents of Masilonyana Local Municipality

SDG	Projects
SDG 4
Almost half (49%) of our CSI spend was on youth development through education-related initiatives in collaboration with the Department of Education. These included:
»An annual back-to-school programme in which the company donated school shoes and stationery to underprivileged learners in schools within mine host communities – in the past four calendar years, over 8 000 underprivileged learners benefited from this programme
»Matric exams preparation camps, through which the Department of Education facilitates extra lessons for learners to effectively prepare for their final exams
»Donating 100 laptops to top performers in the annual Matric Excellence Awards in an effort to encourage education in the youth in the regions where we operate
»Ad-hoc infrastructure improvements, which included the renovation of two science laboratories in the last two financial years and the upgrade of two additional technical workshops (currently in progress).
In FY24, 36 properties were leased through our social lease programme, mostly by NPOs and education-related institutions (early childhood development centres, schools and libraries, among others). The social lease benefit provided through this programme in FY24 amounted to R9 million.
For the past three years, we have facilitated access to tertiary education through our “missing middle” programme, funding 90 eligible students who could not otherwise access tertiary education, as they cannot secure bursaries and do not qualify for the National Student Financial Aid Scheme at a cost of R10 million. We also help nurture an enabling environment within communities by facilitating social cohesion and supporting efforts to combat crime, gender-based violence and inequality.

SDG 3
21 health and wellbeing initiatives were implemented during the financial year at a cost of over R4 million. These initiatives ranged from improvements of homes that care for the sickly, disabled, and vulnerable to donations towards the fight against gender-based violence through the National Prosecuting Authority and the Minerals Council South Africa.

SDG 6
We assisted Masilonyana Local Municipality to temporarily supply potable water to its five townships with a population of over 600 000 during a two-week water outage. The outage was due to a damaged water treatment plant that also require significant improvements. The temporary water supply enabled the affected communities and businesses to continue with schooling, economic, and social activities.

SDG 9	We spent R3 million towards the repairs of a sewer pump at a station near the Doornkop mine in partnership with the City of Johannesburg.

Preferential procurement
Our supplier initiatives are informed by a bottom-up approach that establishes community capacity for procurement, employment and enterprise development opportunities. We are morally and ethically obligated to build capacity and capability that supports livelihoods. This secures our social licence to operate and develops our social and relationship capital. Our preferential procurement strategy aims to:

Accelerate the transformation of our business while facilitating meaningful transformation in our host communities and the broader economy by:	Support sustainable transformation of black-owned businesses for our host communities and previously disadvantaged groups by:
»Aligning our procurement activities with transformational commitments and Mining Charter requirements
»Enhancing Harmony’s current supply chain model and ensuring preferential procurement is embedded in the sourcing process
»Supporting government’s imperative to facilitate sustainable socio-economic development and broader participation in the economy through procurement and enterprise and supplier development
»Responsibly and significantly shifting procurement spend towards black women and youth-owned companies
»Increasing the overall procurement spend and number of BEE enterprises participating in Harmony’s procurement activities
»Creating a pipeline of SMMEs to harness procurement opportunities in core mining and engineering services, particularly among women and youth
»Promoting partnerships and joint ventures to encourage skills transfer and development of local partners.

»Encouraging Harmony’s suppliers to embrace the spirit of transformation in support of preferential procurement and enterprise and supplier development objectives
»Supporting existing non-compliant suppliers to meet the minimum black ownership targets required by the Mining Charter or shift procurement spend to compliant suppliers
»Working with generic manufacturers and OEMs to invest in local enterprises, especially local manufacturing units
»Leveraging government and private-sector funding to assist SMME development and support beyond Harmony funding instruments.

Our annual procurement plan identifies procurement opportunities for SMMEs’ participation in our enterprise and supplier incubation programme. In addition, our SMMEs databases identify and match vendors to our supplier value chain and subcontracting opportunities. Preferential procurement is thus embedded in our processes. Tender committees oversee costs, transformation, compliance and supplier audits.
We adopted a phased approach to comply with Mining Charter III requirements:
»Phase one (FY20): 68 suppliers and 97% compliance
»Phase two (FY21 and FY22): 85 suppliers and 84% compliance
»Phase three (FY23): 130 suppliers and 95% compliance
»Phase four (FY24): We expect the fourth phase to address our challenges in procurement from black women and youth-owned businesses with procurement committees empowered to advance this transformation imperative through transparent governance processes. We also intend to shift spend across geographical boundaries and secure longer-term contracts with compliant suppliers.

Our performance in FY24 was as follows:

Total preferential procurement spend awarded to black-owned vendors was R10.6 billion (US$567 million) (FY23: R8.6 billion/US$506 million).	Total BEE procurement spend was R14.7 billion (US$786 million) (FY23: R14.0 billion/US$736 million).	Total discretionary spend was R17.6 billion (US$941 million) (FY23: R16.5 billion/US$929 million).

64% of our discretionary spend was on >50% black ownership suppliers (FY23: 59%).
In quarter four, 605 vendors transitioned from <25% black ownership to >25%. This significant shift can be attributed to the proactive and continuous efforts made to ensure that BEE certificates are consistently updated.

»R2.7 billion (US$144 million) was spent on black women-owned businesses (FY23: R2.0 billion/US$92 million)
»R10.6 billion (US$567 million) was spent on black-owned businesses (FY23: R8.6 billion/US$484 million).

Of this, we spent:
»83% on preferential procurement (FY23: 85%)
»60% on black-owned SMMEs (FY23: 32%)
»16% on black women-owned enterprises (FY23: 12%).
Our progress and impact are tracked annually in terms of actual discretionary spend attributed to suppliers who are more than 25.0% black-owned and more than 50.0% black-owned.

Compliant spend increased by 5% (FY23: 25%)
R35 million (US$1.9 million) was spent on new >51% black-owned and controlled enterprises (FY23: R59 million/US$3.3 million) and R25 million (US$1.3 million) was spent on 45 new 100% black-owned SMMEs (FY23: R12 million/US$0.7 million)

Although designated group performance continues to improve, this remains marginal for youth-owned suppliers. For the services category, we have increased our spend on black women and youth-owned enterprises and plan to include technically assessed black youth-owned enterprises in our mainstream procurement. We expect to reach compliance levels for women and youth-owned businesses by 2025.
For the goods category, we achieved 100% compliance.

Harmony’s performance demonstrates our strategic commitment to supporting black-owned businesses. Despite a 41% decrease in spending on enterprises with >51% black ownership, there has been a significant 108% increase in investment and an 96% increase in the number of enterprises in the 100% black-owned category. This reflects a deliberate shift towards our host communities where we have a footprint.

Enterprise and supplier development
Our preferential procurement strategy is underpinned by our enterprise and supplier development framework:

Enterprise and supplier development framework
Enterprise development Potential suppliers are mainly drawn from our host communities with incubation centres in key areas and satellite centres supporting other communities.			Supplier development We provide direct procurement opportunities and contracting.
Entrepreneur incubation	Integration of local suppliers in Harmony’s supply chain	Funding with external partners and internal support	Partnerships with OEMs and local large companies as subcontractor or strategic partners across the value chain	Access to market through Harmony’s procurement pipeline and beyond	Supplier development key performance indicators for tenders

209 in the programme (FY23: 209)	218 assisted with business development (FY23: 86)	26 supported through funding and other business support initiatives (FY23: 24)
We proactively identify OEMs that have programmes to assist with developing BEE companies focusing on local community empowerment and upliftment.
We also partner with funding institutions to support preferential procurement, buy shares in non-compliant companies and create black industrialists.
				We provide procurement opportunities for enterprises graduating from incubation centres and other QSEs.	Monitoring and evaluation are the foundation our framework to ensure transformation gaps are identified and addressed.
Our entrepreneur incubation programme, launched in FY20, aims to assist 100% black, women and youth-owned enterprises to transition to suppliers of key mining and manufacturing commodities and services.

Enterprises operating in the following areas are encouraged to apply:
»Mining and related value chain
»Fuel and chemicals
»Metal commodities
»Engineering products and services
»Manufacturers of mining-related products.

Funding for SMMEs is a critical component in driving economic growth and cultivating innovation. By supporting SMMEs through financial assistance, we empower them to contribute significantly to job creation, community development and overall economic resilience.
SMMEs:
»Receive the necessary financial resources to start, sustain and expand their operations
»Can invest in technology, hire skilled personnel and enhance their product or service offerings
»Can navigate challenges such as cash flow constraints and market competition.

Papua New Guinea
Community development – regulatory and agreement-based commitments
Mining projects in Papua New Guinea are subject to a benefit-sharing memorandum of agreement (MoA), the parties to which include the mining proponent; national, provincial and local-level governments, and landowners of the land subject to the mining tenements. The negotiation of these agreements for new mining projects, and reviews of their performance for existing mines, is led by the Mineral Resources Authority with the support of other departments within Government. Broadly, these agreements seek to promote employment and business opportunities for host communities and to deliver community development and other shared benefits.
As part of our creation of shared value with host communities, Harmony’s commitments under our Hidden Valley MoA include:
»Distributing royalties from our operations to landowners, local governments, the Future Generations Trust and Settlers Fund according to the percentage allocated in the MoA
»Directing funding to physical and social infrastructure projects every year, including education, training, business development, healthcare (including substance abuse and HIV/Aids awareness), agriculture, water supply and identified sustainable development programmes and projects.
We also implement projects funded by the Hidden Valley Mine Trust. This trust was established through a further benefit-sharing agreement, whereby landowners and provincial government forgo equity interests in the mine as per their entitlement under the MoA. Instead, the trust receives quarterly fixed and variable payments for community-nominated and endorsed projects.
We seek to align our MoA programmes and Hidden Valley Mine Trust initiatives with provincial and district development plans. This alignment supports the sustainability of the initiatives. Wafi-Golpu is also expected to be subject to an MoA (or similar), once permitting of the project is complete.
This year, we spent R15 million (PGK3.0 million) (FY23: R6 million (PGK1.3 million)) on Hidden Valley MoA programmes, which include several multi-year, phased-delivery programmes. We also paid R12 million (PGK2.4 million) (FY23: R9 million (PGK1.8 million)) into the Hidden Valley Mine Trust.

CSI – beyond compliance
Our CSI programmes in Papua New Guinea include:
»Hidden Valley host community donations and ad hoc assistance as special needs arise, such as emergency medical transport, food and monetary support for bereaved families
»Wafi-Golpu CSI programme
»Hidden Valley employees’ dependants school fees programme.

We invested R19 million (US$1.0 million) (FY23: R12 million/US$0.7 million) in CSI initiatives this year	Positively impacting the lives of 13,000 people

SDG	Projects
SDG 3	Through our Wafi-Golpu Joint Venture, we delivered a vector-borne diseases awareness at Zindaga Primary School.
SDG 4
Through the Hidden Valley employees’ dependants school fees assistance programme, we supported 468 learners in FY24.
Through our Wafi-Golpu Joint Venture CSI programme, we serviced solar systems for schools running the e-Library programme and supplied tablets. We also supplied and transported furniture to two primary schools and two elementary schools.

SDG 6
As part of our multi-year, phased water, sanitation and hygiene programme, the Wafi-Golpu Joint Venture constructed and provided improved water, sanitation and hygiene facilities for Wongkins Elementary School, Babuaf Primary and Elementary schools, and the Kapunung community in FY24, benefiting 500 students and community members.

SDG 7
The Wafi-Golpu Joint Venture installed 28 additional solar streetlights in villages proximal to the project’s proposed pipeline route and in Huon Gulf coastal communities. These lights enable the 5 000 residents to engage in a wider range of evening activities, such as meetings, church events, cleaning and washing market produce for next-day sales, and facilitating study and completion of homework. We are pleased to see other stakeholders, including individuals, cocoa farmers and ward councillors, building on this initiative.

SDG 8
Expansion of the Wafi-Golpu Joint Venture’s flagship and highly successful cocoa agribusiness programme continued. The programme, delivered in partnership with the Cocoa Board of Papua New Guinea, supports seven cocoa farmer cooperatives, comprising an estimated 6 300 farmers in Mumeng, Wampar, Salamaua and Labuta local level government farming communities.
Beyond our cocoa programme, the Wafi-Golpu Joint Venture also supported gender equality and inclusion in economic opportunities through a range of initiatives for women’s groups from our host communities. In partnership with the Mineral Resources Authority, consultations and training initiatives were held with over 100 women on a variety of business development and registration, leadership and operational topics.

SDG17
Partnering with the Lae Chamber of Commerce, we donated food and essential supplies in response to the landslide disaster experienced in Enga Province. We assisted the Department of Works and Highways with a donation of 20 shipping containers to aid bank stabilisation works along the Lae to Wau-Bulolo highway.

In the short to medium term, we aim to strengthen our contribution to the SDGs by:
»Potentially facilitating a sustainable land use programme for agribusiness investment in Babuaf communities in collaboration and partnership with USAID-PNG sustainable landscape
»Facilitating and conducting a land access programme for agribusiness investment in Wafi-Golpu Project infrastructure corridor in collaboration with Babuaf communities
»Providing ongoing support for the Papua New Guinea Department of Works and Highways community road maintenance programme and seeking to increase local content participation as a development opportunity.
Local procurement
In alignment with our Hidden Valley MoA commitments, we maintain business development plans that include procurement initiatives for landowner, district, provincial and national suppliers and track our spending to reflect our supplier tiers. We also adopt this approach for our Wafi-Golpu Joint Venture, noting that procurement expenditure is low, which is a reflection of the project’s permitting phase.
Though a limited local manufacturing base in Papua New Guinea constrains some options, we source in-country where possible. We include local businesses in tenders and selectively assist with capacity building, particularly for our landowner companies and their joint ventures. Spending outside of Papua New Guinea typically includes manufactured mining supplies and critical consumables and technical services that are not available in Papua New Guinea.
Our suppliers must adhere to our supplier code of conduct and Australasia modern slavery policy (launched in FY24). As part of our responsible procurement practices, suppliers are screened for compliance at the time of onboarding.

Our performance in FY24 was as follows:

Total procurement spend was R5.9 billion (PGK1.2 billion) (FY23: R4.9 billion (PGK1.0 billion))
Procurement within Papua New Guinea totalled R2.7 billion (PGK541 million)			49% was spent on overseas suppliers

22% was spent with landowner companies	68% was spent on suppliers based in Morobe Province (including landowner companies)	32% was spent on suppliers based elsewhere in Papua New Guinea

Landowner companies received R610 million (US$31.6 million/PGK121.6 million) in FY24	Monitoring our supply chain and engaging with third parties enables us to leverage potential opportunities to increase our local spend.
Typically overseas sourcing relates to key supplies, consumables and services not available in Papua New Guinea. We continue to monitor and proactively address supply chain challenges and global disruptions that could affect the operation at Hidden Valley and activities at Wafi-Golpu. Our % spend reflects ongoing sourcing, and excludes once-off purchases and fuel.

Major multi-year contracts held by landowner companies during the year included: »Civil works and construction »In-country transport »Maintenance services »Drilling services »Camps and catering.
Other major services that we contract within Papua New Guinea include:
»Lubricants
»Komatsu spare parts
»Aviation services
»Ammonium nitrate
»Mining consulting services
»Labour hire
»Laboratory services.

Australia
Community development – regulatory and agreement-based commitments
The Kalkadoon People and Mitakoodi and Mayi People are the First Nation Australians whose traditional lands encompass Harmony’s Queensland mining tenements and Cloncurry facilities. The Eva Copper Project, which forms part of Harmony’s overall mining tenement package in Queensland, is located on the traditional lands of the Kalkadoon People.
In line with Australia’s Native Title Act 1993, Harmony has obligations to the Kalkadoon native title holders which are specified in our cultural heritage and access agreement and management plan established in 2006. Native title under Australian law refers to the traditional rights and interests that First Nation Australian groups have over land and water. Recognising the Kalkadoon People’s close and continued connection to country, Harmony’s obligations include consultation, employment and training opportunities, production and acreage-linked payments, and cultural heritage management provisions that also address requirements under Queensland’s Aboriginal Cultural Heritage Act 2003.
During FY24, our community development efforts and engagement were focused on:
»Consulting on project progress and development
»Providing notification of employment and business opportunities
»Social investment in First Nation Australian initiatives, particularly those that build social cohesion by supporting events and traditions.
For details of our cultural heritage initiatives below.
CSI – beyond compliance
With Eva Copper in the feasibility and design phase, we have created an interim social investment framework and delivery process. The framework addresses Harmony’s obligations under our Native Title Agreement with the Kalkadoon People (described above) and our broader community investment initiatives.
Moving through the feasibility stage and into mine development will involve challenges in understanding and aligning with community expectations regarding social investment. The framework will enable us to identify and evaluate projects, initiatives and partnerships that achieve these goals while managing community expectations and project growth.

The framework outlines:
»A community grants programme that supports SDGs 1, 2 and 4
»Events and sponsorships to celebrate and participate in valued local traditions and inclusive communities
»Active citizenship from the Eva Copper project team.
Initiatives we sponsored under our FY24 social investment programme included:

Focus areas	Projects
SDG 4
At Cloncurry State School, we made an art and craft donation to the school fete and sponsored the Parents and Citizens Association fruit break and attendance award programmes. Daily fruit breaks are provided for students who do not bring food to school and to encourage healthy eating (also addressing SDG 2). The attendance awards encourage attendance and participation in school for disengaged or disadvantaged students.
At Cloncurry kindergarten, we contributed to the replacement of playground equipment, softfall and shade sails. At St Joseph’s Catholic School, we supported the construction of a new fence to improve safety for students.

Inclusive communities	We sponsored commemorative shirts to celebrate the formal recognition of the Mitakoodi People’s native title rights and interests in the Cloncurry and surrounding area in August 2024.
We assisted with the purchase of new soccer goals and coloured shirts for the Cloncurry Football Club (Soccer Club) for games nights, benefiting around 120 local children and their families.
Local procurement
Under the Australian Jobs Act 2013, we have obligations to establish an Australian industry participation plan and provide full, fair and reasonable opportunities for Australian businesses to bid for the supply of goods and services for the project. All tender package opportunities associated with the project are notified on Eva Copper’s industry capability network gateway website. We have embarked on a range of local supplier engagement initiatives to generate awareness of the Eva Copper project and seek to engage with North West Queensland Region businesses wherever possible. From FY25, we will report on our supplier spends with First Nations Australian-owned, North West Queensland and Australian businesses.
Cultural heritage
Harmony is mindful of and respects the different cultures and their heritage in the regions where we operate. As part of our impact assessment approach for exploration activities, new projects and expansion activities, we conduct cultural heritage investigations, and work with relevant stakeholders to formulate appropriate heritage management measures.
South Africa
Traditional authorities (kings, paramount chiefs, chiefs and their communities), are important Harmony stakeholders. These authorities embody different and dynamic cultural norms depending on the region in which they are found. We engage with traditional authorities in Ratlou in the labour-sending area of the Eastern Cape, and to a lesser extent in Lesotho. We make it our business to be familiar with the cultural norms and dictates within the various regions we serve, and approach the relevant traditional authorities with this in mind. This helps to normalise relations and highlights the respect the company has for these authorities. This awareness and mindfulness has helped tremendously with the successful implementation of socio-economic initiatives. We use the opportunities afforded by days on the South African calendar which bear cultural significance to encourage awareness and appreciation of our various cultural backgrounds.
Papua New Guinea
Papua New Guinea has a rich and vibrant culture with over 800 different tribes and languages from 22 provinces in four regions. We recognise and respect the culture, cultural heritage, values and traditions of host communities, and those of our employees who come from all regions of Papua New Guinea. Regular, agreed processes exist for engaging with host community leaders, and their communities, at Hidden Valley Mine and Wafi-Golpu. Cultural heritage is one such area of engagement, particularly when the company is entering previously unsurveyed areas. Cultural heritage investigations to identify traditional, historical and archaeological sites have been undertaken for both projects, overseen by qualified archaeologists and anthropologists. Presently, the bounds of Hidden Valley Mine are confined, and active mining remains within existing areas of disturbance, reducing the risk of uncovering and/or impacting new areas of cultural significance. Regarding the Wafi-Golpu project, cultural heritage management measures are set out in the project’s environmental impact statement, and will be advanced when the project receives all necessary approvals and ground disturbance activities advance.
Australia
Australia is home to more than 250 First Nations peoples, each with their own unique languages, cultural practices and territories. Land users have a legislated cultural heritage duty of care and must implement all reasonable and practicable measures to prevent their activity from harming the cultural heritage of First Nations Australians. Our native title agreement with the Kalkadoon People includes a cultural heritage management agreement and its implementation underpins our duty of care. During FY24, key activities included:
»Conducting cultural heritage clearances for the Eva Copper validation drilling campaign and proposed infrastructure sites
»Commencing the development of a cultural heritage induction programme for Harmony employees and contractors working on the project
»Progressing recruitment activities for a cultural heritage officer.

OUR APPROACH TO ILLEGAL MINING

To support a sustainable future, we are committed to actively mitigating illegal mining activities, thereby safeguarding the shared resources critical to our business, employees, host communities, and the environment.
Our performance

Group R650 million (US$34.8 million) invested in security measures at our mining operations (FY23: R609 million/US$34.3 million)
Since 2016 in South Africa, illegal mining has decreased by 93.5%. This year’s performance was driven by our efforts to curb illegal mining through proper mine closure and investments in security. Our security strategy and partnerships with private security companies, law enforcement, government departments and community members continue to significantly reduce illegal mining incidents at our South African operations, and assist to manage trespassing at Hidden Valley in Papua New Guinea. Illegal mining is not expected to pose material risks to our activities in Australia.

South Africa R647 million (US$34.6 million) (FY23: R606 million/US$34.1 million)	PNG Invested R3 million (US$0.2 million) in asset protection measures (FY23: R3 million/US$0.2 million)

Material matters snapshot

Material matters	Highlights	Challenges
Impact of socio-economic challenges	»Conducted extensive due diligence of community partners and provided protection against criminal groups involved in illegal mining in South Africa.
»Illegal mining is difficult to manage as it is highly organised and linked to human trafficking, forced labour, illegal weapons and explosives, tax evasion, money laundering, corruption, gang-related activities, intimidation, murder and other violent crimes
»Communities are negatively impacted by illegal mining as it risks their safety due to criminal groups operating in their vicinity
»Low employment rates increase crime such as illegal mining.

Biodiversity and post-closure sustainability	»Demolished/sealed 46 shafts to date (since 2008), which has reduced the likelihood of illegal mining activity.
»Illegal mining activity (including infrastructure damage and shooting incidents) increased in South Africa in FY24 as more illegal miners accessed underground works through redundant operations, neighbouring operating shafts and ventilation shafts connected with Harmony’s operations. Removal of surface gold-bearing material on redundant and rehabilitation sites is increasing
»Emergence of illegal mining of surface sources whereby several companies were involved in the mass loading and removal of surface gold-bearing material on redundant and rehabilitation sites
»Security expenses increase in response to illegal mining.

Employee safety	»Increased security measures at our South African and Papua New Guinea operations.	»Loss of life and injuries among illegal miners and mine employees »Production stoppages due to safety incidents and infrastructure damage.
Contribution to SDGs

UN SDG	UN Target	UN Indicator	How we are contributing directly
SDG 16
Target 16.3: Promote the rule of law at the national and international levels and ensure equal access to justice for all.
Target 16.4: By 2030, significantly reduce illicit financial and arms flows, strengthen the recovery and return of stolen assets and combat all forms of organized crime.

 Indicator 16.3.1: Proportion of victims of (a) physical, (b) psychological and/or (c) sexual violence in the previous 12 months who reported their victimization to competent authorities or other officially recognized conflict resolution mechanisms.

Our security strategy and partnerships with private security companies, law enforcement, government departments and community members continue to significantly reduce illegal mining incidents at our South African operations, as demonstrated by our performance since 2016.

How we achieve impact
Harmony adopts a security strategy with the aim to prevent incidents before they occur and protect our employees and assets. Our rigorous mine closure process also reduces the risk of illegal mining incidents. We aim to:

Manage security at our operations
»Security management and mine management address the challenges associated with illegal mining through regular assessments, closures and patrols
»Significant investments in sealing redundant mines and implementing state-of-the-art security measures to protect employees, communities, the environment and assets
»Our internal and contracted security services address increasing illegal mining activity that threatens our sustainability and licence to operate.

Decrease the risk of illegal mining	»We mitigate the risk of illegal mining by demolishing, sealing or rehabilitating decommissioned infrastructure when it is no longer needed.
Protect our employees and communities	»Conducting extensive due diligence of community partners and providing protection against criminal groups involved in illegal mining.
The impact of illegal mining

Surface illegal mining	Underground illegal mining	Artisanal mining

»Mostly illegal immigrants from Lesotho, Zimbabwe and Mozambique trespassing on mine premises
»Targets are disused plant and shaft areas
»James Tables (extracting gold using carpets, water and gravity) identify or sample suitable mining land
»Illegal miners sell amalgam (liberated by mixing gold ore with mercury) to syndicate boss runners
»Groups from Marashian tribe-controlled areas of Lesotho provide armed protection on surface against other criminal gangs.
»Activities differ at operating and redundant shafts »Highly organised in the Free State »Structured and profitable reporting, gold sales, food supply and logistics chain.
»Mining companies around the world work alongside artisanal miners
»In Papua New Guinea, government is encouraging the development of the alluvial and small-scale mining sector, including initiatives downstream of Harmony’s Hidden Valley operation
»Private and public law enforcement on mining leases protects employees and assets
»The South African government plans to legalise artisanal mining but this is not viable until illicit gold trading, corruption and territorial battles are addressed.

Statistics show that 70% of illegal miners in South Africa, known colloquially as “zama zamas” (derived from the Nguni word “ukuzama” meaning “to try”), are undocumented immigrants. They are aided by local communities, mine employees and contractors, who receive lucrative payments in return.

South Africa
We collaborate with private security and law enforcement agencies to curb illegal mining. Our efforts have yielded positive results so far. Our performance for FY24 was as follows:

Mponeng operations
»We have seen a significant decrease in on-site crime incidents, from monthly averages of 50 in 2022 to 20 in 2023 and 15 in 2024
»Our multi-pronged security strategy implemented in December 2022, incorporating targeted patrols in high-risk areas, has increased security presence and deterrence through armoured vehicle patrols, proactive detection of suspicious activity via expanded surveillance, and increased tactical capability to ensure swift response to any security threats.

Moab operations
»Through the collaborative project IRIS, we recovered 57 illegal firearms and 8 500 rounds of ammunition, and dismantled illegal mining supply chains leading to 220 arrests
»Raids in 2023 and 2024 resulted in 54 arrests for illegal mining, immigration offences, and unlicensed firearms possession, as well as R2 million worth of equipment, gold and supplies seized
»A major underground operation stocked with explosives and other illicit materials was dismantled.

Kusasalethu Mine	»Deelkraal shaft was closed due to illegal mining activity »Security operations resulted in the arrest of 101 illegal miners – tragically eight illegal miners were found deceased.
Free State operations
»Several incidents of trespassing took place involving fraudulent claims of municipal authorisation and without Harmony’s consent, with R496 390 worth of gold-bearing material seized – investigations and legal action are ongoing.

Collaboration and partnerships
Our strategy is strengthened by our collaboration with South African Police Services (SAPS) and a multidisciplinary national task team, comprising mining houses, the DMRE, the South African Revenue Service, Directorate for Priority Crime Investigation, the Department of Home Affairs and the National Prosecuting Authority.

CORPORATE GOVERNANCE

Critical to this is honest and open engagements, and disclosing information transparently and accurately to build trust, retain our credibility, and present a balanced view of the challenges facing the business and how we are responding.
The board, guided by King IV governance principles, advances the highest standards of governance to ensure that we continue to build corporate trust, underpinned by our ethical approach to business, and the values we uphold that form the foundation of our culture.
This chapter details our approach to governance and our performance.

Our board of directors, committed to ethical leadership, upholds our duty to be a responsible corporate citizen.

Theme	Material matters	Related SDGs	GRI indicator guiding content
Responsible, ethical governance
Transformation and broader diversity of the board
The board at a glance
Compliance policy and framework
Group organisational structure
Board composition, chairman, independence and meeting attendance
Board committees	»Operational resilience »Fair and responsible remuneration »Responsible procurement that safeguards human rights »Legal and regulatory compliance »Cybersecurity »Ethics and governance.	5, 6, 7, 8, 9, 15, 16	2 – General Disclosures 3-3 – Management of material topics 205 – Anti-corruption 206 – Anti-competitive behaviour 405 – Diversity and equal opportunity 406 – Non-discrimination 415 – Public policy

The Harmony board’s philosophy is to adhere to sound corporate governance principles to enable strong, experienced management teams and promote a culture of shared value for all stakeholders.
The strong foundation of corporate governance principles continues to steer Harmony’s board and management. The safety and wellbeing of our employees and communities remains the driving force in our approach.
Strategic risk management
The board has oversight of the group’s risk governance process and progress in delivering on its strategy to produce safe, profitable ounces and increase margins. This includes a risk-based and proactive safety culture journey and value-accretive acquisitions.
For more, refer to Risks and opportunities section.
Sustainable development
Harmony’s sustainable development framework and associated policies consider the SDGs and the group’s role in advancing our communities through preferential procurement, responsible environmental stewardship, employment equity and women-in-mining strategies, among others.
Refer to Material matters and Stakeholder engagement section.
Adding value
The role of the board is key in supporting Harmony’s ability to create sustainable value. The interconnected pillars that drive value creation by the board are strategy, stakeholders, sustainability and ethical and responsible corporate citizenship. All four pillars correspond with the principles of King IV. By exercising ethical and effective leadership, oversight of solid risk and performance management practices as well as commitment to good corporate governance, the board drives the efficient use of resources and ensures sustainability. In addition, the diversity of the board supports a stakeholder-inclusive approach to addressing multi-stakeholder interests.

Responsible, ethical governance
The board subscribes to the principles of good corporate governance. Accordingly, it supports the definition of corporate governance as being the exercise of ethical and effective leadership to achieve specific governance outcomes, summarised below:

Ethical culture and responsible corporate citizenship	Good performance and value creation	Effective control	Legitimacy

»Ethical leadership »Organisational ethics »Responsible corporate citizenship.	»Strategy and capital allocation »Reporting »Political donations »Executive key performance indicators (KPIs) linked to ESG performance.
»Governing structures and processes
»Role of the board
»Board committees
»Appointment and delegation to management.
Functional areas
»Risk governance
»Technology and information governance
»Compliance governance
»Remuneration governance
»Assurance and internal audit.
»Inclusive stakeholder engagement model and related disclosures.

Underpinned by the principles of King IV

Transformation and broader diversity of the board

To further demonstrate its commitment to transformation and the promotion of broader diversity in terms of gender, age, expertise, culture, race, field of knowledge, skills and experience, the board (through the nomination committee) had over the past three years, embarked on a board representation transitional plan to strengthen Harmony’s commitment to the four key pillars of King IV for good corporate governance.

The transformation and diversity of the composition of the board is paramount. As such, the board continues to annually evaluate key gaps in terms of composition and plans to close and mitigate against those gaps are implemented. The review of the boards succession plans is an ongoing exercise to ensure that the board is consistently creating value for stakeholders through continuity, sustainability and transparency.

The board at a glance
Our duty to be a responsible corporate citizen is supported by our board of directors and their commitment to ethical leadership.

Compliance policy and framework
Harmony subscribes to the iCraft framework of ethical leadership as recommended by King IV.

Harmony subscribes to the ICRAFT process in respect of ethical leadership as recommended under King IV
Accountability Board accountability executing their responsibilities	Fairness Adopting a stakeholder inclusive approach	Transparency Transparent in exercising governance roles and responsibilities	Integrity Of board and governing body (management)	Competence Knowledge, due care and diligence	Responsibility For steering the delivery of strategy
With its long-standing commitment to good corporate governance, the Harmony board is satisfied that appropriate practices are in place to promote the company’s reputation as an ethical, reputable and legitimate organisation and a responsible corporate citizen.
Acknowledging the significance of corporate governance and compliance, the board, through the audit and risk committee, has a formal corporate governance policy and framework as well as a legal compliance policy and framework that set out the principles of good corporate governance for the board as well as employees at all operational levels.
In terms of the JSE Listings Requirements, Harmony is required to disclose its application of the principles of King IV. The board, to the best of its knowledge, believes Harmony has satisfactorily applied the principles of King IV.

Annual General Meeting (AGM)
The AGM of the company will be held on Wednesday, 27 November 2024 at 11:00 (SA time), to transact the business.
The issued share capital of Harmony comprises of ordinary and preference shares that entitles the holder to vote on any matter to be decided by the shareholders of the company and to one vote in respect of each ordinary and preference share held.
Ethical culture and responsible corporate citizenship
Ethical leadership
The board leads by example. Each director is therefore expected to continually exhibit the characteristics of integrity, competence, responsibility, accountability, fairness and transparency in their conduct. Collectively, the board’s conduct, activities and decisions are characterised by these attributes, which also form part of the regular assessment of the board and individual directors’ performance. The board recognises that ethics is one of the pillars of sustainable business practice.
The board charter elaborates on the standard of conduct expected from members. In addition, the board policy on declaration of interests limits the potential for a conflict of interest and ensures that, in cases where conflict cannot be avoided, it is properly disclosed and proactively managed within the boundaries of the law and principles of good governance.
Organisational ethics
The board sets the group’s approach to ethics. Oversight and monitoring of organisational ethics is the mandated responsibility of the social and ethics committee on behalf of the board.
Ethics department and ethics management committee
Harmony continues to collaborate with the Ethics Institute of South Africa and has recently procured the expertise of SNG Grant-Thornton for the next three years not only to further embed good ethical conduct but to also increase skills required to manage fraud detection, fraud prevention and reporting thereof. In addition to the external service providers, Harmony has an ethics department that includes permanent certified ethics officers who ensure the ethics management plan and programme are executed sufficiently and communicated throughout the organisation. Our ethics management committee monitors our ethical culture and integrity, assisted by the ethics officers and the white-collar crime committee. In FY24, Harmony continued to increase its employee ethics-related training and awareness programmes.
The ethics management committee also assesses whistle-blower items and declarations of interest in terms of the code of conduct and provides feedback to the executive committee, which then reports to the board’s social and ethics committee. As a result, ethics are discussed and examined at every level of management in the company.
Illegal mining remains a challenge in South Africa and for Harmony, however, mitigating factors to combat this risk are in place.
See Our approach to illegal mining section for more detail.
Responsible corporate citizenship
The mining industry introduces a unique duty and opportunity to the group to be a responsible corporate citizen. Although the board sets the tone and direction for the way in which corporate citizenship should be approached and managed, ongoing oversight and monitoring of the group’s performance against targets is part of the mandate of the social and ethics committee. Additionally, the social and ethics committee, remuneration committee and audit and risk committee are tasked with specific aspects of ESG oversight roles on behalf of the board to align Harmony’s strategy with key ESG considerations.
Extensive detail on the consequences of the group’s activities and outputs, which affect its status as a responsible corporate citizen, with relevant measures and targets are provided elsewhere in this report.
Good performance and value creation
Strategy
The board is responsible for approving the group’s short-, medium- and long-term strategy as developed by management. In doing so, it focuses on critical aspects of the strategy including the legitimate and reasonable needs, interests and expectations of material stakeholders as well as the impact of the group’s activities and output on the various capitals employed in the business process. Risks and opportunities connected to the triple context (economy, society and the environment) in which the group operates are integral to the board’s strategic reviews of the business.
Policies and operational plans supporting the approved strategy are submitted regularly by management for review and formal board approval. The board attends an annual strategy session to confirm and review the company’s strategy.
Strategy is part of the ongoing conversation in the boardroom. Regular oversight of the implementation of Harmony’s strategies and operational plans takes place against agreed performance measures and targets.
Given that the company’s reputation as a responsible corporate citizen is an invaluable attribute and asset, the consequences of activities and outputs, in terms of the capitals employed, are continuously assessed by the board through its committees. This will ensure we are able to respond responsibly and limit any negative consequences of our activities, to the extent reasonably possible. In addition, the board continuously monitors the reliance of the group on these capital inputs – our natural capital (including Mineral Resources and Reserves), employees, financial capital, communities and society at large, our mining infrastructure and our intellectual and technological know-how – as well as the solvency, liquidity and going-concern status of Harmony.
Reporting
In protecting and enhancing the legitimacy and reputation of the group, the board ensures comprehensive reporting takes place on different platforms.

The board’s intention is to meet and exceed legal requirements, as well as the legitimate and reasonable information needs of material stakeholders. The board is satisfied with management’s basis for determining the materiality of information to be included in our external reports. The audit and risk committee, assisted by the social and ethics committee, is tasked with reviewing all external reports to verify the integrity of information.
Political donations
Harmony supports the democratic processes in South Africa, Papua New Guinea and Australia, and contributes to their political parties. A policy relating to political donations has been adopted by the company.
During the year under review, Harmony had donated R12 million towards the 2024 national elections of South Africa. The funds were divided proportionally to the support that the political parties had received during the previous national election.

Effective control – governing structures and processes
Role of the board
The board exercises its leadership role by:
»Steering the group and setting its strategic direction
»Approving policy and planning that gives effect to the direction provided
»Overseeing and monitoring implementation and execution by management
»Ensuring accountability for the group’s performance by means of reporting and disclosures.
The role and function of the board, including guidelines on its composition and procedures, are detailed in the board charter. This is reviewed annually (and when necessary) to ensure it remains relevant.
There is a protocol in place should any of the board members or committees need to obtain independent, external professional advice at the cost of the company on matters within the scope of their duties. Non-executive directors are also aware of the protocol for requisitioning documentation from, and setting meetings with, management. Board members have direct and unfettered access to the chief audit executive, group company secretary and members of executive management.
Based on its annual work plan, the board is satisfied that it fulfilled its responsibilities in the review period in line with its charter.
Board committees
The board has delegated particular roles and responsibilities to standing committees, based on legal requirements, what is appropriate for the group and to achieve the objectives of delegation. The board recognises that duties and responsibilities can be delegated, but accountability cannot be abdicated. The board therefore remains ultimately accountable.
The following committees have been established:
»Audit and risk
»Social and ethics
»Remuneration
»Nomination
»Investment
»Technical.
Each committee has formal terms of reference, reviewed annually (and when necessary) to ensure the content remains appropriate. The terms of reference address the requirements of the JSE Listings Requirements, Companies Act, and the recommended items in King IV.

Effective control – functional areas
Risk governance
The board appreciates that risk is integral to the way it makes decisions and executes its duties. Risk governance encompasses both risks and opportunities as well as a consideration of the potential positive and negative effects of any risks on achieving Harmony’s objectives. The group’s risk appetite and tolerance levels, which support its strategic objectives, are considered annually. The board is supported in this area by the audit and risk committee.
Responsibility for implementing and executing effective risk management is delegated by the board to management. The board acknowledges the need to integrate and embed risk management in the business activities and culture of the group. The audit and risk committee is tasked with ensuring independent assurance on the effectiveness of risk management in the group, when deemed necessary and appropriate. See Risks and opportunities section.

Technology and information governance
The board, assisted by the audit and risk committee, is responsible for governing technology and information to support the group in setting and achieving its strategic objectives.
Technology governance, for the past year remained largely the same, however a review is being conducted into FY25 to improve oversight given the increased focus on technology capability and increases in cyber-incidents world-wide. Material risks that have been highlighted are overseen by the audit and risk committee, as is compliance to King IV. Risks and compliance, in this regard, are at acceptable levels.
Compliance governance
Being an ethical and responsible corporate citizen requires zero tolerance for any incidents of legislative non-compliance. In addition, compliance with adopted non-binding rules, codes and standards is essential in achieving strategic business objectives.
The foundation of our corporate governance complies with:
»The Companies Act
»Listings Requirements of the JSE, where we have our primary listing
»Listings Requirements of the New York Stock Exchange, where we have our secondary listing
»King IV and related principles and codes of good corporate governance.
Harmony also complies voluntarily with the principles of:
»United Nations Global Compact
»International Council on Mining and Metals
»GRI Standards
»Cyanide Code.
Code of conduct
Our behavioural code and code of conduct commits Harmony, our employees and our contractors to the highest moral standards, free from conflicts of interest. The board reviews the code at least every second year, while its application in Harmony is continually monitored by management. The code of conduct was reviewed and updated in FY23. Our ethics programme is also subject to independent assurance as part of the internal audit coverage plan. The code of conduct addresses critical issues including respect for human rights, anti-corruption, gifts and entertainment and declarations of interests. It encourages employees and other stakeholders to report any suspected irregularities. This can be done anonymously through a 24-hour hotline (managed independently) and other channels. All incidents reported are investigated and monitored by the white-collar crime committee, which comprises managers representing various disciplines in the company and reporting to the management ethics committee.
Whistleblowing policy
Our whistleblowing policy encourages shareholders, employees, service providers, contractors and members of the public to report practices at any of our workplaces that are in conflict with any law, regulation, legal obligation, ethical codes or governance policies. It also provides a mechanism for our stakeholders to report these practices internally, in confidence, independent of line management, and anonymously if they wish. The whistleblowing policy informs whistleblowers of their rights. Harmony is committed to protecting whistleblowers from any reprisals or victimisation.
The identity of any employee or stakeholder who reports non-compliance with the code of conduct and other irregularities is protected. Our anonymous ethics hotline numbers are widely advertised throughout the organisation:
»South Africa: +27 (0) 800 204 256
»Papua New Guinea: +675 (0) 00 478 5280
»Australia: +61 (1) 800 940 949.

Human rights
At Harmony, we conduct our activities in a way that respects human rights as set out in the laws and constitutions of the countries in which we operate in line with the Human Rights Policy adopted in FY22 (due for review in FY25). Our approach to respecting human rights includes adhering to corporate policies, complying with applicable laws and regulations, regular dialogue and engagement with our stakeholders and contributing, directly or indirectly, to the general wellbeing of communities within which we operate.

Legislative compliance
The legal compliance function is responsible for the regulatory environment in which Harmony operates. Continuous monitoring, assessments and development, regular updates to policies and procedures, and ongoing staff training and awareness ensures that Harmony stays abreast of constantly evolving regulatory compliance trends. Compliance information and reports on the status of legislative compliance are presented at audit and risk committee meetings.

Broad-based Black Economic Empowerment Act
The annual compliance report in line with section 13G(2) of this act.
Dealing in Harmony shares
During price-sensitive periods, our employees and directors are prohibited from dealing in Harmony shares. Written notice of these restricted periods is communicated to them by the group company secretary. In terms of regulatory and governance standards, directors, prescribed officers and the group company secretary are required to disclose any dealings in Harmony shares in line with the JSE Listings Requirements. The clearance procedure for directors, prescribed officers and the group company secretary to deal in Harmony shares is regulated by the company’s policy on trading in shares and insider trading.
Significant fines
Harmony paid no significant fines in any of its areas of operation. No actions were brought against it for anti-competitive behaviour or anti-trust or monopoly practices in FY24.
Foreign private issuers
New York Stock Exchange foreign private issuers, such as Harmony, must highlight any significant ways in which their corporate governance practices differ from those followed by United States domestic companies subject to the listing standards of the New York Stock Exchange.
Remuneration governance
Attracting and retaining the required skills depends largely on the remuneration levels and practices in any business. It is therefore vital to ensure the group remunerates fairly, responsibly and transparently to support the achievement of strategic objectives and positive outcomes in the short, medium and long term. The board is supported in this area by the remuneration committee. Extensive detail on group remuneration is provided in the Remuneration report section.
Provision has been made in the notice of the 2024 annual general meeting for a non-binding advisory vote of shareholders on the remuneration policy and remuneration implementation report.
Assurance and internal audit
The audit and risk committee oversees arrangements for assurance services and functions on behalf of the board to ensure these are effective in achieving the objectives of an enabling control environment and supporting the integrity of information for internal decisions and external reporting.
A combined assurance framework effectively covers the group’s significant risks and material matters through a combination of internal functions and external service providers.
Despite the output of the combined assurance framework, board members are expected to apply an enquiring mind, form their own opinion on the integrity of information and reports, and the degree to which an effective control environment has been achieved.
Internal audit plays an important part in the overall assurance approach and effectiveness of the assurance framework. The audit and risk committee oversees the internal audit function on behalf of the board.
External independent quality assessment
In FY20, the internal audit function underwent an independent quality review conducted by the Institute of Internal Auditors South Africa. The function was found to generally conform with international standards for the professional practice of internal auditing. No material findings were noted. The external quality assessment is performed every five years. The internal audit function will be subjected to an external independent quality assessment in FY25.
Legitimacy
Inclusive stakeholder engagement model
The board sets the direction for the group’s approach to stakeholder relationships. An inclusive stakeholder engagement approach considers whether the legitimate needs, interests and expectations of all material stakeholders have been adopted.
Information on material stakeholders and the manner in which relationships with stakeholders are managed, governed and monitored appears in Stakeholder engagement section.

Group organisational structure
The group is led and directed by a unitary board of directors that is guided by ethical leadership practices, supported by board and committee charters that are reviewed regularly. The group executive management team, headed by the chief executive officer, is responsible for leading implementation and execution of the board-approved strategy, policy and operational planning and governed appropriately in line with a formal delegation of authority framework.

Board of directors
The board exercises its leadership role over the group by:
»Steering its strategic direction
»Approving policy and planning that gives effect to the strategy
»Overseeing and monitoring implementation and execution by management
»Ensuring accountability for performance through reporting and disclosure.

Board committees
The board has delegated particular roles and responsibilities to standing committees, but remains ultimately accountable. The board committees’ primary functions include the consideration, oversight and monitoring of strategies, policies, practices, performance and recommendations to the board for final approval related to:

Audit and risk	Social and ethics	Remuneration	Nomination	Investment	Technical
»Operating an adequate system of internal control and control processes
»Accurate and appropriate reporting of financial statements
»Governance of information technology
»Risk management and overall risk governance.

»Occupational health and employee wellbeing, environmental management, corporate social responsibility, human resources, public safety and ethics management
»Compliance with relevant regulations
»Sustainability-related key performance indicators and levels of assurance, including ESG.

»Fair reward of directors and executive management for their contribution to Harmony’s performance
»Harmony’s compensation policies and practices; administration of its share incentive schemes
»Group remuneration policy.
			»Formal and transparent procedures on board appointments »Succession planning for directors and members of executive management »Board self-assessment process.	»Potential projects, acquisitions and disposals in line with Harmony’s strategy; ensures due-diligence procedures are followed.	»Safety, strategy and operational performance »Review of strategic plans »Technical guidance and support to management.

Group executive committee
Led by the chief executive officer, in charge of executing board approved strategy as well as the day-to-day management of all operations.
See Our leadership section for more information on the board and executive management team.
Board composition, chairman, independence and meeting attendance
Board broader diversity
Diversity and transformation are key focus areas for the board. Harmony has adopted a promotion of broader diversity policy at board level, specifically focused on promoting the diversity attributes of gender, race, culture, age, field of knowledge, skills and experience.
The board is satisfied that its composition reflects the appropriate mix of knowledge, skills, gender, race, culture, age, experience and independence. In addition, the composition of the board and its leadership structure ensures there is a balance of power in the boardroom and that no one director has unfettered authority of decision making.
Board composition
The board has 12 highly experienced and reputable members: nine are non-executive directors of whom eight are independent; three are executive directors; three are female and eight are historically disadvantaged persons.
The role and function of the board, including guidelines on its composition and procedures, are detailed in the board charter. This is reviewed regularly to ensure it remains relevant.

Role of chairman
The chairman of the board, Dr Patrice Motsepe is a non-executive director but is not classified as independent. The board is satisfied that, following an assessment that was undertaken during the year under review, that the lead independent director, Dr Mavuso Msimang, meets the requirements for an independent director under the Companies Act, JSE Listings Requirements, King IV, and any other criteria evidencing objectivity and independence established by the board.
The duties of the chairman and lead independent director have been included in the board charter and are based on the recommendations of King IV. The roles of the chief executive officer and chairman are separate. In addition to the chairman and lead independent director, the board also has an independent non-executive deputy chairman, Ms Karabo Nondumo.
These appointments are reviewed annually and form part of the board’s succession plan for the position of chairman, deputy chairman and lead independent director.
Guidance provided by King IV on the chairman’s membership of board committees has been applied. The board chairman is only a member of the nomination committee, which is chaired by the lead independent director.

Assessing independence of directors with tenure of over nine years
The majority of non-executive directors are classified as independent and their independence has been reviewed by the nomination committee. The board appreciates that independence is primarily a state of mind and all board members, despite their categorisation, are expected to act independently and with unfettered discretion at all times. This expectation is confirmed in the board charter.
Following an assessment undertaken by the nomination committee of Dr Mavuso Msimang who has served on the board for 13 years, Mr John Wetton (13 years), Ms Karabo Nondumo (11 years) and Mr Vishnu Pillay (11 years), during the year under review, the committee is satisfied that these individuals do not have any relationships that may impair, or appear to impair, their ability to apply independent judgement. In addition, there are no interests, positions, associations or relationships which, from the perspective of a reasonable and informed third party, are likely to influence the members unduly or cause bias in their decision making.
The board thus concluded that the members demonstrated they were independent of mind and judgement, and had objectively fulfilled their roles as independent non-executive directors, despite their tenure on the board. The wealth of experience of these members, in addition to their standing as reputable individuals of integrity and character, makes their ongoing input and contribution an invaluable asset to the board and the group.
Nomination, election and appointment
The nomination committee is tasked with identifying potential candidates for appointment to the board, while actual appointment is a matter for the board as a whole. The collective knowledge, skills and experience required by the board, as well as broader diversity, are all aspects considered by the board before appropriate candidates are identified for nomination. The nomination committee conducts the necessary independence checks and investigations on potential candidates, as recommended by King IV.
All new board members receive formal letters of appointment. In addition, they participate in an extensive induction programme to enable them to make the maximum contribution in the shortest possible time, and further receive, from Harmony’s appointed JSE Sponsor, a formal explanation on the nature of their responsibilities and obligations arising from the JSE Listings Requirements. Ongoing mentorship is provided to members with no or limited governance experience and they are encouraged to undergo appropriate training. Provision has also been made in the board’s annual work plan for regular briefings on legal and corporate governance developments, as well as risks and changes in the external environment of the group.
As required by the provisions of Harmony’s memorandum of incorporation, a third of the non-executive directors are expected to retire by rotation at each annual general meeting of the company. The board is comfortable in recommending their reappointment to shareholders.
The role and function of the board, including guidelines on its composition and procedures, are detailed in the board charter, which is reviewed regularly to ensure it remains relevant and applicable.
Board performance evaluations
The board fully supports the thinking that an appropriate evaluation of the board and its structures is a strategic value-adding exercise that facilitates continual improvement of its performance and effectiveness. An independent formal self-evaluation process was undertaken in FY24. This included an assessment of the performance of the board, its chairman and individual members as well as committees, chief executive officer and group company secretary.
Overall, the self-evaluation reconfirmed that the board and its committees were considered:
»Highly effective
»Appropriately positioned to discharge their governance responsibilities
»Well supported by its committees
»Working as a cohesive unit and that the highest ethical standards are applied in deliberations and decision making, enabling the board to provide effective leadership from an ethical foundation.

The consensus among board members is that the chief executive officer:
»Communicates consistently and effectively with all Harmony’s stakeholders
»Created and implemented an effective strategy, supported by management
»Demonstrates ethical and transparent leadership by living the company’s culture and reinforcing its values.
Considering the outcome of the evaluation process, the board is satisfied that the process is improving its performance and effectiveness.
Conflicts of interest
Each member of the board is required to submit a general declaration of financial, economic and other relevant interests and to update these declarations as necessary. In addition, the declaration of interests in any matter on the agenda of a board or committee meeting is a standard item at the start of every meeting. In the event of a potential conflict being declared, the board proactively manages this conflict within the boundaries of the law.
Appointment and delegation to management
The board is responsible for appointing the chief executive officer on recommendation by the nomination committee. Harmony’s chief executive officer, Mr Peter Steenkamp, is responsible for leading implementation and execution of the board-approved strategy, policy and operational planning, and serves as a link between the board and management.
He is accountable and reports to the board. He is not a member of the remuneration, audit or nomination committees. He does attend meetings of these committees as required to contribute insights and information.
Succession planning for this position forms part of the executive succession plan that is monitored on behalf of the board by the nomination committee. An emergency succession plan is also in place and reviewed annually.
A formal delegation-of-authority framework is in place and reviewed regularly by the board to ensure its appropriateness to the business. The delegation-of-authority addresses the authority to appoint executives who may serve as ex officio executive members of the board and to make other executive appointments.
Group company secretary
The group company secretary, Ms Shela Mohatla, is a full-time employee of Harmony who was appointed by the board on 14 August 2020. She is a chartered secretary by profession and recently admitted as a certified director by the Institute of Directors South Africa..

The board has direct access to the group company secretary who provides professional and independent guidance to the board as a whole and to members individually on corporate governance and legal duties. She also supports the board in coordinating the effective and efficient functioning of the board and its committees.
The group company secretary has unrestricted access to the board and, at all times, retains an arm’s-length relationship to enhance the independence of the position. She is not a member of the board but, being accountable to the board, reports to the board via the chairman on all statutory duties and related functions.
To facilitate and enhance the independence and effectiveness of the group company secretary, the board ensures the office of the group company secretary is empowered and the position carries the necessary authority. The remuneration committee considers and approves the remuneration of the group company secretary on behalf of the board.
Following the assessment of the group company secretary by the board in August 2024, the board is satisfied that the group company secretary has the necessary competence, qualifications, experience, gravitas and objectivity to provide independent guidance and support at the highest level of decision making in the group.
The board is therefore satisfied that arrangements in place for accessing professional corporate governance services are effective.
Discharge of responsibilities
The board is satisfied that the committees properly discharged their responsibilities over the past year.
Furthermore, the board complies, to the best of its knowledge, with the Companies Act and its memorandum of incorporation, monitors such compliance on an ongoing basis and operates in conformity with its memorandum of incorporation.

Board and committee attendance

				Attendance at committee meetings
Name	Age	Appointed director	Independent	Audit and risk*	Social and ethics*	Technical*	Investment*	Remuneration*	Nomination*	Attendance at board meetings*
Non-executive directors
Dr Patrice Motsepe (chairman)	62	2003**							3/5	4/4	100%
Ms Karabo Nondumo (deputy chairman)	46	2013	✓	6/6	6/6		7/7		5/5	4/4	100%
Dr Mavuso Msimang (lead independent)	83	2011	✓		5/6				5/5	4/4	100%
Mr John Wetton	75	2011	✓	6/6	6/6		7/7	6/6		4/4	100%
Mr Vishnu Pillay	67	2013	✓			6/6	7/7	6/6	5/5	4/4	100%
Ms Given Sibiya	56	2019	✓	6/6	6/6					4/4	100%
Mr Peter Turner	68	2021	✓			6/6	7/7			4/4	100%
Mr Bongani Nqwababa	58	2022	✓	5/6			6/7	6/6		4/4	100%
Mr Martin Prinsloo	55	2022	✓	6/6		6/6	7/7			4/4	100%
Executive directors
Mr Peter Steenkamp	64	2016								4/4	100%
Ms Boipelo Lekubo	41	2020								4/4	100%
Mr Harry Mashego	60	2010								4/4	100%

as at 30 June 2024
*    Includes ad-hoc meetings for the year.
**    Appointed chairman in 2004.

BOARD COMMITTEES

The board has delegated particular roles and responsibilities to standing committees based on relevant legal requirements and what is appropriate for the group to achieve the objectives of delegation. The board recognises that duties and responsibilities can be delegated but accountability cannot be abdicated. The board, therefore, remains ultimately accountable.
The following committees have been established:
»Audit and risk
»Social and ethics
»Remuneration
»Nomination
»Investment
»Technical.
A brief description of each committee, its functions and key activities and actions in FY24 appears on the following pages.
The qualifications and experience of each committee member are included under Our leadership section.
Terms of reference
Formal terms of reference have been adopted for each board committee and are reviewed annually (and when necessary) to ensure the content remains relevant. The terms of reference address, as a minimum, the recommended items in King IV.
Committee membership
In considering committee membership, the board, assisted by the nomination committee, is mindful of the need for effective collaboration through cross-membership between committees, where required. The timing of committee meetings is coordinated to facilitate and enhance the effective functioning and contribution of each committee. Duties and responsibilities are documented to clearly define the specific role and positioning of each committee on topics that may be within the mandate of more than one committee. Committee membership has also been addressed to ensure a balanced distribution of power across committees so that no person has the ability to dominate decision making and no undue reliance is placed on any one person.
The board is satisfied that each committee, as a whole, has the necessary knowledge, skills, experience and capacity to execute its duties effectively and with reasonable care and diligence. Each committee has a minimum of three members. Members of executive and senior management are invited to attend committee meetings as deemed appropriate and necessary for the effective functioning of the committee.
In FY24, the majority of members of all board committees remained independent non-executive directors. All board committees were chaired by an independent non-executive director.
Committee meetings
Any director who is not a member of a specific committee is entitled to attend meetings as an observer, but not entitled to participate without the consent of the committee chairperson. Such directors have no vote in meetings and will not be entitled to fees for attendance, unless specifically agreed by the board and provided for in the board fee structure as approved by shareholders.
The board considers recommendations from its committees in matters requiring its approval, but remains responsible for applying its collective mind to the information, opinions, recommendations, reports and statements presented by the committees.
The meeting attendance of each committee member is included under Board and committee below.

Audit and risk committee

Member	Committee tenure
J Wetton (chairperson)*	13 years
Karabo Nondumo	11 years
Given Sibiya	5 years
Bongani Nqwababa	2 years
Martin Prinsloo	2 years
* Appointed as chairperson on 15 December 2021.

Primary functions
»Monitors operation of an adequate system of internal control and control processes
»Monitors preparation of accurate financial reporting and statements in compliance with all applicable legal and corporate governance requirements and accounting standards
»Monitors risk management, ensures significant risks identified are appropriately addressed and supports the board in overall governance of
Social and ethics committee

Member	Committee tenure
Karabo Nondumo (chairperson)*	2.5 years
John Wetton	13 years
Dr Mavuso Msimang	13 years
Given Sibiya	2.5 years
*    Appointed as chairperson on 15 December 2021.

Primary functions
»Oversees policy and strategies on occupational health and employee wellbeing, environmental management, corporate social responsibility, human resources, public safety and ethics management
»Monitors implementation of policies and strategies by executives and their management teams for each discipline noted above
»Assesses Harmony’s compliance against relevant regulations
»Reviews material issues in each of the above disciplines to evaluate their relevance in the reporting period, and to identify additional material issues that warrant reporting, including sustainability-related key performance indicators and levels of assurance.

Key activities and actions in FY24
»Considered the governance of ethics and ethical leadership
»Reviewed and recommended the social and ethics committee report to be included in the integrated report
»Reviewed and considered the social, economic, human capital, environmental, health and safety issues affecting the company’s business and stakeholders
»Reviewed and considered the effect of the company’s operations on the economic, social and environmental wellbeing of communities, as well as significant risks within the ambit of its responsibilities
»Considered Harmony’s overall sustainable development and ESG strategy
»Approved material elements of sustainability reporting and key performance indicators that were externally assured
»Considered and monitored the company’s internal and external stakeholder relations
»Considered and approved Harmony’s stakeholder engagement policy
»Considered and monitored the company’s inclusive procurement and enterprise development
»Considered and approved Harmony’s preferential procurement and enterprise and supplier development policy
»Considered and approved Harmony’s health and safety policy
»Considered and approved Harmony’s employment equity policy
»Considered the company’s overall people development strategy
»Reviewed and recommended the committee’s terms of reference to the board for approval
»Attended a special meeting to discuss the company’s wage negotiations and the status of the Tshiamiso Trust

Remuneration committee

Member	Committee tenure
Vishnu Pillay (chairperson)*	7 years
John Wetton	13 years
Bongani Nqwababa	2 years
*    Appointed as chairperson on 11 May 2017.

Primary functions
»Ensures directors and executive management are fairly rewarded for their contribution to Harmony’s performance
»Assists the board in monitoring, reviewing and approving Harmony’s compensation policies and practices, and administration of its share incentive schemes
»Operates as an independent overseer of the group remuneration policy and makes recommendations to the board for final approval.

Key activities and actions in FY24
»For detail on actions in FY24, refer to the Remuneration committee: chairperson’s report in the Remuneration report section.
»Considered and recommended the employee share ownership plan (ESOP) for board approval and onward approval by shareholders
»Considered the company’s wage negotiations with organised labour
»Reviewed benefits and remuneration principles for Harmony executive management
»Received and discussed a summary of the suite of Harmony executive management incentive schemes to obtain a holistic view
»Reviewed and recommended the committee’s terms of reference to the board for approval
»Reviewed and recommended the company’s incentive plan policy to the board for approval
»Reviewed and recommended the company’s non-executive director ad hoc fee policy to the board for approval
»Reviewed and recommended the company’s non-executive director travel, accommodation and entertainment policy to the board for approval
»Reviewed the company’s overall retention strategy and policy based on global trends on staff retention
»Considered and recommended the remuneration policy and implementation report to the board for inclusion in the notice of annual general meeting for consideration by shareholders as non-binding advisory resolutions (see our Remuneration Report section)
»Reviewed executive directors and executive management’s remuneration benchmarks and recommended their annual salary increases to the board for approval (see our Remuneration report section)
»Reviewed the annual salary increases of the group company secretary and chief audit executive
»Reviewed non-executive director fees with the assistance of an independent service provider
»Considered and recommended the company’s total incentive plan balanced scorecard for FY25 for board approval

Nomination committee

Member	Committee tenure
Dr Mavuso Msimang (chairperson)*	12 years
Dr Patrice Motsepe	21 years
Vishnu Pillay	5 years
Karabo Nondumo	2.5 years
* Appointed as chairperson on 10 May 2018.

Primary functions
»Ensures procedures governing board appointments are formal and transparent
»Makes recommendations to the board on all new board appointments
»Reviews succession planning for directors and other members of the executive team and oversees the board’s self-assessment process.
Key activities and actions in FY24
»Reviewed succession planning for directors and other members of the executive team and oversaw the board’s self-assessment process
»Reviewed succession planning for the chief executive officer
»Reviewed and recommended the committee’s terms of reference to the board for approval
»Reviewed and recommended for re-election directors who retire by rotation in terms of the company’s memorandum of incorporation
»Reviewed and made recommendations on the composition, structure and size of the board and its committees, in line with the board’s policy on gender and race diversity
»Considered the positions of the chairman and deputy chairperson of the board and lead independent director and made recommendations to the board
»Reviewed and recommended the independence of non-executive directors (especially independent non-executives serving on the board for longer than nine years)
»Reviewed and recommended immediate and long-term succession plans for the board, chairman of the board, chief executive officer, executive management and the group company secretary
»Considered the programme in place for the professional development of directors and regular briefings on legal and corporate governance developments, risks and changes in the external operating environment of the organisation
»Considered the policy on the promotion of broader diversity at board level, specifically focusing on the promotion attributes of gender, race, culture, age, field of knowledge, skills and experience.

Investment committee

Member	Committee tenure
Bongani Nqwababa (chairperson)*	2 years
John Wetton	13 years
Karabo Nondumo	11 years
Vishnu Pillay	11 years
Peter Turner	4 years
Martin Prinsloo	2 years
*    Appointed as chairperson on 17 August 2022.

Primary functions
»Considers projects, acquisitions and disposals in line with Harmony’s strategy and ensures due diligence procedures are followed
»Conducts other investment-related functions designated by the board.
Key activities and actions in FY24
»Considered investments, proposals, projects and proposed acquisitions in line with the board’s approved strategy and delegation of authority as well as the committee’s terms of reference
»Considered the company’s exploration expenditure
»Reviewed and recommended the budget and business plans for FY25 to the board for approval
»Reviewed and recommended the committee’s terms of reference to the board for approval
»Post-investment monitoring of recent acquisitions
»Attended a special meeting to discuss the interim study update for the Eva Copper project

Technical committee

Member	Committee tenure
Peter Turner (chairperson)*	4 years
Vishnu Pillay	11 years
Martin Prinsloo	2 year
*    Appointed as chairperson on 23 February 2023.

Primary functions
»Provides a platform to discuss strategy, performance against targets, operational results, projects and safety
»Informs the board of key developments, progress against objectives and challenges facing operations
»Reviews strategic plans before recommending to the board for approval
»Provides technical guidance and support to management.
Key activities and actions in FY24
»Monitored safety across all operations
»Monitored exploration and Ore Reserves in South Africa and Papua New Guinea
»Monitored all South African and Papua New Guinean operations
»Considered and approved the company’s health and safety policy
»Evaluated and considered Harmony’s risks, and measures taken to mitigate those risks
»Reviewed and recommended to the board the company’s annual budget and business plans for FY25 to the board for approval
»Considered investments, proposals, projects and proposed acquisitions from a technical viewpoint
»Reviewed and recommended the committee’s terms of reference to the board for approval
»Attended a special meeting to discuss the interim study update for the Eva Copper project.

REMUNERATION REPORT
Dear shareholder
It gives me great pleasure to present the 2024 remuneration report on behalf of the remuneration committee (the committee).
Through the committee, the board is actively working to enhance remuneration policies and practices that support Harmony’s strategic goals. This work is detailed in our integrated reporting suite, reflecting our commitment to transparency and accountability in governance.
Harmony remains committed to its growth strategy through appropriate investments to reduce its all-in sustaining costs, increase safe production and ensure operational continuity. To enable this, the appropriate human resources, driven by diversity and fair pay remains the key focus of this committee. Page 239 demonstrates Harmony’s entry level (category 4-8) employee salaries, reaffirming our commitment. We have also renewed our focus on innovative ways of improving the financial well-being of all our employees, by leveraging our corporate buying power and identifying service providers who offer effective ways of delivering enhanced value to our people.
As Harmony expands its global footprint and grows in size and complexity, with the objective of delivering competitive returns to shareholders, the market positioning of the remuneration of our executives, compared to global remuneration pressures, as well as competition for our talent from large South African mining companies is under careful consideration. Whilst our executive remuneration policy remained stable in the 2024 financial year, with a prudent increase in executive remuneration of 5.5% for South African ZAR based executive management and 4.5% for AUD based executive based management for the year (with no change to our incentive structure), the committee is cognisant of these pressures. Measures to ensure that our remuneration remains competitive in this context will be a focus area in 2025.
2024 focus areas
»A new five-year wage agreement for the period 1 July 2024 to 30 June 2029 was signed with all five labour unions, allowing for workforce stability in the company for the next five years.
»To continue the responsible approach to decreasing the pay-gap over time in line with our fair and responsible pay principles in FY24, an average increase of 5.5% in guaranteed remuneration packages for non-bargaining-unit employees and 7.17% for bargaining-unit employees was awarded, in line with collective bargaining agreements.
»The positioning of the Harmony employee value proposition in the context of global executive remuneration, large South African competitor remuneration, as well as worker recognition and benefits, was comprehensively reviewed. Opportunities to enhance the reward offering by mobilising economies of scale, recognition platforms, and other effective means of improving employee financial wellness were identified and are currently under consideration.
»The process of amendments to the Companies Act and the concomitant impacts on remuneration governance and reporting, as more fully described below, were closely monitored by the committee.
»The committee reviewed the Balanced Scorecard for the 2025 Financial Year. No changes to the 2024 Financial Year Balanced Scorecard were made.
Changes to the Companies Act
Amendments to the Companies Act, 71 of 2008 (the Companies Act), will introduce significant changes to the governance and disclosure of remuneration by public companies and state owned companies. On 30 July 2024, the President of the Republic of South Africa promulgated the Companies Amendment Acts 16 and 17 of 2024 (together, the Companies Amendment Acts). However, at the time of finalising this report, the effective implementation date of the Companies Amendment Acts is yet to be announced. On implementation of the Companies Amendment Acts, the committee will ensure compliance with its required provisions.
Although the amendments to the Companies Act are not yet effective, the ratio of the total remuneration of the top paid 5% of our employees compared to that of the lowest paid 5% has been disclosed in the implementation report on a voluntary basis, in line with the disclosure in 2023.
Financial and operational performance
I am proud to share that in FY24, we generated the highest operating free cash flow in the company’s history. This remarkable achievement is a testament to the hard work and dedication of our employees across all levels, whilst also benefiting from record gold prices. Their relentless focus on operational excellence and efficiency has been instrumental in strengthening our financial position, allowing us to explore new growth opportunities and deliver greater value to our shareholders and all stakeholders alike.
The group's year-on-year production guidance remains between 1.4Moz and 1.5Moz at an AISC of between R1 020 000/kg and R1 100 000/kg. Underground recovered grade for FY25 is guided at above 5.8g/t.
Safety
The committee acknowledges and mourns the tragic loss of seven employees in the course of duty at our South African operations in FY24.
We are committed to ensuring the safety and well-being of all employees and stakeholders in our organisation. Over the years, we have maintained a consistent focus on safety, and we continue to work towards further improvements in this critical area.
Our lost-time injury frequency rate (LTIFR) for the current year is 5.53, compared to 5.49 in 2023 and 5.65 in 2022. While we have seen stability in our performance, there is still room for improvement as we strive for excellence in safety practices.
We are confident that with the interventions in place, we will enhance our risk and control environment and be able to bring about meaningful improvements in our safety performance and move closer to our goal of zero harm.
Safety is not just a priority, it is a core value that guides all our operations. Together, we will continue to foster a safe and supportive work environment for everyone.
Safety carries a weighting of 15% of the total score on the balanced scorecard. A score of 7.95% was awarded in the FY24 balanced scorecard for LTIFR as a final outcome in accordance with the policy. For more on our safety performance, see Safety section.

Changes to the Remuneration policy for FY25
»No changes to the executive remuneration policy were made for FY25, apart from certain minor administrative amendments to the Total Incentive Policy for clarification purposes. The on-target and maximum percentages, and deferral percentages in the Total Incentive Policy remain per the FY24 policy.
»At the extraordinary general meeting held on 31 January 2024, shareholders approved the issue of 12 651 525 ordinary shares (approximately 2% of the issued ordinary shares of the Company) for the Harmony ESOP Trust (“ESOP Trust”) to benefit eligible employees. In broad terms, the criteria for the allocation of participation units provides that initially each eligible employee that joined/qualified upon the formation of the ESOP Trust, including any eligible employee that joined/qualified within 6 months after the formation of the ESOP Trust, received an equal number of participation units resulting in each employee beneficiary receiving 360 participation units upon the initial allocation of participation units by the ESOP Trust which are directly attributable to approximately 360 ESOP Trust Shares.
Focus areas for FY25
»Review of competitive positioning of executive remuneration in the context of the growth in size and global complexity of Harmony.
»Review of the provisions of the current Deferred Share Plan rules, the King principles, and best practice.
»Continued monitoring of shareholder feedback and developments in local and global remuneration practices.
»Continued focus on innovative ways of improving the financial well-being of all our employees, by leveraging our corporate buying power and identifying service providers who offer effective ways of delivering enhanced value to our people.
King IV principles
The committee continues to compare local and global remuneration trends with our remuneration strategy. At the 2023 annual general meeting, the non-binding advisory vote on the remuneration policy was supported by 95.64% of the votes exercised on the resolution. The implementation of the remuneration report was supported by 96.18%.
As required by the Companies Act and King IV, in the event that either the remuneration policy or the implementation report, or both, are voted against by 25% or more, the board will engage with shareholders to understand concerns raised. This engagement may be done by virtual meeting or in writing and will be implemented at a time after the release of the voting results. Where possible and prudent, objections are taken into consideration when formulating any amendments to the company’s remuneration policy and implementation report in the following financial year.

For more on the committee and its activities in FY24, see the section on Board committees section.

Use of consultants and their independence
During the year, we employed the services of RemChannel (Old Mutual) and Bowmans for advice on remuneration matters. The committee is satisfied that their advice was independent and objective.
Statement on effectiveness of policy
We are satisfied that our policy has generally achieved its objectives, although much room exists for improvement of our safe production performance. We remain confident that the Total Incentive Plan will further enhance our company performance, ability to attract and retain critical skills, deliver returns to shareholders and support our growth objectives.
In closing
I would like to express my gratitude to the board, the committee members, and the executive management for their unwavering support and dedication throughout FY24. The committee has diligently fulfilled its responsibilities, upholding fair and responsible remuneration practices that are both equitable and in line with our company’s values. We remain committed to ensuring that our remuneration strategy aligns with the best interests of our shareholders and employees alike.
No member of the committee has a personal interest in the outcome of decisions made in the review period, and all three members are independent non-executive directors. The chairman of the board is not a member of the committee.

Vishnu Pillay
Chairperson: remuneration committee
25 October 2024

PART 1: REMUNERATION POLICY
Harmony’s reward strategy underpins our business strategy of safely producing profitable ounces, increasing our margins and expanding our Reserves and Resources through organic growth and acquisitions.
To sustain this growth, we rely on experienced, skilled teams who live our values and maintain stakeholder relationships to grow profits safely and support a sustainable company.
Our remuneration policy has been designed with our business strategy in mind – to attract and retain these experienced, skilled teams, and to motivate them to achieve our key business goals. To ensure this happens, we need to be certain that all elements of our remuneration and wider reward offerings are aligned, fair and competitive. In determining remuneration, the remuneration committee considers shareholders’ interests as well as the financial health and future of the company.

Gender and race equality
Harmony’s remuneration policy is to remunerate based on an individual’s ability, skills, knowledge and experience. Men and women, irrespective of their race or any other arbitrary factor, are paid equally for equivalent roles.
Fair and responsible pay
Harmony is committed to the concept of a living wage, which is based on the philosophy of fair and responsible pay. It embodies our initiatives to enhance the lives and well-being of our employees by enabling them to improve their living conditions, and to have better access to social services, healthcare, education and training.
For more information, refer to Caring for our employees section..
Total Incentive Plan
The total incentive is determined every year on the following basis:
The formula above has been updated so that the outcome is based on the “On-target” factor (%), rather than the maximum Participation Factor, where the On-target factor is equal to 60% of the maximum Participation Factor, and the Balanced Scorecard outcome is recalibrated to 100% for On-target performance, 67% for Threshold performance and to 167% for Stretch performance. This has no mathematical impact on the outcomes of the total incentive awards but enables more realistic communication of expected outcomes. The maximum Participation outcome is unlikely due to the low probability of reaching stretch performance for all measures simultaneously, whereas the On-target factor correctly expresses the appropriate reward for target performance.
In FY24 a moderate increase in the On-target total incentive factors has been implemented, with the CEO’s total On-target factor increasing from 150% to 180% of Guaranteed package (72% in cash and 108% in deferred shares) and the total On-target factor for the Financial director, other executive directors and prescribed officers increasing from 138% to 150% of Guaranteed package (60% in cash and 90% in deferred shares).
The balanced scorecard result includes a number of key short- and long-term company performance measures (to be measured over trailing three- and one-year periods). The measures are reviewed and defined annually with appropriate weightings. The scorecard for FY24 is detailed below.
A portion of the total incentive is paid immediately in cash and the balance is settled by means of deferred shares, which vest at a rate of 20% per annum over the next five years for executive directors and prescribed officers, and 33.33% per annum over the next three years for management.
In the event of fault termination of employment, including resignation and termination for disciplinary reasons, all unvested deferred shares are forfeited.
A provision for no fault terminations has been approved. This means that the awards of executives and management employees who leave the company in good standing, do not vest early (on a time-prorated basis) on termination of employment but will continue in force to vest on the original vesting dates.

Each element of the Total Incentive Plan is described below.

Element		Description
Guaranteed pay excludes short- and long-term incentives. To compete effectively for skills in a challenging employment market, we identify the target market to use in benchmarking guaranteed pay. This target market includes organisations or companies that employ similar skills sets to those we require. Comparisons are made predominantly within the South African mining sector to ensure that Harmony remains competitive. The median of the target market is used as the basis of our pay ranges. This same philosophy is applied to our South-east Asia operations.
Total On-target factor (as explained more fully above)		Employee	% guaranteed pay
		Chief executive officer	180% for FY24
		Financial director, other executive directors and prescribed officers	150% for FY24
Balanced scorecard result	Cash portion of total incentive (40%)	A portion of the total incentive is settled in cash immediately when the balanced scorecard results for the financial year have been determined and approved by the board.
		Cash portion (balance settled in deferred shares)	% of incentive
		Chief executive officer	40%
		Financial director, other executive directors and prescribed officers	40%
Deferred share portion of total incentive (60%)
The balance of the total incentive is settled in deferred shares, vesting at a rate of 20% per annum over the next five years for executive directors and prescribed officers, and 33.33% per annum over the next three years for management.

FY25 balanced scorecard

	Scorecard component	Group (%)	South Africa operations (%)	South-east Asia operations (%)
Shareholder value	Total shareholder return (absolute)	8.34	6.67	6.67
	Total shareholder return (relative to JSE-listed Gold Comparators)	8.33	6.67	6.67
	Total shareholder return (relative to FTSE Gold Mines Index)	8.33	6.66	6.66
Financial and operational	Production	20.00	35.00	35.00
	Total production cost	15.00	20.00	20.00
	Free cash flow	10.00	—	—
Growth	Development	—	10.00	10.00
	Additions to Mineral Reserves	10.00	—	—
	Project execution (for future measurement)	—	—	—
Sustainability	Safety performance: Lost-time injury frequency rate (LTIFR)	15.00	15.00	15.00
	Environmental, Social and Governance (ESG)	5.00	—	—
Total		100.00	100.00	100.00
The LTIFR award percentage will be adjusted as follows:
»The actual number of fatalities compared to the average fatalities over the previous 3 years
–Equal to or better than the average – full LTIFR award
–Up to 20% above the average – 60% of LTIFR award
–Between 20% and 40% above the average – 40% of LTIFR award
–More than 40% above the average – 0% of LTIFR award.

Applicable Balanced score card for Eligible operations/divisions	Functions	% Participation
Group
CEO Office, Prescribed Officers, Group COO – Operations, Chief Development Officer, New Business Development & Growth Managers and Corporate Services Managers exclusively allocated to a Group and Corporate function
100% Group
SA Operations
Executive Operating Officer, Executive Managers, all on-shaft SA Ops Managers and off-shaft Services Managers exclusively allocated to SA Ops Services (Free State Services, Moab Khotsong Services, Mponeng Services and Randfontein Office Services)
100% SA
SEA* Operations	Executive Operating Officer, Executive Managers, all on-mine and off-mine SEA Ops Managers and SEA Managers exclusively allocated to SEA Ops	100% SEA
SEA* – Shared Service resources	Specific sub-functions of Finance and commercial services, HR and other	% Split to be determined by time spent on each function respectively between SEA and Group divisions.
* South-east Asia.
Details of the FY24 balanced scorecard showing the total incentive and actual performance outcomes are disclosed in the remuneration implementation section (part 2).
Scorecard components
Total shareholder return
Shareholder value is measured as total shareholder return (TSR) over a three-year period ending in June of each year.
It comprises two components:
»Absolute performance over the measurement period, compared to the company’s cost of equity (COE), taking into account the growth in the company’s share price and the value of dividends paid, and
»Relative performance of the company versus JSE-listed Gold Comparators and FTSE Gold Mines Index over the measurement period.
The threshold, target and stretch performance criteria for TSR (with the recalibrated scorecard outcomes as explained above) are set out below:

	Scorecard component	Principle	Threshold 67%	Target 100%	Stretch 167%
Shareholder value	TSR (absolute)	To be measured over a three-year period ending in June of each year	COE + 0% per year	COE + 3% per year	COE + 6% per year
	TSR (relative)	To be measured over a three-year period relative to JSE-listed Gold Comparators	On index	Index plus 10%	Index plus 20%
	TSR (relative)	To be measured over a three-year period relative to the FTSE Gold Mines Index	On index	Index plus 10%	Index plus 20%
Financial and operational performance
Financial and operational performance comprises gold production and cost management for the financial year measured against the board-approved business plan.
»Production
–Total gold production against board-approved business plan for the year
»Total production cost (SA) and (SEA)
–Total cash operating cost and total capital expenditure for the year
»Free cash flow
–Cash flow generated by operations adjusted for exploration capital, dividends and the effect of commodity price and exchange rate changes in excess of 10% (higher or lower).

The threshold, target and stretch performance criteria are set out below:

	Scorecard component	Principle	Threshold 67%	Target 100%	Stretch 167%
Financial and operational	Production	To be measured against board-approved plan	(5)%	Plan	5%
	Total production cost (SA) and (SEA)	To be measured against board-approved plan	(5)%	Plan	5%
	Free cash flow	To be measured against board-approved plan	(30)%	Plan	30%
Growth
Growth comprises three areas:
»Development
–Development is measured against the board-approved business plan of ongoing capital development – the development of reef and waste metres (South Africa) and waste tonnes (South-east Asia) for the financial year.
»Addition to Mineral Reserves
–Addition to Mineral Reserves through acquisitions and major capital projects which will be calculated on a three-year period rolling average.
»Project execution.
The threshold, target and stretch performance criteria are set out below:

	Scorecard component	Principle	Threshold 67%	Target 100%	Stretch 167%
Growth	Development	To be measured against board-approved plan as a leading indicator of medium- to long-term sustainability	(5)%	Plan	5%
	Addition to Mineral Reserves	Will measure Ore Reserve addition on a three-year period rolling average on pre-depletion basis excluding asset sales	+1.5Moz	+2Moz	+2.5Moz
	Project execution	For future measurement
Sustainability
Sustainability comprises two components:
»Safety performance: LTIFR
–LTIFR will be measured against the board-approved plan
»ESG
–ESG will be measured on the basis of continued inclusion in the FTSE4Good Index as verified by FTSE Russell.
The threshold, target and stretch performance criteria are set out below:

	Scorecard component	Principle	Threshold 67%	Target 100%	Stretch 167%
Sustainability	LTIFR	To be measured against board-approved plan	(5)%	Plan	5%
	ESG	To be measured on the basis of continued inclusion in the FTSE4Good Index as verified by FTSE Russell	Yes		No
			5%		N/a

Minimum shareholding requirement
We have encouraged executive directors and prescribed officers to retain performance shares when they vest and a minimum shareholding requirement (MSR) was again confirmed in the new Total Incentive Plan to achieve this. The requirement provides that:
»50% of the shares that will vest to an executive director or prescribed officer will, immediately prior to the applicable vesting date, be automatically locked up on the terms and in accordance with the MSR
»The lock-up will apply for as long as the relevant target MSR applicable to the executive director or prescribed officer has not been met
»Once the relevant target MSR has been met, any deferred shares that subsequently vest in and are settled to an executive director or prescribed officer will vest and be settled in accordance with the terms of the deferred share plan
»An executive director or prescribed officer may elect to voluntarily lock-up shares that vest in terms of the deferred share plan even if it results in locked-up shares exceeding the target MSR – if the locked-up shares exceed the target MSR, the excess shares will remain in lock-up until the next vesting date (in terms of any relevant Harmony share incentive plans applicable at the time) at which point the excess shares will be released from lock-up and settled in accordance with the terms of the deferred share plan.
The minimum shareholding requirement will continue to apply to an executive director or prescribed officer as long as they remain an executive director or prescribed officer.
If an executive director or prescribed officer ceases to be employed by the group for any reason, their locked-up shares will be released from the lock-up on the date of terminating employment.
Target MSR
The target MSR is the relevant target minimum shareholding value (expressed in South African Rand) that is required to be held by an executive director or prescribed officer from time to time pursuant to this MSR being a minimum of 100% of their respective cost to company.

Measurement of target MSR
Each tranche of locked-up shares will be deemed to have a value for the purposes of determining whether the target MSR has been met, equal to the one-day volume-weighted average price (VWAP) of a share in South African Rand (ZAR) at the date of such lock up, multiplied by the number of shares to be locked up in such tranche. This value will be increased yearly by the applicable consumer price index (CPI) rate for the year.
Trading restriction
Appropriate entries in the relevant registers will be made to record that all the executive director or prescribed officer’s shares, which are subject to the lock-up, will be noted by the relevant central securities depository participant in terms of section 39 of the Financial Markets Act and the appropriate flag placed on the relevant securities account.
Voting and dividends
An executive director or prescribed officer will, in respect of vested shares that are subject to the lock-up:
»Exercise all voting rights in respect of such shares
»Receive all distributions payable in respect of such shares.
Application to foreign prescribed officer
The target MSR of the foreign prescribed officer will be determined on the date on which this MSR is adopted or first applies to the foreign prescribed officer (whichever occurs first). In calculating the target MSR of the foreign prescribed officer, the company will use the cost to company (in ZAR) of the Group Chief Operating Officer – Operations.
The ZAR value of any shares that are to be locked up (in terms of this MSR) will be determined on the applicable vesting date with reference to the share price on that date.
To determine whether the target MSR has been satisfied, the pre-tax value of the locked-up shares will be taken into account.
Deferred share plan limit
The overall limit for deferred shares, issued under the 2018 deferred share plan, is 5% of the shares in issue at the time the plan was approved, amounting to 25 000 000 shares. The individual limit is 0.6%, amounting to 3 000 000 shares.

Pay mix for prescribed officers
The tables below illustrate the pay mix for prescribed officers, based on achieving minimum, on-target and stretch performance. The composition of total remuneration outcomes for FY24 is illustrated below.
Chief executive officer
FY24 pay mix

	Minimum (%)	On-target (%)	Stretch (%)
Salary benefits	85	85	85
Retirement savings and contributions	15	15	15
Guaranteed pay	100	100	100
Short-term incentive	—	72	120
Long-term incentive	—	108	180
Total Remuneration	100	280	400
Other executives (financial director, other executive directors and prescribed officers)
FY24 pay mix

	Minimum (%)	On-target (%)	Stretch (%)
Salary benefits	90	90	90
Retirement savings and contributions	10	10	10
Guaranteed pay	100	100	100
Short-term incentive	—	60	100
Long-term incentive	—	90	150
Total Remuneration	100	250	350

Average monthly wages and benefits underground
FY24 policy

Total remuneration	Category 4 (%)	Category 8 (%)
Fixed earnings	64	62
Company benefits	14	13
Guaranteed pay	78	75
Variable pay	22	25
Total remuneration	100	100
Each component includes:
»Fixed earning: Basic pay, service increment, 13th cheque, living-out allowance
»Variable income: Average overtime, shift allowance, average bonus, meal allowance, unemployment insurance fund/skills development levy, insurance benefit
»Company benefits: Employer provident/pension fund and medical aid.

Non-executive director fees
Market comparisons, the fiduciary risks carried by non-executive directors, their workload, time commitments, expertise and preparation expected of each non-executive director role are considered when reviewing our non-executive director fees.
Harmony’s philosophy on remunerating non-executive directors is to ensure that they are fairly rewarded for their contribution to the company’s governance. Non-executive directors’ fees are reviewed annually and compared to the market median of companies of comparable size and complexity to ensure they remain fair and competitive.
The non-executive director fees were reviewed by the independent advisor and inflation related increases ranging from 4.9% to 5.3% were recommended for all Board and Board Committee fees, apart from a 9.8% increase to the Social and Ethics Committee fee to better align this fee to market benchmarks.
In line with the recommendations of King IV, our non-executive directors are paid a retainer for board meetings and attendance fee for every board meeting attended. Non-executive directors also receive a retainer for serving on a committee. In addition, a per-day ad hoc fee is paid for site visits, special meetings or attending to company business. This fee is reduced commensurately to reflect time actually spent in this regard which is shorter than a full day.
Non-executive directors do not receive share options or other incentive awards correlated with the share price or group performance, as these may impair their ability to provide impartial oversight and advice.
Performance of management
The personal performance of employees will not be taken into account in determining the Total Incentive Plan outcome. Harmony follows a team-based balanced scorecard approach in determining incentive awards. All management employees are assessed every year against set key performance indicators which are used to guide the development and promotion of such employees.
For more information on assessing the performance of the CEO, please refer to Corporate governance section.

Contracts, severance and termination
Executive directors and executive managers have employment contracts with Harmony that include notice periods of up to 90 days. There are no balloon payments on termination, automatic entitlement to bonuses or automatic entitlement to share-based payments other than in terms of the company’s approved share incentive plans.
Malus and clawback
Malus is the forfeiture of a variable pay award before it vests or is settled, and clawback refers to a requirement to repay some or all of an award after it has vested or is settled.
The remuneration committee has the discretion to determine that a prescribed officer or executive manager’s total share plan award is subject to reduction, forfeiture or clawback (in whole or in part) if:
»There is reasonable evidence of misbehaviour or material error by a prescribed officer or executive manager
»The financial performance of the group, company, employer company or relevant business unit for any financial year, used to determine an award, have subsequently appeared to be materially inaccurate
»The group, company, employer company or relevant business unit suffers a material downturn in its financial performance for which the prescribed officer or executive manager can be seen to have some liability
»The group, company, employer company or relevant business unit suffers a material failure of risk management for which the prescribed officer or executive manager can be seen to have some liability or in any other circumstances if the remuneration committee determines that it is reasonable to subject the awards of one or more prescribed officers or executive managers to reduction or forfeiture.
Procedures to impose any malus or clawback provisions must be initiated within three years of the award. To eliminate doubt, the provisions of this malus and clawback policy do not detract from any other legal rights or measures the company has as recourse for acts of fraud, wrongdoing and/or negligence by its prescribed officers or executive management.
Shareholder feedback
We maintain open communication channels with our shareholders, listen to feedback and take action where this is deemed to be in the best interests of the company.

PART 2: REMUNERATION IMPLEMENTATION REPORT ON THE POLICY APPLICABLE IN FY24
This section of the report includes details of the implementation and outcomes of the remuneration policy for FY24. We report on the increase in guaranteed packages and performance outcomes for the Total Incentive Plan.
We have also included disclosure of total single-figure remuneration, the schedule of unvested awards and cash flows for executive directors and prescribed officers in line with the applicable King IV requirements, and with the guidance statement from the Institute of Directors and the South African Reward Association. The remuneration of non-executive directors is disclosed as required by King IV and the Companies Act.
Increases to guaranteed packages during the year
An assessment of executive remuneration was undertaken during the year. Taking into consideration prevailing market conditions, affordability and shareholders’ expectations, an average increase of 5.5% to guaranteed remuneration packages of management was made in FY24. The average percentage increases awarded to executives, management and bargaining-unit employees staff in, FY22, FY23 and FY24 are illustrated below.

Increase to guaranteed packages (%)

9
8
7
6
5
4
3
2
1
0
7.80
5.00
5.00
5.67
7.80
6.00
6.00
7.05
7.17
5.50
5.50
5.26
FY22 (July 2021 – June 2022)
FY23 (July 2022 – June 2023)
FY24 (July 2023 – June 2024)
Unionised staff (July every year)
Management (January every year)
Executives (August every year)
Consumer Price Index

Pay fairness and equality
In FY24, an average increase of 5.5% in guaranteed remuneration packages was awarded for management and executives. The bargaining-unit employees received a 7.17% increase as approved in the June 2021 wage agreement. Bargaining-unit employees have received above-inflation increases for the past six years. The average total monthly remuneration of our category 4-8 employees is set out below. We continue to focus on fairly remunerating our employees at this level to address the challenges of inequality and poverty.
Grade

	Fixed earnings (R)	Variable income (R)	Company benefits (R)	Total per month (R)
Category 4 underground employee (general worker)	19,036	6,408	4,229	29,673
Category 8 underground employee (team leader)	23,175	9,335	4,800	37,310
Pay gap ratio

	Number	Sum of Earnings (R)		Multiple	Average Earnings (R)		Multiple
Number of Employees	32,497
5% of employees	1,625	of the top 5%	2,929,101,053	7.85 x	of the top 5%	1,802,524	7.85 x
5% of employees	1,625	of the lowest 5%	373,337,958		of the lowest 5%	229,746
Refer to Caring for our employees section for more information.

Incentive payments attributable to FY24
Total Incentive Plan
Actual performance outcomes based on the FY24 balanced scorecard for the period 1 July 2023 to 30 June 2024 scores on the basis of achievement out of the maximum score is as follows:
FY24 scorecard result for the group

Performance drivers	Description	Target	Actual	% Achieved	Qlfy	Weighting	Scorecard line result	Final outcome
Shareholder value	Total shareholder return (TSR)
	– TSR absolute	56%	71%	70.8%	YES	8.34	100.0%	8.34%
	– TSR versus JSE-listed Gold Comparators	10%	101%	100.8%	YES	8.33	100.0%	8.33%
	– TSR versus FTSE Gold Mines	10%	116%	116.4%	YES	8.33	100.0%	8.33%
Operational and financial	Kilograms total Harmony	46,803	48,578	103.8%	YES	20.00	90.3%	18.07%
	Total production cost (SA)(Rm)	39,933	40,079	99.6%	YES	12.00	58.5%	7.03%
	Total production cost (SEA) (US$/m)	263	204	122.6%	YES	3.00	100.0%	3.00%
	Net free cash flow	6,885	12,321	178.9%	YES	10.00	100.0%	10.00%
Growth	Reserve addition (Moz)	2.000	5.359		YES	10.00	100.0%	10.00%
Sustainability	LTIFR total SA ops	5.69	5.79	98.2%	YES	15.00	53.0%	7.95%
	ESG				YES	5.00	100.0%	5.00%
						100.00		86.05%

	FY21	FY22	FY23	Three-year average	FY24	% variation	% of LTIFR awarded
Loss of life incidents versus actual*	10	9	6	8	7	16%	100.00%
					Final LTIFR %		7.95%

					Final scorecard result**		86.05%
					Final scorecard result as % of target		143.42%
*    Final LTIFR % after any adjustment for Loss of life incidents as more fully described below.
**    Note that the scorecard outcome is expressed as a percentage of target, so the equivalent score is 86.05/60 = 143.42%.
The LTIFR award percentage was adjusted as follows:
»The actual number of fatalities compared to the average fatalities over the previous 3 years
–Equal to or better than the average – full LTIFR award
–Up to 20% above the average – 60% of LTIFR award
–Between 20% and 40% above the average – 40% of LTIFR award
–More than 40% above the average – 0% of LTIFR award.

FY24 total incentive award calculation

Total incentive (R)	Guaranteed pay (R)	On-target factor (%)	Balanced scorecard result (%)

		Total Incentive Plan (TIP) FY24 award
Executive directors and prescribed officers	Cost to company	Participation factor	BSC results	TIP value*	% settled in cash	TIP cash value*	% settled in shares	DSP awarded**	Vesting years
PW Steenkamp	12,102,939	300%	86.05%	31,243,737	40%	12,497	60%	111	5
BP Lekubo	7,975,856	250%	86.05%	17,158,060	40%	6,863	60%	60	5
HE Mashego	6,257,980	250%	86.05%	13,462,479	40%	5,385	60%	47	5
AZ Buthelezi	5,889,863	250%	86.05%	12,670,568	40%	5,068	60%	45	5
BB Nel	7,543,250	250%	86.05%	16,227,417	40%	6,491	60%	57	5
MP Van Der Walt	5,889,863	250%	86.05%	12,670,568	40%	5,068	60%	45	5
JJ Van Heerden	9,730,656	250%	86.05%	20,385,758	40%	8,233	60%	71	5
*    Figures in R’000.
**    Figures in ‘000.

Remuneration of executive directors and prescribed officers
Total single-figure remuneration
Executive director and prescribed officer remuneration, in terms of total single-figure remuneration, as required by King IV and in line with the guideline note issued by the Institute of Directors South Africa and the South African Reward Association (the guideline note), is detailed below.
Remuneration paid for the year ended 30 June 2024

	Salary and benefits	Retirement savings and contributions	Total incentive cash portion accrued	Deferred awards accrued	Total single figure of remuneration	Less: amount accrued not settled in FY24	Plus: amount of previous accruals settled in FY23*	Total cash remuneration
Executive directors
PW Steenkamp	10,210,100	1,845,167	12,497,495	18,746,242	43,299,004	(31,243,737)	5,946,980	18,002,247
BP Lekubo	7,465,792	478,052	6,863,224	10,294,836	25,101,904	(17,158,060)	3,269,434	11,213,278
HE Mashego	5,530,382	871,881	5,384,992	8,077,488	19,864,743	(13,462,480)	2,916,871	9,319,134
Prescribed officers
AZ Buthelezi	5,616,058	790,211	5,068,227	7,602,341	19,076,837	(12,670,568)	2,745,290	9,151,559
M Naidoo Vermaak[1]	5,985,095	425,350	—	—	6,410,445	—	2,737,769	9,148,214
BB Nel	6,377,456	1,141,218	6,490,967	9,736,450	23,746,091	(16,227,417)	7,259,338	14,778,012
MP van der Walt	5,125,098	844,285	5,068,227	7,602,341	18,639,951	(12,670,568)	2,745,290	8,714,673
JJ van Heerden[2]	9,594,770	363,197	8,233,462	12,152,296	30,343,725	(20,385,758)	3,664,368	13,622,335
*    Includes cash settlement of Phase 1 of Special Award of R3 575 000 for Mr BB Nel.
1    Resigned as prescribed officer effective 31 December 2023. This includes termination related statutory payments.
2    Salary is paid in A$ and the Rand equivalent is influenced by the weakening or strengthening of the Rand/A$ exchange rate.

Schedule of unvested awards and cash flows
A schedule of the unvested awards and cash flows from long-term incentive awards of executive directors and prescribed officers, as required by King IV and in line with the guideline note, is provided below.

Unvested awards and cash flows for FY24 table is shown below

Executive directors	Share Award	Opening	Awarded	Pledged*	Settled	Closing	Cash on Settlement (R)	Year-end Fair Value (R)
Peter Steenkamp	Deferred Shares
	Sub total	414,902	107,359	54,397	54,399	413,465	4,928,549	67,556,046
	Vested Awards Pledged to MSR
	Sub total	254,474	—	—	40,474	268,397	3,666,945	43,853,386
	Total	669,376	107,359	54,397	94,873	681,862	8,595,494	111,409,432
*    Pledged shares should not be taken into account when recalculating the closing balance as they have already been taken into consideration for the closing balance.

Executive directors	Share Award	Opening	Awarded	Pledged*	Settled	Closing	Cash on Settlement (R)	Year-end Fair Value (R)
Boipelo Lekubo	Deferred Shares
	Sub total	232,153	59,022	28,165	28,166	234,844	2,551,839	38,371,163
	Vested Awards Pledged to MSR
	Sub total	24,753	—	—	—	52,918	—	8,646,271
	Total	256,906	59,022	28,165	28,166	287,762	2,551,839	47,017,434
*    Pledged shares should not be taken into account when recalculating the closing balance as they have already been taken into consideration for the closing balance.

Executive directors	Share Award	Opening	Awarded	Pledged*	Settled	Closing	Cash on Settlement (R)	Year-end Fair Value (R)
Harry Mashego	Deferred Shares
	Sub total	195,004	52,657	25,288	25,290	197,083	2,291,274	32,201,391
	Vested Awards Pledged to MSR
	Sub total	28,946	—			54,234		8,861,290
	Total	223,950	52,657	25,288	25,290	251,317	2,291,274	41,062,681
*    Pledged shares should not be taken into account when recalculating the closing balance as they have already been taken into consideration for the closing balance.

Prescribed Officer	Share Award	Opening	Awarded	Pledged*	Settled	Closing	Cash on Settlement (R)	Year-end Fair Value (R)
Anton Buthelezi	Deferred Shares
	Sub Total	108,541	49,559	6,246	32,837	119,017	2,975,032	19,446,186
	Vested Awards Pledged to MSR
	Sub Total	—				6,246	—	1,020,534
	Total	108,541	49,559	6,246	32,837	125,263	2,975,032	20,466,720
*    Pledged shares should not be taken into account when recalculating the closing balance as they have already been taken into consideration for the closing balance.

Prescribed Officer	Share Award	Opening	Awarded	Number Forfeited**	Pledged*	Settled	Closing	Cash on Settlement (R)	Year-end Fair Value (R)
Melanie Naidoo-Vermaak	Deferred Shares
	Sub Total	116,199	49,424	123,563	6,765	35,295	—	3,197,728	—
	Vested Awards Pledged to MSR
	Sub Total	—	—	—	—	6,765	—	809,026	—
	Total	116,199	49,424	123,563	—	42,060	—	4,006,754	—
*    Pledged shares should not be taken into account when recalculating the closing balance as they have already been taken into consideration for the closing balance.
**    Melanie Naidoo-Vermaak resigned effective 31 December 2023 thus forfeiting the shares associated with the above share schemes.

Prescribed Officer	Share Award	Opening	Awarded	Pledged*	Settled	Closing	Cash on Settlement (R)	Year-end Fair Value (R)
Beyers Nel	Deferred Shares
	Sub total	196,602	66,512	25,511	25,514	212,089	2,311,568	34,653,222
	Vested Awards Pledged to MSR
	Sub total	54,195	—	—	—	79,706	—	13,023,163
	Total	250,797	66,512	25,511	25,514	291,795	2,311,568	47,676,385
*    Pledged shares should not be taken into account when recalculating the closing balance as they have already been taken into consideration for the closing balance.

Prescribed Officer	Share Award	Opening	Awarded	Pledged*	Settled	Closing	Cash on Settlement (R)	Year-end Fair Value (R)
Marian Van der Walt	Deferred Shares
	Sub total	149,408	49,559	16,060	24,599	158,308	2,228,670	25,865,945
	Vested Awards Pledged to MSR
	Sub total	9,870				25,930		4,236,702
	Total	159,278	49,559	16,060	24,599	184,238	2,228,670	30,102,647
*    Pledged shares should not be taken into account when recalculating the closing balance as they have already been taken into consideration for the closing balance.

Prescribed Officer	Share Award	Opening	Awarded	Pledged*	Settled	Closing	Cash on Settlement (R)	Year-end Fair Value (R)
Johannes van Heerden	Deferred Shares
	Sub total	232,946	66,151	31,755	31,758	235,584	2,860,754	38,492,071
	Vested Awards Pledged to MSR
	Sub total	42,310				74,065		12,101,479
	Total	275,256	66,151	31,755	31,758	309,649	2,860,754	50,593,550
*    Pledged shares should not be taken into account when recalculating the closing balance as they have already been taken into consideration for the closing balance.

Non-executive directors’ fees
On the recommendation of the remuneration committee, the board proposed increases in fees ranging from 5% to 20% for non-executive directors’ fees, depending on the extent to which the fee for the role was below benchmark, which was approved at the annual general meeting in November 2023. Non-executive director fees paid in FY23 and FY24 are set out below:

Director (R000)	2024[1]	2023[1]
Dr Patrice Motsepe	2,152	2,014
Karabo Nondumo	1,943	1,878
Dr Mavuso Msimang	1,277	1,222
Joaquim Chissano[2]	—	368
Modise Motloba[3]	—	18
Bongani Nqwababa	1,341	1,471
Vishnu Pillay	1,442	1,332
Martin Prinsloo	1,216	1,346
Given Sibiya	1,068	1,006
Peter Turner	1,129	1,181
John Wetton	1,592	1,541
Andre Wilkens[2]	—	497
Total	13,160	13,874
1    Directors' remuneration excludes value added tax.
2    Retired as non-executive director effective 29 November 2022.
3    Resigned as non-executive director effective 27 June 2022.

AUDIT AND RISK COMMITTEE: CHAIRPERSON’S REPORT

Dear shareholder
I am pleased to present the audit and risk committee report for the financial year ended 30 June 2024 (FY24).
In this report, we address the key material matters that the audit and risk committee (the committee) has deliberated on during the reporting period. Our focus extends beyond statutory compliance, encompassing our role in supporting Harmony's strategic objectives and driving value creation. The committee is dedicated to providing diligent oversight and ensuring that our processes effectively contribute to the company's long-term success.
Introduction
This committee is an independent, statutory committee whose members are appointed annually by Harmony’s shareholders in compliance with section 94 of the South African Companies Act of 2008, as amended (the Act), and the principles of good governance. In addition to this Act, the committee’s duties are guided by the JSE Listings Requirements, the King IV Code on Corporate GovernanceTM* 2016 (King IV) and its terms of reference. Furthermore, the board of directors delegates oversight of specific functions to the committee.
* Copyrights and trademarks are owned by the Institute of Directors in South Africa NPC and all of its rights are reserved.
Terms of reference and discharge of responsibilities
The formal board approved committee terms of reference are reviewed and updated annually (or more frequently if required)
by both the committee and the board. The committee is satisfied that, during FY24, it has conducted its affairs and discharged its legal and other responsibilities in accordance with its terms of reference.
Composition and function
Members: J Wetton (Chairperson); K Nondumo; G Sibiya; B Nqwababa; M Prinsloo.
The members were re-elected at the annual general meeting on 4 December 2023. All members have the appropriate academic qualifications, financial literacy, business and financial acumen. As at the date of this report, the committee has five members, all of whom (in the opinion of the board) are independent non-executive directors.
The chairman of the board is not a member of the committee but may attend meetings by invitation. Board members are entitled to attend committee meetings as observers. However, non-committee members are not entitled to participate without the consent of the chair and do not have a vote.
The group chief executive officer (CEO) and financial director (FD) – together with members of the executive team and senior managers representing areas relevant to the discussions at the committee, as well as the external auditors, the chief audit executive and assurance providers attend meetings either by standing invitation or as and when required.
The internal and external auditors have unlimited access to the chairperson of the committee. The chief audit executive reports directly to the committee.

Responsibilities
The responsibilities of the committee are set out in the committee terms of reference and include, among others:
»To ensure the integrity of financial statements and related reporting, that they comply with International Financial Reporting Standards (IFRS), the SAICA Financial Reporting Guides and other relevant regulatory bodies stated above and fairly represent the financial position of the group, the company and our operations
»To monitor internal controls, the internal audit function, combined assurance and matters pertaining to the external auditors
»To oversee corporate governance, particularly in relation to legislative and regulatory compliance
»To oversee the management of risk, as well as information technology (IT) governance and cyber security.
The committee believes that it complied with its legal, regulatory and other responsibilities during the past financial year. No major concerns were raised in FY24.
For more on the committee, see Board committees section .
Reporting
The committee reviewed the appropriateness of the following FY24 reports and their related processes:
»Integrated report and its related suite of reports
»Mineral Resource and Mineral Reserve statement (with the assistance of the technical committee)
»Annual financial statements and accounting practices
»Annual report filed on Form 20-F with the United States Securities and Exchange Commission.
The committee submits that these reports represent a fair view of the group’s performance for FY24 and recommended them to the board for approval.
Duties discharged in FY24
»Reviewed the company’s quarterly, half year and annual financial results
»Ensured it has access to all the financial information of Harmony to allow the company to effectively prepare and report on its financial statements
»Monitored the internal control environment in Harmony and found it to be effective
»Discussed the appropriateness of accounting principles, critical accounting policies, management’s judgements, estimates and impairments, all of which were found to be appropriate
»Executed its responsibility by ensuring that Harmony has established the appropriate financial reporting procedures and these procedures are operating. These procedures, include consideration of all entities included in the consolidated group IFRS financial statements, to ensure that it has access to all the financial information to allow Harmony to effectively prepare and report on its financial statements
»Considered the JSE‘s latest report on the proactive monitoring of financial statements
»Considered the appointment of the external auditor, Ernst & Young Incorporated (EY), as the registered independent auditor for the ensuing year
»Considered the suitability, and satisfied itself, of the external audit partner firm following assessment of the information provided by that firm, in terms of paragraph 3.84(g)(iii) and paragraph 22.15(h) of the JSE Listings Requirements, to determine the suitability of its appointment as the external audit firm and of the designated individual partner
»Ensured that the appointment of the external audit firm is presented and included as a resolution at the annual general meeting

»Satisfied itself that the external audit firm, EY, was suitable and independent from the company
»Reviewed and approved external audit plans, terms of engagement and fees, as well as the nature and extent of non-audit services rendered by the external auditors
»Evaluated the independence and effectiveness of the internal audit function
»Reviewed and approved internal audit budget, the internal audit charter and risk-based plans
»Evaluated and coordinated the internal audit, external audit and sustainability assurance processes
»Received and considered reports from the external and internal auditors
»Considered the appropriateness, expertise and experience of the FD and the finance function – both were found to be adequate and appropriate
»Evaluated and considered Harmony’s risks, and measures taken to mitigate those risks
»Considered whether IT risks are adequately addressed and whether appropriate controls are in place to address these risks. The committee oversees and monitors the governance of IT on behalf of the board, a task it views as a critical aspect of risk management
»Considered and confirmed the company as a going concern
»Considered and approved the company’s non-audit services policy
»Considered and approved the company’s legal compliance policy and framework
»Considered and approved the company’s governance policy and framework
»Considered and approved the company’s anti-bribery and corruption policy
»Considered and approved the company’s anti-money laundering policy
»Reviewed and recommended changes to the committee’s terms of reference to the board for approval
»Reviewed and recommended changes to the company’s trading in securities and insider trading policy to the board for approval
»Reviewed the adequacy of the group’s insurance coverage
»Considered commodity prices and exchange rate parameters for budget and business planning
»Considered the company’s hedging programme for board approval
»Considered the company’s fraud risk assessment programme
»Reviewed legal matters that could have a significant impact on the company’s business.
Key focus areas in FY24
Interim and annual financial statements
The annual financial statements have been prepared in accordance with IFRS, SAICA Financial Reporting Guides, the requirements of the South African Companies Act 71 of 2008, the Listings Requirements of the JSE Limited and the recommendations of King IV.
In terms of paragraph 3.84(k) of the JSE Listings Requirements, the committee reviewed and assessed the process implemented by management to enable the CEO and the FD to pronounce on the annual financial statements and the system of internal control over financial reporting. The results from the process were communicated to the committee. The committee considered any deficiencies as well as the appropriateness of management’s response including remediation, reliance on compensating controls and additional review procedures. The committee, on behalf of the board, has noted the final confirmation of the CEO and FD.

External auditor – appointment, independence and tenure
Having considered the external auditor’s previous appointments and the extent of other work undertaken for the group, the committee is satisfied that EY are independent of the group, as per section 94(8) of the Act. The committee also satisfied itself as to the suitability of EY and the designated audit partner.
A formal procedure has been adopted to govern the process whereby the external auditor may be considered for non-audit services and the extent of these services is closely monitored by the committee. Total fees approved for the external auditor, EY, for the year were R66.4 million, of which R66.3 million was for audit-related services, R0.1 million for non-audit services.
This is the first year that EY has been Harmony’s external auditor. At the 2023 annual general meeting, EY was reappointed as the independent external auditor.
As part of Harmony’s commitment to transformation, EY partnered with Motlanalo Chartered Accountants and Auditors, a level 1 broad-based black economic empowerment company being a 100% black-women-owned firm.
Audit firm rotation
In FY21, the committee had recommended, and the board endorsed, the appointment of EY following the conclusion of a comprehensive and rigorous tender process. Shareholders approved EY’s appointment at the annual general meeting held on 29 November 2022 and was re-elected at the annual general meeting held on 4 December 2023.
Internal controls and internal audit
Having reviewed the design, implementation and effectiveness of the group’s system of internal financial controls, the committee is satisfied that these are effective and form a reliable basis for the preparation of the financial statements. No findings came to the attention of the committee to indicate any material breakdown in internal controls during the past financial year.
In terms of internal audit, the committee is responsible for:
»Ensuring that the group’s internal audit function is independent and has the necessary resources, standing and authority within the group to enable it to perform its duties
»Overseeing cooperation between internal audit and the external auditors, and serving as a link between the board of directors and these functions.
In line with King IV and its recommendations, the committee has confirmed the effectiveness of the group chief audit executive, Ms Besky Maluleka-Ngunjiri, and is satisfied that she has the appropriate expertise and experience to meet the responsibilities of this position. The chief audit executive reports quarterly, or as necessary, to the committee on internal audit and has direct access to the committee, primarily through its chairperson.
The committee is satisfied that internal audit follows an approved risk-based internal audit plan and regularly reviews the group’s risk profile. Internal audit submits an overall statement on the effectiveness of the group’s governance, risk management and control processes.

Legislative compliance
Compliance information and reports on the status of legislative compliance are presented to this committee. The risk of non-compliance is thus managed through:
»bi-annual review and updates on the Harmony regulatory universe
»compliance risk management plans for high-risk legislation
»the continuous monitoring of the regulatory environment.
Combined assurance
The committee is satisfied that the group has optimised the assurance coverage obtained from management, and internal and external assurance providers. The committee is also satisfied that the various external assurances that are obtained and related systems and procedures are effective in achieving the following objectives:
»Enabling an effective internal control environment
»Supporting the integrity of information used for internal decision-making by management, the board and its committees
»Supporting the integrity of external reports
»Minimising assurance fatigue.
Governance of risk
The committee fulfils a dual function – as an audit committee and as a risk committee. Internal audit conducts regular and full assessments of the risk management function and framework, on which it reports to the committee. The committee is satisfied with the effectiveness of its oversight of risk governance in the group.
A detailed report on risk and its management, as recommended in King IV, is contained in the Risks and opportunities section. A report on risk is also shared with the board on a quarterly basis.
In the past year, the committee continued to monitor the enterprise risk management and resilience policy, risk management guidelines and risk management framework to ensure continued focus on the company’s material risks. The board further approves the group’s risk appetite and tolerance framework.
Appropriateness and experience of FD and effectiveness of the finance function
The committee confirms that it is satisfied that Ms Boipelo Lekubo, the current FD, possesses the appropriate expertise and experience to meet the responsibilities of this position.
Oversight of derivative programme
The committee also monitors and reviews the group’s derivative and hedging strategy. The derivative programmes currently in place were introduced in FY16. During FY24, the hedging policy was expanded and a new gold hedging limit was set as 30%, 20% and 10% of production in a 12-, 24- and 36-month period (previously 20% over a 24-month period) and was approved. The limit for silver remained at 50% over a 24-month period. Further, gold-collar hedging was introduced to our hedging programme. Harmony may execute on the hedging strategy when we achieve a minimum margin of 25% above all-in sustaining cost (AISC) and inflation. An additional minimum margin of 30% above AISC and inflation was introduced for the last third of the volume hedged. The foreign exchange exposure of 25% remained during the year.

Technology and information governance
The committee maintained its focus on overseeing the strategic information technology direction of the group, the technology risks, as well as compliance regarding information and technology. The basis on which these are monitored and reviewed have been strengthened with specific focus regarding cybersecurity and compliance with King IV.
The convergence of operational technology, engineering technology and information technology, the rapidly increasing use of information in the mining industry, and the increased exposure to cyber-security threats require increased focus on Harmony’s information technology capability. To this end, a group chief information officer was appointed to the group executive committee thereby elevating Harmony’s focus on this key enabler, and to better align and integrate across the various technology disciplines.
We have revised the information and technology governance structures to ensure a more direct and transparent link from operational to board level. Monitoring, review and direction capabilities are being strengthened with decision-making being devolved to the appropriately mandated levels to reduce turn-around times, increase cross-functional collaboration, align actions with corporate goals and to improve the management of technology risk.
Information technology resources (infrastructure, financial and human resources) have been reviewed with relevant adjustments being introduced to position the group for improved leveraging of information technology, increased capabilities to manage technology risk, and to strengthen the group’s cybersecurity posture.
Management controls have been reviewed and further focus will be brought to align information technology processes, controls and the risk framework with the broader group enterprise risk management framework.
Dividend policy and dividends declaration
The board declared a 147 SA cents interim ordinary dividend for the year ended 30 June 2024, paid on 15 April 2024 and declared a final ordinary dividend of 94 SA cents for the year ended 30 June 2024, paid on 14 October 2024 (2023: interim ordinary dividend of nil and final ordinary dividend of 75 SA cents paid on 16 October 2023). In addition, dividend payments were made in 2023 and 2024 to the non-controlling interest holders in Tswelopele Beneficiation Operation of R18 million and R43 million, respectively.
Harmony declared an annual preference share dividend to the Harmony Gold Community Trust (the Trust). The board declared a preference dividend of R14.7 million and it was paid to the Trust on 18 September 2024 (2023: R9 million on 15 August 2023).
In considering the payment of dividends, the board, with the assistance of the audit and risk committee, took into account the current financial status of the company and the payment of a proposed dividend subject to the successful application of the solvency and liquidity test as set out in section 4 of the Companies Act of 2008.
The company’s dividend policy remains to pay a return of 20% on net free cash generated to shareholders, at the discretion of the board of directors.
Going concern
The committee has reviewed a documented assessment, including key assumptions prepared by management, of the going concern status of the group.
The board’s statement on the going concern status of the group, as supported by the committee, appears in the Financial Report.
Integrated report
The committee has overseen the integrated reporting process, reviewed the report and has recommended the 2024 Integrated report and consolidated financial statements for approval by the board.
Events post year end
»During August 2024, management received information relating to the preliminary results of the exploration drilling programme conducted for Target North. These preliminary results indicated that a decrease of the mineral resource estimation attributable to Target North is likely. The decrease in the attributable ounces as indicated by the preliminary results constitutes an indication of impairment. The indicator is considered to be an adjusting event as it provides more reliable information of circumstances that already existed as at 30 June 2024. Therefore an impairment assessment was performed for Target North at the reporting date.
»On 30 July 2024, the Queensland Government announced its decision to provide conditional grant funding of A$20.7 million for Eva Copper under the Mount Isa Mining Acceleration Programme. The grant is subject to a number of conditions, including that Harmony reaches a positive Final Investment Decision by January 2026. This constitutes a non-adjusting subsequent event. Management is still assessing the 2025 financial year accounting treatment and impact of the government grant.
»On 4 September 2024, a final dividend of 94 SA cents was declared, payable on 14 October 2024.
»Effective from 1 September 2024, Harmony has entered into an agreement with RMA Life Assurance Company Limited (RMA) to transfer the liability in respect of the medical promise and medical aid subsidy, and the administration thereof, from Harmony to RMA. During September 2024, Harmony will transfer a once-off amount of R350 million to RMA as a single premium for the transfer of the on-balance sheet liability of R290 million. Harmony and RMA have fulfilled all the relevant clauses per the contract, and the liability was derecognised.
»On 1 October 2024, Dr Urishanie Govender was appointed as Chief Sustainability Officer and will be classified as a prescribed officer going forward.
»On 23 October 2024, Harmony fulfilled all its obligations stemming from the streaming arrangement with Franco Nevada. Refer to note 29 for further information on the Franco-Nevada streaming arrangement. Going forward, all gold revenue generated by the Mine Waste Solutions operation will be based on quoted market prices. This constitutes a non-adjusting subsequent event.
In closing
I sincerely thank my fellow committee members for their professionalism and dedication in carrying out their duties. Their commitment has been instrumental in enabling the committee to effectively fulfill its responsibilities in accordance with the committee mandate, terms of reference and statutory responsibilities.

John L Wetton
Chairperson: audit and risk committee
25 October 2024

SOCIAL AND ETHICS COMMITTEE: CHAIRPERSON’S REPORT
Dear stakeholder
I am pleased to present Harmony’s social and ethics committee report for FY24.
The social and ethics committee has a unique mandate set out by the Companies Act and is responsible for overseeing Harmony’s sustainable development performance. Reflecting on the past year, not only did Harmony make significant progress in delivering on our sustainability commitments and ESG targets, the group also recorded exemplary operational and financial performance. This demonstrates the resilience of the business in an evolving and challenging macro-environment and our ability to continue creating value for our stakeholders.
By continuing to demonstrate mining with purpose, Harmony is well positioned to become a world-class gold and copper producer while upholding our reputation as an ethical, values-driven business that is committed to fostering a safe, diverse and inclusive culture.
The committee’s responsibilities include ESG considerations, ethics management, stakeholder engagement, employee relations (including empowerment, transformation, and health and wellness), environmental stewardship, socio-economic development and upliftment, public health and safety. As part of its ongoing initiatives to sustain value creation, this committee assesses, reviews and approves key policies; including ethics, stakeholder engagement, environmental, employment equity and procurement policies and strategies.
The committee also considers strategic trade-offs in its decision making. Safety and ESG outcomes are also carefully considered and reinforced in Harmony’s remuneration policy.
We continue to receive recognition for the progress we have made in the ESG domain. We ranked in the top 5% of the industry classification benchmark super sector in the FTSE4Good Index and in the 50 precious metals industry by Sustainalytics. We also maintained our inclusion in the Bloomberg Gender-Equality Index for the fifth consecutive year.
The committee has complied with its regulatory, legal and other responsibilities mandated by the board. In doing so, it has applied the principles of King IV, with a strong emphasis on ethical governance and conduct, as well as responsible corporate citizenship, to support Harmony’s sustainable growth.
Read the Governance section for details about the committee, its members and activities in the review period. .

Value creation – key focus areas in FY24
Guided by our sustainable development framework, Harmony aims to leave a lasting positive legacy in the countries where we operate, recognising our responsibility to improve the lives of our employees and host communities while reducing our negative impact on the environment. Good corporate citizenship, aimed at building trust, is central to the way we do business. This approach is underpinned by proactively engaging with our stakeholders to foster and maintain trust and establishing lasting and mutually beneficial relationships and partnerships.
The committee continued to monitor Harmony’s stakeholder engagement to proactively reach all levels of government, host communities and other stakeholders across the group.
Social stewardship
Harmony’s duty of care to our employees includes creating a safe and healthy workplace where all voices are heard, talents are nurtured, and opportunities are equal. A critical enabler of our approach is empowering our employees to:
»Manage their own health and wellbeing by participating in Harmony’s healthcare and mental wellbeing programmes
»Take personal accountability for safety by behaving in line with safety standards and being alert to our colleagues’ safety
»Invest in their professional development using various training opportunities Harmony provides.

The technical committee has specific oversight of employee safety, while the social and ethics committee focuses on employee health and public safety. Safety is an ongoing agenda item for the committee and in board discussions.
Illegal mining in South Africa continues to pose significant challenges to the economy and our stakeholders. We have intensified our security strategy and partnerships to combat the issue, and since 2016, illegal mining at our operations has decreased by 93.5%. We remain cognisant that partnerships and collaborations are necessary to collectively develop innovative solutions to combat illegal mining. The committee continued to monitor and assess key improvement areas to address illegal mining at Harmony and the broader mining industry.
As part of our ongoing efforts to elevate diversity and inclusivity, we have developed action plans to implement learnings from the gender survey conducted in the previous financial year. Initiatives will include creating awareness, enhancing cultural leadership and behaviours, conducting targeted interventions and training, and improving policies and practices. We will also be developing the Harmony employee value proposition in the coming financial year, which will help us further progress in achieving our target of 30% women in leadership.
Harmony is also pleased with the sound employee relations we have maintained, having achieved a historical milestone with the five-year wage agreement signed this year. We also continue to remunerate our employees fairly and responsibly by ensuring remuneration is market-related and in line with Harmony’s performance. The board, through the remuneration committee, ensures the implementation of Harmony’s shareholder-approved remuneration policies.
For more details on our remuneration policy, refer to the Remuneration report section.
In recognition of our responsibility to support the upliftment and socio-economic development of our host communities, Harmony’s CSI initiatives positively impacted the lives of over 700 000 people in South Africa and Papua New Guinea. We also contribute to transformation and improving living conditions in South Africa through our fourth-generation SLPs launched this year, with R80 million (US$4.3 million) spent this year on agriculture, water infrastructure, SMME and skills development. We also spent R15 million (PGK3.0 million) on Hidden Valley MoA programmes that include, among others, outreach programmes, infrastructure maintenance and creating alternative income streams for local farmers.
It is also pleasing to note that we have achieved our South African procurement compliance requirements, and recognise that more work needs to be done to close the gap in the youth-owned services category.
Ethical conduct and good governance
Our licence to operate rests on legitimate and ethical leadership, as well as sound corporate governance practices to mine ethically are non-negotiable. As such, ethics is discussed and examined at every level of management in Harmony. While the governance of ethics is mandated to this committee, the board sets the group’s approach to ethics and is equally responsible and committed to the highest standards of ethical conduct throughout Harmony. We continue to collaborate with the Ethics Institute of South Africa and consulting with an external service provider to guide us in further embedding good ethical conduct and enhancing our ability to manage fraud detection, prevention and reporting. Additionally, we continued to conduct ethics-related training and awareness programmes for our employees and contractors.
For more details, refer to the Corporate governance section in this report that addresses organisational ethics.
Environmental stewardship
Through Harmony’s transition pathway, we are systematically decarbonising the business by implementing energy efficiency and improving our energy mix, adapting to climate change, re-engineering our asset portfolio, and decarbonising our transportation and value chain.
We successfully met our sustainability-linked greenhouse gases (GHG) target during the year and we are on track to meet our Science Based Targets initiative (SBTi) target of a 63% reduction in scope 1 and 2 emissions by FY36 from an FY21 baseline year. This is evidenced by the traction we have gained in executing our decarbonisation programme in South Africa, where our most energy-intensive mines are located.
We have generated 65.3GW of solar energy as part of phase 1 of our renewable energy and efficiency rollout plan. With phase 2 having been approved by the board, we are actively working to meet our net-zero target by 2045. Our decarbonisation programme is agile, allowing us to respond to emerging renewable technologies and the changing lives of our mines. As such, we have extended the rollout plan to deliver an additional 100MW of green energy as part of phase 4.
We have further bolstered Harmony’s energy transition by:
»Undertaking climate resilience and biodiversity footprint assessments
»Receiving approval of our near-term target by SBTi
»Bolstering our copper portfolio through the acquisition of the Eva Copper Project in the previous financial year, adding to the resources of our Wafi-Golpu Project
»Closing deep-level and energy-intensive shafts
»Comprehensively assessing climate-related risks on an ongoing basis
»Achieving cumulative energy savings of R2.2 billion to date through our energy efficiency programme, equating to savings of 2.1MtCO2e
»Exploring land-based carbon sequestration aligned with our rehabilitation programme.
These initiatives not only enable us to deliver on our environmental and social obligations, but also further derisk the business and bolster the significant socio-economic benefits created for our host communities.

As a responsible miner, we believe that mining is one of the biggest contributors to circular economies. Harmony has the largest tailings storage facility (TSF) reclamation programme in the gold sector globally, presenting opportunities to extract gold more safely, more economically and more responsibly from our tailings dams such as the Kareerand TSF. For over 13 years, the Kareerand TSF has been managed with the health and safety of people and the environment in mind. The Kareerand expansion project is progressing as planned, with first deposition on track for September 2024. Additionally, the successful completion of phase 1 and 2 of the pump and treatment plant project has decreased sulphate levels in groundwater sources by up to 92%. The unique indigenous microbial community at the site will be distributed into the groundwater in FY25, allowing for in situ sulphate removal and thereby improving water quality.
This further supports our responsible water use initiatives and our ambitious targets for reducing our water footprint, including the reduction of fresh water usage in water-scarce areas by 2030. We outperformed on both our potable water and water recycled targets in FY24 through continued efforts in water reduction measures and water stewardship projects across our operations.

In closing
Our ESG performance this year reflects the significant progress we have made to date, and that we remain mindful of the long-term positive impact we aim to achieve. To continue consistently delivering on our strategic pillar of responsible stewardship, we remain steadfast in achieving our commitments to our employees and host communities and embedding ethical, responsible and sustainable mining practices in everything we do.
To my fellow committee members, thank you for your invaluable contributions, unwavering commitment and support. To all Harmonites and Harmony partners, I sincerely appreciate the dedication and passion in our collective pursuit of Harmony’s success through mining with purpose.

Karabo Nondumo
Chairperson: social and ethics committee
25 October 2024

MINING CHARTER III – COMPLIANCE SCORECARD

We discuss our performance against the Mining Charter throughout this report. The charter is focused on transformation of the South African mining industry as a whole by promoting equal access to and ownership, expanding business opportunities for historically disadvantaged persons (HDPs), redressing the imbalances of historical injustices and enhancing the social and economic welfare of employees and mine communities.
The Mining Charter is not a static document – it has been debated and revised a number of times, and is now in its third iteration (effective 2018 and known as Mining Charter III). Harmony will continue to work towards transformation because we believe this supports our social licence to operate. As a mining company we hold to the spirit of the Mining Charter and measure our performance against the charter as an entry point to our transformation journey.
The table summarises our performance against targets for each pillar for the calendar year to 31 December 2023 (the regulatory reporting period). Harmony considers itself to be subject to the Mining Charter. Harmony’s status under the applicable Mining Charter is determinative of the applications lodged by Harmony for mining rights. The Broad-Based Black Economic Empowerment Act requires the Department of Trade and Industry to issue the Code of Good Practice on Broad- Based Black Economic Empowerment or sector codes to measure an entities black economic empowerment initiatives. The BBBEE Act and code do not require the DMRE to apply the BBBEE code when determining the qualification criteria for the granting of mining rights or the renewal of existing rights. The codes will only apply to mining companies if they wish to be scored for purposes of contract with organs of state. This means that unless Harmony wishes to be scored for the purpose of contracting with organs of state it is not obliged to obtain a BBBEE certificate. Although that is the case, we have conducted the B-BBEE verification audit and have attached our certificate in the following section of this report.
Mining Charter III scorecard for 2023 (January-December)

	Measure	Target	Progress	Score

1 Reporting
Has the company reported its level of compliance with the Mining Charter for the calendar year?	Report annually	Yes	Yes	✓
2 Ownership
Minimum target for effective ownership by historically disadvantaged South Africans	Meaningful economic participation; full shareholder rights	26%	56%	✓
3 Employment equity
Diversification of workplace to reflect the country’s demographics and attain competitiveness	Representation of historically disadvantaged persons	Board: 50%	67%	✓
		Executive committee: 50%	61%	✓
		Senior management: 60%	58%	✗
		Middle management: 60%	62%	✓
		Junior management: 70%	70%	✓
		Core and critical skills: 60%	73%	✓
	Representation of women	Board: 20%	25%	✓
		Executive committee: 20%	26%	✓
		Senior management: 25%	28%	✓
		Middle management: 25%	29%	✓
		Junior Management : 30%	21%	✗
	Employees with disabilities	1.5%	0.3%	✓

	Measure	Target	Progress	Score

4 Human resource development
Development of the requisite skills, particularly in exploration, mining, processing, technology efficiency, beneficiation and environmental conservation	Human resource development expenditure as percentage of total annual leviable amount (excluding mandatory skills development levy)	Invest 5% of leviable amount as defined in human resource development element in proportion to applicable demographics (employees and non-employees)	6%	✓
5 Mine community development*
Meaningful contribution towards mine community development in keeping with the principles of the social licence to operate	Implementation of approved commitments in the SLP	100%	134%	✓
* Mine community development is reported according to Harmony’s financial year, as agreed with DMRE. This report covers mine community development for the period July 2023 to June 2024.
6 Procurement and enterprise development
Total procurement budget spend on goods and services	Mining goods A minimum of 70% of total mining goods procurement spend must be spent on South Africa-manufactured goods sourced from BEE-compliant manufacturing companies. Excludes spend on utilities (electricity and water), fuels, lubricants and land rates	21% of total mining goods budget must be spent on South African-manufactured goods produced by 50% + 1 vote HDP-owned and controlled companies	55%	✓
		5% of total mining goods budget must be spent on South Africa-manufactured goods produced by 50% + 1 women and/youth-owned and controlled companies	19%	✓
		44% of total mining goods budget must be spent on South Africa-manufactured goods produced by at least level 4 BEE 25% + 1 compliant companies	78%	✓
	Services A minimum of 80% of total spend on services must be sourced from South Africa-based companies	50% of total services budget must be spent on South African companies that are 50% + 1 vote HDP-owned and controlled companies	1%	✗
		15% of total services budget must be spent on South African companies that are 50% + 1 vote women-owned and controlled companies	14%	✗
		5% of total services budget must be spent on South African companies that are 50% + 1 vote youth-owned and controlled	4%	✗
		10% of total services budget must be spent on South African companies that are at least at level 4 BEE + 25% + 1 compliant companies	75%	✓
	Research and development	A minimum of 70% of total research and development budget to be spent on South Africa-based entities	100%	✓
	Sample analysis	Use South Africa-based facilities or companies for analysis of 100% of all mineral samples across mining value chain	100%	✓
7 Housing and living conditions
	Improve standard of housing and living conditions of mine employees	Implement all commitments in the housing and living conditions standard	100%	✓